EXHIBIT 10.5

SECOND AMENDED AND RESTATED

M A S T E R    L E A S E    A G R E E M E N T    NO. 5

DATED AS OF NOVEMBER 11, 2016

EXECUTED BY

VENTAS REALTY, LIMITED PARTNERSHIP,

AS LESSOR

AND

KINDRED HEALTHCARE, INC.

AND

KINDRED HEALTHCARE OPERATING, INC.,

AS TENANT

ARTICLE XLI		168
Section 41.1	Memorandums of Lease	168

LIST OF EXHIBITS AND SCHEDULES

Exhibit A – Legal Descriptions of the Land

Exhibit B – Term/Commencement Date/Expiration Date/Portfolio #

Exhibit C – Allocation Schedule-Applicable Transferred Property Percentages

Exhibit D – Renewal Groups

Exhibit E – Leases

Exhibit F – Intentionally Omitted

Exhibit G – Form of Lease Guaranty

Exhibit H – Restrictive Covenants

Exhibit I – Form of Section 25.1.12(f) Guaranty

Schedule 2.1A – Base Patient Revenues- Certain Leased Properties

Schedule 2.1B – Intentionally omitted

Schedule 2.1C – Existing Ground Leases

Schedule 7.2.7 – Minimum Number of Hospital Care Beds

Schedule 7.2.8 – Minimum Number of Non-Banked Skilled Nursing Care Beds at Certain Facilities

Schedule 16.1(m)A – Licensed Beds as of the Commencement Date

Schedule 16.1(m)B – Minimum Licensed Beds at Certain Facilities Due to Involuntary Reduction

Schedule 25.1.7 – Certain Existing Subleases

Schedule 40.12 – Tenant – Affiliate Sublessees

SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT NO. 5

THIS SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT NO. 5 (hereinafter this “Lease”) is dated as of the 11th day of November, 2016 (the “Effective Date”), and is between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, “Lessor”), and KINDRED HEALTHCARE, INC., a Delaware corporation formerly known as Vencor, Inc. (“Kindred”), and KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation formerly known as Vencor Operating, Inc. (“Operator”; Operator, jointly and severally with Kindred and permitted successors and assignees of Operator and Kindred, “Tenant”).

RECITALS

A. Lessor and Tenant have heretofore entered into that certain Amended and Restated Master Lease Agreement No. 5 dated September 30, 2013 (such agreement, as heretofore amended (including that certain Amendment No. 2 to Amended and Restated Master Lease Agreement No. 5 dated April 3, 2016 between Lessor and Tenant (“Amendment No. 2”)), is herein referred to as “Existing ML5”).

B. Lessor and Tenant desire to amend and restate Existing ML5 in its entirety in the manner hereinafter set forth.

C. Lessor and Tenant have heretofore entered into (1) that certain Second Amended and Restated Master Lease Agreement No. 1 (such agreement, as heretofore amended and as amended by the applicable ML1/2/4 Amendment referenced below, is herein referred to as “ML1”) dated as of April 27, 2007, (2) that certain Second Amended and Restated Master Lease Agreement No. 2 (such agreement, as heretofore amended and as amended by the applicable ML1/2/4 Amendment referenced below, is herein referred to as “ML2”) dated as of April 27, 2007, and (3) that certain Second Amended and Restated Master Lease Agreement No. 4 (such agreement, as heretofore amended and as amended by the applicable ML1/2/4 Amendment referenced below, is herein referred to as “ML4”) dated as of April 27, 2007 (ML1, ML2 and ML4 are sometimes collectively referred to herein as “ML1/2/4”) (as used in this Lease, (a) relative to a particular Added Leased Property (as defined in the recitals below), the term “Existing Master Lease” shall mean the lease (ML1, ML2 or ML4) under which such Added Leased Property was leased by Lessor to Tenant immediately prior to the Effective Date and (b) relative to a particular Leased Property, the terms “Ventas Subsidiaries”, “Original Lessor”, “Original Tenant” and “Original Master Lease” shall have the same respective meanings in Existing ML5, as amended and restated hereby, as in the applicable Existing Master Lease for such Leased Property (in the case of an Added Leased Property) or in Existing ML5 (in the case of the other Leased Properties; such other Leased Properties under Existing ML5 are herein referred to as the “Original ML5 Leased Properties”).

D. Included within ML1/2/4, as leased properties thereunder, are the long term acute care hospitals commonly referred to as Kindred Hospital Westminster (Facility No. 4842), Kindred Hospital San Diego (Facility No. 4848), Kindred Hospital Kansas City (Facility No. 4612), Kindred Hospital Sycamore (Facility No. 4615), Kindred Hospital Houston Northwest (Facility No. 4654), Kindred Hospital Ontario (Facility No. 4807), Kindred Hospital South

Florida Ft. Lauderdale (Facility No. 4645) and Kindred Hospital Houston (Facility No. 4685) (the leased properties referenced in this recital are herein referred to as the “Added Leased Properties”).

E. Effective as of the Effective Date (as defined in Section 2.1 below), Lessor desires to continue to lease the aforesaid Added Leased Properties to Tenant, and Tenant desires to continue to lease the aforesaid Added Leased Properties from Lessor, but as Leased Properties under the terms and conditions of Existing ML5, as amended and restated hereby.

F. Contemporaneously herewith, Lessor and Tenant are entering into that certain Agreement Regarding Master Leases No. 3 (“ARML No. 3”) dated as of the Effective Date, and this Lease is subject to the terms of such ARML No. 3.

G. Contemporaneously herewith, Lessor and Tenant are entering into that certain Amendment No. 4 to Second Amended and Restated Master Lease Agreement No. 1, that certain Amendment No. 2 to Second Amended and Restated Master Lease Agreement No. 2 and that certain Amendment No. 4 to Second Amended and Restated Master Lease Agreement No. 4, each dated as of the Effective Date (individually, an “ML1/2/4 Amendment” and collectively the “ML1/2/4 Amendments”), which, among other provisions, provide in certain circumstances for the transfer of Leased Properties demised under ML1, ML2 and/or ML4 into this Lease.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Tenant hereby amend and restate Existing ML5 in its entirety (including, without limitation, adding the Added Leased Properties as Leased Properties thereunder) as follows:

ARTICLE I

Section 1.1 Leased Property. Effective as of the Commencement Date for each Leased Property, upon and subject to the terms and conditions hereinafter set forth, Lessor leased, and as of the Effective Date hereby continues to lease, to Tenant, and Tenant leased, and as of the Effective Date hereby continues to lease, from Lessor, all of Lessor’s rights and interest in and to each of the following:

(i) the tracts, pieces and parcels of land, as more particularly described in Exhibit A attached hereto (collectively, the “Land”; each parcel of Land described in Exhibit A, as amended from time to time, excluding those parcels which have been transferred to a New Lease pursuant to Section 40.15 (including, without limitation, a New Lease created pursuant to Section 22.7 hereof), together with the related property described in clauses (ii) through (iv) below, being referred to herein as a “Leased Property” and all of such parcels of Land, together with all of such related property, being referred to herein collectively as the “Leased Properties”),

(ii) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land and Capital Alterations (collectively, the “Leased Improvements”),

(iii) all easements, rights and appurtenances relating to the Land and the Leased Improvements, and

(iv) all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property as defined in ARTICLE II below (collectively the “Fixtures”),

SUBJECT, HOWEVER, to the Permitted Encumbrances (as defined in Section 2.1 hereof).

Section 1.2 Term. To have and to hold for (1) a fixed term (the “Fixed Term”) commencing as provided in Existing ML5 or the Existing Master Lease, as applicable, and ending, as to each Leased Property, at midnight on the Lease Expiration Date relative to such Leased Property that is set forth on Exhibit B attached hereto and made a part hereof (but subject to the terms of Section 19.6 hereof), and (2) the Extended Terms provided for in ARTICLE XIX, unless this Lease is sooner terminated as hereinafter provided.

Section 1.3 Successor Lease

Section 1.3.1 As to each Added Leased Property, this Lease will succeed the applicable Existing Master Lease relating thereto, and continue, amend and restate such Existing Master Lease (as it relates to such Added Leased Property) on the terms set forth in this Lease, as of the Effective Date, and Lessor and Tenant hereby amend and restate Existing ML5 in its entirety as of the Effective Date by executing this Lease. This Lease shall govern and control as to all events, acts, omissions, liabilities and obligations first occurring, arising or accruing from and after the Effective Date.

Section 1.3.2 Without limitation of the other provisions of this Section 1.3, as to each Leased Property hereunder, the terms of the applicable Existing Master Lease (and the applicable Original Master Lease as provided in such Existing Master Lease) (in the case of the Added Leased Properties), and the terms of Existing ML5 (and the applicable Original Master Lease and the applicable Existing Master Lease, as such terms were used in Existing ML5) (in the case of the other Leased Properties), shall continue to govern and control as to all events, acts, omissions, liabilities and obligations occurring, arising and accruing prior to the Effective

Date, provided that, in the event that (1) prior to the Effective Date, (a) a default or breach of the terms of such Existing Master Lease or Existing ML5, as applicable, shall have occurred, (b) any act, event or omission to act shall have occurred, or circumstance shall have arisen, relative to any Legal Requirement, Authorization, Permitted Encumbrance or Superior Lease (each as defined in Section 2.1 below) affecting any of the Leased Properties that is or is potentially adverse to Lessor or Tenant, or (c) any casualty or condemnation shall have occurred relative to any of the Leased Properties and (2) as of the Effective Date, such default or breach remains uncured or such act, event, omission to act or circumstance continues to be adverse or potentially adverse to Lessor or Tenant or such casualty or condemnation has not been fully repaired and restored with all claims on account thereof finally settled and paid and with the affected Leased Property re-opened for use in accordance with its Primary Intended Use (as defined in Section 7.2.2 hereof) and the other provisions of this Lease, the provisions of this Lease relative to cure periods, whether and when an Event of Default shall be deemed to have occurred, rights and remedies on account of any breach or default or Event of Default, contest rights, Lease enforcement rights, casualty, condemnation, insurance and indemnification shall govern and control. Subject to the foregoing, (x) any breach or default that occurs, arises or accrues under any Existing Master Lease or Existing ML5, as applicable, as to a Leased Property hereunder prior to the Effective Date and is not cured prior to such date is, and shall be deemed to be, a breach or default under this Lease, to which the cure periods, rights and remedies and other provisions of this Lease referenced in the preceding sentence shall be applicable, and (y) with respect to any breach or default described in subsection (x) above, although the cure periods, rights and remedies and other provisions of this Lease referenced in the preceding sentence shall be applicable, the portion of any cure period under applicable Existing Master Lease or Existing ML5, as applicable, that has elapsed as of the Effective Date shall be counted in determining whether and when the applicable cure period under this Lease has expired (for example, if (A) a breach or default occurs with respect to a Leased Property under the applicable Existing Master Lease, or Existing ML5, relating thereto prior to the Effective Date, (B) such breach or default remains uncured as of the Effective Date, (C) Tenant receives from Lessor a written notice of default relative thereto prior to the Effective Date, and (D) by the terms of this Lease, for a breach or default of the nature assumed in this example a cure period of thirty (30) days following Tenant’s receipt of written notice of default is allowed prior to such breach or default becoming an Event of Default under this Lease, then, as to such breach or default, an Event of Default shall occur if such breach or default is not cured on or prior to the thirtieth (30th) day following Tenant’s receipt of the aforesaid notice of default, notwithstanding that such notice was received prior to the Effective Date).

Section 1.3.2.1 In the event that (1) prior to the Effective Date, (a) a default or breach of the terms of any Existing Master Lease or Existing ML5, as applicable, as to a Leased Property hereunder shall have occurred, (b) any act, event or omission to act shall have occurred, or circumstances shall have arisen, relative to any Legal Requirements, Authorization, Permitted Encumbrances or Superior Lease (each as defined in Section 2.1 below) affecting any of the Leased Properties that is or is potentially adverse to Lessor or Tenant, or (c) any casualty or condemnation shall have occurred relative to any of the Leased Properties and (2) prior to the Effective Date, such default or breach has been cured or such act, event, omission to act or circumstance is no longer adverse or potentially adverse to

Lessor or Tenant or such casualty or condemnation has been fully repaired and restored with all claims on account thereof finally settled and paid and with the affected Leased Property re-opened for use in accordance with its Primary Intended Use and the other provisions of this Lease, then no such default or breach or other circumstance or matter described in the foregoing subsections (a), (b) and (c) shall constitute an Event of Default under this Lease, and neither party shall bring a claim against the other in respect of any such default, breach, circumstance or matter, whether hereunder or under the applicable Existing Master Lease or Existing ML5. Notwithstanding the foregoing, subject to Section 1.3.2 above, neither party waives or releases, and neither party shall be precluded from exercising, any rights or remedies (including, without limitation, default rights and remedies) that it may have hereunder or under any Existing Master Lease or Existing ML5 (i) on account of any non-performance by the other party of indemnification obligations that such other party has hereunder or under any Existing Master Lease or Existing ML5 relative to any default, breach, act, event, omission to act, circumstance, casualty or condemnation referenced in subsection (a), (b), or (c) above or (ii) if, and insofar as, the condition described in subsection (2) above is not, or by reason of events occurring after the Effective Date is shown to have not been, cured, repaired, restored, re-opened or otherwise satisfied.

Section 1.3.3 Intentionally Omitted.

Section 1.3.4 Intentionally Omitted.

Section 1.3.5 Nothing contained in this Section 1.3 shall limit or impair Ventas Inc.’s or Tenant’s rights, duties and obligations under the Indemnity Agreement (as defined in Section 2.1 below).

Section 1.3.6 Lessor and Tenant acknowledge that they have heretofore entered into that certain Second Specific Property Lease Amendment (the “Walpole Amendment”) dated December 19, 2002 relating to the Facility commonly known as Harrington House Nursing and Rehabilitation Center, Walpole, Massachusetts (MA-198; sometimes also referred to as MA-985), and agree that this Lease is not intended to supersede the provisions of such Walpole Amendment (which instrument remains in full force and effect), except that, insofar as the provisions of ML1 and/or Existing ML5 have been amended since such Walpole Amendment was entered into (including amendments to such provisions resulting from the incorporation of such Facility as a Leased Property under this Lease as provided in Existing ML5) and such provisions are cross-referenced in such Walpole Amendment, the aforesaid amended provisions, in the form they are set forth in this Lease, shall apply for purposes of such Walpole Amendment (e.g. Section 7 of the Walpole Amendment cross-references Section 8.3, Section 8.3.1 and Section 24.1 of ML1 and Section 14 of the Walpole Amendment cross-references Section 14.1 of ML1; insofar as the provisions of such Sections of ML1 and/or Existing ML5 have been amended since December 19, 2002 (including, as aforesaid, pursuant to amendments resulting from the aforesaid incorporation of such Facility under this Lease), such amended provisions, in the form set forth in this Lease, shall apply).

Section 1.4 ML1/2/4 Amendments. Lessor and Tenant acknowledge and agree to the terms of the ML1/2/4 Amendments and agree that if the Exercise of the Renewal Option occurs with respect to any one or more Subject Facilities that are demised under ML1, ML2 and/or ML4 as of the Effective Date, such Subject Facilities shall be transferred into, and become Leased Properties under, this Lease. Such transfer shall be self-operative and shall, automatically and without further action of the parties, occur in accordance with the terms of the ML1/2/4 Amendments, ARML No. 3 and this Lease. In such event, upon the written request of Lessor or Tenant to the other party, Lessor and Tenant shall memorialize, in an instrument reasonably acceptable to Lessor and Tenant, such transfer and the amendments to this Lease resulting therefrom.

ARTICLE II

Section 2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; provided that, (x) all leases (including, without limitation, this Lease) of Tenant or of the Seniormost Parent and their respective Consolidated Subsidiaries that are or would be treated as operating leases for purposes of GAAP as in effect on September 30, 2013, shall continue to be accounted for as operating leases for all purposes hereunder, regardless of any change to GAAP following September 30, 2013 which would otherwise require such leases to be treated as Capital Leases, and (y) in addition to the foregoing clause (x), if Tenant notifies Lessor that Tenant requests an amendment to any provision hereof to eliminate the effect of any change occurring after September 30, 2013 in GAAP or in the application of GAAP on the operation of such provision (or if Lessor notifies Tenant that Lessor requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application of GAAP, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended by an amendment to this Lease that is satisfactory to Lessor and Tenant, each in its sole discretion (with regard to this subsection (ii) and subsection (iii) below, if any provision of this Lease is interpreted or applied, or any covenants, computations, certifications, accounting definitions or financial information is or are prepared, calculated or otherwise presented, on the basis of GAAP as in effect on a date other than the then current date (“not-current GAAP”) or if any assets, Indebtedness or liabilities are valued at “fair value” (as described in subsection (iii) below), such interpretations, applications, preparations, calculations, presentations and valuations shall also be prepared, calculated and presented by Tenant and/or the Seniormost Parent, as applicable, based upon then-current GAAP and as if the election referenced in subsection (iii) below was in effect, and shall be accompanied by a reconciliation(s) certified by the Chief Financial Officer or principal accounting officer of Tenant or the Seniormost Parent, as applicable, evidencing and explaining the differences between the then-current GAAP/election in effect results and the aforesaid not-current GAAP/no election in effect results and any differences between the results reflected in any financial statements delivered pursuant to Section 26.1 hereof and any calculations, presentations, valuations or other results or materials delivered by Tenant and/or the Seniormost Parent with respect to its/their financial covenant compliance), (iii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect) to value any assets, or any Indebtedness or other liabilities, of Tenant, the Seniormost Parent or any of its Consolidated Subsidiaries at “fair value,” as defined therein, (iv) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, (v) the words “herein,” hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision and (vi) with respect to each of “Asset Sale,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Rental Expense,” “Consolidated Total Indebtedness,” “Financial Covenant Compliance Date,” “Fixed Charge Coverage Ratio” and “Total Leverage Ratio”, such terms shall have the meanings assigned to them in Existing ML5 until the ARML No. 3 Payment Date and, from and after the ARML No. 3 Payment Date, shall have the meanings assigned to them in this Article.

“ABL Credit Agreement”: That certain ABL Credit Agreement dated as of June 1, 2011, among Kindred, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Acquisition”: (i) Any Investment by the Seniormost Parent or any of its Consolidated Subsidiaries in a Person whereby such Person becomes a Consolidated Subsidiary of the Seniormost Parent or whereby such Person is merged with and into the Seniormost Parent or a Consolidated Subsidiary or (ii) an acquisition by the Seniormost Parent or any of its Consolidated Subsidiaries of the property and assets of any Person (other than any then-existing Consolidated Subsidiary) that constitutes substantially all of the assets of such Person, or any division, line of business, Healthcare Facility or other business unit of such Person.

“Added Leased Properties”: As defined in the recitals hereto.

“Additional Charges”: As defined in ARTICLE III.

“Additional Information”: As defined in Section 25.1.12(c).

“Adjusted Base Patient Revenues”: Base Patient Revenues from the applicable specified Leased Properties, adjusted as follows. Without limitation of Section 7.2.3 hereof, if a particular Facility or Facilities within the applicable specified Leased Properties, for any period after December 31, 1999, for any reason is closed, the Base Patient Revenues that correspond to any such closed Facility or Facilities (and, in the case of a partial year closure, the Base Patient Revenues that correspond to any such closed Facility or Facilities for the days or months such Facility or Facilities were closed) shall be excluded from Base Patient Revenues in order to arrive at “Adjusted Base Patient Revenues” for such Leased Properties.

“Adjusted Consolidated Net Income”: For any period, Consolidated Net Income for such period, adjusted to exclude therefrom, without duplication (x) gains or losses from Asset Sales net of related tax effects, (y) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations pursuant to Financial Accounting Standards Board Accounting Standards Codification 205-20 and (z) any non-cash impairment charge or asset-write off in connection with any Kindred Change of Control Transaction, Acquisition or Investment pursuant to Financial Accounting Standards Board Accounting Standards Codification 350, 360 or 805, as applicable.

“Affiliate”: Shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors, officers and members of such Person), controlled by or under direct or indirect common control with any such Person. A Person shall be deemed to control a corporation, a partnership, a trust, or a limited liability company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Amendment No. 2”: As defined in the recitals hereto.

“Ancillary Agreement”: As defined in Section 25.1.7.

“Applicable Required Number of Beds”: As defined in Section 7.2.7(b).

“Appraisal Notice”: As defined in Section 35.2.

“Arbitration Question”: As defined in Section 22.6(c).

“ARML No. 3”: As defined in the recitals hereto.

“ARML No. 3 Payment Date”: As defined in Section 25.1.13.

“Asset Sale”: Any sale, lease or other transfer (including any such transaction effected by way of merger or consolidation) of any asset by the Seniormost Parent or any Consolidated Subsidiary, including, without limitation, any Sale and Leaseback Transaction, whether or not involving a Capital Lease, and any sale or issuance of the Equity Interests of any Consolidated Subsidiary, but excluding any sales, leases or other transfers excluded under the Existing Credit Facilities.

“Authorizations”: As defined in Section 40.3.

“Award”: As defined in ARTICLE XV.

“Bankruptcy Plan”: That certain Fourth Amended Joint Plan Of Reorganization of Vencor, Inc. And Affiliated Debtors Under Chapter 11 Of The Bankruptcy Code dated as of December 14, 2000, filed on December 14, 2000 at docket no. 4031 in the United States Bankruptcy Court for the District of Delaware in the cases known as In re: Vencor, Inc., et al., Case Nos. 99-3199 (MFW) through 99-3327 (MFW), as confirmed by such Bankruptcy Court by Order dated March 16, 2001, filed on March 16, 2001 at docket no. 5975.

“Base Patient Revenues”: Patient Revenues from the applicable specified Leased Properties (adjusted, in amounts agreed upon by Lessor and Tenant, relative to so-called “Vencare programs”, but which adjustment shall not otherwise be made in the calculation of “Patient Revenues”) for the twelve (12) month period ending on December 31, 1999, as set forth on Schedule 2.1A attached hereto and incorporated herein.

“Base Rent”: (i) For any period ending on or prior to the day preceding the Effective Date, rent at the aggregate annual rate applicable under the Existing Master Leases or Existing ML5, as applicable, relative to the Leased Properties (which rent, for the avoidance of doubt, shall be payable under the applicable Existing Master Leases and not payable under this Lease in the case of the Added Leased Properties), (ii) for the period from the Effective Date through April 30, 2017, rent at an annual rate equal to One Hundred Thirty-Seven Million Eight Hundred Twenty-Nine Thousand Two Hundred Ninety and 17/100 Dollars ($137,829,290.17) per annum, and (iii) for a particular Rent Calculation Year thereafter, an annual rental amount equal to the sum of:

(a)	Number 1 and 4 Portfolio:

(i) for each Rent Calculation Year commencing prior to May 1, 2018, (A) the Prior Period Number 1 and 4 Portfolio Base Rent, plus (B) if the Patient Revenues relative to the Number 1 and 4 Portfolio for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues relative to such Leased Properties, two and seven-tenths percent (2.7%) of the Prior Period Number 1 and 4 Portfolio Base Rent; and

(ii) for each Rent Calculation Year commencing on or after May 1, 2018, (A) the Prior Period Number 1 and 4 Portfolio Base Rent, plus (B) the sum of (x)(1) if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is 0.00% or less, zero, (2) if the product of three (3) times the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, is greater than 4.00%, the product of 4% times the portion of the Prior Period Number 1 and 4 Portfolio Base Rent that is allocated to Leased Properties that have as their Primary Intended Use use as a nursing center (“SNF Leased Properties”), and (3) in all other cases, the product of three (3) times the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year times the portion of the Prior Period Number 1 and 4 Portfolio Base Rent that is allocated to SNF Leased Properties, plus (y) if the Patient Revenues relative to the Hospital Leased Properties (as defined below) within the Number 1 and 4 Portfolio for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues relative to such Leased Properties, the product of two and seven-tenths percent (2.7%) times the portion of the Prior Period Number 1 and 4 Portfolio Base Rent that is allocated to Leased Properties that have as their Primary Intended Use use as a hospital (“Hospital Leased Properties”)

(the amount described in this subsection (a) with respect to a particular Rent Calculation Year is herein referred to as the “Number 1 and 4 Portfolio Base Rent Component”); plus

(b)	Number 2 Portfolio:

(i) for each Rent Calculation Year commencing prior to May 1, 2018, (A) the Prior Period Number 2 Portfolio Base Rent, plus (B) if the Patient Revenues relative to the Number 2 Portfolio for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues relative to such Leased Properties, the product of (x) the Prior Period Number 2 Portfolio Base Rent times (y)(1) two and twenty-five hundredths percent (2.25%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is less than 2.25%, (2) four percent (4%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is greater than 4%, or (3) the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, in all other cases; and

(ii) for each Rent Calculation Year commencing on or after May 1, 2018, (A) the Prior Period Number 2 Portfolio Base Rent, plus (B) the sum of (x)(1) if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is 0.00% or less, zero, (2) if the product of three (3) times the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, is greater than 4.00%, the product of 4% times the portion of the Prior Period Number 2 Portfolio Base Rent that is allocated to SNF Leased Properties, and (3) in all other cases, the product of three (3) times the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year times the portion of the Prior Period Number 2 Portfolio Base Rent that is allocated to SNF Leased Properties, plus (y) if the Patient Revenues relative to Hospital Leased Properties within the Number 2 Portfolio for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues relative to such Leased Properties, the product of (1) the portion of the Prior Period Number 2 Portfolio Base Rent that is allocated to Hospital Leased Properties times (2)(x) two and twenty-five hundredths percent (2.25%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is less than 2.25%, (y) four percent (4%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is greater than 4%, or (z) the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, in all other cases

(the amount described in this subsection (b) with respect to a particular Rent Calculation Year is herein referred to as the “Number 2 Portfolio Base Rent Component”); plus

(c)	Number 5 Portfolio:

for each Rent Calculation Year, (i) the Prior Period Number 5 Portfolio Base Rent, plus (ii)(A) if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is 0.00% or less, zero, (B) if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, is greater than 4.00%, the product of 4% times the Prior Period Number 5 Portfolio Base Rent, and (C) in all other cases, the product of the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year times the Prior Period Number 5 Portfolio Base Rent

(the amount described in this subsection (c) with respect to a particular Rent Calculation Year is herein referred to as the “Number 5 Portfolio Base Rent Component”).

Notwithstanding the foregoing, (I) nothing contained in this definition shall limit the applicability of Section 19.2 and Section 19.3 hereof and (II) the Base Rent amounts referenced above are subject to adjustment as expressly provided in other provisions of this Lease (e.g., due to the termination of this Lease as it relates to Leased Property(ies) due to a casualty, condemnation or an Event of Default, due to a combination of this Lease with another Lease pursuant to Section 40.16 hereof, due to the transfer of Leased Properties demised under ML1, ML2 and/or ML4 into this Lease as provided in the ML1/2/4 Amendments, ARML No. 3 and Section 1.4 of this Lease or due to a sale of a Leased Property and the termination of this Lease on account thereof as contemplated in ARML No. 3).

“BLS”: The Bureau of Labor Statistics, U.S. Department of Labor or any successor thereto.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Capital Alterations”: With respect to any Leased Property: (i) the addition of one or more new buildings, or (ii) the annexation of one or more additional structures to any portion of any of the Leased Improvements on such Leased Property, or (iii) the material expansion or contraction of the existing improvements on such Leased Property, or (iv) any alteration or modification affecting the foundation, floor slab, roof or roof structure, curtain wall, structural columns, beams or shafts or other structural components of any of the Leased Improvements on such Leased Property (other than any alterations or modifications affecting any of such components that do not in any material respect adversely affect the design, efficacy and/or quality of any such component), or (v) any alteration or modification affecting any of the electrical, plumbing, life safety, heating, ventilating, air conditioning or other operating systems serving any of the Leased Improvements on such Leased Property (other than any alterations or modifications affecting any of such systems that do not in any material respect adversely affect the design, operating capacity, efficiency and/or quality of any such system), or (vi) any alterations or modifications to a Leased Property, the cost of which (excluding cosmetic refurbishing alterations or modifications, such as painting, wallpapering or carpeting), when taken together with all other alterations and modifications (excluding cosmetic refurbishing alterations or modifications) performed on such Leased Property in the twelve (12) month period immediately preceding the subject alterations or modifications, would exceed One Million Dollars ($1,000,000) (in the case of alterations or modifications to hospital facilities) or Five Hundred Thousand Dollars ($500,000) (in the case of alterations or modifications to nursing center facilities or any other facility not operated as a hospital). “Capital Alterations” shall include, without limitation, (1) the construction of a new wing or new story on a Leased Property, (2) the repair, replacement, restoration, remodeling or rebuilding of the existing improvements on a Leased Property or any portion thereof, where the purpose and effect of such work is to provide a functionally new facility needed to provide services not previously offered, and (3) any expansion, construction, renovation or conversion in order to increase the bed capacity of the Facility located on a Leased Property, to change the purpose for which such beds are utilized or to improve materially the quality of such Facility.

“Capital Alterations Cost”: The term “Capital Alterations Cost” shall mean the cost of any Capital Alteration proposed to be made by Tenant at a Leased Property, whether or not paid for by Tenant or Lessor. Such cost shall include (a) the cost of construction of the Capital Alterations (including site preparation and improvement, materials, labor, supervision, and certain related design, engineering and architectural services), the cost of any fixtures, the cost of construction financing and miscellaneous costs approved by Lessor, (b) if agreed to by Lessor in writing, in advance, the cost of any land contiguous to a Leased Property that is (1) to become part of such Leased Property and (2) is purchased for the purpose of placing thereon the Capital Alterations or any portion thereof or of providing means of access to such Capital Alterations or any existing improvements on such Leased Property or of providing parking facilities for such Capital Alterations or such existing improvements, including the cost of surveying the same, (c) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Alterations during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any, and (h) all reasonable costs and expenses of Lessor and Tenant and, if agreed to in advance by Lessor, any Lending Institution which has committed to finance the Capital Alterations, including, but not limited to, (i) the reasonable fees and expenses of their respective legal counsel, (ii) all printing expenses, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp or transfer taxes, if any, (v) title insurance charges and appraisal fees, if any, (vi) rating agency fees, if any, and (vii) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Alterations.

“Capital Lease”: A lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Lease Obligation”: The obligation to pay rent under any Capital Lease.

“Code”: The Internal Revenue Code of 1986, as amended.

“Combined Leased Properties”: The Leased Properties from time to time under this Lease, together with the leased properties from time to time under the other Combined Leases.

“Combined Leases”: The following that are from time to time in existence: ML5, the other Leases and any other lease that derives from ML5 or the other Leases (e.g. any New Lease entered into pursuant to Section 40.15 of this Lease (including, without limitation, any Separate Lease entered into pursuant to the terms of Section 22.7 hereof) or the corresponding sections of ML5 or any of the other Leases or of any such New Lease).

“Commencement Date”: As to the applicable Leased Property, the date set forth opposite such Leased Property in the column “Commencement Date” on Exhibit B attached hereto.

“Compliant Participation”: As defined in Section 25.6.

“Condemnation”; “Condemnor”: As defined in ARTICLE XV.

“Consolidated EBITDA”: For any period, Adjusted Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Adjusted Consolidated Net Income for such period (other than in the case of clause (vii) below), the sum of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges, (iv) non-cash compensation expense (less any cash paid during such period in respect of non-cash compensation expense accrued during any prior period), (v) expenses for deferred compensation and bonuses, deferred purchase price or earn-out obligations payable in connection with any Kindred Change of Control Transaction, Acquisition or Investment, (vi) any fees, costs and expenses paid or payable by the Seniormost Parent and its Consolidated Subsidiaries in connection with any Kindred Change of Control Transaction, Acquisition or Investment, in each case, expensed or amortized in such period and including fees, expenses or charges triggered by change of control provisions and amounts payable to the agents and/or lenders in connection with any related financing transactions, (vii) factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements, and other cost savings, expense reductions, improvements or synergies, in each case, reasonably expected by the Seniormost Parent to be realized based upon actions initiated or expected to be initiated in connection with, and within twelve (12) months after, the consummation of any operational change or the acquisition or disposition that (A) in each case has occurred prior to or during such period or (B) in the case of any disposition, has qualified for reporting as a discontinued operation pursuant to Financial Accounting Standards Board Accounting Standards Codification 205-20 prior to or during such period (which cost savings, expense reductions, improvements and synergies shall be calculated (x) on a Pro Forma Basis as though such cost savings, expense reductions, improvements or synergies had been realized on the first day of such period and (y) net of the amount of actual benefits realized during such period from such actions); provided that (1) the chief financial officer of the Seniormost Parent shall have certified to Lessor that such cost savings, improvements, synergies and/or expense reductions are reasonably quantifiable and reasonably anticipated to result from such actions and (2) no cost savings, improvements, synergies or expense reductions shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period, (viii) losses attributable to new operating units, facilities, lines of business, acquired assets and joint ventures and similar arrangements and integration expenses, opening costs and other startup costs or losses, in each case during the first twelve (12) months of operation of such units, facilities, lines of business, acquired assets, joint ventures or such similar arrangements or following such integration, opening or startup, as applicable, in an aggregate amount not to exceed 2.5% of Baseline Consolidated EBITDA (as defined below) for any period of four consecutive fiscal quarters (with unused amounts in any period permitted to be carried over to succeeding periods, but subject to a maximum of 4.0% of Baseline Consolidated EBITDA for any period of four consecutive fiscal quarters), (ix) operating losses attributable to the closure, divestiture or consolidation or planned closure, divestiture or consolidation of any operating facilities, in each case, within twelve (12) months following such closure, divestiture or consolidation or announcing the commencement thereof in an aggregate amount not to exceed 3.25% of Baseline Consolidated EBITDA for any period of four consecutive fiscal quarters and (x) in connection with any disposition, the earnings realized from intercompany transactions with operations that have qualified for reporting as discontinued operations pursuant to Financial Accounting Standards Board Accounting Standards Codification 205-20 during or prior to such period; provided that (I) the aggregate amount added pursuant to the foregoing clauses (v) and (vii) shall not exceed 12.5% of Baseline Consolidated EBITDA for any period of four consecutive fiscal quarters and (II) Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that (x) is classified as extraordinary in accordance with GAAP, (y) is disclosed separately as an unusual or non-recurring item or is related to exit or disposal cost obligations in accordance with ASC 420 or (z) represents the effect of an accounting change on prior periods in accordance with GAAP. As used in this definition, “Baseline Consolidated EBITDA” shall mean Consolidated EBITDA prior to giving effect to amounts added back pursuant to the foregoing clauses (vii) through (x) for the applicable period.

“Consolidated EBITDAR”: For any period, Consolidated EBITDA for such period plus, to the extent deducted in determining Consolidated EBITDA for such period, Consolidated Rental Expense.

“Consolidated Fixed Charges”: For any period, the sum of Consolidated Interest Expense and Consolidated Rental Expense of the Seniormost Parent and its Consolidated Subsidiaries for such period.

“Consolidated Interest Expense”: For any period, the interest expense of the Seniormost Parent and its Consolidated Subsidiaries, determined on a consolidated basis for such period; provided that Consolidated Interest Expense shall not (i) include interest capitalized in accordance with GAAP, (ii) include interest expense related to exit or disposal cost obligations in accordance with ASC 420 or (iii) be reduced by any interest income.

“Consolidated Net Income”: For any period, the net income (or loss) of the Seniormost Parent and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Rental Expense”: For any period, the total rental expense for operating leases of the Seniormost Parent and its Consolidated Subsidiaries, determined on a consolidated basis for such period; provided that Consolidated Rental Expense shall (x) not be reduced by any rental income and (y) exclude any lease termination charge that is disclosed separately as an unusual or non-recurring item (but without duplication of any amount otherwise added to Consolidated EBITDA).

“Consolidated Subsidiary”: With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; provided, that Cornerstone shall not be considered a Consolidated Subsidiary for purposes of this Agreement. Unless otherwise specified, “Consolidated Subsidiary” means a Consolidated Subsidiary of the Seniormost Parent.

“Consolidated Total Assets”: As of any date of determination, the total amount of all assets of the Seniormost Parent and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of the quarterly or annual period for which financial statements of Tenant were most recently required to be delivered under Section 26.1(a) or Section 26.1(b) hereof prior to such date of determination.

“Consolidated Total Indebtedness”: As of any date of determination, the aggregate amount of Indebtedness of the Seniormost Parent and its Consolidated Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Kindred Change of Control Transaction, Acquisition or Investment) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments less the cash and cash equivalents (in each case, free and clear of Liens other than Liens securing such Indebtedness and Permitted Encumbrances (as defined in the Existing Credit Agreements) that are nonconsensual Liens) of the Seniormost Parent and its Consolidated Subsidiaries in an amount not to exceed $100,000,000 as of such date that would be required to be reflected on a consolidated balance sheet in accordance with GAAP.

“Cornerstone” means Cornerstone Insurance Company, a Cayman Islands corporation.

“Cost of Living Index”: The Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984 = 100), published by the BLS, or such other renamed index. If the BLS changes the publication frequency of the Cost of Living Index so that a Cost of Living Index is not available to make a Base Rent adjustment as specified in this Lease, the Base Rent adjustment shall be based on the percentage difference between the Cost of Living Index for the closest preceding month for which a Cost of Living Index is available and the Cost of Living Index for the same month of the preceding year as required by this Lease. If the BLS changes the base reference period for the Cost of Living Index from 1982-84 = 100, the Base Rent adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of, the Cost of Living Index, then a substitute index for determining Base Rent adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Lessor and Tenant.

“Coverage Ratio”: As to any one or more of the Combined Leased Properties, the ratio of the EBITDARM generated by such Combined Leased Property(ies) to Base Rent allocable thereto under the applicable Combined Leases, in each case for the four (4) full calendar quarters ending not less than sixty (60) days prior to the occurrence of a Section 16.10.3.1 New Lease Transaction, in the case of Section 16.10.3.1, or prior to the date as of which the Coverage Ratio is being measured, in all other cases.

“CPI Increase”: For a particular Rent Calculation Year, the percentage increase (rounded to two (2) decimal places), if any, in (a) the Cost of Living Index published for the February immediately preceding the commencement of such Rent Calculation Year, over (b) the Cost of Living Index published for the same month of the year preceding the year during which the month referenced in subsection (a) above occurs.

“Cure Expiration Date”: As defined in Section 8.7.1.

“Cure Right”: As defined in Section 8.7.1.

“Date of Taking”: As defined in ARTICLE XV.

“Disclosing Party”: As defined in Section 40.14.

“Disclosure Date”: As defined in Section 40.14.

“Disclosure Law”: As defined in Section 40.14.

“Disclosure Notice”: As defined in Section 40.14.

“Disclosure Notification Period”: As defined in Section 40.14.

“Draft Certificate”: As defined in Section 25.1.12(c).

“EBITDAR”: As to any particular Leased Property or Leased Properties, or any hospital, nursing center or other facility not covered by this Lease (regardless of the identity of the landlord or tenant of any such other facility) for a particular period, the earnings before interest, taxes, depreciation, amortization and rent, attributable to such Leased Property or Leased Properties or such other facility, as applicable, for such period, as determined in accordance with the customary methods, procedures and accounting principles from time to time used in the health care industry.

“EBITDARM”: As to any particular Leased Property or Leased Properties, or any hospital, nursing center or other facility not covered by this Lease (regardless of the identity of the landlord or tenant of any such other facility) for a particular period, the earnings before interest, taxes, depreciation, amortization, rent and management fees, attributable to such Leased Property or Leased Properties or such other facility, as applicable, for such period, as determined in accordance with the customary methods, procedures and accounting principles from time to time used in the health care industry.

“Effective Date”: As defined in the preamble hereof.

“Encumbrance”: As defined in Section 38.1.

“Entity”: Any Person other than an individual.

“Equity Interest”: (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof or (v) any warrant, option or other right to acquire any Equity Interest described in the foregoing clauses (i), (ii), (iii) and (iv).

“Event of Default”: As defined in Section 16.1.

“Excess CGL/PL Policies”: As defined in Section 13.11.

“Exercise of the Purchase Option”: Means the exercise of the “Purchase Option” as defined in and in accordance with ARML No. 3.

“Exercise of the Renewal Option”: Means the exercise or deemed exercise of the “Renewal Option” as defined in and in accordance with ARML No. 3.

“Existing Credit Agreements”: The Tenant Credit Agreements as in effect on the Effective Date (without giving effect to any amendments, restatements or other modifications thereto that occur after the Effective Date).

“Existing Ground Leases”: Those ground leases listed on Schedule 2.1C attached hereto and made a part hereof, as the same may have been amended or modified in writing after the Existing Lease Effective Date with the written consent of Lessor and Tenant, each acting in its sole discretion.

“Existing IGT Agreements”: As defined in Section 25.6.

“Existing Lease Effective Date”: Shall mean April 20, 2001.

“Existing Master Lease”: As defined in the recitals hereto.

“Existing ML5”: As defined in the recitals hereto.

“Expired/Terminated Properties”: As defined in Section 40.16.

“Extended Term”: As defined in Section 19.1.

“Facility”: The facility being operated or proposed to be operated on the applicable Leased Property.

“Facility Default”: An Event of Default that relates directly to one or more of the Leased Properties and/or the Facilities operated thereon (such as, for example only and without limitation, an Event of Default arising from a failure to maintain or repair, or to operate for the Primary Intended Use, or to maintain the required Authorizations for, one or more of the

Facilities), as opposed to an Event of Default that, by its nature, does not relate directly to any of the Leased Properties or Facilities (such as, for example only and without limitation, an Event of Default arising from a breach of Section 3.1(a)).

“Facility Mortgage”: As defined in Section 13.1.

“Facility Mortgagee”: As defined in Section 13.1.

“Facility Termination”: As defined in Section 40.3.

“Fair Market Added Value: The Fair Market Value (as hereinafter defined) of the applicable Leased Property (including all Capital Alterations), less, if Tenant has performed and financed a Capital Alteration to add a new building(s) to such Leased Property, the Fair Market Value of such Leased Property determined as if any such new building(s) had not been constructed.

“Fair Market Rental”: The annual amount per annum that a willing tenant would pay, and a willing landlord would accept, at arm’s length, for leasing of the Leased Properties (or, if applicable, any one or more, but less than all, of the Leased Properties) for the period of the Term (including, without limitation, any Extended Terms) remaining from and after the date as of which the Fair Market Rental is being determined (e.g. as of the commencement of an Extended Term, in the case of Section 19.2 and Section 19.3). The Fair Market Rental may include therein such escalations of rent as would be paid by such a tenant, and accepted by such a landlord, as part of an arm’s length transaction entered into as of the aforesaid Fair Market Rental determination date; provided, however, that, in addition to such other market factors as may be applicable in determining the Fair Market Rental, the Fair Market Rental shall be determined on the basis, and on the assumptions, that (a) the Fair Market Rental may not include therein any rent, or method of rent calculation, that would adversely affect any landlord by virtue of it being a real estate investment trust or the ability of any such landlord to satisfy the requirements for maintaining its status as a real estate investment trust (and, without limitation of the foregoing, the Fair Market Rental shall not include any rent that would fail to qualify as “rents from real property” for purposes of Section 856(d) of the Code), (b) the Fair Market Rental amount is to be paid absolutely net to the aforesaid landlord, without any rights of deduction, set-off or abatement, (c) all of the Leased Properties as to which the Fair Market Rental is being determined are in good condition and repair (given their respective ages and prevailing health care industry standards with respect to what is considered good condition and repair), without any deferred maintenance (but allowing for ordinary wear and tear), are in material compliance with any and all applicable laws, codes, ordinances and regulations and have in full force and effect, for the benefit of the aforesaid tenant, the Facilities and the Leased Properties, any and all necessary or appropriate material Authorizations for use thereof in accordance with the respective Primary Intended Uses applicable thereto, (d) the aforesaid tenant has complied, and shall be required to comply, with the requirements of this Lease, including, without limitation, ARTICLE XXXVI hereof, (e) the respective replacement costs of the Leased Properties as to which Fair Market Rental is being determined are not determinative of the Fair Market Rental of such Leased Properties, and (f) the aforesaid tenant shall have available to it, with respect to each Leased Property as to which the Fair Market Rental is being determined, such remaining Term as then remains, and such number of Extended Terms as then remain unexercised, with respect to such Leased Property under the terms of this Lease. Notwithstanding anything to the contrary contained in this Lease, “Fair Market Rental” shall take into account, for each of the applicable Leased Properties, the market conditions, market levels of EBITDARM, the ratio of market levels of EBITDARM to market levels of rent, and the actual levels of EBITDARM at the applicable Leased Properties, in each case that are prevailing or measured, as applicable, as of the date as of which the Fair Market Rental is being determined, as well as historical levels of EBITDARM at the applicable Leased Properties (including the EBITDARM of the Leased Properties measured as of the Effective Date).

“Fair Market Value”: The price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for the applicable Leased Property, including all Capital Alterations, and (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in ARTICLE XXXV or in such other manner as shall be mutually acceptable to Lessor and Tenant, and (c) not taking into account any reduction in value resulting from any indebtedness to which such Leased Property is subject except as expressly provided hereinbelow. In determining such Fair Market Value the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance which is not removed at or prior to the closing of the transaction as to which such Fair Market Value determination is being made shall be taken into account.

“Fair Market Value Purchase Price”: The Fair Market Value of the Leased Property less the Fair Market Added Value.

“Fiscal Year”: The twelve (12) month period from January 1 to December 31.

“Final Appraiser”: As defined in Section 35.2.

“Financial Covenant Compliance Date”: The date of consummation of any Kindred Change of Control Transaction and each Quarterly Covenant Compliance Date.

“Fixed Charge Coverage Ratio”: At any Financial Covenant Compliance Date, the ratio of (x) Consolidated EBITDAR for the four consecutive fiscal quarters ended on or immediately prior to such Financial Covenant Compliance Date for which Tenant has delivered Financial Statements pursuant to Section 26.1(a) or Section 26.1(b), as applicable (the “Reference Period”) to (y) Consolidated Fixed Charges for the Reference Period; provided that Cornerstone shall be disregarded for purposes of determining the Fixed Charge Coverage Ratio. The foregoing calculation shall be made on a Pro Forma Basis.

“Fixed Term”: As defined in Section 1.2.

“Fixtures”: As defined in Section 1.1.

“Fund”: Shall mean one or more institutional and multi-investment investment funds or private equity funds (in each case, as such terms are used in the investment community) or any similar Entity or Entities (whether or not regulated as such).

“GAAP”: Shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Guarantee”: Any obligation of or by any Person (the “guarantor”), contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor”: Each subtenant that is an Affiliate of Tenant to which a Leased Property or any portion thereof is subleased, including, without limitation, as of the Effective Date, the Affiliates of Tenant that are referenced on Schedule 40.12 attached hereto and incorporated herein.

“Healthcare Facility”: (i) A hospital, outpatient clinic, nursing center, assisted or independent living community, long-term care facility or any other facility that is used or useful in the provision of healthcare or custodial care services, (ii) any healthcare business affiliated or associated with a Healthcare Facility (as defined in clause (i)) or (iii) any business related or ancillary to the provision of healthcare services or the operation of a Healthcare Facility (as defined in clause (i)) including, but not limited to, pharmacy supply and services, contract therapy services, as well as hospice and home care services.

“Hospital Competitor”: As defined in Section 7.2.7.

“Hospital Facility”: As defined in Section 7.2.7.

“IBNR claims”: As defined in Section 13.11.

“IGT Program”: As defined in Section 25.6.

“Impositions”: Shall mean for each applicable Leased Property, collectively, all taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon any rents from the applicable Leased Property or upon Tenant or its business conducted upon the applicable Leased Property, but excluding any tax based on the net income or net profit of Lessor derived from any such rents), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the Existing Lease Effective Date and whether or not to be completed within the Term), ground rents arising under any of the Existing Ground Leases, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the applicable Leased Property or any rents therefrom or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s interest in such Leased Property, (b) such Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, an activity conducted on, or in connection with such Leased Property or the leasing or use of such Leased Property or any part thereof by Tenant; provided, however, nothing contained in this Lease shall be construed to require Tenant to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person or (2) any transfer, or net revenue tax of Lessor or any other person or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of the applicable Leased Property or the proceeds thereof, except to the extent that any tax, assessment, tax levy or charge, which Tenant is obligated to pay pursuant to the preceding provisions of this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

“Indebtedness”: For any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all Capital Lease Obligations of such Person, (v) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (vi) all obligations of such Person (whether contingent or noncontingent) to reimburse any lender or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (viii) all Guarantees by such Person of obligations of another Person (each such Guarantee to constitute Indebtedness in an amount equal to the maximum amount of such other Person’s obligations Guaranteed thereby); provided that neither (a) trade accounts payable nor (b) amounts owed to patients or residents arising in the ordinary course of business nor (c) obligations arising in respect of insurance policies or performance or surety bonds which are not themselves Guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) nor (d) guarantees of any obligation of the Seniormost Parent or a Consolidated Subsidiary pursuant to an operating lease shall constitute Indebtedness.

“Indemnity Agreement”: That certain Agreement of Indemnity-Third Party Leases, dated as of April 30, 1998, from Tenant and its Affiliates to Ventas, Inc., which Indemnity Agreement remains in full force and effect in accordance with its terms and is hereby reaffirmed and ratified.

“Insurance Requirements”: All terms of any insurance policy required by this Lease with respect to the applicable Leased Property and all requirements of the issuer of any such policy.

“Interest Rate Agreement”: Any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement to or under which the Seniormost Parent or any Consolidated Subsidiary is a party and that is designed to protect against fluctuations in interest rates or to reduce the effect of any such fluctuations.

“Investment”: With respect to any Person, any investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan, advance, purchase of Indebtedness, payment in respect of a Guarantee of Indebtedness, time deposit or otherwise. For purposes of covenant compliance, any Investment by the Seniormost Parent or a Consolidated Subsidiary in any Person other than the Seniormost Parent or a Consolidated Subsidiary shall be deemed outstanding at all times after it is made and the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any cash return to the Seniormost Parent or a Consolidated Subsidiary representing a return of capital or proceeds of a sale or other realization with respect to such Investment.

“Kindred”: As defined in the preamble hereof.

“Kindred Change of Control Transaction”: The consummation of any acquisition of all or substantially all of the voting securities of (i) Kindred or any Entity of which Kindred is a direct or indirect subsidiary, provided that any transaction under this clause (i) that does not result in the change of the Seniormost Parent Control Person shall not be deemed a Kindred Change of Control Transaction or a change of control (by way of example, a transfer of Kindred from one wholly-owned subsidiary of the Seniormost Parent to another wholly-owned subsidiary of the Seniormost Parent shall not be deemed a Kindred Change of Control Transaction or a change of control) or (ii) the then applicable Seniormost Parent Control Person, in each case whether the consideration consists of securities or cash and whether the structure is a merger, transfer of stock or a tender or exchange offer followed by a second step merger; it being understood that, if the acquiror in a tender or exchange offer commits, at the time of such tender or exchange offer, to conduct a second step merger upon completion of such tender or exchange offer (subject to the conditions that a shareholders meeting shall have occurred at which the acquiror may vote such voting securities to adopt the merger and the absence of any order, legal restraint or law prohibiting the merger), then each of the consummation of such tender or exchange offer and the consummation of the second step merger shall also be deemed a Kindred Change of Control Transaction (but the transaction fee payable in accordance with

Section 25.1.12(d) shall be payable on or before the consummation of the tender or exchange offer and shall not be payable in connection with the second step merger). For the avoidance of doubt, no sale of any or all of the assets of Kindred, any Entity of which Kindred is a direct or indirect subsidiary or any Seniormost Parent (other than the sale of all or substantially all of the voting securities of Kindred, any Entity of which Kindred is a direct or indirect subsidiary or any Seniormost Parent in accordance with the terms of this Lease) shall constitute a Kindred Change of Control Transaction.

“known claim”: As defined in Section 13.11.

“Land”: As defined in Section 1.1.

“Lease”: As defined in the preamble hereof.

“Lease Guaranty”: A guaranty of certain obligations of Tenant under this Lease executed and delivered by each Guarantor substantially in the form of Exhibit G annexed hereto.

“Lease Year”: Shall mean May 1 through April 30 of each year of the Term.

“Leased Improvements”; “Leased Property”; “Leased Properties”: Each as defined in Section 1.1.

“Leasehold Mortgage”: As defined in Section 22.2(a).

“Leasehold Mortgagee”: As defined in Section 22.2(b).

“Leases”: Collectively, this Lease and all of those certain leases listed in Exhibit E attached hereto.

“Legal Requirements”: As to the applicable Leased Property, all federal, state, county, parish, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Leased Property or the maintenance, construction, use, operation or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, (i) any licensure requirements, certification requirements under applicable federal and/or state cost reimbursement programs, including Medicare and Medicaid (provided the applicable Facility participates in such reimbursement), building codes and zoning regulations, (ii) any which may (x) require repairs, modifications or alterations in or to such Leased Property or (y) in any way adversely affect the use and enjoyment thereof, and (iii) all permits, licenses, certificates of need, authorizations and regulations necessary to operate such Leased Property for its Primary Intended Use.

“Lending Institution”: Any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, credit union, employees’ welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, endowment fund, real estate investment trust, or other institutional lender or financial enterprise, including, without limitation, any corporation qualified to be treated for federal tax purposes as a real estate investment trust, having a net worth of at least $50,000,000 acting on its own behalf or as agent on behalf of other Lending Institutions.

“Lessor”: Ventas Realty, Limited Partnership, a Delaware limited partnership and its successors and assigns.

“Lessor’s Management Group”: Shall mean Debra A. Cafaro, T. Richard Riney and Nicholas W. Jacoby.

“LIBO Rate”: On any day, the offered rate per annum for Dollar deposits in the London Interbank Offered Market for contracts with a three-month term, as reported in The Wall Street Journal on the last Business Day of the calendar month immediately preceding such day. If The Wall Street Journal shall cease to report such offered rate, then the LIBO Rate, on any day, shall be the aforesaid offered rate per annum as of the last Business Day of the calendar month immediately preceding such day, determined by Citibank, N.A., or any successor thereof, as the aforesaid offered rate per annum as of such last Business Day. If the aforesaid offered rate is determined by reference to The Wall Street Journal, the same shall be based upon the effective rate per annum for the aforesaid contracts entered into such number of days prior to the day for which the aforesaid offered rate is being reported by The Wall Street Journal as is used by The Wall Street Journal. If the aforesaid offered rate is determined based upon the rate determined by Citibank, N.A., or any successor thereof, the same shall be based upon the effective rate per annum for the aforesaid contracts entered into as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the day for which the aforesaid offered rate is being determined by Citibank, N.A., or any successor thereof.

“Lien”: With respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or any other arrangement (other than a right of set-off, recoupment, counterclaim or similar right) the economic effect of which is to give a creditor preferential access to such asset to satisfy its claim, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Litigation Costs”: All costs reasonably incurred by Lessor in connection with the enforcement of any provision of this Lease and/or in connection with any third-party claim against Lessor or any Leased Property arising on account of or in connection with any default or Event of Default hereunder by Tenant, including, without limitation, costs reasonably incurred by Lessor in investigating, settling and/or prosecuting claims and for attorney’s and legal assistant fees and expenses, court costs and fees and consultant and witness fees and expenses.

“Master Lease Leased Properties”: The properties that, as of the Effective Date, were Leased Properties under ML5.

“Measurement Transaction”: As defined in Section 8.5.

“Medicaid”: A state program of medical aid established under Title XIX of the Social Security Act of 1965, as amended, and any successor statute thereto and any successor programs.

“Medicare”: The program of medical care benefits provided under Title XVIII of the Social Security Act of 1965, as amended, and any successor statute thereto and any successor programs thereto.

“ML1/2/4”: As defined in the recitals hereto.

“ML1/2/4 Amendment”; “ML1/2/4 Amendments”: As defined in the recitals hereto.

“ML5”: That certain Second Amended and Restated Master Lease Agreement No. 5 dated as of the Effective Date by and among Ventas Realty, Limited Partnership, Kindred and Operator.

“ML Leases”: The following that are from time to time in existence: ML5 and any other lease of any Master Lease Leased Property(ies) that derives from ML5 (e.g. any New Lease entered into pursuant to Section 40.15 of this Lease (including, without limitation, any Separate Lease entered into pursuant to the terms of Section 22.7 hereof) or the corresponding sections of ML5 or of any such New Lease).

“Monthly IGT Share Amount”: As defined in Section 25.6.

“New Lease”: As defined in Section 40.15.

“1998 Plan of Reorganization”: As defined in Section 16.11.

“Non-Capital Alterations”: As defined in Section 10.4.

“Number 1 and 4 Portfolio”: As of a particular date, those facilities identified on Exhibit B hereto as Portfolio #1 or Portfolio #4 facilities that are and remain demised under this Lease as of such date.

“Number 2 Portfolio”: As of a particular date, those facilities identified on Exhibit B hereto as Portfolio #2 facilities that are and remain demised under this Lease as of such date.

“Number 5 Portfolio”: As of a particular date, those facilities identified on Exhibit B hereto as Portfolio #5 facilities that are and remain demised under this Lease as of such date.

“Number 1 and 4 Portfolio Base Rent Component”: As defined in the definition of Base Rent.

“Number 2 Portfolio Base Rent Component”: As defined in the definition of Base Rent.

“Number 5 Portfolio Base Rent Component”: As defined in the definition of Base Rent.

“Officer’s Certificate”: A certificate of Tenant (or the Seniormost Parent or a Guarantor, if so provided in this Lease) signed by the chairman of the board of directors, the president, any vice president, the secretary, the treasurer, the chief operating officer, the chief financial officer, the general counsel or any other officer authorized to so sign by the board of directors or by-laws of Tenant (or of the Seniormost Parent or a Guarantor, if applicable as described above), or the general partner or managing member of Tenant (or of the Seniormost Parent or a Guarantor, if applicable as described above), as applicable, or any other person whose power and authority to act has been authorized by delegation in writing by any person duly authorized to make such delegation of authority.

“Operator”: As defined in the preamble hereof.

“Overdue Rate”: On any date, a rate equal to 2% per annum above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law, provided, however, that, upon the occurrence of any Event of Default, the Overdue Rate, when applied to any Accrued Rent, Accrued Rent Interest or Unpaid Accrued Rent, shall equal, on any date, a rate equal to the LIBO Rate plus 700 basis points per annum, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.

“Paragraph Seven Notification Period”: As defined in Section 40.14.

“Partial Expiration/Termination Date”: As defined in Section 40.16.

“Partial Expiration/Termination Days”: As defined in Section 40.16.

“Patient Revenues”: Revenues generated from the sale of goods or services at or through the Leased Properties, whether by Tenant or any subtenant or licensee of Tenant, or any other party, which revenues are primarily derived from services provided to patients (including, without limitation, revenues received or receivable for the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed or goods sold at the Leased Properties, but excluding revenues received by Tenant as rent or other consideration from a permitted assignment of this Lease or any part thereof or a permitted sublease of any Leased Property(ies) or any part thereof), and which revenues shall be measured and computed using substantially the same methodology as during the period between April 30, 1998 (in the case of the Added Leased Properties) or April 27, 2007 (in the case of the other Leased Properties) and the Effective Date and net of contractual adjustments of governmental and other third party payors.

“Payment Date”: Any due date for the payment of the installments of any component of Rent payable under this Lease.

“Permissible Reduction Percentage”: As defined in Section 16.1.

“Permitted Alteration”: Any Capital Alteration or Non-Capital Alteration to a Facility or Leased Property that is permitted pursuant to the terms of this Lease.

“Permitted Encumbrances”: (a) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Leased Properties that were of record as of the Commencement Date; (b) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Leased Properties, whether or not of record, that are executed by Tenant or approved or consented to in writing by Tenant; (c) any easement or utility agreement entered into by Lessor with respect to a Leased Property(ies) after the Existing Lease Effective Date, subject to Tenant’s consent, in its sole discretion; (d) any agreement required pursuant to any Legal Requirement entered into by Lessor with respect to a Leased Property(ies) after the Existing Lease Effective Date, subject to Tenant’s consent, not to be unreasonably withheld, conditioned or delayed; (e) any matter affecting title to the Leased Properties or any portion thereof that is permitted under Section 7.3 or Section 9.2; and (f) any other matters affecting title to the Leased Properties or any portion thereof caused by Tenant or its assignees or sublessees or their respective agents or employees, provided, however, that, for purposes of Section 24.1 below, “Permitted Encumbrances” shall not include any Superior Lease (other than the Existing Ground Leases), any Facility Mortgage or other lien created by Lessor or its agents or employees or any Leasehold Mortgage and, for purposes of Section 8.3 below, “Permitted Encumbrances” shall not include any Superior Lease, any Facility Mortgage or other lien created by Lessor or its agents or employees or any Leasehold Mortgage.

“Permitted Internal Reorganization”: An internal reorganization of Seniormost Parent whereby either (i) a wholly-owned subsidiary of Seniormost Parent or (ii) a newly formed Entity formed solely for the purpose of engaging in such internal reorganization that has engaged in no other business activities and has no other liabilities becomes the new Seniormost Parent and no material liabilities are incurred (other than liabilities that the old Seniormost Parent would not otherwise have been prohibited from incurring hereunder) and no equity interests are issued or sold to third parties in connection with such transaction.

“Person”: Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county, or municipal government (or agency or political subdivision thereof), endowment fund or other form of entity.

“Plans and Specifications”: As defined in Section 10.1.

“Previous Period Unreported Claims”: As defined in Section 13.1.4.

“Primary Intended Use”: As defined in Section 7.2.2.

“Prime Rate”: On any date, a rate equal to the annual rate on such date announced by Citibank, N.A., or any successor thereof, to be its prime rate.

“Prior Period Number 1 and 4 Portfolio Base Rent”: As of any date, the annual rate of Base Rent that was allocated to the Number 1 and 4 Portfolio and in effect immediately prior to the commencement of the Rent Calculation Year containing such date. For example, for the Rent Calculation Year commencing on May 1, 2019, if, as of April 30, 2019, the annual Base Rent for all of the Facilities was $100,000,000.00 per annum and $25,000,000.00 of such $100,000,000.00 was allocated to the Number 1 and 4 Portfolio, the Prior Period Number 1 and 4 Portfolio Base Rent would be equal to $25,000,000.00 per annum.

“Prior Period Number 2 Portfolio Base Rent”: As of any date, the annual rate of Base Rent that was allocated to the Number 2 Portfolio and in effect immediately prior to the commencement of the Rent Calculation Year containing such date.

“Prior Period Number 5 Portfolio Base Rent”: As of any date, the annual rate of Base Rent that was allocated to the Number 5 Portfolio and in effect immediately prior to the commencement of the Rent Calculation Year containing such date.

“Pro Forma Basis”: For purposes of making calculations, reporting and determining compliance with any financial covenant hereunder, compliance as of any Financial Covenant Compliance Date will be determined after making the following pro forma adjustments:

(a) pro forma effect will be given to any Indebtedness incurred during or after the Reference Period to the extent the Indebtedness is outstanding or is to be incurred on such Financial Covenant Compliance Date as if the Indebtedness had been incurred on the first day of the Reference Period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Financial Covenant Compliance Date (taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term of at least twelve (12) months) had been the applicable rate for the entire Reference Period;

(c) Consolidated Interest Expense related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Financial Covenant Compliance Date will be excluded;

(d) pro forma effect will be given to:

(i) any Kindred Change of Control Transaction;

(ii) the creation of Consolidated Subsidiaries; and

(iii) the acquisition or disposition of Entities, properties, divisions or lines of businesses by the Seniormost Parent and its Consolidated Subsidiaries, including any acquisition or disposition of Entities, properties, divisions or lines of business since the beginning of the Reference Period by a Person that became a Consolidated Subsidiary after the beginning of the Reference Period;

in each case, that have occurred since the beginning of the Reference Period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period; and

(e) with respect to any Kindred Change of Control Transaction, Acquisition or Investment that has occurred since the beginning of the Reference Period, pro forma effect shall also be given to reasonable good faith projections provided by Tenant as if such projections had been realized on the first day of the Reference Period so long as (1) Tenant has articulated a reasonable basis for such projections and (2) Tenant has provided Lessor with such backup for such projections reasonably requested by Lessor.

For purposes of determining Consolidated Interest Expense, Consolidated Rental Expense and Consolidated Total Indebtedness, any discontinuation of discontinued operations as defined under Financial Accounting Standards Board Accounting Standards Codification 205-20 occurring during the Reference Period shall be given effect in accordance with that standard. To the extent that pro forma effect is to be given to an acquisition or disposition of an Entity, property, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available (including cost savings to the extent such cost savings would be consistent with the definition of “Consolidated EBITDA”).

“Property Transfer Date”: As defined in Section 40.15.

“Public Company Trade”: An issuance of common equity securities by the Seniormost Parent or transfer of the common equity securities of the Seniormost Parent by the Seniormost Parent Control Person, in each case, so long as the Seniormost Parent is a Publicly Listed Entity prior to, and is reasonably expected to remain a Publicly Listed Entity for at least the six (6) months following, such issuance or transfer.

“Publicly Listed Entity”: An Entity the common equity securities of which are listed or quoted on the New York Stock Exchange, NASDAQ National Market or other U.S. national securities exchange registered with the Securities and Exchange Commission.

“Purchase Option EBITDAR”: As defined in Section 16.12.5.

“Qualified Arbitrator”: As defined in Section 22.6(c).

“Qualified Successor”: As defined in Section 40.3.

“Quarterly Covenant Compliance Date”: The last day of each fiscal quarter of the Seniormost Parent ending after the consummation of any Kindred Change of Control Transaction for which Tenant has delivered Financial Statements pursuant to Section 26.1(a) or Section 26.1(b), as applicable.

“Recipient”: As defined in Section 40.14.

“Reference Period”: As defined in the definition of “Fixed Charge Coverage Ratio.”

“Reimbursement Period”: As defined in Section 40.3.

“REIT”: As defined in Section 36.1.1.

“REIT Requirements”: As defined in Section 36.1.1.

“Renewal Group”: As defined in Section 19.1 hereof.

“Rent”: Collectively, Base Rent and Additional Charges (as defined in Section 3.3 hereof).

“Rent Calculation Year”: A period from May 1 of any year through April 30 of the following year.

“Sale and Leaseback Transaction”: With respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Second Lease”: As defined in Section 40.18.

“Section 7.2.7(m) Number”: As defined in Section 7.2.7(m).

“Section 16.10.3.1 New Lease Transaction”: As defined in Section 16.10.3.1.

“Section 16.10.1 Number”: As defined in Section 16.10.1.

“Section 16.10.2.3 Proviso”: As defined in Section 16.10.2.3.

“Section 16.10.3.2 Number”: As defined in Section 16.10.3.2.

“Section 16.10.3.3 Lease”: As defined in Section 16.10.3.3.

“Section 16.12 Notice”: As defined in Section 16.12.2.

“Section 25.1.12(f) Guarantor”: As defined in Section 25.1.12(g).

“Section 25.1.12(f) Guaranty”: As defined in Section 25.1.12(f).

“Section 40.3 Notice”: As defined in Section 40.3.

“Section 40.18 Date”: As defined in Section 40.18.

“Section 40.18 Lease”: As defined in Section 40.18.

“Security Deposit”: As defined in Section 8.7.1.

“Senior Lender”: The lender(s) under the Tenant Credit Agreements from time to time.

“Senior Officer’s Certificate”: An Officer’s Certificate of Tenant (or of the Seniormost Parent or a Guarantor, if so provided in this Lease) signed by the chairman of the board of directors, the president, the chief operating officer or the general counsel of Tenant (or of the Seniormost Parent or a Guarantor, if applicable as described above), or a Person having such title or the equivalent thereof in the general partner or the managing member of Tenant (or of the Seniormost Parent or a Guarantor, if applicable as described above).

“Seniormost Parent”: The Seniormost Parent Control Person; provided, however, that if the Seniormost Parent Control Person is a Fund or the general partner(s) thereof, the Seniormost Parent shall instead be, individually or collectively, the Subsidiary Entity(ies) directly owned by such Fund that directly or indirectly controls Tenant or, if there is no such Subsidiary Entity, the Seniormost Parent shall be Tenant. As of the Effective Date, the Seniormost Parent is Kindred.

“Seniormost Parent Control Person”: The Entity that directly or indirectly controls Tenant and that is not controlled by any other single Entity, or Tenant if there is no such Entity; provided, however, that if Tenant is directly or indirectly controlled by the general partner(s) of a Fund, the Seniormost Parent Control Person shall be such general partner(s).

“Separate Lease”: As defined in Section 22.7.

“SN Competitor”: As defined in Section 7.2.8.

“SN Facility”: As defined in Section 7.2.8.

“State”: The State or Commonwealth in which the applicable Leased Property is located.

“Subject Facilities”: As defined in ARML No. 3.

“Sublease Rent Payments”: As defined in Section 25.1.7.

“Subsidiaries”: The corporations or other entities of which securities or similar ownership interests representing (i) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) a majority of the economic interest therein, are at the time directly or indirectly owned by Tenant or any Guarantor (individually, a “Subsidiary”).

“Subsidiary Entity”: With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, a “Subsidiary Entity” means a subsidiary of the Seniormost Parent.

“Superior Lease”: Any ground lease or other lease to which the applicable Leased Property is subject.

“Superior Lessor”: The lessor under any ground lease or other lease to which the applicable Leased Property is subject.

“Superior Mortgage”: As defined in Section 21.1.

“Superior Mortgagee”: As defined in Section 21.1.

“Suspension Period”: As defined in Section 40.14.

“Taking”: A taking or voluntary conveyance during the Term of all or part of the applicable Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting such Leased Property whether or not the same shall have actually been commenced.

“Tax Refund Escrow Agreement”: The Tax Refund Escrow Agreement referenced in the Bankruptcy Plan, as the same is hereafter amended, modified or supplemented, in each case with the written consent of Lessor, in its sole discretion.

“Tenant”: As defined in the preamble hereof.

“Tenant Credit Agreements”: Each of the ABL Credit Agreement and the Term Loan Credit Agreement.

“Tenant’s Personal Property”: All motor vehicles, machinery, equipment, furniture, furnishings, movable walls or partitions, computers or trade fixtures or all other personal property, and consumable inventory and supplies, now owned or hereafter acquired by Tenant and located on the applicable Leased Property or used or useful in Tenant’s business on such Leased Property, including without limitation all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant, except items, if any, included within the definition of Fixtures.

“Term”: Collectively for each applicable Leased Property, the Fixed Term and any Extended Terms, to the extent properly exercised pursuant to the provisions of ARTICLE XIX, unless earlier terminated pursuant to the provisions of this Lease.

“Term Loan Credit Agreement”: That certain Term Loan Credit Agreement dated as of June 1, 2011, among Kindred, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Total Leverage Ratio”: With respect to any Reference Period, the ratio of (i) (x) Consolidated Total Indebtedness as of the last day of such Reference Period plus (y) Consolidated Rental Expense for such period multiplied by six (6) to (ii) Consolidated EBITDAR for such Reference Period; provided that Cornerstone shall be disregarded for purposes of determining the Total Leverage Ratio. The foregoing calculation shall be made on a Pro Forma Basis.

“Transferred Property(ies)”: As defined in Section 40.15.

“Transferred Property Percentage(s)”: As of the Effective Date, the respective Transferred Property Percentages for each of the Leased Properties demised under this Lease are as set forth on Exhibit C attached hereto and made a part hereof. Each time after the Effective Date that the Base Rent owing under this Lease changes (e.g., due to an escalation of the Base Rent as set forth in the definition of “Base Rent”, due to the splitting off from this Lease of a Leased Property(ies) pursuant to a New Lease under Section 40.15 hereof, due to the termination of this Lease as it relates to a Leased Property(ies) due to a casualty, condemnation or an Event of Default, due to a combination of this Lease with another lease pursuant to Section 40.16 hereof, due to the transfer of Leased Properties demised under ML1, ML2 and/or ML4 into this Lease as provided in the ML1/2/4 Amendments, ARML No. 3 and Section 1.4 of this Lease or due to a sale of a Leased Property and the termination of this Lease on account thereof as contemplated in ARML No. 3), the respective Transferred Property Percentages for each of the Leased Properties demised under this Lease, and Exhibit C to this Lease, shall, automatically and without further action of the parties, be revised so that the Transferred Property Percentage for each such Leased Property shall be equal to the percentage, calculated as of the effective date of such change in Base Rent owing under this Lease, that the Base Rent allocated to such Leased Property comprises of the aggregate Base Rent for all Leased Properties under this Lease (and the aggregate of all such Transferred Property Percentages shall equal 100%). For purposes of the foregoing, in the case of any increase in Base Rent as of the commencement of a Rent Calculation Year, the amount of any increase in (1) the portion of the Number 1 and 4 Portfolio Base Rent Component that relates to SNF Leased Properties, (2) the portion of the Number 1 and 4 Portfolio Base Rent Component that relates to Hospital Leased Properties, (3) the portion of the Number 2 Portfolio Base Rent Component that relates to SNF Leased Properties, (4) the portion of the Number 2 Portfolio Base Rent Component that relates to Hospital Leased Properties or (5) the Number 5 Portfolio Base Rent Component shall be allocated among the Leased Properties comprising, respectively, the SNF Leased Properties in the Number 1 and 4 Portfolio, the Hospital Leased Properties in the Number 1 and 4 Portfolio, the SNF Leased Properties in the Number 2 Portfolio, the Hospital Leased Properties in the Number 2 Portfolio and the Leased Properties in the Number 5 Portfolio, in each case in proportion to the respective amounts of Base Rent that were allocated to such Leased Properties (the Leased Properties described in subsection (1), (2), (3), (4) or (5) above, as applicable) immediately prior to such increase in Base Rent. For example, if (i) the Base Rent as of April 30, 2019 is $100,000,000.00, (ii) the Number 1 and 4 Portfolio Base Rent Component as of such date is $25,000,000.00 (of which $2,000,000.00 is allocated to SNF Leased Properties in such portfolio and $23,000,000.00 is allocated to Hospital Leased Properties in such portfolio), (iii) as of May 1, 2019 the Base Rent hereunder increases to $102,500,00.00, (iv) the Number 1 and 4 Portfolio Base Rent Component increases by $701,000.00 as of May 1, 2019 (for example, 2.7% of the $23,000,000.00 Number 1 and 4 Portfolio Base Rent Component allocated to Hospital Leased Properties (i.e., $621,000.00), plus 4% of the $2,000,000.00 Number 1 and 4 Portfolio Base Rent Component allocated to SNF Leased Properties, as of such date) and (v) Hospital Leased Property A included in the Number 1 and 4 Portfolio has allocated thereto as of April 30, 2019 $2,000,000.00 of Base Rent (so that, as of April 30, 2019, the Transferred Property Percentage for such Hospital Leased Property A is 2.0000% ($2,000,000.00 divided by $100,000,000.00)),

(a) 8.69565% of such $621,000.00 Hospital Leased Properties Number 1 and 4 Portfolio Base Rent Component increase (i.e., $54,000.00 ($2,000,000.00 divided by $23,000,000.00 (i.e., 8.69565%) times $621,000.00)) would be allocated to such Hospital Leased Property A and (b) as of May 1, 2019, the Transferred Property Percentage for such Hospital Leased Property A would be 2.0039% ($2,054,000.00 divided by $102,500,000.00).

“Unaffiliated Entity”: As defined in Section 40.15(a)(viii).

“Unavoidable Delays”: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party, under this Lease, or any guaranty of this Lease, including any obligation to provide financing undertaken by Lessor pursuant to ARTICLE X below.

“Unsuitable For Its Primary Intended Use”: A state or condition of the Facility located at the applicable Leased Property such that, by reason of damage or destruction, or a partial taking by condemnation, in the good faith judgment of Tenant, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use taking into account, among other relevant factors, the number of usable beds affected by such damage or destruction or partial taking; provided, however that such Facility shall not be deemed to be “Unsuitable For Its Primary Intended Use” if such Leased Property can, within one (1) year after the occurrence of such damage, destruction or taking, be restored to substantially the same state and condition as existed immediately prior to such damage, destruction or taking.

“Ventas Lessor”: A lessor that is Ventas, Inc. and/or Ventas Realty, Limited Partnership and/or any successor to either of them (by merger or otherwise) and/or any Affiliate of Ventas, Inc. or Ventas Realty, Limited Partnership or any such successor.

ARTICLE III

Section 3.1 Rent. Tenant shall pay to Lessor, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor’s address set forth in Section 34.1 below or at such other place or to such other person(s), firm(s) or corporation(s) as Lessor from time to time may designate in writing, Base Rent and Additional Charges during the Term, including, without limitation, any Extended Terms, as hereinafter provided. Any rental escalations required under this Lease to be made on the May 1 immediately following the Effective Date, or any subsequent May 1, shall be made on such May 1, in the full amount required as if all of the Leased Properties had been under this Lease for a full year, notwithstanding that the period from the Effective Date or the date a particular Leased Property(ies) commenced to be demised under this Lease, as applicable, to such succeeding May 1 may be less than one full year. Lessor may, by written notice to Tenant at any time and from time to time, elect to require that Rent (or portions thereof designated by Lessor) that is payable to Lessor hereunder be paid by wire transfer of immediately available funds to such wire transfer account(s) as Lessor may specify in writing.

(a) Base Rent. Base Rent shall be payable, in the manner provided in Section 3.1 above, in advance in equal, consecutive monthly installments, on the first day of each calendar month of the Term, including, without limitation, any Extended Terms; provided, however, that the first and last monthly payments of Base Rent shall be prorated as to any partial month (subject to adjustment as provided in Section 10.3(b)(iv) below).

(b) Base Rent Determinations. Promptly after the publication of the Cost of Living Index for the month that is two (2) months prior to the month containing the last day of a particular Rent Calculation Year (e.g. the month of February, in the case of a Rent Calculation Year ending on April 30), Lessor shall calculate the CPI Increase and the Base Rent for the next Rent Calculation Year and submit its determination of Base Rent for the next Rent Calculation Year to Tenant, which determination shall be final, absent manifest errors in such determination by Lessor of which Tenant provides Lessor written notice within ten (10) Business Days after Tenant’s receipt of such determination. At either party’s written request, following the determination of Base Rent for a particular Rent Calculation Year, both parties shall, not later than five (5) Business Days after the non-requesting party’s receipt of such request, execute and enter into a written instrument memorializing the amount of such Base Rent.

Section 3.2 Intentionally omitted.

Section 3.3 Additional Charges. In addition to Base Rent payable with respect to the Leased Properties, Tenant shall pay and discharge as and when due and payable the following (collectively “Additional Charges”):

(1) Impositions. Tenant shall pay all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible or, if otherwise required by law, to Lessor, and shall promptly upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), subject to the terms of any applicable Facility Mortgage, Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same may become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(2) Utility Charges. Tenant shall pay all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, medical waste disposal and other utilities used or consumed in connection with each Leased Property during the Term.

(3) Insurance Premiums. Tenant shall pay all premiums for the insurance coverage required to be maintained pursuant to ARTICLE XIII hereof.

(4) Other Charges. Tenant shall pay all other amounts, liabilities and obligations that Tenant assumes or agrees to pay under this Lease, including, without limitation, all agreements to indemnify Lessor under Section 12.1 and Section 24.1 and any and all fees, costs and expenses incurred by Tenant in the operation of its business at the Facility.

(5) Late Payment of Rent. If any installment of Base Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor or Lessor’s agent or assignee) shall not be paid within five (5) Business Days after its due date, Tenant will pay to Lessor on demand a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) on the amount of such installment, from the due date of such installment to the date of payment thereof.

To the extent that Tenant pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. If any Facility Mortgagee shall so require, or if any Additional Charges shall not be paid to a third party payee within five (5) Business Days after its due date, Lessor may at any time thereafter, at Lessor’s option, require Tenant to deposit into an escrow account under the sole dominion and control of Lessor (or the applicable Facility Mortgagee), on the first day of each and every month, an amount sufficient to insure that such escrow account shall contain an amount sufficient to make such payment on its next due date, in which event Lessor shall make all future payments for such expense from the escrow account. In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items. Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of Rent.

Section 3.4 Survival. Tenant’s obligation to pay any Rent owing hereunder with respect to any period on or prior to the expiration or termination of this Lease (including, without limitation, any Extended Terms), as this Lease applies to any or all of the Leased Properties, shall survive any such expiration or termination.

Section 3.5 Net Lease. The Rent shall be paid absolutely net to Lessor, without any rights of deduction, set-off or abatement, so that this Lease shall yield to Lessor the full amount of the installments of Base Rent and Additional Charges, throughout the Term, including, without limitation, any Extended Terms. This Lease is intended to be and shall be construed as an absolutely net lease pursuant to which Lessor shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein.

ARTICLE IV

Section 4.1 Payment of Impositions. Subject to ARTICLE XII relating to permitted contests, Tenant shall pay all Impositions as set forth in Section 3.3. Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in ARTICLE XVI. Lessor and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Tenant will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest. Tenant may, upon notice to Lessor, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Tenant’s expense as aforesaid, shall fully cooperate with Tenant in such protest, appeal, or other action (including, without limitation, signing all required forms and documents reasonably necessary for Tenant to file and prosecute such appeal, protest or other action), provided that Tenant shall indemnify Lessor from and against all losses, claims, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising after the Existing Lease Effective Date suffered or incurred by Lessor and caused by such cooperation, including, without limitation, signing or providing any such forms and documents). Billings for reimbursement by Tenant to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

Section 4.2 Notice of Impositions. Lessor shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Lessor at any time has knowledge, but Lessor’s failure to give any such notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions.

Section 4.3 Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates or expires shall be adjusted and prorated between Lessor and Tenant, whether or not such Imposition is imposed before or after such termination or expiration, and Tenant’s obligation to pay its prorated share thereof shall survive such termination or expiration.

ARTICLE V

Section 5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Tenant be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of any Leased Property or any portion thereof, (b) the interruption or discontinuance of any service or utility servicing any Leased Property, (c) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Leased Property, or any portion thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title, (d) any claim which Tenant has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Tenant, or to which Lessor and Tenant are parties, (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, (f) any revocation, suspension or non-renewal of any license, permit, approval or other Authorization necessary to operate any Facility, (g) any withholding, non-payment, reduction or other adverse change respecting any Medicare, Medicaid or other reimbursements due or available to Tenant with respect to any Facility, or (h) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Lessor and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated by termination of this Lease as to any Leased Property other than by reason of an Event of Default.

ARTICLE VI

Section 6.1 Ownership of the Leased Properties. Tenant acknowledges that the Leased Properties are the property of Lessor and that Tenant has only the right to the exclusive possession and use of the Leased Properties upon and subject to the terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease or the Joinder hereto by Ventas, Inc., in the case of any easement or other rights that are appurtenant to any property owned by Lessor, Tenant agrees that neither Lessor nor Ventas, Inc. makes any representation or warranty relative to Lessor’s title thereto or whether such appurtenances are encumbered, and neither Lessor nor Ventas, Inc. shall be obligated to discharge any liens or encumbrances with respect to, or otherwise to defend, Lessor’s right, title and interest, if any, in any such appurtenances. Tenant agrees that such appurtenances shall constitute Permitted Encumbrances, as to which Tenant shall have the obligations set forth in Section 8.3 and Section 24.1 of this

Lease, provided that Tenant shall not be obligated to defend or preserve any such appurtenances against any mortgages or other liens created by the owner of the property burdened by the aforesaid appurtenances that are senior in priority to Lessor’s aforesaid appurtenant rights.

Section 6.2 Tenant’s Personal Property. Tenant may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant’s Personal Property and Tenant shall, subject to the conditions set forth below and except for any Tenant’s Personal Property that is purchased by Lessor pursuant to Section 37.2 below, remove the same upon the expiration or any prior termination of the Term. Tenant shall provide and maintain during the entire Term all such Tenant’s Personal Property as shall be necessary in order to operate each Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Lessor acknowledges that Leasehold Mortgagee has a security interest in Tenant’s Personal Property and, upon the expiration or earlier termination of this Lease as it relates to a Leased Property, Lessor agrees to permit Leasehold Mortgagee to enter on such Leased Property in order to remove such Tenant’s Personal Property, so long as Leasehold Mortgagee, at no expense to Lessor, repairs or causes to be repaired, any damage to such Leased Property caused by any such removal, and further agrees to subordinate, and hereby subordinates, to the lien of Leasehold Mortgagee on such Tenant’s Personal Property any lien Lessor has thereon. All of Tenant’s Personal Property not removed by Tenant or Leasehold Mortgagee within twenty-one days following the expiration or earlier termination of this Lease with respect to the applicable Leased Property where such Tenant’s Personal Property is located or sold to Lessor pursuant to Section 37.2 below shall be considered abandoned by Tenant and Leasehold Mortgagee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Tenant or Leasehold Mortgagee and without any payment to Tenant or Leasehold Mortgagee and without any obligation to account therefor or otherwise dispose of the same in accordance with applicable law. Tenant will, at its expense, restore such Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Tenant’s Personal Property, whether effected by Tenant, Leasehold Mortgagee or Lessor.

ARTICLE VII

Section 7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of each Leased Property and that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT.

Section 7.2 Use of the Leased Property.

Section 7.2.1 Tenant shall maintain or cause to be maintained all licenses, permits, approvals and other Authorizations needed to use and operate for its Primary Intended Use (or any other use permitted under the terms of this Lease) each Leased Property and the Facility located at each such Leased Property under and in accordance with all applicable local, state and federal laws and all applicable state and federal programs including but not limited to appropriate certifications for reimbursement and licensure. All of such Authorizations shall, to the maximum extent permitted by law, relate and apply exclusively to one or more of the Leased Properties and/or the Facilities operated thereon. Tenant acknowledges and agrees that, subject to applicable law, the certificates of need issued for the Facilities are appurtenant to such Facilities, both during and following the termination or expiration of the Term. In jurisdictions where the certificate of need is issued to Tenant or its subtenant, as the Facility operator, Tenant agrees that it shall cooperate with Lessor, in accordance with Section 40.3 hereof, to turn over all of Tenant’s rights in connection with such certificate of need to Lessor or its designee.

Section 7.2.2 After the Commencement Date and during the entire Term, Tenant shall use each Leased Property and the Leased Improvements thereof as a hospital or a nursing center and each Facility that was being used as a hospital on the Commencement Date shall continue to be used as a hospital during the entire Term and each Facility that was being used as a nursing center on the Commencement Date shall continue to be used as a nursing center during the entire Term (such use being the applicable Leased Property’s “Primary Intended Use”). Tenant shall not use the applicable Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. No use shall be made or permitted to be made of the applicable Leased Property, and no acts shall be done, that will cause the cancellation of any insurance policy covering such Leased Property or any part thereof, nor shall Tenant sell or otherwise provide to occupants or patients therein, or permit to be kept, used or sold in or about such Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the applicable Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering such Leased Property and Tenant’s Personal Property.

Section 7.2.3 Tenant shall during the Term operate continuously each Leased Property in accordance with all applicable federal, state and local laws as a provider of health care services in accordance with its Primary Intended Use and maintain its certifications for reimbursement and licensure and its accreditation, if compliance with accreditation standards is required to maintain the operations of the Facility and if a failure to comply would adversely affect operations of the Facility.

Section 7.2.4 Tenant shall not commit or suffer to be committed any waste on any Leased Property, or in any Facility, nor shall Tenant cause or permit any nuisance thereon. Tenant shall not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of such Leased Property or any part thereof for its Primary Intended Use. Without limitation of the foregoing provisions, Tenant shall not (a) enter into any contract, agreement or other instrument, or establish any other arrangement, relating to the operation, repair, maintenance, replacement, construction, alteration, insuring, assignment or subletting, or otherwise affecting the value or usefulness, of any Leased Property or any part thereof, whether with Affiliates of Tenant or any other Person, that is on non-market or non-arm’s length terms and conditions (provided, however, that, notwithstanding the foregoing, Tenant may enter into contracts, agreements or other instruments, or enter into other arrangements, that are on non-market or non-arm’s length terms and conditions relative to a particular Facility provided and on the condition that the same will, in the reasonable business judgment of Tenant, have a de minimus impact on the value, usefulness, operations, EBITDAR and EBITDARM of such Facility) or (b) require any Leased Property to bear or pay, or allocate to any Leased Property for accounting or other purposes (including, without limitation, the determination of EBITDAR or EBITDARM for any Leased Property), a share of any costs or expenses that relate to such Leased Property and any other property (including, without limitation, other Combined Leased Properties) that is non-market or otherwise constitutes a disproportionate share of such costs and expenses under the applicable facts and circumstances.

Section 7.2.5 Tenant shall neither suffer nor permit any Leased Property or any portion thereof, including any Capital Alteration whether or not financed by Lessor, or Tenant’s Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor’s (or Tenant’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the applicable Leased Property or any portion thereof.

Section 7.2.6 Nothing contained in this Section 7.2 shall be deemed to prevent Tenant from (i) voluntarily withdrawing from the Medicaid program, and voluntarily de-activating its certification for participation therein, as the same apply to a Facility(ies), or (ii) voluntarily reducing the number of beds at a Facility(ies) as to which a certification for reimbursement under the Medicaid program is applicable (but without affecting Tenant’s certification for participation in the Medicaid program as to any such Facility(ies) and without reducing the number of beds at any Facility(ies) as to which a certification for participation in the Medicaid program is applicable below any legally required minimum number of beds), or (iii) voluntarily reducing the number of beds at a Facility(ies) as to which a certification for reimbursement under the Medicare program is applicable (but without affecting Tenant’s certification for participation in the Medicare program as to any such Facility(ies) and without reducing the number of beds at any Facility(ies) as to which a certification for participation in the Medicare program is applicable below any legally required minimum number of beds), in each case if and so long as, in accordance with any and all laws, statutes, rules, regulations and orders applicable to the Medicaid and Medicare programs and certifications for participation therein and to any such Facility(ies), Tenant or any successor operator of such Facility(ies) may at any time at its election, without the necessity of any governmental approval or additional Authorization

(other than routine governmental re-inspections of such Facility(ies) and any ministerial approvals and other Authorizations), as applicable depending upon whether subsection (i), (ii) and/or (iii) above is applicable, (a) promptly rejoin the Medicaid program, and re-activate its certification for participation in the Medicaid program, at any such Facility(ies) and/or (b) promptly re-activate its certification for participation in the Medicaid program and/or Medicare program, as applicable, as to any beds as to which a voluntary reduction under subsection (ii) and/or (iii) above is applicable. At the time, and as a condition, of any such voluntary withdrawal and de-activation, or voluntary reduction, by Tenant and thereafter within twenty (20) days after receipt of a written request therefor from Lessor from time to time (but not more often than twice in any calendar year, unless, after Lessor has made two (2) such requests in a calendar year, a change(s) in Legal Requirements becomes effective, or Lessor obtains knowledge of other facts or circumstances, suggesting a possible violation of this Section 7.2.6), Tenant shall deliver to Lessor a Senior Officer’s Certificate, in form and substance reasonably satisfactory to Lessor, certifying that Tenant has made diligent inquiry relative to the applicable Legal Requirements and has consulted with its legal counsel and, based on the foregoing, certifies that Tenant has complied, and continues to comply, with the provisions of this Section 7.2.6 in connection with such voluntary withdrawal and de-activation and/or voluntary reduction.

Section 7.2.7 Notwithstanding anything to the contrary contained in this Section 7.2, in the case of each Facility that is operated as a hospital as the Primary Intended Use (a “Hospital Facility”), Lessor agrees that, subject to the requirements of this Section 7.2.7, a portion of the licensed beds at such Hospital Facility may be converted from being beds that are licensed for the delivery of hospital care into beds that are licensed for the delivery of skilled nursing care. Conversion of licensed beds as aforesaid shall be permitted at a particular Hospital Facility provided and on the condition that all of the following requirements are satisfied:

(a) If Tenant desires to convert licensed beds at a Hospital Facility as permitted in this Section 7.2.7, not less than thirty (30) days prior to commencing to seek any necessary Authorizations therefor and/or making any Alterations required in connection therewith, Tenant shall so notify Lessor in writing, and such notice shall include therein, or have delivered therewith, (i) detailed descriptions of (w) (1) the licensed bed changes and conversions proposed by Tenant, including, without limitation, Tenant’s projected timetable, and projected completion date, for such licensed bed changes and conversions, (2) the number of beds licensed for the delivery of hospital care that are to be converted to beds licensed for the delivery of skilled nursing care, (3) Tenant’s plans for obtaining the necessary Authorizations for such conversions (including, without limitation, whether and to what extent Tenant intends and expects to accomplish such conversions through the voluntary removal from service (“banking”) of the aforesaid hospital care beds as described below and, if not, why such banking will not be utilized by Tenant), (4) which specific Authorizations Tenant expects it will need (e.g. new Medicare and/or Medicaid certifications, new licenses for skilled nursing care beds, etc.), (5) Tenant’s projected timetable for obtaining all necessary Authorizations and (6) whether and to what extent Tenant intends and expects to sell any such hospital care beds as described below, (x) the Permitted Alterations to the affected Hospital Facility that Tenant intends to make in connection with such conversions, and (y) Tenant’s projections, budgets and/or other estimates of the cost of the aforesaid Permitted Alterations and of all other costs of implementing such changes and conversions and of the projected impact of such changes and conversions upon the EBITDAR of the affected Hospital Facility (broken down by line item) and upon Tenant’s earnings per share, (ii) evidence reasonably satisfactory to Lessor establishing and demonstrating that the proposed changes and conversions will satisfy all of the requirements of this Section 7.2.7, and (iii) a Senior Officer’s Certificate certifying that Tenant has made diligent inquiry and has consulted with its legal counsel and, based upon the foregoing, certifying that the licensed bed changes and conversions proposed by Tenant will satisfy all of the requirements of this Section 7.2.7, that Tenant expects to accomplish such licensed bed changes and conversions without relying upon the proviso contained in subsection (b)(i) below (or, if Tenant expects to rely upon such proviso, so certifying and further certifying that the requirements of such proviso shall be satisfied by Tenant in a timely manner) and that the information contained in the aforesaid notice or delivered therewith is true and correct in all material respects. Tenant shall further submit and deliver to Lessor, promptly following Lessor’s request therefor, such supplemental information and documentation relative to the proposed licensed bed changes and conversions as Lessor may reasonably request from time to time;

(b) (i) The aggregate number of beds that are licensed at such Hospital Facility for the delivery of hospital care and, as and to the extent permitted by this Section 7.2.7, skilled nursing care must at all times be equal to or greater than (x) the number of licensed beds that, if not for the provisions of this subsection (b)(i), Tenant would be obligated to maintain at such Hospital Facility in order to avoid causing an Event of Default to arise under Section 16.1(m) hereof (exclusive of Section 16.1(m)(v) hereof) (the “Applicable Required Number of Beds”), minus (y) twenty percent (20%) of the amount, if any, by which the Applicable Required Number of Beds at such Hospital Facility exceeds the number of beds that are licensed at such Hospital Facility for the delivery of hospital care (provided, however, that, for purposes of this subsection (b)(i) and Section 16.1(m) hereof, no Event of Default shall be deemed to exist under such Section 16.1(m) if (1) the aforesaid aggregate number of licensed beds at such Hospital Facility (A) falls below the required number of licensed beds calculated as provided in subsections (x) and (y) above and (B) is restored and returned to, and thereafter maintained at, an aggregate number of licensed beds at such Hospital Facility that is equal to or greater than the required number of licensed beds calculated as provided in subsections (x) and (y) above within one hundred-eighty (180) days after the condition referenced in subsection (x) first arises and (2) during any period that the condition referenced in subsection (i)(1)(A) above exists with respect to such Hospital Facility, the condition referenced in such subsection (i)(1)(A) of this Lease, or in the corresponding Section 7.2.7(b)(i)(1)(A) of any other ML Lease, exists with respect to not more than one (1) other Hospital Facility that is included within the Master Lease Leased Properties that remain subject to any of the ML Leases) (For example, assume that (W) a particular Hospital Facility has 100 beds licensed for the delivery of hospital care, (X) the Applicable Required Number of Beds for such Hospital Facility is 90 licensed beds, (Y) Tenant delicenses or sells 30 beds licensed for the delivery of hospital care in compliance with all of the requirements of this Section 7.2.7 (other than this subsection (b)(i)) and (Z) the condition referenced in subsection (i)(1)(A) of this Lease, and in the corresponding Section 7.2.7(b)(i)(1)(A) of all other ML Leases, exists with respect to no other

Hospital Facility included within the Master Lease Leased Properties that remain subject to any of the ML Leases, then, pursuant to this Section 7.2.7(b)(i), the aggregate number of licensed beds at such Hospital Facility must at all times (or, if the above-described proviso is applicable, then, before the expiration of the time frame referenced in subsection (B) above) be equal to or greater than 86 licensed beds (90 beds – (20% x (90 beds – 70 beds)) = 90 beds – (20% x 20 beds) = (90 beds – 4 beds) = 86 licensed beds), so that such Hospital Facility would need to obtain licensure for 16 beds licensed for the delivery of skilled nursing care, to go with the remaining 70 beds licensed for the delivery of hospital care, in order to comply with this subsection (b)(i)), and (ii) no other Event of Default shall exist under this Lease;

(c) The number of beds that are licensed for the delivery of hospital care at such Hospital Facility must at all times be equal to or greater than the minimum number of hospital care beds that is required at such Hospital Facility as set forth on Schedule 7.2.7 attached hereto and made a part hereof;

(d) The aggregate number of beds at such Hospital Facility, and at all other Hospital Facilities that are included within the Master Lease Leased Properties and remain subject to any of the ML Leases, that are licensed for the delivery of hospital care must at all times be equal to or greater than ninety percent (90%) of the aggregate number of licensed beds, as of the Commencement Date as shown on Schedule 16.1(m)(A) of the applicable ML Lease(s) of such Hospital Facilities, at all such Hospital Facilities;

(e) The requirements of subsection (m) hereof must at all times be satisfied;

(f) Any conversion of licensed beds that occurs with respect to a Hospital Facility pursuant to the terms of this Section 7.2.7 must be completed (i.e. in accordance with the requirements of this Section 7.2.7, (i) beds licensed for the delivery of hospital care have been sold or delicensed, (ii) new licensure for beds licensed for the delivery of skilled nursing care has been obtained (and, if the proviso set forth in subsection (b) (i) above has been relied upon by Tenant, the number of licensed beds must have been restored and returned to the number of licensed beds required as provided in subsection (b)(i)(1)(B) above), and (iii) the capital expenditures, alterations, modifications and other improvements required pursuant to subsection (j) hereof have been completed) not later than eighteen (18) months prior to the then applicable Expiration Date for such Hospital Facility;

(g) To the extent reasonably practicable, Tenant shall accomplish any conversion permitted under this Section 7.2.7, and Tenant shall use commercially reasonable efforts to accomplish any such conversion, by (i) obtaining new licensure for the beds that are to be licensed for the delivery of skilled nursing care in accordance with all applicable Legal Requirements and (ii) voluntarily removing from service (“banking”) hospital care beds in accordance with the requirements of Section 16.1(m)(i) hereof;

(h) Insofar as Tenant is unable, despite its commercially reasonable efforts, to accomplish any conversion permitted under this Section 7.2.7 in accordance with subsection (g) above, then, prior to delicensing hospital care beds in compliance with this Section 7.2.7, Tenant may sell that number of beds that are licensed for the delivery of hospital care as will not cause a violation of subsections (c), (d), (e), (f) and (g) above (with eighty percent (80%) of the net proceeds after out-of-pocket expenses received by Tenant from any such sale to be shared with, and paid to, Lessor within ten (10) Business Days after the date that any such proceeds are received by Tenant), and, in such regard, Tenant agrees that it shall not directly or indirectly cause any such hospital care beds to be sold or otherwise transferred to any entity in which Tenant has any direct or indirect financial interest, except with Lessor’s prior written consent, in its sole discretion. At Tenant’s option, Tenant may elect not to attempt to sell the aforesaid beds or to cease its efforts to sell the aforesaid beds, and, in such event, Tenant shall promptly so notify Lessor and Lessor shall thereafter be entitled, at its option for a period of sixty (60) Business Days from receipt of Tenant’s aforesaid notice (and, in addition to such sixty (60) Business Days, such additional time period as may be necessary to obtain any necessary regulatory approvals for any proposed sale, so long as Lessor demonstrates reasonably diligent efforts to obtain such regulatory approvals), to attempt to sell any or all of the aforesaid beds, and, if it succeeds in gaining such regulatory approvals and in making any such sale, Lessor shall be entitled to retain all proceeds from any such sale, subject, in the case of any such sale of beds by Lessor to a person or entity (a “Hospital Competitor”) that intends to license and use the purchased beds at a hospital that competes locally with the Hospital Facility from which such purchased beds arose or another hospital facility of Tenant or its Affiliates, to the following additional requirements and conditions: (w) before completing any such sale, Lessor shall first notify Tenant in writing of the material terms of the Hospital Competitor’s purchase offer for such beds, including a copy of any letter of intent; (x) Tenant shall have ten (10) Business Days following receipt of such notice to notify Lessor in writing that Tenant desires to purchase such beds on the purchase offer terms specified in Lessor’s aforesaid notice; (y) if Tenant so notifies Lessor of its desire to purchase such beds, Lessor shall (1) notify Tenant in writing that (A) it has decided not to sell such beds, in which event Tenant shall immediately cause the delicensure of such beds, or (B) it has decided to continue its efforts to sell such beds, in which event Lessor shall have an additional five (5) Business Days after receipt of Tenant’s aforesaid notice of its desire to purchase such beds within which to sell such beds to a person or entity that is not a Hospital Competitor or to deliver to Tenant another notice of a Hospital Competitor’s purchase offer pursuant to subsection (w) above (and, thereupon, subsections (x), (y) and (z) of this subsection (h) shall again apply (except that the time frame for Tenant’s response pursuant to any reapplication of such subsection (x) shall be shortened from ten (10) Business Days to five (5) Business Days (the time frame for any reapplication of subsection (y)(1)(B) above shall remain five (5) Business Days))), or (2) notify Tenant in writing that Lessor will sell such beds to Tenant, in which event (A) Lessor shall sell, and Tenant shall purchase, such beds on the purchase offer terms specified in Lessor’s aforesaid notice, (B) Lessor shall be entitled to retain all proceeds from such sale and (C) Tenant shall immediately cause the delicensure of such beds (and, if Lessor does not provide a notice to Tenant pursuant to subsection (1) or (2) above within five (5) Business Days following Lessor’s receipt of Tenant’s notice evidencing its desire to purchase such beds, Lessor shall be deemed to have elected to sell such beds as provided in subsection (2) above); and (z) if Tenant does not notify Lessor in writing of its desire to purchase such beds as provided in subsection (x) above within ten (10) Business Days following Tenant’s receipt of Lessor’s notice described in subsection (w) above, Lessor shall be free to consummate the sale of such beds to the aforesaid Hospital Competitor on the same terms, in all material respects, as were described in its aforesaid notice pursuant to subsection (w) above;

(i) In connection with any sale of beds that is contemplated pursuant to this Section 7.2.7, each of Lessor and Tenant agrees to cooperate with the other party in such manner, and to execute such documents, as may be reasonably necessary or appropriate in order to facilitate or implement any sale of such beds by such other party;

(j) All alterations, modifications or other improvements to an affected Hospital Facility that Tenant makes in connection with any conversion of licensed beds that is permitted by the terms of this Section 7.2.7 must qualify as Permitted Alterations under, and must be conducted in compliance with the requirements of, ARTICLE X hereof, and Tenant agrees to make such capital expenditures, and to make such alterations, modifications and other improvements to an affected Hospital Facility, as are reasonable and necessary in connection with any such conversion;

(k) Following any conversion of licensed beds that is permitted by the terms of this Section 7.2.7, without limitation of its other information and reporting requirements set forth in ARTICLE XXVI hereof and elsewhere in this Lease, Tenant shall thereafter, as to each Hospital Facility affected by any such conversion, include in its financial reports for such Hospital Facility reports that separately breakdown the Patient Revenues and other revenues (itemized by payor type), and the operating expenses with necessary allocation as reasonably determined by Tenant, attributable to beds licensed for the delivery of hospital care, and beds licensed for the delivery of skilled nursing care, at such Hospital Facility;

(l) Tenant shall, as Additional Rent, reimburse Lessor for all reasonable out-of-pocket costs or expenses paid or incurred by Lessor, including, without limitation, costs or expenses paid or incurred by Lessor to professional consultants or advisors, in connection with Lessor’s review or evaluation of any notice, proposal, Authorizations, or other information supplied by Tenant to Lessor pursuant to this Section 7.2.7 and/or monitoring of Tenant’s compliance with this Section 7.2.7. Tenant shall reimburse Lessor for any such costs or expenses within ten (10) Business Days after the presentation by Lessor to Tenant of invoices therefor; and

(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than 284 such beds (the “Section 7.2.7(m) Number”).

Section 7.2.8 Notwithstanding anything to the contrary contained in this Section 7.2, Lessor agrees that licensed beds at each Facility that is referenced on Schedule 7.2.8 hereof (a “SN Facility”) may be voluntarily removed from service (“banked”) or de-licensed, provided and on the condition that all of the following requirements are complied with and satisfied:

(a) If Tenant desires to voluntarily remove from service or de-license beds at a Facility referenced on Schedule 7.2.8 as permitted in this Section 7.2.8, not less than thirty (30) days prior to commencing to voluntarily remove from service or de-license any such beds, Tenant shall so notify Lessor in writing, and such notice shall include therein, or have delivered therewith, (i) detailed descriptions of (x) the voluntary removals from service and/or de-licensing of beds at such Facility that are proposed by Tenant, including, without limitation, whether and to what extent Tenant intends and expects to accomplish such bed changes through the voluntary removal from service of beds as described below (and, if not, why such voluntary removals from service will not be utilized by Tenant) and whether and to what extent Tenant intends and expects to sell any licensed beds as described below, and (y) Tenant’s projections, budgets and/or other estimates of the cost of implementing such bed changes and of the projected impact of such bed changes upon the EBITDAR of the affected Facility (broken down by line item) and upon Tenant’s earnings per share, (ii) evidence reasonably satisfactory to Lessor establishing and demonstrating that the proposed bed changes will comply with and satisfy all of the requirements of this Section 7.2.8, and (iii) a Senior Officer’s Certificate certifying that Tenant has made diligent inquiry and has consulted with its legal counsel and, based upon the foregoing, certifying that the bed changes proposed by Tenant will comply with and satisfy all of the requirements of this Section 7.2.8 and that the information contained in the aforesaid notice or delivered therewith is true and correct in all material respects. Tenant shall further submit and deliver to Lessor, promptly following Lessor’s request therefor, such supplemental information and documentation relative to the proposed bed changes as Lessor may reasonably request from time to time;

(b) (i) Subject to, and without limitation of, Section 16.1(m)(iv) hereof, the number of licensed beds at such Facility must at all times be equal to or greater than the number of licensed beds that must be maintained by Tenant at such Facility in order to avoid causing an Event of Default to arise under Section 16.1(m) hereof and (ii) no other Event of Default shall exist under this Lease;

(c) The number of beds at such Facility that are licensed for the delivery of skilled nursing care, and not voluntarily removed from service (“banked”) as described in Section 16.1(m)(i) hereof, must at all times be equal to or greater than the minimum number of non-banked skilled nursing care beds that is required at such SN Facility as set forth on Schedule 7.2.8 attached hereto and made a part hereof;

(d) To the extent reasonably practicable, Tenant shall accomplish any bed changes permitted under this Section 7.2.8, and Tenant shall use commercially reasonable efforts to accomplish any such bed changes, by voluntarily removing from service, rather than de-licensing, licensed beds at such Facility (and, for such purpose, although the requirements of subsections (a), (b), (c) and (d) of Section 16.1(m)(i)(3) shall apply, and continue to apply, to any such voluntary removal from service, the twenty-five percent (25%) limitation set forth in such Section 16.1(m)(i)(3) shall not apply if all of the other requirements of this Section 7.2.8 are met), and, following any such voluntary removal from service, Tenant shall continue to comply with the requirements of such subsections (a), (b), (c) and (d) of such Section 16.1(m)(i)(3);

(e) Insofar as Tenant is unable, despite its commercially reasonable efforts, to accomplish any bed changes permitted under this Section 7.2.8 in accordance with subsection (d) above, then, prior to delicensing skilled nursing care beds in compliance with this Section 7.2.8, Tenant may sell the licensed beds that are not voluntarily removed from service as described in subsection (d) above (with fifty percent (50%) of the net proceeds after out-of-pocket expenses received by Tenant from any such sale to be shared with, and paid to, Lessor within ten (10) Business Days after the date that any such proceeds are received by Tenant), and, in such regard, Tenant agrees that it shall not directly or indirectly cause any such licensed beds to be sold or otherwise transferred to any entity in which Tenant has any direct or indirect financial interest, except with Lessor’s prior written consent, in its sole discretion. At Tenant’s option, Tenant may elect not to attempt to sell the aforesaid licensed beds or to cease its efforts to sell the aforesaid licensed beds, and, in such event, Tenant shall promptly so notify Lessor and Lessor shall thereafter be entitled, at its option for a period of sixty (60) Business Days from receipt of Tenant’s aforesaid notice (and, in addition to such sixty (60) Business Days, such additional time period as may be necessary to obtain any necessary regulatory approvals for any proposed sale, so long as Lessor demonstrates reasonably diligent efforts to obtain such regulatory approvals), to attempt to sell any or all of the aforesaid beds, and, if it succeeds in gaining such regulatory approvals and in making any such sale, Lessor shall be entitled to retain all proceeds from any such sale, subject, in the case of any such sale of beds by Lessor to a person or entity (a “SN Competitor”) that intends to license and use the purchased beds at a skilled nursing facility that competes locally with the SN Facility from which such purchased beds arose or another skilled nursing facility of Tenant or its Affiliates, to the following additional requirements and conditions: (w) before completing any such sale, Lessor shall first notify Tenant in writing of the material terms of the SN Competitor’s purchase offer for such beds, including a copy of any letter of intent; (x) Tenant shall have ten (10) Business Days following receipt of such notice to notify Lessor in writing that Tenant desires to purchase such beds on the purchase offer terms specified in Lessor’s aforesaid notice; (y) if Tenant so notifies Lessor of its desire to purchase such beds, Lessor shall (1) notify Tenant in writing that (A) it has decided not to sell such beds, in which event Tenant shall immediately cause the delicensure of beds, or (B) it has decided to continue its efforts to sell such beds, in which event Lessor shall have an additional five (5) Business Days after receipt of Tenant’s aforesaid notice of its desire to purchase such beds within which to sell such beds to a person or entity that is not a SN Competitor or to deliver to Tenant another notice of a SN Competitor’s purchase offer pursuant to subsection (w) above (and, thereupon, subsections (x), (y) and (z) of this subsection (e) shall again apply (except that the time frame for Tenant’s response pursuant to any reapplication of such subsection (x) shall be shortened from ten (10) Business Days to five (5) Business Days (the time frame for any reapplication of subsection (y)(1)(B) above shall remain five (5) Business Days))), or (2) notify Tenant in writing that Lessor will sell such beds to Tenant, in which event (A) Lessor shall sell, and Tenant shall purchase, such beds on the purchase offer terms specified in Lessor’s aforesaid notice, (B) Lessor shall be entitled to retain all proceeds from such sale and (C) Tenant shall immediately cause the delicensure of such beds (and, if Lessor does not provide a notice to Tenant pursuant to subsection (1) or (2)

above within five (5) Business Days following Lessor’s receipt of Tenant’s notice evidencing its desire to purchase such beds, Lessor shall be deemed to have elected to sell such beds as provided in subsection (2) above); and (z) if Tenant does not notify Lessor in writing of its desire to purchase such beds as provided in subsection (x) above within ten (10) Business Days following Tenant’s receipt of Lessor’s notice described in subsection (w) above, Lessor shall be free to consummate the sale of such beds to the aforesaid SN Competitor on the same terms, in all material respects, as were described in its aforesaid notice pursuant to subsection (w) above;

(f) In connection with any sale of beds that is contemplated pursuant to this Section 7.2.8, each of Lessor and Tenant agrees to cooperate with the other party in such manner, and to execute such documents, as may be reasonably necessary or appropriate in order to facilitate or implement any sale of such beds by such other party;

(g) All alterations, modifications or other improvements to an affected Facility that Tenant makes in connection with any bed change that is permitted by the terms of this Section 7.2.8 must qualify as Permitted Alterations under, and must be conducted in compliance with the requirements of, ARTICLE X hereof, and Tenant agrees to make such capital expenditures, and to make such alterations, modifications and other improvements to an affected Facility, as are reasonable and necessary in connection with any such bed change; and

(h) Tenant shall, as Additional Rent, reimburse Lessor for all reasonable out-of-pocket costs or expenses paid or incurred by Lessor, including, without limitation, costs or expenses paid or incurred by Lessor to professional consultants or advisors, in connection with Lessor’s review or evaluation of any notice, proposal, Authorizations, or other information supplied by Tenant to Lessor pursuant to this Section 7.2.8 and/or monitoring of Tenant’s compliance with this Section 7.2.8. Tenant shall reimburse Lessor for any such costs or expenses within ten (10) Business Days after the presentation by Lessor to Tenant of invoices therefor.

(i) Nothing contained in this Lease shall affect the respective rights and obligations of Lessor and Tenant under that certain letter dated January 22, 2008 relating, among other matters, to the Standard Banking Requirements referenced therein, to the extent that such letter references any Leased Property hereunder, and such letter remains in full force and effect.

Section 7.2.9 With reference to Section 7.2.7 and Section 7.2.8 hereof, Lessor agrees that Tenant’s rights to convert licensed beds on the terms set forth in Section 7.2.7 hereof and/or voluntary remove from service or delicense beds on the terms set forth in Section 7.2.8 hereof do not replace Tenant’s rights to delicense beds as and to the extent permitted by Section 16.1(m) hereof. For example, assume that a particular SN Facility had 100 licensed beds as of the Commencement Date, that, for purposes of this example, at all times the Permissible Reduction Percentage applicable to such Facility is 10% (so that, pursuant to Section 16.1(m) hereof, a reduction in the number of licensed beds to 90 beds would not cause a default under Section 16.1(m)), that such SN Facility is not listed on Schedule 16.1(m)B hereof and that the minimum number of non-banked skilled nursing care beds that is required at such SN Facility as set forth on Schedule 7.2.8 is 95 beds. If, in accordance with the terms of

Section 7.2.8 hereof, the number of licensed beds at such SN Facility is reduced to 95 beds, neither Section 7.2.7 nor Section 7.2.8 hereof would prohibit Tenant, pursuant to Section 16.1(m) hereof, from thereafter allowing an additional 5 beds to be delicensed. On the other hand, if Tenant first allowed 5 beds to be delicensed pursuant to Section 16.1(m) hereof, Tenant could not thereafter proceed under Section 7.2.8 hereof if such proceeding would result in the loss of licensure of any bed, as 95 beds is the minimum as described above (but Tenant could still allow the number of beds to be further reduced from 95 beds to 90 beds pursuant to Section 16.1(m), without causing a default under such Section 16.1(m)).

Section 7.3 Granting of Easements, etc.

Section 7.3.1 Lessor and Tenant will, from time to time so long as no Event of Default has occurred and is continuing, at the request of the other party and at such requesting party’s cost and expense (but subject to the approval of the non-requesting party, which approval shall not be unreasonably withheld, delayed or conditioned, and provided, however, that if the non-requesting party has not responded to any such request of the requesting party within 30 days after receipt thereof, such request shall be deemed approved), (i) grant easements and other rights in the nature of easements, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the applicable Leased Property, (iii) dedicate or transfer unimproved portions of the applicable Leased Property for road, highway or other public purposes, (iv) execute petitions to have the applicable Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the applicable Leased Property and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in the applicable Leased Property), but only upon delivery of all documentation the non-requesting party reasonably shall deem necessary and, if Lessor is the requesting party, only if such grant, release, dedication, transfer, petition or amendment (a) is not detrimental to the proper conduct of the business of Tenant on the applicable Leased Property and (b) does not materially reduce the value of the Leased Property, as reasonably determined by Tenant, and, if Tenant is the requesting party, only if such grant, release, dedication, transfer, petition or amendment does not materially reduce the value of the Leased Property, as reasonably determined by Lessor.

Section 7.3.2 Notwithstanding anything to the contrary contained in Section 7.3.1, Section 8.3 and Section 24.1 or elsewhere in this Lease, in the case of any easement or license for a cell tower, antenna, satellite dish or other telecommunications equipment, a parking lot or a billboard or other signage (a) that is entered into pursuant to Section 7.3.1 hereof at the written request of Lessor and (b) from which profit is generated and all of such profit, and any reimbursements of out of pocket costs and expenses incurred by Lessor in connection therewith, are payable to Lessor, without any obligation of Lessor to pay, or credit, any of the same to Tenant, (i) Tenant shall be obligated under this Section 7.3, Section 8.3 and Section 24.1 and the other provisions of this Lease only to refrain from taking, and to prevent its assignees and sublessees, and the agents, employees, contractors, invitees, licensees and concessionaires of Tenant and its assignees and sublessees, from taking, any action that would cause or result in a breach, default, violation or termination of any such easement or license and (ii) Lessor shall protect, indemnify, save harmless and defend Tenant from and against all out of pocket costs and expenses (including, without limitation, Litigation Costs), to the maximum extent permitted by law, incurred by Tenant due to any liabilities, obligations, claims, damages, penalties or causes of action asserted against Tenant primarily by reason of any such easement or license and not arising due to any breach by Tenant of its obligations under subsection (i) above.

Section 7.4 Restrictive Covenant. Tenant agrees to comply, and to cause each Restricted Party (as defined in Exhibit H attached hereto and made a part hereof) to comply, with the terms and conditions set forth in Exhibit H.

ARTICLE VIII

Section 8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to ARTICLE XII relating to permitted contests, Tenant, at its expense, will promptly (a) comply with all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the applicable Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of such Leased Property, and (b) procure, maintain and comply with all licenses, certificates of need and other Authorizations required for any use of the applicable Leased Property and Tenant’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the applicable Leased Property or any part thereof, including without limitation any Capital Alterations. In addition, Tenant shall promptly send to Lessor any material deficiency report Tenant receives from any federal, state or local licensure board or certification agency or authority with respect to any Facility if Tenant has not cured such deficiency within the applicable cure period.

Section 8.1.1 Authorization Non-Compliance. In the event that Tenant shall receive notice from any federal, state or local agency or authority that Tenant is not in compliance with any material Legal Requirement, license, permit, approval, certificate of need, certification for reimbursement under Medicare or Medicaid (with respect to any Facility that participates in such programs) or other Authorization, Tenant shall promptly send notice to Lessor and Tenant shall either (a) remedy any condition causing such noncompliance within any cure period allowed therefor by the applicable agency or authority (or, if no such cure period shall be allowed or specified by the applicable agency or authority, promptly and diligently following Tenant’s receipt of such notice and, in any event, prior to the final unappealable revocation of any license, permit, approval, certificate of need, certification for reimbursement or other Authorization) or (b) prior to the expiration of such cure period (or if no such cure period shall be allowed or specified by the applicable agency or authority, promptly following receipt of such notice and, in any event, prior to the final unappealable revocation of any license, permit, approval, certificate of need, certification for reimbursement or other Authorization), commence appropriate proceedings to contest such notice, and, thereafter, diligently pursue such contest until there is a final unappealable determination, all in accordance with the provisions of Section 8.2 and Section 12.1 hereof.

Section 8.2 Legal Requirement Covenants. Subject to the provisions of ARTICLE XII relating to permitted contests, Tenant covenants and agrees that none of the Leased Properties nor any of Tenant’s Personal Property shall be used for any unlawful purpose, and Tenant shall acquire and maintain, or cause to be acquired and maintained, all licenses, certificates, permits, provider agreements, approvals and other Authorizations needed to operate the applicable Leased Property in its customary manner for the Primary Intended Use, and any other use conducted on such Leased Property as may be permitted from time to time hereunder. Subject to ARTICLE XII, Tenant further covenants and agrees that Tenant’s use of each Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable local, state, and federal laws, ordinances, rules and regulations unless the same are held by a court of competent jurisdiction to be unlawful. Tenant may, however, upon prior written notice to Lessor, contest the legality or applicability of any law, ordinance, rule or regulation, or any other Legal Requirement or any licensure, certification or other Authorization decision (including, without limitation, any notice of non-compliance referred to in Section 8.1.1 hereof) or other Authorization if Tenant, at Tenant’s own expense, maintains such action in good faith, by appropriate proceedings and with due diligence, and on a regular basis fully informs Lessor of the status of, and material developments in, any such contest and furnishes Lessor with such additional documents and information concerning such contest as Lessor may reasonably request from time to time. If, by the terms of any such law, ordinance, rule or regulation or any Legal Requirement or any such licensure, certification or other Authorization decision or any applicable court order or stay, compliance therewith pending the prosecution of any such proceeding may legally be delayed (a) without the incurrence of any lien, charge or liability of any kind against the applicable Facility or Lessor’s interest therein, (b) without any loss of licensure, certification or other Authorization that would materially and adversely impair Tenant’s ability to continue to operate the affected Facility in accordance with its Primary Intended Use during Tenant’s contest, and (c) without subjecting Lessor to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final unappealable determination of such proceeding, provided, however, if any such lien, charge or civil or criminal liability would be incurred by reason of any such delay, Tenant may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Tenant (i) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay, (ii) prosecutes the contest with due diligence and in good faith, and (iii) keeps Lessor informed, and provides additional documentation and information, relative to such contest as described above. Following the final unappealable determination of any such proceeding adversely to Lessor or Tenant, Tenant shall comply with all requirements of such determination in accordance with Section 12.1(g).

Section 8.3 Permitted Encumbrances.

Section 8.3.1 Subject to Section 7.3.2 hereof, Tenant shall, at its own cost and expense, fully observe, perform and comply with all Permitted Encumbrances as the same apply to or bind Lessor or any of the Leased Properties. Subject to Section 7.3.2 hereof, Tenant shall not cause, or permit its respective agents, employees, contractors, invitees, subtenants, licensees, concessionaires or assigns (whether or not permitted hereunder) to cause, whether by act or omission, any breach of, default under or termination of any Permitted Encumbrance applicable to or binding upon Lessor or any of the Leased Properties. Notwithstanding anything to the contrary contained in Section 16.1 or elsewhere in this Lease but subject to Section 7.3.2 hereof, an Event of Default shall be deemed to have occurred under this Lease on account of Tenant’s breach of this Section 8.3.1, when, but only if, (a) Tenant’s breach of this Section 8.3.1 also results in a breach or default of an obligation under a Permitted Encumbrance, (b) such Permitted Encumbrance breach or default is not cured by Tenant on or prior to the expiration of the cure period, if any, applicable to such breach or default by the terms of the instrument creating such Permitted Encumbrance (or such longer cure period as may be expressly authorized by an order of a court of competent jurisdiction), and (c) on account of such Permitted Encumbrance breach or default, a real property interest, or a covenant, condition, restriction, license or other beneficial right, created under such Permitted Encumbrance and benefiting Lessor or a Leased Property is terminated or otherwise lost or at material risk of being terminated or otherwise lost. Lessor agrees that, in the event Lessor receives any written notice of default from a party to a Permitted Encumbrance, Lessor shall promptly forward a copy thereof to Tenant. Tenant agrees that, if Lessor, at its option, elects to cure an Event of Default by Tenant under this Section 8.3.1, such cure shall not excuse Tenant from, or be deemed a cure of, such Event of Default, nor shall Tenant’s reimbursement to Lessor of any costs and expenses incurred by Lessor in effecting any such cure be deemed a cure of any such Event of Default, provided, however, that, notwithstanding the foregoing, even after the occurrence of such an Event of Default by Tenant and/or Lessor’s cure thereof, Lessor agrees to accept Tenant’s cure thereof, or reimbursement of Lessor’s costs and expenses to effect such cure, provided, and on the condition, that Lessor has not, prior thereto, terminated this Lease as it affects the Leased Property to which such Permitted Encumbrance relates or dispossessed Tenant from such Leased Property. Nothing contained in this Section 8.3 shall limit or impair Lessor’s indemnification rights under Section 24.1 below.

Section 8.3.2 If (a) a Permitted Encumbrance breach or default of the nature described in Section 8.3.1(a) above occurs, and (b) on account thereof, if the same is not cured, the condition referenced in Section 8.3.1(c) above would, or is likely to, be satisfied, Tenant agrees that, notwithstanding anything to the contrary contained in Section 17.1 below or elsewhere in this Lease, Lessor may, but shall not be obligated to, in its discretion and regardless of whether Tenant is proceeding to cure, or attempting to cure, the Permitted Encumbrance breach or default referenced in Section 8.3.1(a) above or whether the cure period referenced in Section 8.3.1(b) above has expired or is likely to expire before completion of necessary cure efforts, take such actions as it deems necessary or appropriate to attempt to cure such Permitted Encumbrance breach or default, provided, however, that, if the breach or default referenced in subsection (a) above has applicable thereto, by the express terms of the applicable Permitted Encumbrance, a stated period to cure the same, Lessor agrees not to commence to cure such breach or default unless and until one-half (1/2) of the aforesaid stated cure period has elapsed. If Lessor so proceeds to attempt to cure any such Permitted Encumbrance breach or default, Tenant agrees, within fifteen (15) days following receipt of a written demand therefor and reasonable supporting documentation, to reimburse Lessor for the reasonable amount of all costs and expenses incurred by Lessor in curing, or attempting to cure, any such Permitted Encumbrance breach or default.

Section 8.4 Financial Covenants. Tenant covenants and agrees that, at each Financial Covenant Compliance Date:

Section 8.4.1 The Fixed Charge Coverage Ratio shall not be less than 1.25:1.00.

Section 8.4.2 The Total Leverage Ratio shall not be greater than 6.00:1.00.

Section 8.5 Measurement Transactions. Tenant covenants and agrees that, from and after any Kindred Change of Control Transaction, Tenant shall cause the Seniormost Parent, not later than the date of consummation of any of the following actions by the Seniormost Parent or any of its Consolidated Subsidiaries, in each case other than any such action to the extent involving solely the Seniormost Parent and/or one or more Consolidated Subsidiaries (by way of example: excluding from transactions described in Section 8.5.1 below the amount of any intercompany Indebtedness between two Consolidated Subsidiaries; and excluding from transactions described in Section 8.5.2 below the amount of any dividend by a Consolidated Subsidiary to the extent paid to the Seniormost Parent, but including for purposes of Section 8.5.2 the amount of such dividend paid by such Consolidated Subsidiary to an Entity that is not a Consolidated Subsidiary) (each, a “Measurement Transaction”), to provide a certification to Lessor pursuant to an Officer’s Certificate from the Chief Financial Officer of the Seniormost Parent in the form required under Section 26.1(w) hereof, stating that, at the time of taking such action and immediately after giving effect thereto, (a) no Event of Default has occurred and is continuing and (b) on a Pro Forma Basis, each of the financial covenants set forth in Section 8.4 has been satisfied:

Section 8.5.1 the incurrence of Indebtedness in one or a series of related transactions from and after the immediately preceding Quarterly Covenant Compliance Date in an aggregate principal amount outstanding at the date of measurement in excess of the greater of (i) $100,000,000 and (ii) 2.0% of Consolidated Total Assets;

Section 8.5.2 the declaration or payment of dividends or distributions in respect of any Equity Interests of Seniormost Parent or any such Consolidated Subsidiary in an aggregate amount for any such Entity during the period from and after the immediately preceding Quarterly Covenant Compliance Date exceeding the greater of (i) $50,000,000 and (ii) 1.25% of Consolidated Total Assets;

Section 8.5.3 the making or acquisition of any Investment in one or a series of related transactions from and after the immediately preceding Quarterly Covenant Compliance Date in an aggregate amount outstanding at the date of measurement in excess of the greater of (i) $100,000,000 and (ii) 2.0% of Consolidated Total Assets.

Section 8.6 Liability for Losses. Notwithstanding anything to the contrary contained herein or in the Section 25.1.12(f) Guaranty to the contrary, Lessor and its Affiliates may not collect any direct, consequential, punitive or other type of damages from Tenant or any Section 25.1.12(f) Guarantor solely due to any breach of Section 8.4 or Section 8.5, provided, that, notwithstanding such damages limitation, Tenant hereby acknowledges that any breach of

Section 8.4 or Section 8.5 shall constitute an Event of Default hereunder to the extent and at the times provided for herein, and, upon the occurrence of any such Event of Default, Lessor shall have and retain all rights and remedies under this Lease, including, without limitation, damages claims, on account of any such Event of Default (exclusive of any right to collect damages solely due to a breach of Section 8.4 or Section 8.5). For example, if a breach occurs under Section 8.4 or Section 8.5 hereof and an Event of Default occurs on account thereof, although Lessor may not collect damages from Tenant or a Section 25.1.12(f) Guarantor solely on account thereof as described above, because of the occurrence of an Event of Default, Lessor shall have, and retain, all rights and remedies relative to acceleration of rent, collection of rental deficiencies, dispossession of Tenant, termination of the Lease as it relates to a Leased Property(ies), collection of Litigation Costs and collection of damages due to, for example, the termination of this Lease as it relates to a Leased Property(ies) or the condition of a Leased Property(ies) upon any such termination or a breach of a surviving indemnification obligation following any such termination, and all other rights and remedies (exclusive of any right to collect damages solely due to a breach of Section 8.4 or Section 8.5 hereof), that would be available to Lessor if the breach that resulted in an Event of Default arose other than due to a breach of Section 8.4 or Section 8.5.

Section 8.7 Limited Right to Cure Certain Section 8.4 Failures.

Section 8.7.1 From and after the ARML No. 3 Payment Date, and notwithstanding anything to the contrary contained in Section 16.1(y), in the event that Tenant fails to comply with any covenant in Section 8.4 as of any Quarterly Covenant Compliance Date, at any time until the expiration of the 10th Business Day after the due date of the related Officer’s Certificate required under Section 26.1(w) (such date, the “Cure Expiration Date”), Tenant shall have the right to deposit an amount of cash with Lessor, or, at the option of Lessor, provide a letter of credit in a face amount issued by a bank acceptable to Lessor and amend this Lease to provide for customary LC protections and procedures reasonably requested by Lessor (each such deposit or letter of credit, individually and collectively, as the context requires, the “Security Deposit”) pursuant to the terms and conditions of Sections 8.7.2, 8.7.3 and 8.7.4 below (collectively, the “Cure Right”) and the covenants in Section 8.4 shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be deemed increased with respect to the Reference Period ending on such Quarterly Covenant Compliance Date and any future Reference Periods by an amount equal to the aggregate outstanding amount of the Security Deposits held by Lessor; and

(b) if, after giving effect to the foregoing pro forma adjustment, Tenant shall then be in compliance with the covenants in Section 8.4, Tenant shall be deemed to have satisfied such covenants as of such Quarterly Covenant Compliance Date with the same effect as though there had been no failure to comply therewith at such date, and any applicable breach or default of the covenants in Section 8.4 that had occurred shall be deemed cured for the purposes of this Lease.

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Lease, the Cure Right shall not be exercised more than five (5) times, and (iii) for purposes of this Section 8.7.1, the amount of each Security Deposit shall not exceed the minimum amount that when used to increase Consolidated EBITDA shall cause each of the covenants in Section 8.4 to be complied with.

Section 8.7.2 Security Deposit. Any Security Deposit shall be held by Lessor as security for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease and shall be deemed to be the property of Lessor. Upon the occurrence of an Event of Default, Lessor may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or for any other sum that Lessor may expend or be required to expend by reason of Tenant’s default, including, without limitation, any damages or deficiency in the reletting of the Leased Properties, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Lessor. Tenant shall not be entitled to any interest on the Security Deposit and Lessor may commingle the Security Deposit with its other funds. In case of a sale or transfer of the Leased Properties by Lessor, or any cessation of Lessor’s interest therein, whether in whole or in part, Lessor may pay over any unapplied part of the Security Deposit (or, in the case of any such partial transfer or cessation, such portion as Lessor allocates to such part of the Leased Properties, in its sole discretion) to the successor owner of the Leased Property(ies), and from and after such payment, Lessor shall be relieved of all liability with respect thereto. The provisions of the preceding sentence shall apply to every subsequent sale or transfer of the Leased Properties or any part thereof.

Section 8.7.3 Restoration of Security Deposit. In the event that, at any time or from time to time, the Security Deposit (or any portion thereof) is applied, on account of any Event(s) of Default by Tenant hereunder or as otherwise expressly provided in this Lease, Tenant shall replenish said Security Deposit in full, within ten (10) days after demand therefor, by paying to Lessor the amount of the Security Deposit so applied. Tenant’s failure to timely replenish and restore the Security Deposit as aforesaid shall be an Event of Default. Subject to Section 8.7.4, if: (a) no Event of Default has occurred and is continuing hereunder and (b) Tenant has performed and satisfied all of its obligations under this Lease (including, without limitation and as applicable, its obligations relative to any transfer of operations pursuant to Section 40.3 hereof), then the Security Deposit, or the remaining unapplied portion thereof, shall be paid or returned to Tenant within ninety-three (93) days after the expiration or termination of this Lease and the surrender of the Leased Properties to Lessor in the condition required hereunder; provided, however, that Lessor may retain an amount of the Security Deposit, as it shall reasonably determine, to secure the payment of any Rent and the performance of any remaining obligations under this Lease, the amount of which Lessor is then unable to determine finally (and Lessor shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment thereof to Lessor and the full performance of such remaining obligations under this Lease). The Security Deposit shall not be deemed an advance payment of Rent or a measure of Lessor’s damages for any default hereunder by Tenant, nor shall it be a bar or defense to any action that Lessor may at any time commence against Tenant.

Section 8.7.4 Return of Security Deposit. Lessor shall return to Tenant any Security Deposit within thirty (30) days after written request therefor; provided that:

(a) no Event of Default has occurred and is continuing;

(b) as of the four (4) most recent consecutive Quarterly Covenant Compliance Dates, Tenant would have complied with the covenants in Section 8.4 hereof without giving effect to any deemed increase to Consolidated EBITDA from the Security Deposits; and

(c) Tenant shall have delivered an Officer’s Certificate from the Chief Financial Officer of the Seniormost Parent setting forth calculations in reasonable detail demonstrating compliance with clause (b) above, together with such attached backup information as Lessor may reasonably request.

ARTICLE IX

Section 9.1 Maintenance and Repair.

(a) Tenant, at its expense, shall keep each Leased Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Tenant’s control (and Tenant’s Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such Leased Property, Tenant’s Personal Property, or any portion thereof), and, except as otherwise provided in ARTICLE XIV, shall promptly make all necessary and appropriate repairs and replacements thereto, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be made in good, workmanlike and first-class manner, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to such work. Tenant will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the applicable Leased Property or any part thereof for its Primary Intended Use.

(b) Lessor shall not under any circumstances be required to build or rebuild any improvements on any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the applicable Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain any Leased Property in any way, except as expressly provided herein. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted.

(c) Except as expressly set forth in this Lease, nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, express or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in any Leased Property, or any portion thereof.

(d) Tenant will, upon the expiration or prior termination of the Term, vacate and surrender the applicable Leased Property to Lessor in the condition in which such Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the entire Term).

(e) Tenant shall establish and maintain any reserve accounts reasonably required by a Superior Mortgagee for deferred maintenance conditions and for capital expenditures at the Leased Property.

Section 9.2 Encroachments. If any of the Leased Improvements on any Leased Property shall, at any time, encroach upon any property, street or right-of-way adjacent to such Leased Property, then, promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Lessor or Tenant, or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant, in good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment. Any such alteration shall be made in conformity with the applicable requirements of ARTICLE X. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall not be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

ARTICLE X

Section 10.1 Construction of Capital Alterations to the Leased Property(ies). Tenant shall not, without the prior written consent of Lessor, which consent, except as expressly set forth below relative to tie in/connecting Capital Alterations of the nature described below, shall not be unreasonably withheld, delayed or conditioned, construct or install Capital Alterations on any Leased Property. In the event that Tenant wishes to construct or install any Capital

Alteration, Tenant shall submit to Lessor in writing a proposal setting forth in reasonable detail such Capital Alteration and shall provide to Lessor for approval such plans and specifications, permits, licenses, contracts, construction schedules, construction budgets and other information concerning the proposed Capital Alteration as Lessor may reasonably request showing in reasonable detail the scope and nature of the Capital Alteration that Tenant desires to construct (collectively the “Plans and Specifications”). It is the intent of the parties hereto that the level of detail shall be comparable to that which is referred to in the architectural profession as “design development drawings” as opposed to working or biddable drawings. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Alteration and the use or uses to which it will be put. In the event that Lessor consents in writing to any Capital Alteration, prior to commencing construction of any Capital Alteration, Tenant shall first request Lessor to provide funds to pay for such Capital Alteration in accordance with the provisions of Section 10.3. If Lessor declines or is unable to provide such financing on terms acceptable to Tenant, Tenant shall provide to Lessor, prior to commencement of any construction, proof reasonably acceptable to Lessor that Tenant has sufficient capital to complete the construction. Furthermore, no Capital Alteration shall be made which would tie in or connect any Leased Improvements on a Leased Property with any other improvements on property adjacent to such Leased Property (and not part of the Land covered by this Lease) including, without limitation, tie-ins of buildings or other structures or utilities, unless Tenant shall have obtained the prior written approval of Lessor, which approval in Lessor’s sole discretion may be granted, withheld, delayed or conditioned. Tenant shall reimburse Lessor for all reasonable costs and expenses incurred by Lessor in reviewing the proposal and the Plans and Specifications for a Capital Alteration and for inspecting the applicable Leased Property and otherwise monitoring the construction of the Capital Alteration, including, without limitation, the reasonable cost of engaging consultants to assist Lessor in connection with any or all of the foregoing.

Section 10.2 Capital Alterations Financed by Tenant. If Tenant provides or arranges such financing, there shall be no adjustment in Base Rent by reason of any such Capital Alteration.

Section 10.3 Capital Alterations Financed by Lessor.

(a) Tenant shall request that Lessor provide or arrange financing for a Capital Alteration by providing to Lessor such information about the Capital Alteration as Lessor may reasonably request including without limitation all information referred to in Section 10.1 above. Lessor may, but shall be under no obligation to, obtain the funds necessary to meet the request. Within sixty (60) days after receipt of a request, Lessor shall notify Tenant as to whether it will finance the proposed Capital Alteration and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease. In no event shall the portion of the projected Capital Alterations Cost comprised of land, if any, materials, labor charges and fixtures be less than ninety percent (90%) of the total amount of such cost. Tenant may withdraw its request by notice to Lessor at any time before or after receipt of Lessor’s terms and conditions. If Tenant desires to accept Lessor’s offer to finance the proposed Capital Alteration, Tenant shall notify Lessor within thirty (30) days after Tenant’s receipt of Lessor’s offer.

(b) If Lessor agrees to finance the proposed Capital Alteration, Tenant shall provide Lessor with the following prior to any advance of funds:

(i) all customary or other reasonably required loan documentation;

(ii) any information, certificates, licenses, permits or documents requested by either Lessor or any third party lender with whom Lessor has agreed or may agree to provide financing which are necessary to confirm that Tenant will be able to use the Capital Alteration upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(iii) an Officer’s Certificate and, if requested, a certificate from Tenant’s architect, setting forth in reasonable detail the projected (or actual, if available) cost of the proposed Capital Alteration;

(iv) an amendment to this Lease, duly executed and acknowledged, in form and substance reasonably satisfactory to Lessor and Tenant, providing for (1) any change in the Rent that is set forth in Lessor’s offer to finance and accepted by Tenant, any change in the legal description of the Land, and any change in Exhibit C hereof (including any and all allocations of Rent and Transferred Property Percentages contained therein) that is appropriate on account of any change in the Rent as aforesaid (specifically, Lessor’s and Tenant’s agreed upon changes to the Base Rent allocable to the affected Leased Property(ies), if any, shall be incorporated into an amended Exhibit C, and the Transferred Property Percentages allocable to all of the Leased Properties shall then be recalculated and incorporated into such amended Exhibit C) and (2) any other Lease amendments as may be necessary or appropriate;

(v) a deed (in the customary form used to convey commercial properties within the relevant jurisdiction) conveying title to Lessor to any land acquired for the purpose of constructing the Capital Alterations free and clear of any liens or encumbrances except those approved by Lessor, accompanied by a final as-built survey thereof satisfactory to Lessor if reasonably required by Lessor;

(vi) endorsements to any outstanding policy of title insurance, if any, covering the applicable Leased Property or commitments therefor satisfactory in form and substance to Lessor (A) updating the same without any additional exception except as may be permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Alteration (except to the extent covered by the owner’s policy of title insurance referred to in subsection (vii) below);

(vii) if appropriate, (A) an owner’s policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subsection (v) free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender’s policy of title insurance satisfactory in form and substance to Lessor and the lending institution advancing any portion of the Capital Alterations Cost;

(viii) if deemed necessary by Lessor, an M.A.I. appraisal of the Leased Property indicating that the value of the applicable Leased Property upon completion of the Capital Alteration exceeds the Fair Market Value thereof prior thereto by an amount not less than 95% of the Capital Alterations Cost; and

(ix) such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by Section 13.1), documents, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the Board of Directors of Tenant authorizing the execution and delivery of the lease amendment and any other instruments as may be reasonably required by Lessor and any lending institution advancing or reimbursing Tenant for any portion of the Capital Alterations Cost.

(c) Upon making a request to finance a Capital Alteration, if and when such financing is actually consummated, Tenant shall pay or agree to pay all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance such Capital Alteration paid or incurred by them in connection with the financing of the Capital Alterations, including, but not limited to, (i) the reasonable fees and expenses of their respective counsel, (ii) all printing expenses, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance and survey charges, appraisal fees, if any, and rating agency fees, if any, (vi) any other applicable consulting fees (including without limitation engineering and environmental), and (vii) commitment fees, if any.

Section 10.4 Non-Capital Alterations. Tenant shall have the right to make additions, modifications or improvements to any Leased Property which are not Capital Alterations (“Non-Capital Alterations”) from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, provided that such action will not alter the character or purpose or detract from the value or operating efficiency thereof and will not impair the revenue producing capability of the affected Leased Property or adversely affect the ability of Tenant to comply with the provisions of this Lease. The cost of such Non-Capital Alterations, modifications or improvements to a Leased Property shall be paid by Tenant.

Section 10.5 Salvage. All materials which are scrapped or removed in connection with the making of either Capital Alterations permitted by Section 10.1 or Non-Capital Alterations permitted by Section 10.4 or repairs required by ARTICLE IX shall be or become the property of Lessor or Tenant depending on which party is paying for, or providing the financing for, such work.

Section 10.6 Additional Requirements for Capital Alterations and Non-Capital Alterations. Tenant shall comply with the following requirements in connection with Permitted Alterations:

(a) In the case of Capital Alterations, the Permitted Alteration shall be made substantially in accordance with the Plans and Specifications submitted to Lessor, to the extent applicable.

(b) The Permitted Alterations and the installation thereof shall comply with all applicable Legal Requirements and all Insurance Requirements.

(c) The Permitted Alterations shall be performed in a good and workmanlike manner, shall not impair the value or the structural integrity of the applicable Leased Property, and shall be free and clear of mechanic’s liens.

(d) Intentionally omitted.

(e) Tenant shall, at Tenant’s expense, obtain a builder’s completed value risk policy of insurance insuring against the risks of physical loss, including collapse and transit coverage, in a nonreporting form, covering the total value of the work performed, and equipment, supplies and materials, and insuring initial occupancy. Lessor and any Facility Mortgagee shall be additional named insureds of such policy. Lessor shall have the right to approve the form and substance of such policy, which approval shall not be unreasonably withheld, delayed or conditioned.

(f) Tenant shall pay the premiums required to increase the amount of insurance coverages required by ARTICLE XIII to reflect the increased value of the applicable Leased Property resulting from the Permitted Alterations, and shall deliver to Lessor a certificate evidencing the increase in coverage.

(g) In the case of Capital Alterations, Tenant shall, not less than sixty (60) days after completion of the Capital Alterations, deliver to Lessor a revised “as-built” set of Plans and Specifications for the Capital Alterations in form and substance reasonably satisfactory to Lessor.

(h) In the case of Capital Alterations, Tenant shall, not later than thirty (30) days after Lessor sends an invoice, reimburse Lessor for any reasonable costs and expenses, including attorneys’ fees and architects’ and engineers’ fees, incurred in connection with reviewing proposed Capital Alterations and ensuring Tenant’s compliance with the terms of this ARTICLE X.

(i) All Capital Alterations and Non-Capital Alterations shall, without payment by Lessor at any time (other than as expressly agreed by Lessor pursuant to Section 10.3 above), be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor free and clear of all encumbrances, other than Permitted Encumbrances.

(j) Except as expressly agreed by Lessor and Tenant pursuant to Section 10.3(b)(iv) above, (1) there shall be no adjustment in Base Rent by reason of any Capital Alteration or Non-Capital Alteration and (2) no Capital Alteration or Non-Capital Alteration shall be treated by Lessor or Tenant as rent, or amounts in lieu of rent, paid by Tenant, or any other kind of gross income to Lessor, for income tax purposes.

Section 10.7 Mortgagee’s Consent. Tenant shall not commence construction of any Capital Alteration until Lessor shall have obtained the consent of any applicable Facility Mortgagee or Superior Lessor, if such consent is required. Lessor agrees to use commercially reasonable efforts to obtain promptly any such consent, if such consent is necessary.

ARTICLE XI

Section 11.1 Liens. Subject to the provisions of ARTICLE XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of this Lease, (c) liens for those taxes of Lessor which Tenant is not required to pay hereunder, (d) subleases permitted by ARTICLE XXV, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by ARTICLE XII, (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed in good faith or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor or (2) any such liens are in the process of being contested as permitted by ARTICLE XII, and (g) any liens which are the responsibility of Lessor pursuant to the provisions of ARTICLE XXXVIII. Notwithstanding the foregoing, Tenant shall bond over any lien affecting the applicable Leased Property if Lessor shall reasonably request, or if any applicable Facility Mortgagee shall so require.

ARTICLE XII

Section 12.1 Permitted Contests. Tenant, on its own or on Lessor’s behalf (or in Lessor’s name), but at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by ARTICLE XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the applicable Leased Property, (b) neither the applicable Leased Property nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost, (c) in the case of a Legal Requirement, Lessor would not be in any immediate danger of criminal liability for failure to comply therewith pending the outcome of such proceedings and the contest provisions of Section 8.2 have been satisfied, (d) Tenant shall indemnify and hold harmless Lessor from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Lessor in connection therewith or as a result thereof, (e) in the case of a Legal Requirement and/or Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of or compliance with the same and to prevent any sale or forfeiture of the affected Leased Property or the Rent by reason of such non-payment or non-compliance, provided, however, the provisions of this ARTICLE XII shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Tenant to Lessor hereunder, (f) in the case of an Insurance Requirement, the coverage required by ARTICLE XIII shall be maintained, and (g) if such contest is resolved against Lessor or Tenant by a final unappealable determination, Tenant shall, as Additional Charges due hereunder, pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, within ten (10) days after such determination (or within such shorter period as may be required by the terms of such determination), and comply, within any cure period allowed therefor by the applicable agency or authority (or if no such cure period shall be allowed or specified by the applicable agency or authority, promptly and diligently following the effective date of such determination and, in any event, prior to the final unappealable revocation of any license, permit, approval, certificate of need, certificate for reimbursement or other Authorization), with the applicable Legal Requirement, Insurance Requirement, plan of correction or other remedial requirements of the applicable agency or authority; provided, however, that this subsection (g) is not intended, and shall not be construed, to afford Tenant any cure or grace period beyond the effective date of any final unappealable determination, unless and only to the extent that (i) such determination specifically conditions the imposition or taking effect of the adverse legal, regulatory or other consequences in issue upon Tenant’s failure to make a specified payment or to take specified compliance, curative or remedial action following the effective date of such determination or (ii) Tenant is proceeding diligently and in good faith to effect an assignment or sublet under Section 25.1.11 hereof and the applicable agency(ies) or authority(ies) is not enforcing such final order, pending consummation of such assignment or sublet. Lessor, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Lessor so desires, Lessor shall join as a party therein. Tenant shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII

Section 13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep each Leased Property, and all property located in or on any Leased Property, including Leasehold Improvements, Fixtures and Tenant’s Personal Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the applicable Leased Property is located, provided, however, that the insurers or reinsurers issuing policies covering general liability and/or professional liability claims (or providing reinsurance coverage with respect to such claims) need only to have such authorizations to do insurance business as are required by applicable law. All companies providing insurance required by the terms of this ARTICLE XIII (including, without limitation, any Captive Insurance Company) must have a rating at least as high as the rating required by any applicable Facility Mortgagee. The policies must name as loss payee (i) the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any Encumbrance placed on the applicable Leased Property in accordance with the provisions of ARTICLE XXXVIII (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement or (ii) if no such Facility Mortgage encumbers the applicable Leased Property, Lessor and, in the case of any commercial general liability and/or umbrella liability insurance coverages, must name Lessor and any Superior Mortgagee(s) as additional insureds. Losses shall be payable to Lessor and/or Superior Mortgagee as provided in ARTICLE XIV. Any loss adjustment shall require the written consent of Lessor, Tenant, Leasehold Mortgagee and Facility Mortgagee whenever the loss exceeds twenty percent (20%) of the Facility’s Fair Market Value. Evidence of insurance shall be deposited with Lessor and, if requested, with any Superior Lessor, Leasehold Mortgagee and Facility Mortgagee(s). If any provision of any Facility Mortgage requires deposits of insurance premiums to be made with such Facility Mortgagee, Tenant shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Tenant shall make such deposits directly with such Facility Mortgagee. The policies on each Leased Property, including the Leasehold Improvements, and Fixtures and Tenant’s Personal Property, shall insure against the following risks:

Section 13.1.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk”, including flood, the backup of sewers and drains, earthquake, breakage of plate glass and all physical loss perils including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined below in Section 13.2), subject to no coinsurance requirement or on an agreed amount basis;

Section 13.1.2 Broad form comprehensive boiler and machinery insurance, on a blanket repair and replace basis, with limits for each accident in an amount not less than one hundred percent (100%) of the then full replacement cost (as defined in Section 13.2) of the Leased Property;

Section 13.1.3 Business Interruption insurance on a Business Interruption, Gross Profits or Gross Rents form, including all standing charges, with a period of indemnity of no less than twelve (12) months, resulting from loss or damage as described in Section 13.1.1 or Section 13.1.2, subject to no coinsurance requirement or on an agreed amount basis;

Section 13.1.4 Claims for bodily injury, including death resulting therefrom, personal injury and property damage on an occurrence basis, under a policy of commercial general liability (“CGL”) insurance (including, without limitation, broad form property damage and broad form contractual liability) for a limit of not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence, combined single limit. Relative to the insurance referenced in this Section 13.1.4, Tenant shall be permitted to use a claims made policy form rather than an occurrence based policy form for its primary, and/or its excess liability, CGL insurance, only if:

(a) an occurrence based form of primary or excess liability, as applicable, CGL insurance policy cannot be obtained solely because occurrence based forms of primary or excess liability, as applicable, CGL insurance are not offered in the insurance market place for for-profit hospital and/or nursing center companies or

(b) a majority of the five (5) largest (determined by revenue) companies (exclusive of Tenant) in the for-profit hospital and/or nursing center industry maintain claims made forms of primary or excess liability, as applicable, CGL insurance for their primary or excess liability, as applicable, CGL insurance policies.

(For example, relative to the foregoing conditions, if occurrence based forms of primary CGL insurance are offered in the insurance market place for for-profit hospital and/or nursing center companies, but Tenant is unable to obtain an occurrence based form of excess liability CGL insurance solely because occurrence based forms of excess liability CGL insurance are not offered in the insurance market place for for-profit hospital and/or nursing center companies, and a majority of the aforesaid five largest companies maintain occurrence based forms of primary CGL insurance and claims made forms of excess liability CGL insurance, a claims made form of excess liability CGL insurance would be permitted subject to compliance with the other requirements of this Section 13.1.4, but a claims made form of primary CGL insurance would not be permitted). Prior to making any such switch to or renewing any claims made policy, Tenant shall be obligated to provide to Lessor supporting evidence demonstrating the existence of condition (a) or (b), and the sufficiency of such evidence shall be subject to the advance written approval of Lessor, in its reasonable discretion. If Tenant so switches to a claims made form of policy, in addition to complying with the requirements referenced below in this Section 13.1.4, Tenant shall be obligated to switch back to occurrence based coverage at the end of the then current claims made policy term unless condition (a) or (b) exists as demonstrated by supporting evidence reasonably approved in advance and in writing by Lessor. If Tenant satisfies the above referenced tests for switching to, or continuing to maintain, a claims made form of policy, any claims made policy that it purchases must include therein the right to purchase a “tail” that insures against so called “incurred but not reported claims” for a period of at least three (3) years following the expiration of such claims made policy. In addition, from and after any such switch to a claims made form of policy, Tenant must, after the expiration of each claims made policy that Tenant obtains, as to each such expiring claims made policy, either:

(i) continue to insure Lessor and all Facility Mortgagees and Superior Lessors with the required amount of primary and/or excess liability, as applicable depending upon the nature of such expiring claims made policy, CGL insurance coverage, on a claims made policy form that includes coverage against all so-called “incurred but not reported claims” relating to any period on or prior to the expiration of the expiring policy (“Previous Period Unreported Claims”), an additional ten (10) years following the expiration of such expiring claims made policy (which coverage may be obtained, for example, (A) through the renewal or rolling-over of a claims made based CGL policy providing the required amounts of coverage and including coverage against Previous Period Unreported Claims for consecutive 1-year periods for such ten (10) year period, or (B) through the purchase of a three (3) year claims made based CGL “tail” policy providing the required amounts of coverage and including coverage against Previous Period Unreported Claims followed by purchases of claims made based CGL policies providing the required amounts of coverage and including coverage against all Previous Period Unreported Claims for consecutive 1-year periods for the remaining seven (7) years of such ten (10) year period) (in connection with the purchase of claims made CGL insurance coverage pursuant to this subsection (i), any claims made CGL insurance coverage that is obtained by Tenant may exclude therefrom any claims incurred during any period that an occurrence based form of primary or excess liability, as applicable depending on the nature of the expiring claims made policy, CGL insurance policy providing the required amounts of coverage and insuring Lessor and all Facility Mortgagees and Superior Lessors was in effect), or

(ii) insure Lessor and all Facility Mortgagees and Superior Lessors by obtaining the required amount of primary and/or excess liability, as applicable, CGL insurance on an occurrence based policy form that includes therein as insured claims all claims (x) incurred prior to the inception of such occurrence based CGL insurance policy and after the latest of (1) April 27, 2007 (in the case of the Added Leased Properties) or October 1, 2014 (in the case of the other Leased Properties), (2) the date that is ten (10) years prior to the inception of such occurrence based CGL insurance policy or (3) the day preceding the date that Tenant, pursuant to the terms of this Section 13.1.4, first switched to a claims made form of primary or excess liability, as applicable depending on the nature of such expiring claims made policy, CGL insurance policy (relative to the period described in this subsection (ii)(x), any occurrence based CGL policy that is obtained by Tenant pursuant to this subsection (ii) may exclude therefrom any claims incurred during any period that an occurrence based form of primary or excess liability, as applicable depending on the nature of the expiring claims made policy, CGL insurance policy providing the required amounts of coverage and insuring Lessor and all Facility Mortgagees and Superior Lessors was in effect) and (y) not yet reported prior to such inception;

Section 13.1.5 Claims arising out of malpractice in an amount not less than Twenty Five Million and No/100 Dollars ($25,000,000.00) for each person and for each claim in the aggregate;

Section 13.1.6 Intentionally Omitted;

Section 13.1.7 Intentionally Omitted;

Section 13.1.8 Loss or damage commonly covered by blanket crime insurance including employee dishonesty, loss of money orders or paper currency, depositor’s forgery, in commercially reasonable amounts acceptable to Lessor for a limit of not less than Five Million and No/100 Dollars ($5,000,000.00).

Section 13.2 Replacement Cost. The term “full replacement cost,” as used herein, shall mean the actual replacement cost of the property requiring replacement from time to time including an increased cost of construction endorsement, without reduction or deduction for depreciation. Tenant shall have the full replacement cost redetermined by an accredited appraiser approved by Lessor (which approval shall not be unreasonably withheld, delayed or conditioned), hereinafter referred to as “impartial appraiser”, every five years during the Term, and at such other times that either party believes that full replacement cost has increased or decreased. Tenant shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to Lessor. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Section, as the case may be, to the amount so determined by the impartial appraiser. Each party shall pay one-half ( 1⁄2) of the fee, if any, of the impartial appraiser.

Section 13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance as may reasonably be required from time to time by any Facility Mortgagee and, further, shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Tenant on each Leased Property. Such worker’s compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

Section 13.4 Waiver of Subrogation. Lessor and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss that is covered by insurance then being carried by Lessor or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss where such insurance is valid and collectible respecting any such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. Nothing contained herein is intended, nor shall it be construed, to require that Lessor maintain any insurance coverage.

Section 13.5 Form Satisfactory, etc. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Lessor and any Superior Lessor and Facility Mortgagee and by insurance companies satisfactory to Lessor and any Superior Lessor and Facility Mortgagee. Lessor agrees that it will not unreasonably withhold, delay or condition its approval as to the form of the policies of insurance or as to the insurance companies selected by Tenant. Tenant shall pay all of the premiums therefor not later than the earlier of the date which is thirty (30) days after Tenant’s receipt of an invoice therefor or the due date of the applicable premium, and shall deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor and each Superior Lessor and Facility Mortgagee at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1(c). Each insurer mentioned in this Section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor and any Superior Lessor and Facility Mortgagee, that it will give to Lessor thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

Section 13.6 Limits; Deductibles. In the event that either party shall at any time deem the limits of the personal injury or property damage public liability insurance then carried to be either excessive or insufficient or in the event that Lessor shall at any time deem the deductible amount under any insurance then carried by Tenant pursuant to this ARTICLE XIII to be excessive, the parties shall endeavor to agree on the proper and reasonable limits or deductible amount, as applicable, for such insurance to be carried; and such insurance shall thereafter be carried with the limits or deductible amount, as applicable, thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits or deductible amount, as applicable, for such insurance to be carried shall be determined by an impartial third party selected by the parties. Nothing herein shall permit the amount of insurance to be reduced below, or the deductible amount under any insurance carried by Tenant pursuant to this ARTICLE XIII to be increased above, the amount or amounts required by any of the Facility Mortgages or by any Superior Lessor.

Section 13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Section but subject to any requirements of any applicable Facility Mortgagee, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this ARTICLE XIII are otherwise satisfied. Lessor agrees that the blanket coverage described in Schedule 13.7 of Existing ML5 satisfied the requirements of Section 13.1 as of September 30, 2013.

Section 13.8 No Separate Insurance. Tenant shall not on Tenant’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Superior Lessors and Facility Mortgagees, are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

Section 13.9 Survival. All of Tenant’s obligations under this ARTICLE XIII or otherwise relating to obtaining, and maintaining, claims made coverages, and/or switching back to occurrence based coverage, shall survive the expiration or termination of this Lease as it applies to any or all of the Leased Properties.

Section 13.10 Insurance Company Ratings. Notwithstanding anything to the contrary contained in this ARTICLE XIII, but without limitation of (a) any rights of any Facility Mortgagee and/or Superior Lessor and/or (b) any provisions of this ARTICLE XIII, or any other provisions of this Lease, that require Tenant to comply with any requirements of, or satisfy, or obtain the approval or consent of, any Facility Mortgagee and/or Superior Lessor, Lessor agrees that (i) subject to subsection (ii) below, Lessor shall not require that any insurance company that is providing general liability and/or professional liability insurance required by this ARTICLE XIII have a financial strength rating higher than A-, or a financial size category rating higher than IX, as such ratings are set forth from time to time in the most current ratings of A. M. Best Company, provided, however, that, if A.M. Best Company materially lowers its criteria for financial strength and/or financial size category ratings, this Section 13.10 shall no longer apply, and (ii) Lessor shall permit general liability and/or professional liability insurance required by this ARTICLE XIII to be provided by a Captive Insurance Company, but only if and to the extent that such Captive Insurance Company, and the amount, form and all other matters relating to such insurance, fully comply with all of the requirements of this ARTICLE XIII (other than this Section 13.10).

Section 13.11 Commutation of Certain Insurance Policies. Notwithstanding anything to the contrary contained in this ARTICLE XIII, Lessor agrees that:

(a) With respect to Tenant’s excess liability policies covering general liability and professional liability claims (“Excess CGL/PL Policies”) for (i) the period from January 1, 2003 through January 1, 2004 for claims of up to $7,000,000.00 in excess of $3,000,000.00 (i.e. claims in excess of $3,000,000.00 and less than $10,000,000.00), (ii) the period from January 1, 2004 through January 1, 2006 for claims of up to $8,000,000.00 in excess of $2,000,000.00, and (iii) the period from January 1, 2006 through January 1, 2008 for claims of up to $9,000,000.00 in excess of $1,000,000.00, Tenant shall be entitled to obtain commutation return premiums from the insurer(s) under such policies, provided and on the conditions that: (1) in the case of any claim that, if not for the commutation referenced above, would have been covered by such policies and that is (or has been) reported, or otherwise is (or becomes) known, to Tenant (sometimes referred to herein as a “known claim”), Tenant shall establish and maintain cash reserves with respect to any such known claim in a manner and at a monetary level that is consistent with the most stringent of (x) GAAP (to the extent the same are applicable), (y) generally accepted actuarial principles and practices and (z) the estimated liability principles and practices employed by Tenant and/or any Captive Insurance Company(ies) of Tenant with respect to known claims not covered by insurance during the period from January 1, 2006 to December 31, 2006, and (2) in the case all claims (other than known claims) (sometimes referred to herein as “incurred but not reported claims” or “IBNR claims”) that, if not for the commutation referenced above, would have been covered by such policies, Tenant shall establish and maintain accrued liability reserves in its books and records for the estimated amount of such IBNR claims in a manner and at a monetary level that is consistent with the most stringent of (x) subsection (1)(x) above, (y) subsection (1)(y) above and (z) the estimated liability principles and practices employed by Tenant and/or any Captive Insurance Company(ies) of Tenant with respect to IBNR claims not covered by insurance during the period from January 1, 2006 to December 31, 2006; and

(b) With respect to Tenant’s Excess CGL/PL Policies (i) for the period from January 1, 2003 through January 1, 2006 for claims of up to $90,000,000.00 in excess of $10,000,000.00, Tenant shall be entitled to obtain commutation return premiums from the insurer(s) under such policies, provided and on the conditions that, in the case of any claims, whether known claims or IBNR claims, that, if not for the commutation referenced above, would have been covered by such policies, Tenant shall establish and maintain cash reserves with respect to all such claims in a manner and at a monetary level that is consistent with the most stringent of (i) subsection (a)(1)(x) above, (ii) subsection (a)(1)(y) above and (iii) the estimated liability principles and practices employed by Tenant and/or any Captive Insurance Company(ies) of Tenant with respect to known claims, and IBNR claims, not covered by insurance during the period from January 1, 2006 to December 31, 2006.

ARTICLE XIV

Section 14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the applicable Leased Property, or any portion thereof, and insured under any policy of insurance required by ARTICLE XIII (excluding Business Interruption Insurance, as described in Section 13.1.3, covering Tenant’s obligations under this Lease for the payment of Rent, the disposition of the proceeds of which is described below) shall be paid to Lessor or a third party designated by Lessor and held by Lessor or such third party in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor or such third party from time to time for the reasonable costs of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction shall be paid to Tenant upon completion of any such repair and restoration, except that, in the event neither Lessor nor Tenant is required or elects to repair and restore as aforesaid, all such insurance proceeds shall be retained by Lessor free and clear (except as otherwise provided in Section 14.2.4). All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Tenant’s Personal Property shall belong to Tenant. All proceeds of the aforesaid Business Interruption Insurance shall be paid to Lessor or a third party designated by Lessor and held by Lessor or such third party in trust. Business Interruption Insurance proceeds shall be applied first towards payment of any Rent that is due to Lessor as of the date such proceeds are received by Lessor or such third party, and the balance of such proceeds shall be immediately paid to Tenant, except if and to the extent that the same have been paid by the insurer as a prepayment on account of Rent to become due under this Lease in which event Lessor or such third party shall hold any such funds in trust and apply such funds to such Rent as the same becomes due.

Section 14.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance.

Section 14.2.1 If, during the Term, any Leased Property is totally or partially destroyed from a risk covered by the insurance described in ARTICLE XIII and the Facility located thereon is rendered Unsuitable for Its Primary Intended Use, Tenant shall either (A) restore the Facility to substantially the same condition as existed immediately before the damage or destruction, or (B) offer to acquire the applicable Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such damage or destruction. In the event Lessor does not accept Tenant’s aforesaid offer to purchase, Tenant may (i) withdraw its offer to purchase the Leased Property and proceed to restore the Facility to substantially the same condition as existed immediately before the damage or destruction or (ii) provided and on the conditions that, at the time of such damage or destruction, Tenant had in full force and effect the insurance required under Section 13.1.1 and Section 13.1.2 above, there exists no defense to, or limitation upon, the insurer’s coverage of such damage or destruction under such insurance, and Tenant pays to Lessor, on or prior to the hereinafter described termination, the amount of any deductible or other uninsured portion of the loss resulting from any such damage or destruction, terminate this Lease as to such Leased Property, in which event Lessor shall be entitled to retain the insurance proceeds.

Section 14.2.2 If, during the Term, any Leased Property is totally or partially destroyed from a risk covered by the insurance described in ARTICLE XIII, but the Facility located thereon is not thereby rendered Unsuitable for its Primary Intended Use, Tenant shall restore such Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease as to such Leased Property.

Section 14.2.3 If the cost of the repair or restoration of any Leased Property exceeds the amount of proceeds received by Lessor from the insurance required under ARTICLE XIII, Tenant shall be obligated to contribute any excess amounts needed to restore such Leased Property. Prior to commencement of construction, Tenant shall either (a) provide Lessor with an irrevocable, unconditional, freely transferable letter of credit issued by a Lending Institution, in the full amount of such difference and in form and substance acceptable to Lessor (and Lessor shall be entitled to draw thereon if Tenant fails to proceed diligently with such construction or to pay its contractors for such construction in a timely manner or to renew or extend such letter of credit at any time the same is scheduled to expire within forty-five (45) days, and the funds from any such draw shall be held in trust and be disbursed by Lessor as provided in subsection (b) below and elsewhere in this ARTICLE XIV), or (b) pay such difference to Lessor, to be held in trust by Lessor, together with any other insurance proceeds, for application to the cost of repair and restoration.

Section 14.2.4 In the event Lessor accepts Tenant’s offer to purchase the applicable Leased Property as provided above, this Lease shall terminate as to the applicable Leased Property upon payment of the purchase price and the provisions of Section 40.16 hereof shall apply. Upon receipt of the purchase price from Tenant, Lessor shall remit to Tenant all insurance proceeds pertaining to such Leased Property then held in trust by Lessor or any third party designated by Lessor and shall assign to Tenant all of Lessor’s rights in and to any insurance proceeds payable on account of such damage or destruction.

Section 14.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. If during the Term any Leased Property and the Facility located thereon is totally or partially destroyed from a risk not covered by the insurance described in ARTICLE XIII, whether or not such damage or destruction renders the Facility Unsuitable for Its Primary Intended Use, Tenant shall restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease as to such Leased Property.

Section 14.4 Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property or Permitted Alterations financed by Tenant shall be paid to Tenant and Tenant shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property or Permitted Alterations financed by Tenant.

Section 14.5 Restoration of Tenant’s Property. If Tenant is required or elects to restore the applicable Leased Property as provided in Section 14.2 or Section 14.3, Tenant shall also restore all alterations and improvements made by Tenant, Tenant’s Personal Property and all Capital Alterations financed by Tenant.

Section 14.6 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease shall remain unabated during the Term notwithstanding any damage involving any Leased Property (provided that Lessor shall credit against such payments any amounts paid to Lessor as a consequence of such damage under any business interruption insurance obtained by Tenant); provided, however, that, effective upon the purchase of any Leased Property or termination of this Lease as to the applicable Leased Property pursuant to and in accordance with Section 14.2, this Lease shall terminate as to such Leased Property and the provisions of Section 40.16 hereof shall apply. The provisions of this ARTICLE XIV shall be considered an express agreement governing any cause of damage or destruction to the applicable Leased Property and, to the maximum extent permitted by law, no local or state statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.

Section 14.7 Restoration. If Tenant is required or elects to restore the applicable Leased Property as provided in Section 14.2 or Section 14.3, Tenant shall promptly repair, rebuild, or restore the applicable Leased Property, so as to make such Leased Property at least equal in value to such Leased Property as it existed immediately prior to such occurrence and as nearly similar to it in character as is practicable and reasonable. Prior to commencing such repairs or rebuilding, Tenant shall submit to Lessor for Lessor’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, Plans and Specifications pursuant to Section 10.1. Promptly after receiving Lessor’s approval of the Plans and Specifications, Tenant shall commence repairs and rebuilding and will prosecute the repairs and rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Tenant’s reasonable control. Subject to the provisions of any applicable Facility Mortgage, Lessor shall make available to Tenant the insurance proceeds (net of all administrative and collection costs, including reasonable attorneys’ fees) paid to Lessor for such repair and rebuilding as it progresses. Payments shall be made against certification of the architect approved by Lessor (which approval shall not be unreasonably withheld. delayed or conditioned) responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the Plans and Specifications and the value of the work in place is equal to not less than 110% of the aggregate amount advanced by Lessor for the payment of such work. Prior to commencing the repairing and rebuilding, Tenant shall deliver to Lessor for Lessor’s approval a schedule setting forth the estimated monthly draws for such work. Subject to the provisions of any applicable Facility Mortgage, Lessor shall contribute to such payments out of the insurance proceeds being held in trust by Lessor an amount equal to the proportion that the total net amount so held by Lessor bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work. Lessor may, however, withhold ten percent (10%) from each payment until the work has been completed and proof has been furnished to Lessor that no lien or liability has attached or will attach to the applicable Leased Property or to Lessor in connection with repairing and rebuilding.

Section 14.8 Notice. If during the Term any Leased Property and/or the Facility located thereon is totally or partially damaged or destroyed, and the restoration and repair of such damage or destruction is in Tenant’s reasonable estimation likely to cost in excess of $200,000.00 in the aggregate, then Tenant shall provide Lessor with written notice of such damage or destruction within fifteen (15) days after Tenant’s discovery thereof. The notice requirement of this Section 14.8 shall apply regardless of whether such damage or destruction is from a risk covered by the insurance described in ARTICLE XIII, and regardless of whether such damage or destruction renders the Facility Unsuitable for Its Primary Intended Use.

Section 14.9 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the applicable Leased Property which Tenant is obligated to restore or may restore under any of the provisions of this Lease.

ARTICLE XV

Section 15.1 Definitions.

Section 15.1.1 “Condemnation” means, as to any Leased Property, (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending and (c) a taking or voluntary conveyance of all or part of such Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Leased Property.

Section 15.1.2 “Date of Taking” means, as to the applicable Leased Property, the date the Condemnor has the right to possession of such Leased Property, or any portion thereof, in connection with a Condemnation.

Section 15.1.3 “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation.

Section 15.1.4 “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

Section 15.2 Parties’ Rights and Obligations. If during the Term there is any taking of all or any part of the applicable Leased Property by Condemnation, the rights and obligations of the parties shall be determined by this ARTICLE XV.

Section 15.3 Total Taking. If any Leased Property is totally taken by condemnation, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 40.16 hereof shall apply.

Section 15.4 Partial Taking. If a portion of any Leased Property is taken by Condemnation, this Lease shall remain in effect as to such Leased Property if the Facility located thereon is not thereby rendered Unsuitable for Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 40.16 hereof shall apply.

If as a result of any such partial taking by Condemnation, this Lease is not terminated as provided above, Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease shall remain unabated during the Term notwithstanding such Condemnation (provided that Lessor shall credit against such payments any amount of any Award attributable to Tenant’s business interruption).

Section 15.5 Restoration. If there is a partial taking of the applicable Leased Property and this Lease remains in full force and effect pursuant to Section 15.4, Tenant at its cost shall accomplish all necessary restoration.

Section 15.6 Award-Distribution.

(a) In the event of any partial taking of any Leased Property, the entire Award shall belong to and be paid to Lessor, except that, subject to the rights of the Facility Mortgagees, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, the following:

(i) A sum attributable to the Capital Alterations paid for by Tenant; and

(ii) A sum specifically attributable to Tenant’s Personal Property and any reasonable removal and relocation costs included in the Award; and

(iii) A sum specifically attributable to the cost of restoring the Leased Property in accordance with Section 15.5 hereof.

(b) In the event of a total taking of any Leased Property, the Award shall be divided between Lessor and Tenant in such proportions relative to the appraised values of their relative estates determined in accordance with Section 35.1 taking into account the value of improvements owned by Lessor and Permitted Alterations paid for by Tenant. Tenant shall also receive a sum specifically attributable to Tenant’s Personal Property and any reasonable removal and relocation costs included in the Award.

Section 15.7 Temporary Taking. The taking of any Leased Property, or any part thereof, by military or other public authority shall constitute a taking by condemnation only when the use and occupancy by the taking authority has continued for longer than six (6) months. During any such six (6) month period all the provisions of this Lease shall remain in full force and effect and Base Rent shall not be abated or reduced during such period of taking.

ARTICLE XVI

Section 16.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:

(a) if a default by Tenant shall occur under the Indemnity Agreement and, in the case of a monetary default, such default is not cured within a period of five (5) days after receipt of notice from Lessor or, in the case of a non-monetary default, such default is not cured within a period of thirty (30) days after receipt of notice from Lessor, unless such default cannot with due diligence be cured within a period of thirty (30) days, in which case such period of time shall be extended to such period of time (not to exceed 180 days) as may be necessary to cure such default with all due diligence, provided that such cure is completed within 180 days (this subsection (a) shall not apply if and for so long as Lessor is neither Ventas Realty, Limited Partnership, nor Ventas, Inc. nor an Affiliate of either of such entities), or

(b) if Tenant shall fail to make payment of the Rent or any other sum payable under or pursuant to the terms of this Lease when the same becomes due and payable and such failure is not cured within a period of five (5) days after receipt of notice from Lessor, or

(c) if Tenant shall fail to observe or perform any term, covenant or condition of this Lease not specifically provided for in this Section 16.1 and such failure is not cured within a period of thirty (30) days after receipt of notice from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such period of time shall be extended to such period of time (not to exceed 180 days) as may be necessary to cure such default with all due diligence provided that such cure is completed within 180 days, or

(d) if Tenant shall fail to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to Section 8.1.1, Section 11.1, the last sentence of Section 8.2, Section 12.1(g) or Section 13.1, or

(e) any Guarantor shall fail to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to any Lease Guaranty, and such failure shall not be cured within any applicable cure period provided in such Lease Guaranty, or

(f) there shall occur a final unappealable determination by applicable federal, state or local authorities of Tenant’s non-compliance with Legal Requirements applicable to a Facility located on any Leased Property, or of the revocation of any license, permit, approval or other Authorization (including, without limitation, any certificate of need) required for the lawful operation of the Facility located on any Leased Property in accordance with its Primary Intended Use, or any other circumstances under which Tenant is required by a final unappealable determination of any such authority to cease operations of such Facility in accordance with its Primary Intended Use as currently operated (provided, however, that, without limitation of Section 12.1(g) hereof, before any such determination becomes final and unappealable, Tenant shall have the right to contest the same in accordance with Section 8.1.1, Section 8.2 and Section 12.1(a)-(f) hereof), or

(g) any material representation or warranty made by or on behalf of Tenant or any Guarantor or Section 25.1.12(f) Guarantor under or in connection with this Lease or any document, certificate or agreement delivered in connection with this Lease shall prove to have been false or misleading in any material respect on the day when made or deemed made, or

(h) if any Tenant, any Guarantor or any Section 25.1.12(f) Guarantor shall:

(i) admit in writing its inability to pay its debts generally as they become due,

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

(iii) make an assignment for the benefit of its creditors,

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or

(i) any petition shall be filed by or against any Tenant or any Guarantor or any subsidiary of either or any Section 25.1.12(f) Guarantor under Federal bankruptcy laws, or any other proceeding shall be instituted by or against any Tenant or any Guarantor or such subsidiary or any Section 25.1.12(f) Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant or any Guarantor or such subsidiary or any Section 25.1.12(f) Guarantor, or for any substantial part of the property of any Tenant or any Guarantor or such subsidiary or any Section 25.1.12(f) Guarantor, and such proceeding is not dismissed within ninety (90) days after institution thereof, or any Tenant or any Guarantor or such subsidiary or any Section 25.1.12(f) Guarantor shall take any action to authorize or effect any of the actions set forth above in this subsection (i) (this subsection (i) shall not apply to the appointment of a receiver, trustee, custodian or other similar official in any proceeding(s) other than bankruptcy, reorganization, insolvency and other creditors’ rights proceedings of the nature referenced in this subsection (i)), or

(j) if any Tenant or any Guarantor or Section 25.1.12(f) Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or

(k) if the estate or interest of Tenant in any Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or 30 days after receipt by Tenant of notice thereof from Lessor, (unless Tenant shall be contesting such lien or attachment in good faith in accordance with ARTICLE XII hereof), or

(l) if any receiver, trustee, custodian or other similar official is appointed for any Tenant, any Guarantor, any Section 25.1.12(f) Guarantor or any of the Facilities and any such appointment is not dismissed prior to the entry of a final, unappealable order approving such appointment (provided, however, that this subsection (l) shall not apply to any such official appointed in bankruptcy, reorganization, insolvency or other creditors’ rights proceedings of the nature referenced in subsection (i) above), and, in the case of the appointment of any such official as to whom this subsection (l) does apply, prior to the entry of a final unappealable order approving the appointment of such official and denying any requested dismissal thereof, without limitation of Section 12.1(g) hereof, no Event of Default shall be deemed to have occurred under this subsection (l) so long as Tenant is contesting such appointment in accordance with Section 8.2 and Section 12.1(a)-(f) hereof), or

(m) Subject to Section 16.10 hereof:

(i) Subject to subsection (iv) below, an Event of Default shall occur hereunder if the number of licensed beds for any Facility is reduced by more than the Permissible Reduction Percentage (as hereinafter defined) applicable to such Facility of the number of licensed beds in such Facility on the Commencement Date (which number of licensed beds, as of the Commencement Date and after adjusting for the effect of subsection (m)(i)(1) below, Tenant represents and warrants to Lessor is as set forth in Schedule 16.1(m)A attached hereto and made a part hereof) (provided, however, that, (1) for purposes of this subsection (m), in the case of the Leased Property known as Kindred Hospital – Chicago North (Facility No. 4637), the number of licensed beds in the Facility at such Leased Property on the Commencement Date shall be deemed to equal one hundred sixty-five (165), (2) intentionally omitted, and (3) the voluntary removal from service (so called “bed banking” or “banking”) of not more than twenty-five percent (25%) of the number of licensed beds in a particular Facility on the Commencement Date shall not constitute a reduction of licensed beds for purposes of this subsection (m), if and for so long as, for purposes of this subsection (3), (a) any such beds that are voluntarily removed from service by Tenant are removed from service with the approval of all applicable governmental authorities, (b) such beds continue to be considered “licensed beds” by the applicable governmental authorities, (c) after diligent inquiry relative to the applicable Legal Requirements and after consultation with its legal counsel, Tenant is not aware of any reason why the applicable regulatory authorities would not authorize such reintroduction by Tenant or any successor operator at the end of the bed banking period, in the discretion of Tenant or such successor operator, as applicable, and without the necessity of any governmental approval or reapproval or additional Authorization (other than routine governmental re-inspections of such Facility(ies) and any ministerial approvals, re-approvals or other Authorizations), and (d) at the time, and as a condition, of any such voluntary removal and thereafter within twenty (20) days after receipt of a written request therefor from Lessor from time to time (but not more often than twice in any calendar year, unless, after Lessor has made two (2) such requests in a calendar year, a change(s) in Legal Requirements becomes effective, or Lessor obtains knowledge of other facts or circumstances, suggesting a possible violation of subsection (a), (b) or (c) above or of the other provisions of this Section 16.1(m)), Tenant shall deliver to Lessor a Senior Officer’s Certificate, in form and substance reasonably satisfactory to Lessor, certifying that Tenant has made diligent inquiry relative to the applicable Legal Requirements and has consulted with its legal counsel and, based on the foregoing, certifies that Tenant has complied, and continues to be in compliance, with the provisions of subsections (a), (b) and (c) above and the other provisions of this Section 16.1(m)); and

(ii) As used in this subsection (m), the “Permissible Reduction Percentage” for a particular Facility shall equal the lesser of (1) ten percent (10%) or (2) the difference between twenty-five percent (25%) and the percentage of licensed beds at such Facility on the Commencement Date that, as of the calculation date, have been voluntarily removed from service by Tenant in accordance with subsection (m)(i)(3) above, provided, however, that (x) in the case of the Facility known as Kindred Hospital – Chicago North (Facility No. 4637), the reference in subsection (m)(ii)(1) above shall equal five percent (5%) (reduced from ten percent (10%), (y) intentionally omitted, and (z) in the case of any Facilities listed on Schedule 16.1(m)B attached hereto and made a part hereof as to which any involuntary reduction in the number of licensed beds has occurred in compliance with subsection (m)(iii) below, the reference in subsection (m)(ii)(1) above shall equal, as of any date, subject to subsection (m)(iii)(5) below, the greater of (A) five percent (5%) or (B) that percentage, not greater than ten percent (10%), calculated by subtracting from the number of licensed beds at such Facility as of such date the number of licensed beds set forth in the “95% of Minimum” column of Schedule 16.1(m)B as it applies to such Facility and then dividing the result of such subtraction by the number of licensed beds at such Facility as of such date. (For example, if Tenant voluntarily removes from service, in accordance with the requirements of subsection (m)(i)(3) above, fifteen percent (15%) or less of the aforesaid licensed beds at a particular Facility as to which neither subsection (m)(ii)(x) nor (m)(ii)(y) nor (m)(ii)(z) above applies, the “Permissible Reduction Percentage” would equal ten percent (10%) for such Facility, but if, for example, Tenant voluntarily removes from service, in accordance with the requirements of subsection (m)(i)(3) above, twenty percent (20%) of the aforesaid licensed beds at such Facility, the “Permissible Reduction Percentage” applicable to such Facility would equal five percent (5%) (i.e., under subsection (m)(ii)(2) above, 25%-20%=5%). Also, for example, if a particular Facility listed on Schedule 16.1(m)B had, as of the Commencement Date, 120 licensed beds, such Facility had not lost any licensed beds other than 38 licensed beds lost through an involuntary reduction that complies with subsection (m)(iii) below (so that, as of a particular date, such Facility has 82 licensed beds), and Schedule 16.1(m)B sets forth 80 licensed beds in the “Minimum Number of Licensed Beds” column as it applies to such Facility and 76 licensed beds in the “95% of Minimum” column as it applies to such Facility, the percentage referenced in the foregoing subsection (m)(ii)(z) would equal 7.317% (82 licensed beds minus 76 licensed beds equals 6 licensed beds and 6 licensed beds divided by 82 licensed beds equals 7.317%, which is greater than the 5.0% referenced in subsection (m)(ii)(z)(A) above); and

(iii) The provisions of this subsection (m)(iii) shall not apply to any of the Leased Properties other than the particular Leased Properties referenced on Schedule 16.1(m)B: An involuntary reduction of the nature referenced in subsection (m)(iii)(1) below in the number of licensed beds for any Facility listed on Schedule 16.1(m)B below the minimum number of licensed beds set forth in the “Minimum Number of Licensed Beds” column of Schedule 16.1(m)B as it applies to such Facility shall constitute an Event of Default under this Section 16.1(m)), but, notwithstanding any voluntary removal from service of licensed beds, an involuntary reduction in the number of licensed beds for any of the particular Facilities listed on Schedule 16.1(m)B down to, but not below, the minimum number of licensed beds set forth in the “Minimum Number of Licensed Beds” column of Schedule 16.1(m)B as it applies to such Facility shall not constitute an Event of Default under this Section 16.1(m)) provided and on the conditions that (1) the involuntary reduction is required by the applicable state regulatory authority primarily because of physical space limitations at the applicable Facility and any such physical space limitations are not the result of any alterations to the Facility made after the Existing Lease Effective Date; (2) Tenant uses its best efforts and due diligence to contest through all available processes (but not including any obligation on Tenant’s part to make physical alterations to the affected Facility) the involuntary reduction and, in regular and timely consultation with Lessor, explores other alternatives (e.g. sale or banking of the licensed beds that are the subject of such involuntary reduction, with any such sale of beds to be subject to the prior written approval of Lessor, in its sole discretion, and with all proceeds from any such sale to be paid, and belong, to Lessor); (3) Tenant provides written notice to Lessor of such involuntary reduction within two (2) Business Days of Tenant’s receipt of notice of the involuntary reduction and allows Lessor, if it so desires in its sole discretion, to participate in the contest of such involuntary reduction and, if it so desires in its sole discretion, to require that Tenant allow Lessor, at Tenant’s cost, to control such contest (including, without limitation, prosecuting legal proceedings in Lessor’s and/or Tenant’s name); (4) Tenant shall not settle any contest of any such involuntary reduction without Lessor’s prior written consent, in its sole discretion; and (5) following any such involuntary reduction as to a particular Facility listed on Schedule 16.1(m)B and whether or not Tenant has complied with the preceding conditions (1), (2), (3) and (4), Tenant shall in no event voluntarily reduce the number of licensed beds at such Facility by any amount, and

(iv) Notwithstanding anything to the contrary contained in this subsection (m), if and to the extent that Tenant voluntarily removes from service and/or de-licenses beds at a Facility referenced on Schedule 7.2.8 hereof in accordance with Section 7.2.8 hereof and, in the case of any such beds that are voluntarily removed from service, provided further that the requirements of subsections (a), (b), (c) and (d) of subsection (m)(i)(3) above are, and at all times continue to be, met, such voluntary removal from service and/or de-licensing, as applicable, shall not constitute, or be treated as, a breach of this subsection (m) or an Event of Default under this Lease, and

(v) Notwithstanding anything to the contrary contained in this subsection (m), if to the extent that the aggregate number of beds at a particular Hospital Facility that are licensed for the delivery of hospital care or skilled nursing care is reduced below the Applicable Required Number of Beds for such Hospital Facility in accordance with Section 7.2.7 hereof, such reduction shall not constitute, or be treated as, a breach of this subsection (m) or an Event of Default under this Lease (and, in such regard, if the proviso included in Section 7.2.7(b)(i) hereof is applicable, no breach of this subsection (m), and no Event of Default, shall be deemed to exist under this subsection (m) if the requirements of subsections (1) and (2) included in such proviso are complied with and satisfied), or

(n) if Tenant shall become subject to regulatory sanctions and Tenant has failed to cure or satisfy such regulatory sanctions (including, without limitation, through payment of any such sanctions, if the same are monetary in nature) within its specified regulatory cure period in any material respect with respect to any Facility (provided, however, that, without limitation of Section 12.1(g) hereof, prior to the imposition of such sanctions on Tenant by final unappealable order of any governmental agency or authority, no Event of Default shall be deemed to have occurred under this subsection (n) so long as Tenant is contesting the imposition of such sanctions in accordance with Section 8.2 and Section 12.1(a)-(f) hereof), or

(o) if, except pursuant to the terms hereof, Tenant voluntarily ceases operations on any Leased Property, or

(p) if Tenant shall fail to observe or perform any term, covenant or other obligation of Tenant set forth in ARTICLE XXVI hereof and such failure is not cured within a period of ten (10) days after receipt of notice thereof from Lessor, or

(q) subject to Section 16.10 hereof, there shall occur a revocation of certification for reimbursement under Medicare or Medicaid with respect to any Facility that participates in such programs and, within one hundred twenty (120) days following such revocation, Tenant fails to have its aforesaid certification fully restored (provided, however, that Tenant shall be given an additional sixty (60) days beyond the aforesaid one hundred twenty (120) day period to have its aforesaid certification fully restored if, on or prior to the aforesaid one hundred twentieth (120th) day, Tenant delivers to Lessor a Senior Officer’s Certificate, in form and substance reasonably satisfactory to Lessor, certifying that (i) the only requirement that remains unsatisfied in order for Tenant to have its aforesaid certification fully restored is a re-inspection of the applicable Facility by the applicable regulatory authority, and (ii) Tenant has made diligent inquiry relative to the applicable Legal Requirements and has consulted with its legal counsel and, based on the foregoing, certifies that Tenant is not aware of any reason why Tenant will not pass its aforesaid re-inspection, or why Tenant’s aforesaid certification will not be fully restored, in each case within the aforesaid additional sixty (60) day period), or

(r) an Event of Default shall occur as described in Section 8.3.1 above, or

(s) an Event of Default shall occur as described in Section 21.5.1 below, or

(t) if Tenant shall exercise a purchase option relative to a Leased Property in accordance with Section 16.12 hereof and thereafter fail to purchase the subject Leased Property, and otherwise perform and discharge its duties, liabilities and obligations on account of such exercise, strictly in accordance with the terms and conditions of Section 16.12 hereof, or

(u) an Event of Default (as defined in either Tenant Credit Agreement) arising from the failure to pay principal or interest with respect to any indebtedness owing under or pursuant to the Tenant Credit Agreements, or any other event of default arising from the failure to pay principal or interest with respect to any other indebtedness for borrowed money of Tenant with an aggregate outstanding principal amount equal to or exceeding $50 million, shall have occurred, or

(v) the acceleration of the maturity of any indebtedness for borrowed money of Tenant with an aggregate outstanding principal amount equal to or exceeding $50 million, shall have occurred, or

(w) if Tenant shall fail to observe or perform any term, covenant or other obligation of Tenant set forth in Section 7.2.7 or Section 7.2.8 hereof, or

(x) a Kindred Change of Control Transaction shall occur and Tenant has not complied with the requirements of Section 25.1.12, or

(y) a failure to comply with the covenants in Section 8.4 and such failure shall not have been remedied pursuant to Section 8.7 on or prior to the Cure Expiration Date or is not capable of being remedied pursuant to Section 8.7, or

(z) if any Event of Default (as defined in the Section 25.1.12(f) Guaranty) shall have occurred, or

(aa) if Tenant shall fail to observe or perform any term, covenant or agreement on its, or any Restricted Party’s, part to be performed or observed pursuant to Section 7.4 or Exhibit H hereto and such failure is not cured within a period of thirty (30) days after receipt of notice from Lessor, or

(bb) if any Event of Default shall have occurred under any of ML1, ML2 and/or ML4 or any lease that derives from any of the foregoing leases or this Lease (other than any such lease with an Unaffiliated Entity).

Upon the occurrence of any Event of Default, Lessor may, at its option, terminate this Lease (i) in the case of any Event of Default, as to all Leased Properties and/or (ii) if such Event of Default is a Facility Default, as to any of the Leased Property(ies) to which such Event of Default relates, by giving not less than ten (10) days’ notice of such termination and upon the expiration of such 10-day period or other time period fixed in such notice, if any, during which

10-day or other time period Tenant shall have no right to cure the Event of Default in question, the Term shall terminate as to all Leased Properties or as to the Leased Property(ies) to which such Event of Default relates, as specified in such notice, all rights of Tenant under this Lease shall cease as to the Leased Property(ies) so specified, and, if the Leased Property(ies) so specified are less than all of the Leased Properties, the provisions of Section 40.16 hereof shall apply. Lessor shall have all rights at law and in equity available to Lessor as a result of Tenant’s breach of this Lease, subject to Section 16.10.

Tenant shall pay, to the maximum extent permitted by law, as Additional Charges all Litigation Costs as a result of any Event of Default hereunder.

Section 16.2 Certain Remedies. If an Event of Default shall have occurred (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto, if any, as set forth in the applicable subsection of Section 16.1 above or elsewhere herein), whether or not this Lease has been terminated pursuant to Section 16.1, Tenant shall, to the maximum extent permitted by law, if and to the extent required by Lessor so to do, immediately surrender to Lessor the Leased Property(ies) as to which the Lease has been or may be terminated pursuant to Section 16.1 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all personal property from the Leased Properties subject to rights of any occupants or patients and to any requirement of law.

Section 16.3 Damages. To the extent permitted by law, neither (a) the termination of this Lease pursuant to Section 16.1, (b) the repossession of any or all of the Leased Properties or any portion thereof, (c) the failure of Lessor to relet any or all of the Leased Properties or any portion thereof, (d) the reletting of any or all of the Leased Properties or any portion thereof, nor (e) the failure of Lessor to collect or receive any rentals due upon any such reletting, shall relieve Tenant of any of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, subject to Section 16.4 below, Tenant shall forthwith pay to Lessor, at Lessor’s option, as liquidated damages with respect to Rent for each Leased Property as to which such termination has occurred, either:

(A) the sum of:

(i) the unpaid Rent allocable to each such Leased Property in accordance with Section 16.9 hereof which had been earned at the time of termination, which Rent and other sums shall bear interest at the lesser of the Overdue Rate and the maximum annual rate permitted by law from the date when due until paid; and

(ii) whether or not Lessor previously collected any amounts pursuant to clause (B) below, the then net present value (computed using a discount rate equal to the Prime Rate) of the amount of unpaid Rent allocable to each such Leased Property in accordance with Section 16.9 hereof for the balance of the Term following the date of termination (excluding, however, any period following termination on account of which Lessor previously collected Rent pursuant to clause (B) below) without any obligation or deemed obligation on the part of Lessor to mitigate damages, or

(B) each installment of Rent allocable to each such Leased Property in accordance with Section 16.9 hereof and other sums payable with respect to each such Leased Property by Tenant to Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the lesser of the Overdue Rate and the maximum annual rate permitted by law from the date when due until paid, to the extent that such Rent and other sums exceed the rent and other sums actually collected by Lessor for the corresponding period pursuant to any reletting of each such Leased Property (without any obligation or deemed obligation on the part of Lessor to mitigate damages).

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Lessor may, with or without terminating this Lease, (a) relet any or all of the Leased Properties or any part or parts thereof, either in the name of Lessor or otherwise, for a term or terms which may, at Lessor’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Lessor considers advisable and necessary to relet the same, and (b) make such reasonable alterations, repairs and decorations in the applicable Leased Property or any portion thereof as Lessor, in its sole judgment, considers advisable and necessary for the purpose of reletting the applicable Leased Property; and such reletting and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid (subject to Section 16.3(B) above if and to the extent the same is applicable). Lessor shall in no event be liable in any way whatsoever for failure to relet any Leased Property, or, in the event that any Leased Property is relet, for failure to collect the rent under such reletting. To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant’s being evicted or dispossessed, or in the event of Lessor’s obtaining possession of any Leased Property, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Section 16.4 Certain Effects of Separate Lease. Lessor agrees that, in the event this Lease is terminated as to a particular Leased Property and immediately thereafter a Separate Lease is entered into with respect to such Leased Property pursuant to Section 22.7 below, (a) Lessor shall not proceed against Tenant under Section 16.3(A) above relative to such Leased Property unless and until an Event of Default shall occur under such Separate Lease and (b) Rent collected by Lessor under any such Separate Lease relative to such Leased Property shall be credited by Lessor against the amounts owing to Lessor under Section 16.3(B) above relative to such Leased Property. Nothing contained in this Section 16.4 shall affect or impair Lessor’s rights under Section 16.3(A) and Section 16.3 (B) above relative to other Leased Properties.

Section 16.5 Waiver. If this Lease is terminated pursuant to Section 16.1, whether in whole or, in the case of any Facility Default, in part, Tenant waives, to the maximum extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this ARTICLE XVI, and (c) the benefit of any moratorium laws or any laws now or hereafter in force exempting property from liability for rent or for debt.

Section 16.6 Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Lessor rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant’s obligations in the order which Lessor may determine or as may be prescribed by the laws of the State where the applicable Leased Property is located.

Section 16.7 Notice to Lessor. If Tenant or any subtenant receives a notice of any material regulatory deficiency from any regulatory agency, Tenant shall deliver a copy of such notice to Lessor in accordance with Section 34.1.

Section 16.8 Nature of Remedies. To the maximum extent permitted by law, the rights and remedies of Lessor and Tenant under this Lease, at law and in equity shall be cumulative and may be exercised concurrently or successively, on one or more occasions, as Lessor or Tenant, as applicable, deems appropriate in its sole discretion, as often as occasion therefor arises. To the maximum extent permitted by law, each such right and remedy shall be in addition to all other such rights and remedies, and the exercise by Lessor or Tenant, as applicable, of any one or more of such rights and remedies shall not preclude the simultaneous or subsequent exercise of any or all other such rights and remedies. Without limiting the generality of the foregoing, liquidated damages in respect of Rent provided for in clauses (A) and (B) of Section 16.3 hereof, and in Section 20.1 hereof, shall be payable by Tenant in addition to, and not in lieu of, any other damages suffered by Lessor in connection with any default or Event of Default by Tenant (including, without limitation, Litigation Costs and costs of reletting).

Section 16.9 Allocable Rent. For purposes of this Lease, without limitation of Section 40.15 or Section 40.16 hereof, (a) the Additional Charges allocable to a Leased Property shall be the Additional Charges with respect to such Leased Property, and (b) the Base Rent allocable to a Leased Property shall be the product of (i) the amount of the Base Rent, multiplied by (ii) the Transferred Property Percentage for such Leased Property as set forth in Exhibit C (as modified from time to time in accordance herewith).

Section 16.10 Special Remedies Provisions. The intention of this Section 16.10 is to set forth certain special provisions applicable to Events of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease and to Lessor’s rights and remedies upon the occurrence of such Events of Default. This Section 16.10 has no application to other Events of Default under this Lease and is not intended to alter or limit Lessor’s rights and remedies with respect to such other Events of Default or, except as specifically set forth in this Section 16.10, for any other purpose. Subject to the foregoing, Lessor and Tenant agree that, notwithstanding anything to the contrary contained in this Lease:

Section 16.10.1 For purposes of this Lease, subject to Section 16.10.3.1 and Section 16.10.3.2 below, references to the “Section 16.10.1 Number” shall, as of a particular date, mean and refer to (a) the number 1 (if the number of Leased Properties as to which this Lease remains in full force and effect as of such date equals twenty (20) or less), (b) the number

2 (if the number of Leased Properties as to which this Lease remains in full force and effect as of such date equals between twenty-one (21) and forty (40), both inclusive), or (c) the number 3 (if the number of Leased Properties as to which this Lease remains in full force and effect as of such date equals forty-one (41) or more).

Section 16.10.2

Section 16.10.2.1 If the Section 16.10.1 Number applicable to this Lease, as determined pursuant to Section 16.10.1 above, equals one (1), the following provisions shall apply:

If, and for so long as, one or more Events of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described below), Lessor shall be entitled to exercise all rights and remedies available to it under this Lease on account of any then continuing Event of Default under Section 16.1(m) and/or Section 16.1(q) provided that Lessor may only exercise termination and/or dispossession rights and remedies on account of such Section 16.1(m) and/or Section 16.1(q) Event(s) of Default against either (i) any one or more of the Leased Properties to which such Event(s) of Default relate or (ii) all Leased Properties covered by this Lease.

Section 16.10.2.2 If the Section 16.10.1 Number applicable to this Lease, as determined pursuant to Section 16.10.1 above, equals two (2) or more, the following provisions shall apply:

If, and for so long as, an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described below) with respect to fewer than the Section 16.10.1 Number (as determined pursuant to Section 16.10.1 hereof) of the Leased Properties, then, on account of any Event of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease, Lessor may not exercise any termination and/or dispossession rights and remedies available to it under this Lease on account of such Section 16.1(m) and/or Section 16.1(q) Event(s) of Default against any Leased Property other than the Leased Property to which the aforesaid Event of Default relates. If, however, an Event of Default of the nature referenced in such Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described below) with respect to the Section 16.10.1 Number or more Leased Properties, Lessor shall be entitled to exercise all rights and remedies available to it under this Lease on account of any then continuing Event of Default under Section 16.1(m) and/or Section 16.1(q), provided that Lessor may only exercise termination and/or dispossession rights and remedies on account of such Section 16.1(m) and/or Section 16.1(q) Event(s) of Default against either (i) any one or more of the Leased Properties to which such Event(s) of Default relate or (ii) all Leased Properties covered by this Lease.

Section 16.10.2.3 For purposes of Section 4.1, Section 16.1(m), Section 16.1(q), Section 16.10, Section 17.1, Section 19.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3 of this Lease, if an Event of Default shall occur under Section 16.1(m) and/or Section 16.1(q) of this Lease, except as otherwise agreed in writing by Lessor, in its sole and absolute discretion, the same shall be deemed to be “continuing” at all times from and after the date that such Event of Default first arises (including, without limitation, at all times from and after the date that Lessor terminates this Lease as it applies to the Leased Property to which the aforesaid Event of Default relates or dispossesses Tenant from such Leased Property), unless, prior to the date that Lessor terminates this Lease as it applies to the Leased Property to which the aforesaid Event of Default relates or dispossesses Tenant from such Leased Property, such Event of Default is cured “in-kind” by rectifying and reversing the particular event, circumstance or condition that constitutes or causes such Event of Default; provided (the “Section 16.10.2.3 Proviso”), however, that, if the applicable Section 16.10.1 Number, as determined pursuant to Section 16.10.1 above, equals two or more, if (a) an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described above) with respect to fewer than the Section 16.10.1 Number of the Leased Properties and (b) Lessor has terminated this Lease as it applies to a Leased Property to which an aforesaid Event of Default relates or has dispossessed Tenant from such Leased Property, then, for purposes of Section 4.1, Section 17.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3, the aforesaid Event of Default relating to such Leased Property shall not be deemed to be “continuing” as to Leased Properties other than such terminated or dispossessed Leased Property; in such event, the rights and remedies available to Lessor or the limitation of Tenant’s rights under such sections which arise in the case of a continuing Event of Default shall apply only to the Leased Property on which the Event of Default under Section 16.1(m) and/or Section 16.1(q) has occurred, as illustrated by Examples 5, 6 and 7 of Section 16.10.5 below.

Section 16.10.2.4 The limitations on Lessor’s rights and remedies set forth in this Section 16.10.2: (a) apply only to Events of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease and not to any other Events of Default under this Lease, (b) apply only to Lessor’s termination and dispossession rights and remedies on account of Events of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease and, subject to the terms of the Section 16.10.2.3 Proviso, not to any other rights and remedies available to Lessor on account of any such Events of Default, and (c) do not change any of the other provisions of this Lease as they may relate to Events of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease (e.g. pursuant to Section 24.1(d) of this Lease, Tenant shall remain obligated to indemnify Lessor with respect to any such Section 16.1(m) and/or Section 16.1(q) Event of Default).

Section 16.10.3 The intention of this Section 16.10.3 is to set forth special rules regarding the calculation of the Section 16.10.1 Number and thereby to limit the ability of Lessor and Tenant, through transactions of the specified nature described in this Section 16.10.3, to evade certain of the intended goals of this Section 16.10.

Section 16.10.3.1 Notwithstanding Section 16.10.1 above, if (a)(i) a New Lease under Section 40.15 hereof (other than a New Lease that is a Separate Lease created under Section 22.7 hereof) is created from this Lease or (ii) this Lease constitutes a New Lease created under Section 40.15 of another lease demising any of the Master Lease Leased Properties (other than a New Lease that is a Separate Lease created under Section 22.7 of such other lease) and (b) as of the date immediately prior to such New Lease creation transaction (a

“Section 16.10.3.1 New Lease Transaction”), under this Lease (if subsection (a)(i) above is applicable) or the other lease referenced in subsection (a)(ii) above (if subsection (a)(ii) above is applicable) one or more Events of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of such lease had occurred and were continuing (as described in Section 16.10.2.3 hereof or of such other lease, as applicable) with respect to any of the Master Lease Leased Properties covered hereby or thereby, as applicable, then, the Section 16.10.1 Number that would otherwise apply to this Lease, but for the terms of this Section 16.10.3.1, shall be increased by one (1) if and only if all of the following conditions are met relative to this Lease:

(x) As of the date immediately following the aforesaid Section 16.10.3.1 New Lease Transaction, an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease (whether this Lease is the New Lease, or the lease from which a New Lease is created, involved in the aforesaid Section 16.10.3.1 New Lease Transaction) has occurred and is continuing (as described in Section 16.10.2.3 hereof) with respect to a number of the Leased Properties then covered by this Lease that equals or exceeds the Section 16.10.1 Number that would be applicable to this Lease as of such date (assuming, for purposes of this subsection (x), that this Section 16.10.3.1 is not applicable); and

(y) For the four (4) full calendar quarters ending not less than sixty (60) days prior to the aforesaid Section 16.10.3.1 New Lease Transaction, (1) the Leased Properties, if any, that continue to be covered by this Lease (whether this Lease is the New Lease, or the lease from which a New Lease is created, involved in the aforesaid Section 16.10.3.1 New Lease Transaction) and have as their Primary Intended Use use as a hospital have a Coverage Ratio that is fifteen percent (15%) or more higher than the Coverage Ratio of all of the Master Lease Leased Properties that are covered by this Lease and the other lease involved in the aforesaid Section 16.10.3.1 New Lease Transaction or (2) the Leased Properties, if any, that continue to be covered by this Lease and have as their Primary Intended Use use as a nursing center have a Coverage Ratio that is ten percent (10%) or more higher than the Coverage Ratio of all of the Master Lease Leased Properties that are covered by this Lease and the other lease involved in the aforesaid Section 16.10.3.1 New Lease Transaction; and

(z) No Event(s) of Default (other than Section 16.1(m) and/or Section 16.1(q) Events of Default) have occurred and are continuing under this Lease.

Example 1: Assume this Lease covers 25 Leased Properties and that no Event of Default under Section 16.1(m) and/or Section 16.1(q) or any other provision of this Lease has occurred or is continuing. Assume further that a New Lease covering 10 Leased Properties and not constituting a Separate Lease under Section 22.7 is created from this Lease pursuant to Section 40.15 hereof. This Section 16.10.3.1 would not apply, and the Section 16.10.1 Number applicable to this Lease would be determined pursuant to Section 16.10.1(a) hereof (because this Lease would then cover 15 Leased Properties), without any adjustment pursuant to this Section 16.10.3.1, because requirement (b) above is not met. The Section 16.10.1 Number for this Lease would equal one (1). For the aforesaid New Lease (because such New Lease would cover 10 Leased Properties), the Section 16.10.1 Number would also equal one (1).

Example 2: Same assumed facts as in Example 1, except that, as of the date immediately prior to the Section 16.10.3.1 New Lease Transaction referenced in Example 1, an Event of Default under Section 16.1(m) and/or Section 16.1(q) had occurred and was continuing with respect to one (1) Leased Property and such Leased Property remains a part of this Lease (thus satisfying requirement (b) above). Requirement (x) above would be met as to this Lease, because, immediately following the assumed Section 16.10.3.1 New Lease Transaction, an Event of Default under Section 16.1(m) and/or Section 16.1(q) would exist under this Lease with respect to one (1) Leased Property, and such number of Leased Properties equals the Section 16.10.1 Number that would be applicable to this Lease as a 15 Leased Properties lease, assuming, for purposes of requirement (x) above, that this Section 16.10.3.1 is not applicable. Also, requirement (z) above would be met, as assumed in Example 1. Accordingly, in the circumstances of Example 2, a review of Coverage Ratios pursuant to subsection (y) above would be needed in order to determine whether a change in the Section 16.10.1 Number applicable to this Lease is mandated by this Section 16.10.3.1. On the other hand, for the aforesaid New Lease (because such New Lease would cover 10 Leased Properties and because requirement (x) above is not met), the Section 16.10.1 Number would equal one (1).

Example 3: Same assumed facts as in Example 2. Assume further that the Coverage Ratios of the hospitals and nursing centers that remain subject to this Lease, determined for the four (4) full calendar quarters ending not less than sixty (60) days prior to the assumed Section 16.10.3.1 New Lease Transaction, equal, respectively, 1.575:1 and 1.500:1 and that the Coverage Ratios of the hospitals and nursing centers included in the 25 Leased Properties that were covered by this Lease immediately prior to the aforesaid transaction, for the same period, equal, respectively, 1.500:1 and 1.450:1. In the circumstances of this Example 3, this Section 16.10.3.1 would not apply, and the Section 16.10.1 Number applicable to this Lease would be determined pursuant to Section 16.10.1(a) hereof (because this Lease would then cover 15 Leased Properties), without any adjustment pursuant to this Section 16.10.3.1, because requirement (y) above is not met. The Section 16.10.1 Number for this Lease would equal one (1). For the aforesaid New Lease, for the reasons stated in Example 2, the Section 16.10.1 Number would also equal one (1).

Example 4: Same assumed facts as in Example 2. Assume further that the Coverage Ratios of the hospitals and nursing centers that remain subject to this Lease, determined for the four (4) full calendar quarters ending not less than sixty (60) days prior to the assumed Section 16.10.3.1 New Lease Transaction, equal, respectively, 1.575:1 and 1.653:1 and that the Coverage Ratios of the hospitals and nursing centers included in the 25 Leased Properties that were covered by this Lease immediately prior to the aforesaid transaction, for the same period, equal, respectively, 1.500:1 and 1.450:1. In the circumstances of this Example 4, the Section 16.10.1 Number that is applicable to this Lease immediately following the assumed Section 16.10.3.1 New Lease Transaction, would, pursuant to this Section 16.10.3.1, be increased from one (1) to two (2), because both requirement (a) and requirement (b) above are met, and all of requirement (x) (as described in Example 2), requirement (y) (because the Coverage Ratio for nursing centers covered by this Lease is fourteen percent (14%) higher (1.45 x. 1.14 = 1.653) than the Coverage Ratio for all nursing centers covered by the pre-transaction 25 Leased Properties lease) and requirement (z) (as described in Example 2) above are met. For the aforesaid New Lease, for the reasons stated in Example 2, the Section 16.10.1 Number would equal one (1).

Section 16.10.3.2 Notwithstanding Section 16.10.1 above, if (a) this Lease is, pursuant to Section 40.18 hereof, the Section 40.18 Lease (as defined in Section 40.18) and (b) as a result of Section 16.1(m) and/or Section 16.1(q) Events of Default that had occurred and were continuing under this Lease and the other lease(s) involved in the Section 40.18 lease combination transaction immediately prior to such transaction, immediately following the transaction pursuant to which this Lease became a Section 40.18 Lease, an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described in Section 16.10.2.3 hereof) with respect to a number of the Leased Properties then covered by this Lease (the “Section 16.10.3.2 Number”) that equals or exceeds the Section 16.10.1 Number that would be applicable to this Lease as of such date (assuming, for purposes of this subsection (b), that this Section 16.10.3.2 is not applicable), and (c) immediately following the transaction pursuant to which this Lease became a Section 40.18 Lease, no Event of Default (other than Section 16.1(m) and/or Section 16.1(q) Events of Default) has occurred and is continuing under this Lease, then, the Section 16.10.1 Number that would otherwise apply to this Lease, but for the terms of this Section 16.10.3.2, shall be increased by one (1) (and provided further that, if requirements (a), (b) and (c) above are met and this Lease, as the Section 40.18 Lease, (X) covers forty-one (41) or more Leased Properties and the Section 16.10.3.2 Number for this Lease, as the Section 40.18 Lease, exceeds three (3), then the Section 16.10.1 Number applicable to this Lease shall be adjusted to equal the aforesaid Section 16.10.3.2 Number plus one (1) or (Y) covers twenty-one (21) to forty (40), both inclusive, Leased Properties and the number (the “Subsection Y Number”) equal to the Section 16.10.3.2 Number for this Lease, as the Section 40.18 Lease, minus the number of Leased Properties, if any, as to which, following such lease combination transaction, Tenant will continue to have an available and exercisable purchase option under Section 16.12 exceeds two (2), then the Section 16.10.1 Number applicable to this Lease shall be adjusted to equal the Subsection Y Number plus one (1) or (Z) covers twenty (20) or less Leased Properties and the number (the “Subsection Z Number”) equal to the Section 16.10.3.2 Number for this Lease, as the Section 40.18 Lease, minus the number of Leased Properties, if any, as to which, following such lease combination transaction, Tenant will continue to have an available and exercisable purchase option under Section 16.12 exceeds one (1), then the Section 16.10.1 Number applicable to this Lease shall be adjusted to equal the Subsection Z Number plus one (1)).

Example 1: Assume that a lease covering 50 Master Lease Leased Properties is subdivided into Lease A covering 35 Master Lease Leased Properties and Lease B covering 15 Master Lease Leased Properties and that no Event of Default under Section 16.1(m) and/or Section 16.1(q) or any other provision has occurred or is continuing under either of such leases. Assume further that, pursuant to Section 40.18, such two (2) leases are combined and that Lease A is the Section 40.18 Lease. This Section 16.10.3.2 would not apply, and the Section 16.10.1 Number applicable to Lease A would be determined pursuant to Section 16.10.1(c) hereof (because Lease A would then cover 50 Master Lease Leased Properties), without any adjustment pursuant to this Section 16.10.3.2, because, although requirements (a) and (c) above are met relative to Lease A, requirement (b) above is not met as to Lease A.

Example 2: Same assumed facts as in Example 1, except assume three (3) Master Lease Leased Properties are subject to continuing Section 16.1(m) and/or Section 16.1(q) Events of Default immediately prior to the assumed Section 40.18 transaction, 2 of which are within the 35 Master Lease Leased Properties Lease A and 1 of which is within the 15 Master Lease Leased Properties Lease B. Immediately following the assumed Section 40.18 transaction, the recombined 50 Master Lease Leased Properties Lease A would have included therein 3 Master Lease Leased Properties that are subject to continuing Section 16.1(m) and/or Section 16.1(q) Events of Default, which number equals the Section 16.10.1 Number that would be applicable to the combined 50 Master Lease Leased Properties Lease A pursuant to Section 16.10.1(c) above, but for this Section 16.10.3.2, and therefore, pursuant to Section 16.10.3.2, the Section 16.10.1 Number that is applicable to the combined Lease A would be increased from three (3) to four (4).

Example 3: Same assumed facts as in Example 1, except assume four (4) Master Lease Leased Properties are subject to continuing Section 16.1(m) and/or Section 16.1(q) Events of Default immediately prior to the assumed Section 40.18 transaction, 2 of which are within the 35 Master Lease Leased Properties Lease A and 2 of which are within the 15 Master Lease Leased Properties Lease B. Immediately following the assumed Section 40.18 transaction, the recombined 50 Master Lease Leased Properties Lease A would have included therein 4 Master Lease Leased Properties that are subject to continuing Section 16.1(m) and/or Section 16.1(q) Events of Default, which number exceeds the Section 16.10.1 Number that would be applicable to the combined 50 Master Lease Leased Properties Lease A pursuant to Section 16.10.1(c) above, but for this Section 16.10.3.2. Requirements (a), (b) and (c) above are met relative to Lease A, and, in addition, Lease A meets the requirements of the proviso at the end of Section 16.10.3.2. Therefore, pursuant to Section 16.10.3.2, the Section 16.10.1 Number that is applicable to the combined Lease A would equal five (5) (i.e. the Section 16.10.3.2 Number plus one).

Section 16.10.3.3 If a Separate Lease is created under Section 22.7 of any lease of any of the Master Lease Leased Properties and, at the time such lease is created an Event of Default under Section 16.1(m) and/or Section 16.1(q) has occurred and is continuing with respect to any Master Lease Leased Property(ies) included in such Separate Lease or, within two (2) years thereafter, such an Event of Default arises under such Separate Lease with respect to any Master Lease Leased Property(ies) included in such Separate Lease, then, for all purposes of each Section 16.10.3.3 Lease (as hereinafter defined), (a) any such Event of Default under such Separate Lease shall also be considered an Event of Default under Section 16.1(m) and/or Section 16.1(q) of any lease (a “Section 16.10.3.3 Lease”) that, or that derives from a lease that, at any time during the two (2) years that preceded the creation of such Separate Lease, included any Master Lease Leased Property included in such Separate Lease and as to which such a Section 16.1(m) and/or Section 16.1(q) Event of Default has occurred and is continuing under such Separate Lease and (b) each Master Lease Leased Property as to which such a Section 16.1(m) and/or Section 16.1(q) Event of Default has occurred and is continuing under such Separate Lease shall, for all purposes of Section 16.10 and Section 19.1(b) of each Section 16.10.3.3 Lease, be counted as a leased property as to which a Section 16.1(m) and/or Section 16.1(q) Event of Default had occurred and was continuing the same as if a Section 16.1(m) and/or Section 16.1(q) Event of Default had occurred and was continuing under such Section 16.10.3.3 Lease relative to a Master Lease Leased Property included in such Section 16.10.3.3 Lease.

Example 1: Assume that a lease of 15 Master Lease Leased Properties includes Property A as to which a Section 16.1(m) Event of Default has occurred and is continuing and that, on account of an Event of Default under such lease, Lessor terminates such lease as it applies to Property A, so that the remaining lease covers 14 Master Lease Leased Properties. Assume further that, pursuant to Section 22.7 of such lease, a Separate Lease under Section 22.7 is entered into with a leasehold mortgagee or its designee relative to Property A. As a result of Section 16.10.3.3, the Section 16.1(m) Event of Default relative to Property A will also be considered an Event of Default under Section 16.1(m) of the aforesaid remaining lease of 14 Master Lease Leased Properties and Property A will, for all purposes of Section 16.10 and Section 19.1(b) of such remaining lease, be counted as a leased property as to which a Section 16.1(m) Event of Default had occurred and was continuing the same as if a Section 16.1(m) Event of Default had occurred and was continuing under such remaining lease relative to a Master Lease Leased Property included in such remaining lease.

Example 2: Assume that a lease of 15 Master Lease Leased Properties includes no properties as to which a Section 16.1(m) and/or Section 16.1(q) Event of Default has occurred and is continuing and that, on account of an Event of Default under such lease, Lessor terminates such lease as it applies to Property A, so that the remaining lease covers 14 Master Lease Leased Properties. Assume further that, pursuant to Section 22.7 of such lease, a Separate Lease under Section 22.7 is entered into with a leasehold mortgagee or its designee relative to Property A. Assume further that several months later a Section 16.1(m) Event of Default arises relative to Property A. As a result of Section 16.10.3.3, the Section 16.1(m) Event of Default relative to Property A will also be considered an Event of Default under Section 16.1(m) of the aforesaid remaining lease of 14 Master Lease Leased Properties and Property A will, for all purposes of Section 16.10 and Section 19.1(b) of such remaining lease, be counted as a leased property as to which a Section 16.1(m) Event of Default had occurred and was continuing the same as if a Section 16.1(m) Event of Default had occurred and was continuing under such remaining lease relative to a Master Lease Leased Property included in such remaining lease.

Example 3: Same assumed facts as in Example 2, except assume further that the 15 Master Lease Leased Properties lease referenced in such example was formed several months prior to the creation of the Separate Lease as the result of the division of a 60 Master Lease Leased Properties lease into two leases, the aforesaid 15 Master Lease Leased Properties lease and a 45 Master Lease Leased Properties lease. As a result of Section 16.10.3.3, the Section 16.1(m) Event of Default relative to Property A will also be considered an Event of Default under Section 16.1(m) of both the remaining lease of 14 Master Lease Leased Properties and the aforesaid 45 Master Lease Leased Properties lease and Property A will, for all purposes of Section 16.10 and Section 19.1(b) of such remaining lease and such 45 Master Lease Leased Properties lease, be counted as a leased property as to which a Section 16.1(m) Event of Default had occurred and was continuing the same as if a Section 16.1(m) Event of Default had occurred and was continuing under such remaining lease relative to a Master Lease Leased Property included therein and under such 45 Master Lease Leased Properties lease relative to a Master

Lease Leased Property included therein. This is because, several months prior to the creation of the Separate Lease, Property A was included in the aforesaid 60 Master Lease Leased Properties lease and both the 14 Master Lease Leased Properties lease and the 45 Master Lease Leased Properties lease derive from such 60 Master Lease Leased Properties lease.

Section 16.10.4 Lessor shall have no obligation of any kind or nature to accept, or to treat as a default cure, any monetary or other form of cure in lieu of the mandated “in-kind”, Facility-specific cure. For example, even if Lessor, in its sole and absolute discretion, receives, and accepts, full monetary compensation from Tenant on account of all damages suffered by Lessor due to the loss of certification for reimbursement under Medicaid at a particular Facility and whether such receipt occurs through a voluntary arrangement or through the exercise of any remedy hereunder, the Section 16.1(q) Event of Default arising from such loss of certification shall, unless Lessor otherwise agrees in writing, in its sole and absolute discretion, for purposes of Section 4.1, Section 16.1(q), Section 16.10, Section 17.1, Section 19.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3 of this Lease, subject, if the Section 16.10.1 Number is 2 or greater, to the Section 16.10.2.3 Proviso, be considered to be “continuing” unless, prior to termination of this Lease as it applies to such Facility, or dispossession of Tenant from such Facility, as described in Section 16.10.2.3 above, such certification for such Facility is fully restored. Nothing contained in this Section 16.10 shall limit or affect the provisions of this ARTICLE XVI providing that Lessor has no obligation or deemed obligation to mitigate damages on account of any default by Tenant.

Section 16.10.5 The following examples are intended to illustrate further the application of this Section 16.10:

Example 1: If an Event of Default occurs under Section 16.1(m) hereof because the number of licensed beds at a particular Facility has been reduced to a number below the required number of licensed beds for such Facility, such Event of Default shall be deemed to be “continuing” for purposes of Section 4.1, Section 16.1(m), Section 16.10, Section 17.1, Section 19.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3 of this Lease, subject, if applicable, to the Section 16.10.2.3 Proviso, unless, prior to termination of this Lease as it applies to such Facility, or dispossession of Tenant from such Facility, as described in Section 16.10.2.3 above, the number of licensed beds at such Facility is returned to the required number.

Example 2: If an Event of Default of the type described in Example 1 has occurred and is continuing (as described above) with respect to a Leased Property, and Lessor has terminated this Lease as it applies to the Leased Property to which such aforesaid Event of Default relates or Lessor has dispossessed Tenant from such Leased Property, then, if the Section 16.10.1 Number applicable to this Lease equals two (2) or more and Events of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease have occurred and are continuing (as described above) with respect to fewer than the Section 16.10.1 Number of the Leased Properties, such Event of Default, for purposes of Section 4.1, Section 17.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3, shall not be deemed to be “continuing” as to any other Leased Properties; in such event, the rights and remedies available to Lessor or the limitation of Tenant’s rights under such sections which arise in the case of a continuing Event of Default shall apply only to the Leased Property on which the Event of Default under Section 16.1(m) has occurred (as illustrated in Examples 5, 6 and 7 below).

Example 3: If an Event of Default occurs under Section 16.1(q) hereof due to a loss of Medicaid certification at a particular Facility, such Event of Default shall be deemed to be “continuing” for purposes of Section 4.1, Section 16.1(q), Section 16.10, Section 17.1, Section 19.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3 of this Lease, subject, if applicable, to the Section 16.10.2.3 Proviso, unless, prior to termination of this Lease as it applies to such Facility, or dispossession of Tenant from such Facility, as described above, such Facility’s certification for reimbursement under Medicaid is fully restored.

Example 4: If an Event of Default of the type described in Example 3 has occurred and is continuing (as described above) with respect to a Leased Property, and Lessor has terminated this Lease as it applies to the Leased Property to which such aforesaid Event of Default relates or Lessor has dispossessed Tenant from such Leased Property, then, if the Section 16.10.1 Number applicable to this Lease equals two (2) or more and Events of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease have occurred and are continuing (as described above) with respect to fewer than the Section 16.10.1 Number of the Leased Properties, such Event of Default, for purposes of Section 4.1, Section 17.1, Section 25.1.1, Section 25.1.2 and Section 25.1.3, shall not be deemed to be “continuing” as to any other Leased Properties; in such event, the rights and remedies available to Lessor or the limitation of Tenant’s rights under such sections which arise in the case of a continuing Event of Default shall apply only to the Leased Property on which the Event of Default under Section 16.1(q) has occurred (as illustrated in Examples 5, 6 and 7 below).

Example 5: If (i) an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described above) with respect to Leased Property X and no other Leased Properties, (ii) Lessor has terminated this Lease as it applies to Leased Property X or dispossessed Tenant from such Leased Property X, (iii) the Section 16.10.1 Number applicable to this Lease exceeds 1 (so that Section 16.10.2.2 is applicable and, in light of subsections (i) and (ii) of this Example, requirements (a) and (b) of the Section 16.10.2.3 Proviso are met), and (iv) pursuant to Section 4.1, a refund shall be due from a taxing authority in respect of an Imposition paid by Tenant relative to Leased Property X, then Tenant would not receive such refund and such refund would be retained by Lessor and applied as provided in ARTICLE XVI, but Tenant would continue to be paid or retain (as provided in Section 4.1) any Imposition refund from Leased Properties other than Leased Property X.

Example 6: If (i) an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described above) with respect to Leased Property X and no other Leased Properties, (ii) Lessor has terminated this Lease as it applies to Leased Property X or dispossessed Tenant from such Leased Property X, and (iii) the Section 16.10.1 Number applicable to this Lease exceeds 1 (so that Section 16.10.2.2 is applicable and, in light of subsections (i) and (ii) of this Example, requirements (a) and (b) of the Section 16.10.2.3 Proviso are met), then, pursuant to Section 17.1, Lessor would be entitled, to the extent permitted by law, to enter on Leased Property X for the purpose of curing such continuing Event of Default, but Lessor would not be entitled to exercise the remedies provided in Section 17.1 with respect to any other Leased Properties.

Example 7: If (i) an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described above) with respect to Leased Property X and no other Leased Properties, (ii) Lessor has dispossessed Tenant from Leased Property X, (iii) the Section 16.10.1 Number applicable to this Lease exceeds 1 (so that Section 16.10.2.2 is applicable and, in light of subsections (i) and (ii) of this Example, requirements (a) and (b) of the Section 16.10.2.3 Proviso are met), and (iv) Tenant desires to sublet, pursuant to Section 25.1.2(ii), up to an aggregate of 20% of the rentable square footage of each of Leased Properties X and Y without obtaining the consent of Lessor, then Tenant would not be entitled to sublet any portion of Leased Property X without the consent of Lessor, but Tenant would be entitled to sublet such portion of Leased Property Y without obtaining the consent of Lessor.

Example 8: Same assumed facts as in Example 7, except that the Section 16.10.1 Number applicable to this Lease equals 2, and an Event of Default of the nature referenced in Section 16.1(m) has also occurred and is continuing relative to another of the Leased Properties. Section 16.10.2.2 would be applicable, but requirement (a) of the Section 16.10.2.3 Proviso would not be met. Tenant would not be entitled to sublet any portion of Leased Property X or Leased Property Y without the consent of Lessor.

Section 16.11 No Mediation or Arbitration. Notwithstanding anything to the contrary set forth herein or in that certain Agreement and Plan of Reorganization dated as of April 30, 1998 by and between Ventas and Vencor Healthcare, Inc. (“1998 Plan of Reorganization”), (a) upon any Event of Default by Tenant, Lessor shall be entitled to proceed immediately to enforce its rights and remedies pursuant to this ARTICLE XVI and the other terms of this Lease, (b) neither any Event of Default, nor the rights and obligations of Tenant and Lessor under this Lease, shall be subject to mediation or arbitration of any kind, and (c) the provisions of ARTICLE VI of the 1998 Plan of Reorganization shall not apply to this Lease or any of the Combined Leases.

Section 16.12 Special Purchase Provisions. It is the intention of this Section 16.12 to set forth specific provisions that, in limited circumstances, for a limited number of times and only in connection with the occurrence of Events of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease, allow Tenant a non-renewing right to purchase a Leased Property(ies) and thereby to reduce the number of Leased Properties as to which Section 16.1(m) and/or Section 16.1(q) Events of Default continue to exist to below the applicable Section 16.10.1 Number, and, by doing so strictly on the terms and conditions provided in this Section 16.12, thereby to avoid the exercise by Lessor of termination and/or dispossession rights and remedies against all Leased Properties covered hereby on account of such Section 16.1(m) and/or Section 16.1(q) Event(s) of Default. Tenant’s purchase rights as set forth in this Section 16.12 are not applicable to any other Events of Default or in any other circumstances and are strictly limited in number and non-renewing.

Section 16.12.1

Section 16.12.1.1 If the number of Leased Properties as to which this Lease is in full force and effect equals twenty (20) or less, subject to Section 16.12.1.2 below, a purchase option will be exercisable by Tenant on account of a Section 16.1(m) and/or Section 16.1(q) Event of Default with respect to only one (1) Leased Property in the aggregate during the Term, after which no further purchase option under this Section 16.12 will be available to, or exercisable by, Tenant.

Section 16.12.1.2 If the number of Leased Properties as to which this Lease is in full force and effect equals twenty-one (21) to forty (40), both inclusive, a purchase option will be exercisable by Tenant on account of a Section 16.1(m) and/or Section 16.1(q) Event of Default with respect to only one (1) Leased Property in the aggregate during the Term, after which no further purchase option under this Section 16.12 will be available to, or exercisable by, Tenant, and provided that, if (a) this Lease at any time was in full force and effect with respect to twenty-one (21) to forty (40), both inclusive, Leased Properties and at such time Tenant exercised a purchase option under this Section 16.12 and on account of a Section 16.1(m) and/or Section 16.1(q) Event of Default with respect to a Leased Property and (b) this Lease thereafter is in full force and effect with respect to less than twenty-one (21) Leased Properties due to creation of a Separate Lease under Section 22.7, a casualty or condemnation termination relative to a Leased Property(ies) or for any other reason (other than Lessor’s unilateral creation of a New Lease under Section 40.15), no further purchase option under this Section 16.12 will be available to, or exercisable by, Tenant.

Section 16.12.1.3 If the number of Leased Properties as to which this Lease is in full force and effect equals forty-one (41) or more, then, notwithstanding anything to the contrary contained in this Section 16.12, this Section 16.12 shall not apply, and no purchase option will be available to, or exercisable by, Tenant on account of a Section 16.1(m) and/or Section 16.1(q) Event of Default.

Section 16.12.1.4 For all purposes of this Section 16.12, once a purchase option is exercised relative to a Leased Property(ies), it may not be revoked, and it shall exhaust Tenant’s available purchase options, as described in Section 16.12.1.1 and Section 16.12.1.2, as applicable, above, to the extent of the number of Leased Properties as to which such exercise applies.

Section 16.12.1.5 No purchase option will be available to, or exercisable by, Tenant on account of any Event of Default under this Lease other than Section 16.1(m) and/or Section 16.1(q) Events of Default.

Section 16.12.2 If (a) an Event of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described in Section 16.10.2.3 hereof) with respect to a number of the Leased Properties covered by this Lease that equals or exceeds the Section 16.10.1 Number that is applicable to this Lease and (b) Lessor intends to exercise termination and/or dispossession rights and remedies against all Leased Properties covered by this Lease on account of such Event(s) of Default and (c) no Events of Default (other than Section 16.1(m) and/or Section 16.1(q) Events of Default) have occurred and are continuing under this Lease, then, unless (i) Tenant has previously exhausted its available purchase option(s) (as described in Section 16.12.1.1 or Section 16.12.1.2, as applicable, above) or (ii) if Tenant has any remaining purchase option(s), by exercising the same Tenant would not be able to reduce the number of Leased Properties as to which an Event of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described in Section 16.10.2.3 hereof) to a number fewer than the Section 16.10.1 Number that is applicable to this Lease:

(x) Lessor will provide to Tenant a written notice (a “Section 16.12 Notice”) that Lessor intends to exercise termination and/or dispossession rights and remedies against all Leased Properties covered by this Lease on account of such Section 16.1(m) and/or Section 16.1(q) Events(s) of Default. If the number of Leased Properties as to which an Event of Default under Section 16.1(m) and/or Section 16.1(q) has occurred and is continuing exceeds the number of Leased Properties as to which a purchase option remains available to Tenant and, by exercising its available purchase option(s), Tenant would be able to reduce the number of Leased Properties as to which an Event of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing to a number fewer than the Section 16.10.1 Number that is applicable to this Lease, the aforesaid Section 16.12 Notice shall specify as to which Leased Property(ies) a purchase option shall be applicable. Otherwise, the purchase option will apply to each Leased Property as to which a Section 16.1(m) and/or Section 16.1(q) Event of Default has occurred and is continuing.

(y) If Tenant desires to exercise its purchase option, Tenant must so notify Lessor in writing within seven (7) days of its receipt of the aforesaid Section 16.12 Notice relating thereto and Tenant must exercise such purchase option against all Leased Properties as to which the purchase option is applicable as provided in subsection (x) above. If Tenant does not so exercise its purchase option, Tenant shall be deemed to have waived its purchase option relative to all of the Leased Properties to which the same is applicable.

(z) If Lessor provides a Section 16.12 Notice as aforesaid, all of the references in the penultimate paragraph of Section 16.1 of this Lease to 10 days shall be revised so that any notice of termination given by Lessor as provided in such penultimate paragraph shall take effect no sooner than three (3) Business Days following the later of (1) Lessor’s giving of its notice of termination or (2) the expiration of Tenant’s seven (7) day period, as provided in subsection (y) above, relative to such Section 16.12 Notice, and not otherwise be restricted as to the effective date thereof by such penultimate paragraph.

Section 16.12.3 If Tenant exercises a purchase option relative to a particular Leased Property(ies), the closing with respect thereto will occur within forty-five (45) days of Tenant’s receipt of the applicable Section 16.12 Notice. At such closing, Lessor will, by special warranty deed (or, if a particular Leased Property is subject to an Existing Ground Lease, by a special warranty assignment, rather than a special warranty deed), convey to Tenant or its designee all of Lessor’s right, title and interest in the subject Leased Property(ies) (or, if a particular Leased Property is subject to an Existing Ground Lease, in the subject Existing Ground Lease), subject to the Permitted Encumbrances, and will cause to be released any Facility Mortgage(s) or other liens created by Lessor or its agents or employees relative to the subject Leased Property(ies) (and, if Lessor is unable to cause such release(s) as of the initially scheduled closing date, the closing date shall be extended as necessary to allow Lessor additional time to cause such release(s)), and Tenant will pay in cash, to or as directed by Lessor, the purchase price therefor, as described in Section 16.12.5 below, subject, if applicable as described below, to a credit against the purchase price in favor of Tenant and in the amount, if any, described below. Such conveyance will be on an “AS IS”, “WITH ALL FAULTS” basis and without any representation or warranty (except as set forth in the aforesaid special warranty deed (or, if applicable as described above, the aforesaid special warranty assignment)). If consummation of any such conveyance would result in a violation or breach of any Existing Ground Lease or other Permitted Encumbrance, or of the terms or conditions of any applicable Authorization or reimbursement or provider agreement, Tenant shall be obligated, at its expense and as a condition to Lessor’s obligation to close, to obtain, in form and substance reasonably satisfactory to Lessor, any consents or approvals as may be necessary to avoid any such violation or breach. At such closing, Tenant shall execute and deliver to Lessor an instrument pursuant to which Tenant shall represent and warrant to, and covenant with, Lessor that (a) Tenant is purchasing the subject Leased Property(ies) with the intention of selling the same and (b) Tenant’s acquisition from Lessor will qualify as an acquisition of assets “solely for rental or investment purposes” that is exempt from the notification and waiting period requirements of the Hart-Scott-Rodino Act, as amended (15 U.S.C. §18a et. seq.) under (16 C.F.R. §802.5). Upon the occurrence of such closing, this Lease will terminate, in accordance with Section 40.16, insofar as it applies to the purchased Leased Property(ies), but all accrued obligations, or obligations that survive termination, with respect to the purchased Leased Property(ies) shall survive such termination. Relative to the foregoing, if Tenant closes with respect to a particular Leased Property strictly in accordance with the terms and conditions provided in this Section 16.12, and, prior to such closing, Lessor has sued, and collected damages from, Tenant on account of a Section 16.1(m) and/or Section 16.1(q) Event of Default relative to such Leased Property, Tenant shall be entitled to a credit against the purchase price for such Leased Property equal to a sum, not to exceed the purchase price, equal to (a) the amount of the damages so collected by Lessor from Tenant in the aforesaid lawsuit, less (b) the amount of all attorneys’ fees, court costs, witness fees and other costs and expenses incurred by Lessor in connection with such lawsuit or Section 16.1(m) and/or Section 16.1(q) Event of Default.

Section 16.12.4 If Tenant exercises a purchase option relative to a Leased Property(ies), and closes with respect thereto strictly in accordance with the terms and conditions provided in this Section 16.12, then, for purposes of Section 16.1 and Section 16.10 of this Lease, the Section 16.1(m) and/or Section 16.1(q) Event of Default relative to the purchased Leased Property(ies) will be deemed to have been cured (but without limitation of Lessor’s indemnity rights under Section 24.1 hereof and other rights and remedies that survive the applicable termination of this Lease that results from Tenant’s purchase of such Leased Property(ies)), but, for purposes of Section 16.12.1.1 and Section 16.12.1.2, Tenant will have exhausted that number of its available purchase options as equals the number of Leased Properties as to which it has so exercised its purchase option. If, as a result of such cure, the number of the Leased Properties as to which an Event of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease is reduced to a number fewer than the Section 16.10.1 Number that is applicable to this Lease, Lessor will, for so long as such condition continues to exist, be precluded from exercising termination and/or dispossession rights and remedies against all Leased Properties covered by this Lease on account of the then remaining Event(s) of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease, but not on account of any other Event of Default under this Lease.

Section 16.12.5 The purchase price for each Leased Property as to which a purchase option is exercised by Tenant will be separately determined for each Leased Property and will equal, at Lessor’s separate election for each Leased Property, either (a) the sum calculated by dividing the Base Rent per annum applicable to such Leased Property for the year next following the applicable closing date by six percent (6.0%) or (b) the product of ten (10.0) times the Purchase Option EBITDAR, as hereinafter defined, for such Leased Property. The Purchase Option EBITDAR for a particular Leased Property will equal the highest twelve (12) consecutive month EBITDAR for such Leased Property occurring during the period commencing three (3) years prior to (i) the first day of the month during which a Section 16.1(m) Event of Default first occurred with respect to such Leased Property or (ii) the first day of the month during which a revocation of certification for reimbursement under Medicare or Medicaid first occurred with respect to such Leased Property, whichever is earlier, and ending on the last day of the month preceding the month during which the closing occurs with respect to such Leased Property. For example, if Tenant exercises a purchase option relative to a particular Leased Property, the closing with respect thereto occurs on April 15, 2015, a Section 16.1(m) Event of Default arose on January 14, 2015, such Leased Property was decertified for Medicare on July 15, 2014 and a Section 16.1(q) Event of Default arose on account thereof on November 12, 2014, the period referenced above would commence on July 1, 2011 and end on March 31, 2015.

Section 16.12.6 If this Lease and a Second Lease are combined as provided in Section 40.18 of this Lease, for purposes of determining whether any further purchase option is available to Tenant in such combined lease and, if so, as to how many Leased Properties such an option is available, all purchase option exercises that occurred under this Lease and the Second Lease prior to such combination shall be counted the same as if they occurred under the combined lease.

Section 16.12.7 Notwithstanding anything to the contrary contained in this Section 16.12, this Section 16.12 will be included in the Lease and be effective only if and for so long as inclusion thereof does not cause this Lease to be considered a capital lease, rather than an operating lease, for all accounting, tax and legal purposes, as determined by the independent auditors for both Lessor and Tenant.

Section 16.12.8 The following examples are intended to illustrate further the application of this Section 16.12:

Example 1: Assume that, within a lease of 25 Master Lease Leased Properties, no Events of Default exist other than Events of Default under Section 16.1(m) and/or Section 16.1(q) that have occurred and are continuing relative to Property A and Property B and that Lessor provides a Section 16.12 Notice on account thereof, which notice specifies Property A as the property as to which Tenant’s one (1) available purchase option (pursuant to the number limitation set forth in Section 16.12.1.2) shall be available. Assume further that Tenant exercises its purchase option relative to Property A and closes its purchase of Property A in strict accordance with the terms and conditions provided in this Section 16.12. On account of such exercise, Tenant would have exhausted its purchase option rights under such lease, and, on account of such purchase, (a) the Section 16.1(m) and/or Section 16.1(q) Event of Default relative to Property A would have been cured, leaving Property B as the only leased property as to which a continuing Section 16.1(m) and/or Section 16.1(q) Event of Default continues, and (b) because the Section 16.10.1 Number applicable to such lease would equal 2, the continuation of a Section 16.1(m) and/or Section 16.1(q) Event of Default with respect to Property B and no other leased properties would not, pursuant to the terms of Section 16.10.2.2, be sufficient to permit Lessor to exercise termination and/or dispossession rights and remedies against any leased property other than Property B.

Example 2: Same assumed facts as in Example 1 and assume further that an additional Section 16.1(m) Event of Default arises under such lease with respect to Property C. Lessor would be permitted to exercise termination and/or dispossession rights and remedies against all leased properties under such lease, in accordance with Section 16.10.2.2, because the number of such Section 16.1(m) and/or Section 16.1(q) Events of Default under such lease would equal 2 (Property B and Property C), which number equals the Section 16.10.1 Number applicable to such lease. Also, because Tenant has exhausted its purchase option rights under such lease as described on Example 1, Section 16.12 would no longer be applicable to grant Tenant any purchase option rights and Lessor would be permitted to exercise such termination and/or dispossession rights and remedies against all leased properties under such lease without providing any Section 16.12 Notice to Tenant or additional purchase option to Tenant.

Example 3: Assume that, within a lease of 10 Master Lease Leased Properties, no Events of Default exist other than Events of Default under Section 16.1(m) and/or Section 16.1(q) that have occurred and are continuing relative to Property X and Property Y. Lessor would not be obligated to provide a Section 16.12 Notice to Tenant prior to exercise of termination and/or dispossession rights and remedies against all leased properties under such lease. A lease of 10 leased properties is eligible for a purchase option with respect to 1 leased property during the Term (Section 16.12.1.1). Even if Tenant exercised such 1 purchase option and closed thereunder, a Section 16.1(m) and/or Section 16.1(q) Event of Default would continue to exist under such lease and the precondition to an exercisable purchase option, and receipt of a Section 16.12 Notice, referenced in Section 16.12.2(ii) would therefore not be met.

ARTICLE XVII

Section 17.1 Lessor’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon any or each Leased Property or any portion thereof for the purpose of curing such Event of Default and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate in connection with curing such Event of Default. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Lessor and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case, to the maximum extent permitted by law) so incurred, together with interest thereon (to the maximum extent permitted by law) as Additional Charges hereunder at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Tenant to Lessor on demand. The obligations of Tenant and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease. Nothing contained in this Section 17.1 shall limit or impair Lessor’s rights and remedies under Section 8.3.2 or Section 21.5.2.

ARTICLE XVIII

Section 18.1 Provisions Relating to Purchase of the Leased Property. In the event Tenant purchases any Leased Property from Lessor pursuant to any of the terms of ARTICLE XIV hereof, Lessor shall, upon receipt from Tenant of the applicable purchase price, together with full payment of all Rent due and payable or other charges due and payable with respect to any period ending on or before the date of the purchase, deliver to Tenant an appropriate deed or other conveyance (in the customary form used to convey commercial properties within the relevant jurisdiction) conveying the entire interest of Lessor in and to such Leased Property to Tenant free and clear of all encumbrances other than (i) those that Tenant has agreed hereunder to pay or discharge, (ii) those mortgage liens, if any, which Tenant has agreed in writing to accept and to take title subject to and (iii) Permitted Encumbrances. The difference between the applicable purchase price and the total of the encumbrances assumed or taken subject to shall be paid in cash to Lessor or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Tenant other than as specifically provided above, such Leased Property shall be conveyed to Tenant on an “as is” basis, and in its then physical condition. Closing of any such sale shall be contingent upon and subject to Tenant obtaining all required governmental consents and approvals for such transfer and if such sale shall fail to be consummated by reason of the inability of Tenant to obtain all such approvals and consents, any options to extend the Term of this Lease which otherwise would have expired during the escrow period to such proposed sale shall be deemed to remain in effect for 30 days after termination of the escrow or other arrangement covering the closing of such proposed sale. All expenses of such conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, if reasonably required under the circumstances then existing, attorneys’ fees incurred by Lessor in connection with such conveyance and release, and transfer taxes, shall be paid by Lessor. Recording fees shall be paid for by Tenant. Upon the closing of any such sale, the provisions of Section 40.16 hereof shall apply.

ARTICLE XIX

Section 19.1 Exercise of Renewal Options. Tenant is hereby granted the right to renew this Lease, with respect to all, but not less than all, of those Leased Properties within the applicable group as shown on Exhibit D annexed hereto (herein, a “Renewal Group”) for three (3), 5-year option renewal terms (collectively, the “Extended Terms” and each an “Extended

Term”) upon giving written notice to Lessor of each such renewal at least one (1) year but not more than eighteen (18) months prior to the termination of the then current Term applicable to such Renewal Group, provided and on the conditions that, at the time Tenant gives a renewal notice as set forth above relative to a Renewal Group and at the time of the commencement of the applicable Extended Term for such Renewal Group, (a) an Event of Default (other than any Facility Defaults of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease) shall not have occurred and be continuing (as described in Section 16.10.2.3 above) under this Lease and (b) Facility Defaults of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease shall not have occurred and be continuing (as described in Section 16.10.2.3 above) with respect to the Section 16.10.1 Number or more Leased Properties. Tenant may not exercise its option for more than one Extended Term at a time. If Tenant exercises a renewal option as aforesaid relative to a Renewal Group, Tenant may nevertheless revoke such exercise, if and so long as the requirements of Section 19.5 below are strictly complied with. For purposes of this Section 19.1, if an Event of Default shall occur under Section 16.1(m) and/or Section 16.1(q) of this Lease, whether the same is, or is deemed to be, “continuing” shall be determined as provided in Section 16.10 above. Notwithstanding the foregoing provisions, it is further agreed by Lessor and Tenant that Tenant shall not have any right to renew this Lease with respect to any Leased Property that is within Renewal Group number 3 shown on Exhibit D annexed hereto, but, as to any Leased Property that becomes part of, and is assigned to, Renewal Group number 2 as provided in Section 19.6 below, Tenant shall have the renewal rights relative to all, but not less than all, of such Renewal Group number 2 (including any such Leased Property that has become part of, and been assigned to, such Renewal Group number 2 as provided in such Section 19.6) that are described above.

Example 1: If (i) an Event of Default of the nature referenced in Section 16.1(m) and/or Section 16.1(q) of this Lease has occurred and is continuing (as described in Section 16.10.2.3 above) with respect to Leased Property X and no other Leased Properties, (ii) Lessor has terminated this Lease as it applies to Leased Property X or dispossessed Tenant from such Leased Property X, (iii) the Section 16.10.1 Number applicable to this Lease exceeds 1 (so that the condition referenced in Section 19.1(b) is met), and (iv) Tenant desires to renew this Lease, pursuant to Section 19.1, with respect to a Renewal Group which does not include Leased Property X, then Tenant would be entitled to renew this Lease with respect to all of the Leased Properties in such Renewal Group. See the following examples for examples of Lessor’s and Tenant’s respective rights relative to renewal of the Renewal Group that includes Leased Property X.

Example 2: Same assumed facts as in Example 1, except assume that Lessor has not terminated this Lease as it applies to Leased Property X, but Lessor has dispossessed Tenant from Leased Property X, and that the Renewal Group that Tenant desires to renew includes Leased Property X. Tenant would be entitled to renew this Lease with respect to all of the Leased Properties in such Renewal Group, but any such renewal would include renewal of Leased Property X. Section 19.1 does not create any right allowing Tenant to renew less than all of a Renewal Group as to which this Lease remains in effect. As to Leased Property X, Tenant has been dispossessed, not terminated, and therefore any renewal would need to include Leased Property X.

Example 3: Same assumed facts as in Example 2, except assume that Lessor has terminated this Lease as it applies to Leased Property X. Tenant would be entitled to renew this Lease with respect to all of the Leased Properties in the Renewal Group that formerly included Leased Property X, without being obligated to renew this Lease as to Leased Property X. Due to the termination of this Lease as it applies to Leased Property X, the aforesaid Renewal Group no longer includes Leased Property X, and Tenant is entitled to renew this Lease as to all of the Renewal Group as to which this Lease remains in effect.

Example 4: Same assumed facts as in Examples 1, 2, and 3, except that, in each case, assume that the applicable Section 16.10.1 Number is 1. Tenant would not be entitled to renew this Lease as to any Renewal Group included in this Lease, as the condition referenced in Section 19.1(b) would not be met in each of such Examples.

Example 5: Same assumed facts as in Example 3, except assume that the Section 16.10.1 Number applicable to this Lease is 2 and that a Section 16.1(m) Event of Default has occurred and is continuing with respect to Master Lease Leased Property Y included in a Separate Lease as to which this Lease is a Section 16.10.3 Lease and as to which Section 16.10.3(a) and Section 16.10.3(b) are applicable. Tenant would not be entitled to renew this Lease as to any Renewal Group included in this Lease. The aforesaid Section 16.1(m) Event of Default under such Separate Lease relative to Master Lease Leased Property Y would count as a Section 16.1(m) Event of Default under this Lease the same as if Master Lease Leased Property Y was included in this Lease, and, after aggregating such Section 16.1(m) Event of Default relative to Master Lease Leased Property Y with the Section 16.1(m) Event of Default relative to Leased Property X, the condition referenced in Section 19.1(b) would not be met.

Section 19.2 Renewal Terms. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, subject, however, to the following provisions. In the first Extended Term, Base Rent shall be calculated using the method applicable during the last year of the Fixed Term. For the avoidance of doubt, as of the Effective Date, the next Extension Term for all Leased Properties hereunder (and the next Extension Term for any Leased Property that becomes part of, and is assigned to, Renewal Group number 2 as provided in Section 19.6 below) shall be the first such Extension Term for such Leased Property and Base Rent shall therefore be calculated as specified in the foregoing sentence. In the case of each Extended Term after the first Extended Term, if the portion of Base Rent applicable to the applicable Renewal Group (based upon the aggregate Transfer Property Percentages for the Leased Properties in such Renewal Group) for the first year of any such Extended Term is less than Fair Market Rental of such Renewal Group (as determined in accordance with this Section 19.2 and Section 19.3 hereof), then Base Rent for such year for such Renewal Group shall be an amount equal to such Fair Market Rental. If Base Rent for such first year of any such Extended Term for such Renewal Group is based upon Fair Market Rental as determined pursuant to this Section 19.2 and Section 19.3 hereof, the Base Rent in the remaining years of such Extended Term and any subsequent Extended Terms for such Renewal Group (subject, however, to the re-application of this Section to the first year and subsequent years of any subsequent Extended Term) shall be escalated as is determined and required by the terms of the Fair Market Rental determination for such Renewal Group.

Section 19.3 Fair Market Rental Determination. At any time within thirty (30) days after receipt from Tenant of a notice of renewal under Section 19.1 hereof (other than a notice of renewal for the first Extended Term), Lessor may, by written notice to Tenant, request that Fair Market Rental of the applicable Renewal Group, and Fair Market Rental of each Leased Property within such Renewal Group, be determined by appraisal under the procedures of ARTICLE XXXV hereof and in such event such Fair Market Rentals shall be so determined in accordance with the procedures of such ARTICLE XXXV. Lessor’s failure to deliver such notice to Tenant within thirty (30) days after receiving Tenant’s notice of renewal shall preclude Lessor from any claim that Base Rent for the first year of the Extended Term to which such notice of renewal relates for the applicable Renewal Group is less than Fair Market Rental of such Renewal Group, and thereafter Base Rent for such Renewal Group for such Extended Term (but only for that particular Extended Term) shall be determined as set forth in the definition of “Base Rent” set forth in Section 2.1 hereof, without any application of Section 19.2. If Lessor has timely delivered such notice to Tenant, and thereafter Fair Market Rental of the applicable Renewal Group is determined under ARTICLE XXXV hereof, the determination of whether such appraised Fair Market Rental is higher than Base Rent applicable to the applicable Renewal Group shall be made by Lessor, in its sole and exclusive discretion, which determination shall be binding on Lessor and Tenant and not subject to further review.

Section 19.4 Extended Period New Lease. If Base Rent for a Renewal Group for the first year of any Extended Term after the first Extended Term is based upon Fair Market Rental as determined pursuant to Section 19.2 and Section 19.3 hereof, then effective as of the first day of such Extended Term, such Renewal Group shall be transferred from this Lease to a New Lease entered into pursuant to, and otherwise in compliance with, the terms and conditions of Section 40.15 hereof and this Lease shall be amended as set forth in such Section 40.15. Such New Lease shall include therein an Exhibit C that allocates the aggregate Base Rent payable thereunder to the individual Leased Properties covered by such New Lease, and assigns Transferred Property Percentages to such Leased Properties, in a manner that is consistent with the respective Fair Market Rentals of such Leased Properties as determined pursuant to Section 19.2 and Section 19.3 hereof.

Section 19.5 Revocation of Renewal Option Exercise. In the event (a) Tenant exercises a renewal option relative to a Renewal Group in accordance with Section 19.1 above, (b) such renewal option relates to an Extended Term for such Renewal Group other than the first Extended Term applicable to such Renewal Group, and (c) Lessor, in accordance with Section 19.3 above, requests that Fair Market Rental of the applicable Renewal Group, and Fair Market Rental of each Leased Property within such Renewal Group, be determined by appraisal under the procedures of ARTICLE XXXV hereof, Tenant may revoke its aforesaid exercise, provided and on the condition that, whether or not the Fair Market Rental determinations referenced in subsection (c) above have been completed, Tenant must notify Lessor of its revocation of its aforesaid exercise not less than one (1) year prior to the termination of the then current Term applicable to such Renewal Group; provided, however, if Tenant gives its written renewal notice to Lessor in accordance with Section 19.1 above on or before the date which is seventeen (17) months prior to the termination of the then current Term applicable to such Renewal Group, then Tenant shall have until the earlier of (i) nine (9) months prior to the termination of the then current Term applicable to such Renewal Group and (ii) fifteen (15) days after the date upon which the Fair Market Rental determinations referenced in subsection (c) above have been completed to notify Lessor of its revocation. In the event Tenant so revokes its aforesaid exercise relative to a Renewal Group, Tenant’s remaining renewal option(s) relative to such Renewal Group shall be deemed to have been irrevocably waived and terminated.

Section 19.6 Extension and Rebundling of Certain Facilities. Notwithstanding anything to the contrary contained in this Article XIX or elsewhere in this Lease, in the event that, in the case of any Subject Facility, this Lease or ML1/2/4, as applicable, has not been terminated due to the sale of such Subject Facility in accordance with the terms of ARML No. 3 by on or prior to April 30, 2018, then, automatically as of April 30, 2018, without further action of the parties and as part of the transfer of Leased Properties demised under ML1, ML2 and/or ML4 into this Lease that is referenced in the ML1/2/4 Amendments, the Exercise of the Renewal Option shall have occurred and, accordingly, (a) the Lease Expiration Date for each such Subject Facility shall be changed and extended to April 30, 2025, (b) Exhibit B and Exhibit D of this Lease shall be amended to add thereto each such Subject Facility that is demised under ML1/2/4 as of the Effective Date and to reflect such change and extension of the Lease Expiration Date for each such Subject Facility (whether the same is demised under this Lease or ML1/2/4 as of the Effective Date) and (c) Exhibit D shall further be amended to assign each such Subject Facility that is demised under ML1/2/4 as of the Effective Date, and each such Subject Facility that is under Renewal Group number 3 of this Lease as of the Effective Date, to Renewal Group number 2 shown therein so that each such Subject Facility shall, on and after April 30, 2018 and for all purposes of this Lease, be a part of, and have assigned thereto, Renewal Group number 2. The foregoing provisions are self-operative, but, upon the written request of Lessor or Tenant to the other party, Lessor and Tenant shall memorialize, in an instrument reasonably acceptable to Lessor and Tenant, the amendments and changes described in this Section 19.6.

ARTICLE XX

Section 20.1 Holding Over. If Tenant shall for any reason remain in possession of any Leased Property after the expiration of the Term or earlier termination of the Term (other than solely due to Lessor’s failure, on or prior to (a) the ninetieth (90th) day preceding the expiration of the Term as to such Leased Property or (b) if this Lease is terminated prior to such expiration due to Lessor’s default, the earlier termination of the Term as to such Leased Property, to have notified Tenant that Lessor has procured a Qualified Successor for such Leased Property), such possession shall, at the option of Lessor in its sole discretion as to each such Leased Property, be as a month-to-month tenant during which time Tenant shall pay as rental each month (which rental constitutes liquidated damages with respect to Rent, and not a penalty for the period to which it relates), one and one-half times the aggregate of (i) one-twelfth of the annual amount of Base Rent payable as of the end of the preceding Term and, in the case of a month-to-month tenancy as to less than all of the Leased Properties, allocable to the Leased Property(ies) in question in accordance with Section 16.9 hereof; (ii) all Additional Charges accruing during the month and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Leased Property(ies) in question. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease with respect to the Leased Property(ies) in question, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies to continue its occupancy and use of the applicable Leased Property. Subject to Section 40.3, nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XXI

Section 21.1 Subordination. This Lease and all rights of Tenant hereunder are subject and subordinate to all Facility Mortgages and all Superior Leases which may now or hereafter affect Lessor’s interest in the applicable Leased Property and any interest of any Superior Lessor (all such leases and mortgages, collectively, the “Superior Mortgages”), and to all renewals, modifications, consolidations, replacements and extensions of the Superior Mortgages, provided, however, that, in the case of any Superior Mortgages (other than the Existing Ground Leases), Tenant’s aforesaid subordination shall be conditioned on Tenant’s receipt of a so-called “non-disturbance” agreement in favor of Tenant from any such Superior Lessor (other than the Superior Lessors under the Existing Ground Leases) or Superior Mortgagee (defined below) on such Superior Lessor’s or Superior Mortgagee’s commercially reasonable standard form. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant agrees to execute and deliver promptly any commercially reasonable form of instrument (in recordable form, if requested) that Lessor, any Superior Lessor or the holder of any Superior Mortgage (a “Superior Mortgagee”) may request to evidence such subordination. Lessor shall use its reasonable efforts to obtain from each currently existing Facility Mortgagee, if any, a so-called “non-disturbance” agreement in favor of Tenant on such Facility Mortgagee’s standard form.

Section 21.2 Attornment. If the interests of Lessor under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any such Superior Mortgage, or if any Superior Lease shall be terminated then Tenant shall, at the option of such purchaser, assignee or any Superior Lessor, as the case may be, (x) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the landlord originally named in this Lease, or (y) enter into a New Lease with such party, as landlord, pursuant to Section 40.15 hereof for the remaining Term and otherwise on the same terms and conditions of this Lease except that such successor landlord shall not be (i) liable for any previous act, omission or negligence of Lessor under this Lease; (ii) subject to any counterclaim, defense or offset which theretofore shall have accrued to Tenant against Lessor; (iii) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Superior Lessor or the Superior Mortgagee through or by reason of which such successor landlord shall have succeeded to the rights of Lessor under this Lease or, in case of any such prepayment, such prepayment of rent has actually been delivered to such successor landlord; or (iv) liable for any security deposited pursuant to this Lease unless such security has actually been delivered to such successor landlord. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder or lessee.

Section 21.3 Mortgagee Cure Rights. If any act or omission by Lessor would give Tenant the right, immediately or after lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, or abatement of rent, setoff or counterclaim not otherwise expressly permitted by the terms of this Lease, Tenant will not exercise any such right until (i) it has given written notice of such act or omission to each Superior Mortgagee whose name and address shall have previously been furnished to Tenant, by delivering notice of such act or omission addressed to each such party at its last address so furnished, (ii) Lessor shall have failed to cure the same within the time limits set forth in this Lease, and (iii) following the giving of such notice, no Superior Mortgagee and no Superior Lessor shall have remedied such act or omission (x) in the case of an act or omission which is capable of being remedied without possession of this Leased Property, within the cure period available to Lessor under this Lease plus sixty (60) days and (y) in the case of any act or omission which is incapable of being remedied without possession of the applicable Leased Property, within sixty (60) days following the date on which possession is obtained (either by such Superior Mortgagee or Superior Lessor or by a receiver in an action commenced by such Superior Mortgagee or Superior Lessor), provided a Superior Mortgagee or Superior Lessor has promptly commenced action to obtain possession and shall diligently pursue such action to completion and provided further that such Superior Mortgagee or Superior Lessor shall, with reasonable diligence, give Tenant notice of its intention to, and commence and continue to, remedy such act or omission or cause the same to be remedied.

Section 21.4 Modifications. Tenant shall execute any modification of this Lease requested by any Superior Mortgagee or prospective Superior Mortgagee to cause the terms of this Lease to conform with customary and reasonable mortgage financing requirements, provided that such modifications (i) do not materially adversely increase the obligations of Tenant hereunder or materially diminish Tenant’s rights under this Lease or materially impair the right of a Leasehold Mortgagee, (ii) do not increase Rent payable hereunder, and (iii) are requested by any such Superior Mortgagee or prospective Superior Mortgagee only at the time of its initial loan advance or any subsequent extension of the maturity date of its loan or material modification of the terms of its loan. Tenant will not unreasonably withhold, delay or condition its consent to such modification, provided subsections (i), (ii) and (iii) above are complied with.

Section 21.5 Existing Ground Leases.

Section 21.5.1 Tenant shall, at its own cost and expense, fully observe, perform and comply with all of the obligations of Lessor, as lessee, under all Existing Ground Leases, including, without limitation, all obligations relating to use of the Leased Properties, payment of ground rents, taxes, assessments and utility charges, maintenance and alterations of the Leased Properties and assignment and subletting. Tenant shall not cause, or permit its respective agents, employees, contractors, invitees, subtenants, licensees, concessionaires or assigns (whether or not permitted hereunder) to cause, whether by act or omission, any breach of, default under or termination of any Existing Ground Lease. Notwithstanding anything to the contrary contained in Section 16.1 or elsewhere in this Lease, an Event of Default shall be deemed to have occurred under this Lease on account of Tenant’s breach of this Section 21.5.1, when, and only if, (i) Tenant’s breach of this Section 21.5.1 also results in a breach or default of an obligation under an Existing Ground Lease and (ii) such Existing Ground Lease breach or default is not cured by Tenant on or prior to the expiration of the cure period, if any, applicable to such breach or default by the terms of such Existing Ground Lease (or such longer cure period as may be expressly authorized by an order of a court of competent jurisdiction), and (iii) if the Existing Ground Lease breach or default referenced in subsection (i) above is a non-monetary, non-material breach or default of the Existing Ground Lease, on account of such Existing Ground Lease breach or default, such Existing Ground Lease is at material risk of being terminated or has been terminated. Lessor agrees that, in the event Lessor receives any written notice of default from the ground lessor under any Existing Ground Lease, Lessor shall promptly forward a copy thereof to Tenant, and, in the event Lessor’s Management Group obtains actual knowledge (as opposed to, and not including, constructive, imputed, assumed or other knowledge, and without any obligation to investigate or otherwise make inquiry) of any breach or default by the ground lessee under any Existing Ground Lease, then, unless Lessor’s Management Group has the aforesaid actual knowledge that Tenant already has knowledge of such breach or default, Lessor shall promptly notify Tenant in writing of such breach or default. Lessor further agrees that Lessor shall timely exercise any options to renew or extend contained in the Existing Ground Leases, as and to the extent necessary from time to time so that each Existing Ground Lease shall not expire prior to the expiration or termination of this Lease as it applies to the Leased Property affected by such Existing Ground Lease (including any Extended Terms applicable to such Leased Property). Tenant agrees that, if Lessor, at its option, elects to cure an Event of Default under this Section 21.5.1, such cure shall not excuse Tenant from, or be deemed a cure of, such Event of Default, nor shall Tenant’s reimbursement to Lessor of any costs and expenses incurred by Lessor in affecting any such cure be deemed a cure of any such Event of Default, provided, however, that, notwithstanding the foregoing, even after the occurrence of such an Event of Default by Tenant and/or Lessor’s cure thereof, Lessor agrees to accept Tenant’s cure thereof, or reimbursement of Lessor’s costs and expenses to effect such cure, provided, and on the condition, that Lessor has not, prior thereto, terminated this Lease as it affects the Leased Property to which such Existing Ground Lease relates or dispossessed Tenant from such Leased Property. Nothing contained in this Section 21.5 shall limit or impair Lessor’s indemnification rights under Section 24.1 below.

Section 21.5.2 If (a) an Existing Ground Lease breach or default of the nature described in Section 21.5.1(i) above occurs, and (b) in the case of a non-monetary, non-material Existing Ground Lease breach or default, on account thereof, if the same is not cured, the condition referenced in Section 21.5.1(iii) above would, or is likely to, be satisfied, Tenant agrees that, notwithstanding anything to the contrary contained in Section 17.1 above or elsewhere in this Lease, Lessor may, but shall not be obligated to, in its discretion and regardless of whether Tenant is proceeding to cure, or attempting to cure, the Existing Ground Lease breach or default referenced in Section 21.5.1(i) above or whether the cure period referenced in Section 21.5.1(ii) above has expired or is likely to expire before completion of necessary cure efforts, take such actions as it deems necessary or appropriate to attempt to cure such Existing Ground Lease breach or default, provided, however, that, if the breach or default referenced in subsection (a) above has applicable thereto, by the express terms of the applicable Existing Ground Lease, a stated period to cure the same, Lessor agrees not to commence to cure such breach or default unless and until one-half (1/2) of the aforesaid stated cure period has elapsed. If Lessor so proceeds to attempt to cure any such Existing Ground Lease breach or default,

Tenant agrees, within fifteen (15) days following receipt of a written demand therefor and reasonable supporting documentation, to reimburse Lessor for the reasonable amount of all costs and expenses incurred by Lessor in curing, or attempting to cure, any such Existing Ground Lease breach or default.

ARTICLE XXII

Section 22.1 Notice to Lessor. If Tenant shall mortgage Tenant’s interest in one or more Leased Properties to a Lending Institution in accordance with the terms of this Lease, and if the holder of the Leasehold Mortgage shall provide Lessor with a true copy of the Leasehold Mortgage and the name and address of the Leasehold Mortgagee (as hereinafter defined) and Lessor shall approve the Leasehold Mortgage, Lessor and Tenant agree that the provisions of this Section shall apply in respect to the Leasehold Mortgage. In the event of any assignment of a Leasehold Mortgage or in the event of a change of address of a Leasehold Mortgagee or of an assignee of a Leasehold Mortgage, notice of the new name and address shall be provided to Lessor.

Section 22.2 Definitions.

(a) The term “Leasehold Mortgage” as used in this Section shall include a mortgage, a deed of trust, a deed to secure debt, or other security instrument by which Tenant’s leasehold estate is mortgaged or otherwise transferred, to secure a debt. “Leasehold Mortgage” shall be deemed to refer to all of the Leasehold Mortgages delivered to secure a debt.

(b) The term “Leasehold Mortgagee” as used in this Section shall refer to any and all holders of a Leasehold Mortgage approved by Lessor pursuant to the terms hereof.

Section 22.3 Consent of Leasehold Mortgagee Required. No cancellation or surrender (other than a termination following the occurrence of an Event of Default) and no amendment to or modification of, this Lease shall be effective as to the Leasehold Mortgagee without the prior written consent of such Leasehold Mortgagee, unless an amendment or modification is not reasonably likely to result in a material adverse effect on the rights of the Leasehold Mortgagee, the lien of the Leasehold Mortgages, or the value of the leasehold interest demised hereunder.

Section 22.4 Default Notice. Lessor, upon providing Tenant any notice of: (a) default under this Lease or (b) a termination of this Lease, in whole or in part, shall at the same time provide a copy of such notice to the Leasehold Mortgagee. From and after the time such notice has been given to a Leasehold Mortgagee, the Leasehold Mortgagee shall have the same period, after the giving of such notice upon it, for remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus (i) except if subsection (ii) below is applicable, thirty (30) days to remedy, commence to remedy or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice, provided that such defaults are capable of being cured by the Leasehold Mortgagee or on behalf of the Leasehold Mortgagee, or (ii) fifteen (15) days to remedy any Rent defaults which are the subject matter of such notice specified in any such notice. Lessor shall accept such performance by or at the instigation of the Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Leasehold Mortgagee to take any such action at the Leasehold Mortgagee’s option and does hereby authorize entry upon the Leased Properties by the Leasehold Mortgagee for such purpose. If Leasehold Mortgagee has failed to cure Tenant’s default within the above-mentioned time period, Lessor may exercise its rights and remedies specified in Section 16.2, Section 16.3 and Section 17.1.

Section 22.5 Procedure for Foreclosure on Default.

(a) If the Leasehold Mortgagee has commenced taking steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means, the Leasehold Mortgagee shall provide Lessor notice of the same and shall prosecute the same to completion with due diligence.

(b) Following Lessor’s receipt of such notice and so long as the Leasehold Mortgagee continues to prosecute to completion with due diligence such foreclosure or other means of acquiring or selling Tenant’s interest in this Lease, and provided that the Leasehold Mortgagee complies with its obligations under subsection (c) below, this Lease shall not then terminate, and the time for completion by such Leasehold Mortgagee of its proceedings shall continue so long as such Leasehold Mortgagee is enjoined or stayed and thereafter for so long as such Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity. Nothing in this Section 22.5, however, shall be construed to extend this Lease beyond the original term thereof, as extended by any options to extend the term of this Lease properly exercised by Tenant or a Leasehold Mortgagee in accordance with ARTICLE XIX nor to require a Leasehold Mortgagee to continue such foreclosure proceedings after the default by Tenant has been cured. If the default by Tenant shall be cured and the Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under the Lease.

(c) In addition, during such period, the Leasehold Mortgagee shall pay or cause to be paid the rent, additional rent and other monetary obligations of Tenant under this Lease as the same become due, and continue its good faith efforts to perform, or cause to be performed, all of Tenant’s other obligations under this Lease.

Section 22.6 Assignment or Transfer in Lieu of Foreclosure.

(a) For the purposes of this Section 22.6, the making of a Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease or of the leasehold estate hereby created, nor shall any Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the leasehold estate hereby created so as to require the Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder, but the purchaser at any sale of this Lease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Mortgage, or the assignee or transferee of this Lease and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Leasehold

Mortgage, shall be deemed to be an assignee or transferee within the meaning of this Section 22.6, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of Tenant to be performed hereunder from and after the date of such purchase and assignment.

(b) Prior to any such purchase or assignment pursuant to a foreclosure or similar proceeding, or any transaction in lieu thereof, the Leasehold Mortgagee shall notify Lessor of the proposed transferee and obtain Lessor’s written consent to such purchase or assignment. Subject to any state or other governmental requirements, Lessor shall not unreasonably withhold, condition or delay its consent to any sale or assignment, provided that (a) the purchaser or assignee (1) shall be a creditworthy entity with sufficient financial stability to satisfy its financial obligations under the Lease, (2) shall have not less than four years experience in operating health care facilities for the purpose of the applicable Facility’s Primary Intended Use, (3) has a favorable business and operational reputation and character and (4) shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be performed hereunder from and after the date of such purchase and assignment and (b) an original counterpart of each such purchase and sale agreement or instrument of assignment or transfer in lieu of foreclosure of any Leasehold Mortgage, duly executed by Tenant and such purchaser or assignee, as the case may be, in the form and substance satisfactory to Lessor, shall be delivered promptly to Lessor. Lessor’s obligation to consent to a sale or assignment is subject to any reasonable approval rights of any Facility Mortgagee.

(c) (i) In the event of any dispute between Lessor and any Leasehold Mortgagee or Tenant regarding whether Lessor has unreasonably withheld, conditioned or delayed its consent to any sale or assignment in violation of Section 22.6(b) or whether the other requirements of Section 22.6(b) have been satisfied (the questions of whether Lessor has so violated Section 22.6(b) and/or whether the aforesaid other requirements of Section 22.6(b) have been satisfied are herein referred to collectively as the “Arbitration Question”), as their sole remedy on account of any such dispute, Lessor may initiate an arbitration under this Section 22.6(c) by written notice to Tenant and such Leasehold Mortgagee, or such Leasehold Mortgagee or Tenant may initiate an arbitration under this Section 22.6(c) by written notice to Lessor, in each case to decide the Arbitration Question.

(ii) In such event, within ten (10) days following the issuance of any such arbitration initiation notice, each of Lessor and such Leasehold Mortgagee (for itself and Tenant) shall appoint a Qualified Arbitrator (as defined below), and, within seven (7) days following the appointment of such two (2) Qualified Arbitrators, such two (2) Qualified Arbitrators shall appoint a third Qualified Arbitrator. If either Lessor or such Leasehold Mortgagee (for itself and Tenant) shall fail to appoint a Qualified Arbitrator within the aforesaid ten (10) day period, the Qualified Arbitrator appointed by the other shall alone proceed to determine the Arbitration Question. If the two (2) Qualified Arbitrators appointed by Lessor and such Leasehold Mortgagee (for itself and Tenant) are unable to agree within the aforesaid seven (7) day period upon a third Qualified Arbitrator, then either Lessor or such Leasehold Mortgagee (for itself and Tenant), upon written notice to the other, may apply for such appointment to the American

Arbitration Association in New York City (or any organization successor thereto) in accordance with the rules then prevailing of the American Arbitration Association (or such successor organization) and, if the American Arbitration Association (or such successor organization) shall fail to appoint said third Qualified Arbitrator within fifteen (15) days after such request is made, then either Lessor or such Leasehold Mortgagee (for itself and Tenant) may apply, on notice to the other to the Supreme Court, New York County (or any other court in New York City having jurisdiction) for the appointment of such third Qualified Arbitrator.

(iii) The three (3) Qualified Arbitrators that are so appointed (or the single Qualified Arbitrator appointed by Lessor or such Leasehold Mortgagee (for itself and Tenant) in the limited circumstance referenced above) shall decide the Arbitration Question within fifteen (15) days following their or his appointment.

(iv) Each of Lessor and such Leasehold Mortgagee (for itself and Tenant) shall be entitled to present evidence and arguments to the arbitrator(s). If either Lessor or such Leasehold Mortgagee (for itself and Tenant) submits one or more affidavits as part of its submission, the submitting party agrees, if requested by the other party, to produce such affiants for cross-examination under oath on the record at the hearings before the arbitrator(s). There shall be no pre-hearing discovery of any sort, unless specifically ordered by the arbitrator(s) upon a finding that such discovery is essential to the decision-making process. The parties to the arbitration shall conduct the arbitration in a cooperative spirit, in good faith, and in a manner designed to achieve expedition and economy.

(v) The determination of the Arbitration Question by the three (3) Qualified Arbitrator(s) (or the single Qualified Arbitrator acting alone as above provided) shall be conclusive upon Lessor, such Leasehold Mortgagee and Tenant and a final, unappealable judgment rendered by such arbitrator(s) relative to the Arbitration Question may be entered in any court having appropriate jurisdiction. The arbitrator or arbitrators, as the case may be, shall be required to give written notice to Lessor, such Leasehold Mortgagee and Tenant stating his or their determination relative to the Arbitration Question, and shall furnish to each of Lessor, such Leasehold Mortgagee and Tenant a signed copy of such determination.

(vi) Each of Lessor and such Leasehold Mortgagee (for itself and Tenant) shall pay its own counsel fees and the witness fees and similar expenses of preparing for its presentation of evidence and arguments at the arbitration hearing(s) and of making such presentation. Lessor and such Leasehold Mortgagee (for itself and Tenant) shall equally share any fees payable to the arbitrator(s), provided, however, that the three (3) Qualified Arbitrators (or the single Qualified Arbitrator acting alone as above provided) shall have the authority to award costs to the prevailing party in the arbitration if such arbitrator(s) finds that the non-prevailing party acted in bad faith in connection with any arbitration hereunder.

(vii) As used in this subsection (c), the term “Qualified Arbitrator” means a person or entity that is neither an Affiliate of Lessor, such Leasehold Mortgagee or Tenant nor interested in any financial manner in the outcome of the Arbitration Question or in Lessor, Tenant or any Leasehold Mortgagee and has at least ten (10) years experience as an owner or operator of nursing centers or hospitals or as a senior executive officer and/or director of the

American Health Care Association and/or the Federation of American Health Systems or any successor organizations thereto or as a senior executive officer of a publicly traded healthcare real estate investment trust.

Section 22.7 Separate Lease. In the event of any termination of this Lease, in whole or in part, Lessor agrees to enter into a new lease (“Separate Lease”) of the Leased Property(ies) in question with the Leasehold Mortgagee or its designee for the remainder of the term of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which are not applicable or which have already been fulfilled) identical to this Lease, provided:

(a) The Leasehold Mortgagee shall make written request upon Lessor for such Separate Lease within sixty (60) days after the date the Leasehold Mortgagee receives Lessor’s notice of termination of this Lease given pursuant to Section 22.4.

(b) At the time of the execution and delivery of such Separate Lease, the Leasehold Mortgagee or its designee shall pay or cause to be paid to Lessor any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, which Lessor shall have incurred by reason of such termination and the execution and delivery of the Separate Lease and which have not otherwise been received by Lessor from Tenant or other party in interest under Tenant. Upon the execution of such Separate Lease, Lessor shall allow to the tenant named therein as an offset against the sums otherwise due under this Section 22.7(b) or under the Separate Lease, an amount equal to the net income derived by Lessor from the Leased Properties during the period from the date of termination of this Lease to the date of the beginning of the lease term of such Separate Lease. In the event of a controversy as to the amount to be paid to Lessor pursuant to this Section 22.7(b), the payment obligation shall be satisfied if Lessor shall be paid the amount not in controversy, and the Leasehold Mortgagee or its designee shall agree to pay any additional sum ultimately determined to be due plus interest at the Overdue Rate and such obligation shall be adequately secured.

(c) Such Separate Lease shall be deemed to be a New Lease and the provisions of Section 40.15 shall apply.

(d) The Leasehold Mortgagee or its designee shall agree to remedy any of Tenant’s defaults of which said Leasehold Mortgagee was notified by Lessor’s notice of termination given pursuant to Section 22.4 and which are reasonably susceptible of being so cured by Leasehold Mortgagee or its designee.

(e) The tenant under such Separate Lease shall have the same right, title and interest in and to the Leased Properties to which such Separate Lease relates and the buildings and improvements thereon as Tenant had under this Lease.

(f) The tenant under any such Separate Lease shall be liable to perform the obligations imposed on Tenant by such Separate Lease only during the period such tenant under such Separate Lease has ownership of such leasehold estate.

(g) Notwithstanding anything to the contrary contained in this Section 22.7, in connection with obtaining a New Lease with respect to a particular Leased Property as provided herein and in Section 40.15, (i) if, prior to the effective date of any such New Lease, Lessor has exercised its right to collect amounts from Tenant with respect to such Leased Property pursuant to Section 16.3(A)(ii) hereof, in order to cure existing monetary defaults relative to such Leased Property, Leasehold Mortgagee or its designee shall not be obligated to pay to Lessor any amount on account of the net present value of any Rent allocable to such Leased Property for the period from and after the effective date of such New Lease, but instead shall pay such Rent for such period at the time and in the manner set forth in such New Lease and consistent with ARTICLE III hereof; and (ii) Leasehold Mortgagee or its designee shall not be required to cure any non-monetary defaults by Tenant that are not reasonably susceptible of being cured by Leasehold Mortgagee or its designee.

Section 22.8 Separate Lease Properties. If more than one Leasehold Mortgagee shall request a Separate Lease pursuant to Section 22.7(a) as to the same Leased Property(ies), Lessor shall enter into such Separate Lease with the Leasehold Mortgagee whose mortgage is prior in lien, or with the designee of the Leasehold Mortgagee. Lessor, without liability to Tenant or any Leasehold Mortgagee with an adverse claim, may rely upon a mortgagee title insurance policy or policies issued by a responsible title insurance company as the basis for determining the appropriate Leasehold Mortgagee who is entitled to such Separate Lease.

Section 22.9 Legal Proceedings. Lessor shall give each Leasehold Mortgagee prompt notice of any legal proceedings between Lessor and Tenant involving obligations under this Lease. Each Leasehold Mortgagee shall have the right to intervene in any such proceedings and be made a party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event that any Leasehold Mortgagee shall not elect to intervene or become a party to any such proceedings, Lessor shall give the Leasehold Mortgagee notice of, and a copy of any decision made in, any such proceedings, which shall be binding on all Leasehold Mortgagees not intervening after receipt of notice of such proceedings.

Section 22.10 Future Amendments. In the event on any occasions hereafter Tenant seeks to mortgage the leasehold estate created hereby, Lessor agrees to amend this Lease from time to time to the extent reasonably requested by a Lending Institution proposing to make Tenant a loan secured by a first lien upon Tenant’s leasehold estate, provided that such proposed amendments do not adversely affect the rights of Lessor or its interest in the Leased Properties. All reasonable expenses incurred by Lessor in connection with any such amendment shall be paid by Tenant.

Section 22.11 Estoppel Certificate. Lessor and Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) days after written request of the other party to do so, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed Leasehold Mortgagee or Superior Mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease; (c) as to the existence of any Event of Default hereunder; (d) as to the existence of any offsets, counterclaims or defenses hereto on the part of either party; (e) as to the commencement and expiration dates of the Term of this Lease; and (f) as to any other matters as may be reasonably so requested. Any such certificate may be relied upon by the other party and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party so certifying.

Section 22.12 Notices. Notices from Lessor to the Leasehold Mortgagee shall be mailed to the address furnished Lessor pursuant to Section 22.1 and those from the Leasehold Mortgagee to Lessor shall be mailed to the address designated pursuant to the provisions of Section 34.1 hereof. Such notices, demands and requests shall be given in the manner described in Section 34.1 and shall in all respects be governed by the provisions of that section.

Section 22.13 Erroneous Payments. No payment made to Lessor by a Leasehold Mortgagee shall constitute agreement that such payment was, in fact, due under the terms of this Lease; and a Leasehold Mortgagee having made any payment to Lessor pursuant to Lessor’s wrongful, improper or mistaken notice or demand shall be entitled to the return of any such payment or portion thereof provided such Leasehold Mortgagee shall have made demand therefor not later than one year after the date of its payment.

Section 22.14 Exercise by Leasehold Mortgagee of Remedies Against One or More Leased Properties. Lessor acknowledges that each of the Leased Properties is covered, and may in the future be covered, by a separate Leasehold Mortgage and that, due to the fact that the applicable law of each jurisdiction differs as to the procedures (including, without limitation, the periods for notices of sale to be published) for the exercise by a Leasehold Mortgagee of remedies under a Leasehold Mortgage and that certain of the Leasehold Mortgages may be of Leased Properties located in jurisdictions that are subject to anti-deficiency judgment, election of remedies and/or one-form-of-action statutes making it advisable for a Leasehold Mortgagee to exercise remedies with respect to such Leased Properties in a certain order, the Leasehold Mortgagee may be required under applicable law to, or due to applicable remedial limitations including those described above, may reasonably elect to exercise remedies against less than all of the Leased Properties at a particular time and/or may elect, or may be required by applicable law, to exercise remedies against the Leased Properties in a particular order. Therefore, Lessor agrees that its obligations under this ARTICLE XXII are applicable to each Leased Property. For example, Lessor may be asked to enter into a Separate Lease with respect to less than all of the Leased Properties pursuant to Section 22.7 and/or Lessor may be asked to approve a proposed transferee of a particular Leased Property pursuant to Section 22.6(b).

ARTICLE XXIII

Section 23.1 Risk of Loss. During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of each Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Tenant, and, in the absence of gross negligence, willful misconduct or breach of this Lease by Lessor pursuant to Section 38.1, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent.

ARTICLE XXIV

Section 24.1 Indemnification. Notwithstanding the existence of any insurance provided for in ARTICLE XIII, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any use, misuse, non-use, condition, maintenance or repair by Tenant or anyone claiming under Tenant, including agents, contractors, invitees or visitors of any Leased Property or Tenant’s Personal Property, (c) any Impositions (which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Lease, (e) subject to Section 7.3.2 hereof, any failure by Tenant to observe, perform and comply with the terms of any Existing Ground Lease or other Permitted Encumbrance applicable to or binding upon Lessor or any of the Leased Properties or any breach of, default under or termination of any such Existing Ground Lease or other Permitted Encumbrance caused, whether by act or omission, by Tenant or its agents, employees, contractors, invitees, subtenants, licensees, concessionaires or assigns (whether or not permitted hereunder), and (f) the non-performance of any of the terms and provisions of any and all existing and future subleases of any Leased Property to be performed by the subtenant thereunder. Any amounts which become payable by Tenant under this Section shall be paid within ten (10) days after liability therefor on the part of Tenant is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Tenant sees fit. Nothing herein shall be construed as indemnifying Lessor against its own negligent acts or omissions or willful misconduct. If at any time Lessor shall have notice of a claim, Lessor shall give reasonably prompt written notice of such claim to Tenant; provided that (i) Lessor shall have no liability for a failure to give notice of any claim of which Tenant has otherwise been notified or has knowledge and (ii) the failure of Lessor to give such a notice to Tenant shall not limit the rights of Lessor or the obligations of Tenant with respect to such claim except to the extent that Tenant incurs actual expenses or suffers actual monetary loss as a result of such failure. Tenant shall have the right to control the defense or settlement of any claim, provided that (A) Tenant shall first confirm in writing to Lessor that such claim is within the scope of this indemnity and that Tenant shall pay any and all amounts required to be paid in respect of such claim and (B) if the compromise or settlement of any such claim shall not result in the complete release of Lessor from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of Lessor. Lessor shall have the right to approve counsel engaged to defend such claim and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim.

Lessor shall indemnify, save harmless and defend Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Tenant as a result of the gross negligence or willful misconduct of Lessor under and in connection with this Lease.

Tenant’s and Lessor’s respective duties, liabilities and obligations under this Article shall survive the expiration or termination of this Lease as to any or all of the Leased Properties. For example, if (x) John Doe is injured in a slip-and-fall accident that occurs at Leased Property A on January 1, 2015 and of which Lessor has no notice or knowledge, (y) this Lease terminates for any reason on March 1, 2015 with respect to Leased Property A, and (z) on July 1, 2015, John Doe begins a lawsuit against Lessor on account of the aforesaid accident, then, notwithstanding such termination, Tenant’s indemnification and other obligations with respect to such accident and lawsuit under subsection (a) above and the other provisions of this Article shall survive such termination with respect to Leased Property A.

Section 24.2 New Mexico Limitation on Indemnification. To the extent, if at all, that N.M. Stat. Ann. § 56-7-1 is applicable to any agreement to indemnify in this Lease, or any related documents, such an agreement to indemnify will not extend to liability, claims, damages, losses or expenses, including fees of lawyers, arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by an indemnitee or the agents or employees of the indemnitee or (ii) the giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to the property.

ARTICLE XXV

Section 25.1 Subletting and Assignment.

Section 25.1.1 Notwithstanding anything to the contrary contained in this Lease but subject to Section 25.1.2, Section 25.1.11, Section 25.1.12 (as such Section 25.1.12 is limited by the terms of Section 25.1.13 hereof) and Section 25.4 below, Tenant shall have no right, directly or indirectly, to assign this Lease in part under any circumstances. Subject to the foregoing, except as expressly provided herein, Tenant shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default has occurred and is continuing hereunder, assign this Lease in its entirety or mortgage, pledge, hypothecate, encumber or otherwise transfer any interest in this Lease in whole or in part or sublease all or any part of any Leased Property or suffer or permit this Lease or the leasehold estate created hereby or thereby or any other rights arising under this Lease to be assigned in its entirety or to be transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily or involuntarily or by operation of law, or permit the use or occupancy of any Leased Property to be offered or advertised for assignment or subletting except as hereinafter provided. For purposes of this Section 25.1, an assignment of this Lease shall be deemed to include any change in control of any Tenant (without limitation, and subject to the terms, of Section 25.1.13 hereof, other than in a Kindred Change of Control Transaction), as if such change in control or transaction were an assignment of this Lease. Changes in control of any Tenant shall include, without limitation, (a) a change in the Seniormost Parent Control Person, (b) a change in the composition of the board of directors (or, for any Entity that is not a corporation, any comparable governing body) of any Tenant, any Guarantor, any Section 25.1.12(f) Guarantor or any Fund or any direct or indirect subsidiary of any Fund of which any Section 25.1.12(f) Guarantor is a direct or indirect subsidiary such that at the end of any period of twelve (12) consecutive months the persons constituting a majority of such board of directors are not the same as the persons constituting a majority at the start of such period (or persons appointed by such majority), (c) the sale or other disposition by (i) any Fund or any direct or indirect subsidiary of any Fund of which any Section 25.1.12(f) Guarantor is a direct or indirect subsidiary of its direct or indirect controlling interest in such Section 25.1.12(f) Guarantor if such sale or other disposition results in a change of the Seniormost Parent Control Person, (ii) any Section 25.1.12(f) Guarantor of its direct or indirect controlling interest in Tenant if such sale or other disposition results in a change of the Seniormost Parent Control Person, or (iii) Tenant of all or any part of its interest in any Guarantor if such sale or other disposition results in a change of the Seniormost Parent Control Person that directly or indirectly controls such Guarantor, (d) the sale or other disposition of all or substantially all of the assets of the Seniormost Parent Control Person, any Section 25.1.12(f) Guarantor, any Guarantor or any Tenant (other than a bona fide pledge in connection with a financing approved by Lessor), and (e) a merger or consolidation involving any Guarantor, any Tenant, any Section 25.1.12(f) Guarantor or any Fund or any direct or indirect subsidiary of any Fund of which any Section 25.1.12(f) Guarantor is a direct or indirect subsidiary which results in the stockholders of the Seniormost Parent Control Person immediately prior to such event owning less (directly or indirectly) than 50% of the capital stock of the surviving entity or any public parent of the surviving entity. For purposes of this Section 25.1 (and, for the avoidance of doubt, all of the subsections of this Section 25.1 other than Section 25.1.13), without limitation, and subject to the terms, of Section 25.1.13, (x) a Kindred Change of Control Transaction shall not constitute an assignment or subletting of this Lease, and (y) subject to the provisions set forth in Section 25.1.12 (as such Section 25.1.12 is limited by the terms of Section 25.1.13 hereof), Lessor’s consent shall not be required for the consummation of a Kindred Change of Control Transaction. For purposes of this Section 25.1, a sublease of all or any part of any Leased Property shall be deemed to include any concessionaire agreement, license agreement or other agreement involving use or possession of all or any part of any Leased Property.

Section 25.1.2 Subject to the provisions of Section 25.3 below and any other express conditions or limitations set forth herein, so long as no Event of Default has occurred and is continuing hereunder, Tenant may, without the consent of Lessor, (i) assign this Lease in its entirety or sublet all or any part of any Leased Property to any Affiliate of Tenant, or (ii) sublet up to an aggregate of 20% of the rentable square footage of any Facility (x) in the normal course of the Primary Intended Use such as but not limited to leasing of space for major moveable equipment or functional departments such as pathology, pharmacy and radiology, or

(y) to concessionaires or other third party users or operators of portions of the Leased Property, provided that, in the case of both clauses (i) and (ii) above, the assignee or subtenant in question is duly licensed and possessed of all Authorizations necessary for the conduct of its activities and the operation of such Leased Property or portion thereof in accordance with all applicable laws. So long as no Event of Default has occurred and is continuing hereunder, Lessor shall not unreasonably withhold, delay or condition its consent to any other subletting of the Leased Properties in whole or in part or assignment of this Lease in its entirety, provided that (a) in the case of a subletting, (1) the subtenant shall comply with the provisions of Section 25.2, and (2) if the subtenant is an Affiliate of any Tenant, the subtenant shall execute and deliver to Lessor a Lease Guaranty in accordance with Section 40.12 hereof, (b) the assignee or subtenant (1) shall be a creditworthy entity with sufficient financial stability to satisfy its obligations under the Lease, (2) shall have not less than four years experience in operating health care facilities for the purpose of the applicable Facility’s Primary Intended Use, (3) has a favorable business and operational reputation and character, (4) has all licenses, permits, approvals and other Authorizations required to operate the Leased Property(ies) in question for the Primary Intended Use (or any other use permitted under the terms of this Lease), and (5) in the case of an assignment, shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in the form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. Lessor’s obligation to consent to a subletting or assignment is subject to any reasonable approval rights of any Facility Mortgagee.

Section 25.1.3 If this Lease is assigned or if any Leased Property or any part thereof is sublet (or occupied by any entity other than Tenant and its employees), Lessor, after an Event of Default occurs and so long as it is continuing, may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 25.1.1, the acceptance by Lessor of such assignee, subtenant or occupant, as the case may be, as a tenant or release of Tenant from the future performance of its covenants, agreements or obligations contained in this Lease.

Section 25.1.4 No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in any particular instance shall be deemed a waiver of the prohibition set forth in this Section 25.1. No assignment, subletting or occupancy shall affect the Primary Intended Use. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 25.1 shall be void at Lessor’s option.

Section 25.1.5 If Tenant shall desire to assign this Lease or sublet all (but not a portion) of any Leased Property other than an assignment or sublease to an Affiliate, it shall first submit in writing to Lessor a notice (“Tenant’s Notice”) indicating (a) the name of the proposed assignee or subtenant, (b) the material terms of the proposed assignment or sublease, (c) the nature and character of the business which the proposed assignee or subtenant will conduct at the applicable Leased Property, (d) reasonable financial data concerning the proposed assignee or subtenant, and (e) the effective date of the proposed assignment or the commencement date and expiration date of the proposed sublease. Tenant shall additionally submit to Lessor any other information concerning the proposed assignment or sublease which Lessor may reasonably request and, prior to the effective date of any assignment permitted hereunder or the commencement date of any sublease permitted hereunder, Tenant shall deliver to Lessor evidence reasonably satisfactory to Lessor that the assignee or subtenant has all licenses, permits, approvals and other Authorizations necessary to operate each Leased Property for the Primary Intended Use (or any other use permitted under the terms of this Lease). Except to the extent such subletting or assignment is authorized under Section 25.1.11 below, if such notice is given, Lessor may, at its option, terminate this Lease as to the applicable Leased Property, in which event, the provisions of Section 40.16 hereof shall apply. Lessor shall exercise its option by notice to Tenant within 30 days after Tenant’s Notice (or receipt by Lessor of all information reasonably requested by Lessor pursuant to this Section 25.1.5), and during such 30-day period, Tenant shall not have the right to assign this Lease or sublet such space.

Section 25.1.6 If Lessor exercises its option under Section 25.1.5 to terminate this Lease, this Lease shall terminate (either as to each Leased Property or as to the applicable Leased Property, whichever is applicable) on the date which is 60 days following Tenant’s Notice or on such later date as may be specified in Tenant’s Notice, all Rent allocable to the Leased Property(ies) in question in accordance with Section 16.9 hereof shall be paid and apportioned to the date of such termination and the provisions of Section 40.16 hereof shall apply in the event this Lease remains in effect as to any Leased Properties. If Lessor shall exercise its options under Section 25.1.5, Lessor may, and shall have no liability to Tenant if Lessor shall, lease to Tenant’s prospective subtenant or assignee.

Section 25.1.7 (a) Except in the case of an assignment or sublet pursuant to Section 25.1.2(i) hereof and subject to subsections (b) and (c) below, Tenant shall pay to Lessor, as Additional Charges, (i) as and when received by Tenant, 80% of any consideration (including, without limitation, capital stock, stock options or warrants, license fees and all other forms of remuneration) received on account of any assignment and (ii) 80% (50%, rather than 80%, in the case of the existing subleases scheduled on Schedule 25.1.7 attached hereto and made a part hereof, as such subleases were in effect on December 14, 2000 and only for the remaining term thereof, it being agreed that, if any such sublease was or is extended (other than pursuant to the terms of sublease extension rights in existence as of December 14, 2000), or after December 14, 2000 was or is materially amended, for the extension term, or after any such material amendment, the applicable percentage in this subsection (ii) shall be 80%, not 50%) of the excess of:

(x) any rents, additional charges, or other consideration (including, without limitation, capital stock, stock options or warrants, license fees and all other forms of remuneration) payable to Tenant under any sublease, after deducting therefrom brokerage commissions and legal fees paid by Tenant in connection with such subletting, over (y) the sum of (1) a share of the Base Rent, real estate taxes and assessments, insurance premiums and charges for utility usage that, on a monthly basis, are owing with respect, or otherwise allocable, to the applicable Leased Property (with such share to be equal to (A) if the applicable sublease relates primarily to use of areas within the Facility(ies) located on the applicable Leased Property, the product of the total of the aforesaid Base Rent, real estate taxes and assessments, insurance premiums and utility usage charges owing with respect, or allocable, to the applicable Leased Property for a particular month times a fraction, the numerator of which is the number of rentable square feet under the applicable sublease and the denominator of which is the aggregate number of rentable square feet in the Facility(ies) located on the applicable Leased Property, and (B) if the applicable sublease relates primarily to use of areas outside the Facility(ies) located on the applicable Leased Property, that portion of the aforesaid real estate taxes, insurance premiums and charges for utility usage as are, in the reasonable judgment of Tenant (and with supporting documentation to be delivered to Lessor upon written request), attributable to the areas outside the Facility(ies) located on the applicable Leased Property), plus (2) the amount (amortized, if applicable, as described below) of the actual out of pocket costs, if any, incurred by Tenant (on behalf of itself and, to the extent related to “Sublease Rent Payments” (as defined below), on behalf of Lessor’s 80% (or 50%, if applicable as described above) share thereof) from time to time during the applicable sublease and directly attributable to (aa) extending telephone service to the portion of the applicable Leased Property that is subleased per the applicable sublease or (bb) performing repairs to the portion of the applicable Leased Property that is subleased per the applicable sublease (and, for purposes of this subsection (2) and the calculation of “Sublease Rent Payments”, as hereinafter defined, (X) in the case of any costs of the nature referenced in this subsection (2) that, in accordance with GAAP, are treated as capital costs, such costs shall be amortized on a straight line basis over the longer of the useful life of the improvements or repairs to which such costs relate or the initial term of the applicable sublease, and in each month the amortized amount of such costs shall be deemed to have been incurred by Tenant, and (Y) in the case of all other costs of the nature referenced in this subsection (2), such costs shall be treated as incurred by Tenant as and when expended),

(such excess of (ii)(x) over (ii)(y) is referred to herein as the “Sublease Rent Payments”). Lessor’s share, as aforesaid, of any such Sublease Rent Payments shall be paid by Tenant to Lessor as and when the Sublease Rent Payments are received by Tenant; provided, however, that:

(cc) within sixty (60) days after the end of each calendar year, Tenant shall deliver to Lessor a Senior Officer’s Certificate certifying the amount of Lessor’s share of Sublease Rent Payments for the preceding calendar year and setting forth how such amount was calculated and containing a detailed breakdown of the revenues and expenses used in making such calculation, and, within thirty (30) days after Lessor’s receipt of such certificate, if the aggregate amount paid by Tenant to Lessor during such preceding calendar year on account of Lessor’s share of Sublease Rent Payments for such year exceeds the amount of Lessor’s share as shown in such certificate, then, subject to subsection (dd) below, Lessor shall pay the overage to Tenant, and, if the aggregate amount paid by Tenant to Lessor during such preceding calendar year on account of Lessor’s share of Sublease Rent Payments for such year is less than the amount of Lessor’s share as shown in such certificate, Tenant shall pay such deficiency to Lessor. Lessor shall be entitled, upon three (3) Business Days prior written notice and within normal business hours, to review, and make abstracts from and copies of, Tenant’s books, accounts and records relative to Tenant’s subleases of any Leased Property and the calculation of Lessor’s share of Sublease Rent Payments for any period; and

(dd) for purposes of subsection (cc) above and the other provisions of this Section 25.1.7, Lessor’s share of Sublease Rent Payments shall in no event be a negative number and, for all purposes of subsection (cc) above and the other provisions of this Section 25.1.7, for any calendar year in which the amount referenced in subsection (ii)(x) above for such year is less than the amount referenced in subsection (ii)(y) above for such year, the “Sublease Rent Payments” shall be deemed to equal zero for such year. (For example, if Tenant subleases a portion of a Leased Property, subsection (ii) above is applicable thereto, during a particular calendar year Sublease Rent Payments are received by Tenant in the aggregate amount of $100.00, and during such calendar year Tenant paid to Lessor the following monthly amounts on account of Lessor’s share of Sublease Rent Payments: for each of the months January through July, $20.00 (i.e.: $140.00 in aggregate) and for each of the months August through December, $0.00, then, within thirty (30) days after Lessor’s receipt of Tenant’s aforesaid Senior Officer’s Certificate for such calendar year, Lessor would be obligated to pay to Tenant $60.00, representing the overage of the aggregate amount received by Lessor during such calendar year ($140.00) over Lessor’s share of the Sublease Rent Payments for such calendar year ($80.00 or 80% of $100.00). Alternatively, if the preceding facts are assumed except that, during the subject calendar year, the amount referenced in subsection (ii)(x) above is less than the amount referenced in subsection (ii)(y) above by $50.00, then, pursuant to subsection (dd) above, the Sublease Rent Payments for such calendar year shall be deemed to equal $0.00, and, consequently, within thirty (30) days following receipt of Tenant’s aforesaid Senior Officer’s Certificate for such calendar year, Lessor would be obligated to pay to Tenant $140.00, representing the overage of the aggregate amount received by Lessor during such calendar year ($140.00) over Lessor’s share of the deemed Sublease Rent Payments for such calendar year ($0.00 or 80% of $0.00)).

In the event of a foreclosure by a Leasehold Mortgagee as to a particular Leased Property(ies), Lessor’s right to 80% (50%, in the circumstances described above relative to the existing subleases scheduled on Schedule 25.1.7 hereof) of such Sublease Rent Payments relating to such Leased Property(ies) shall be subordinate to such Leasehold Mortgagee’s right of payment. In the event of an assignment or sublet pursuant to Section 25.1.2(i) hereof, the provisions of this Section 25.1.7 shall apply to any further assignment or sublet to a person or entity that is not an Affiliate of Tenant.

(b) Notwithstanding anything to the contrary provided in this Lease, in the event Tenant enters into a sublease, license agreement, easement or other agreement (an “Ancillary Agreement”) pursuant to which a third party is given the right to access, maintain or operate on any Leased Property, any antenna, cell tower, satellite dish, cable or wire installation, or other communication or telecommunication equipment, any billboard or signage, or any facility or service not within the primary scope of Tenant’s business as it was conducted on the Existing Lease Effective Date, Tenant shall pay Lessor, as Additional Charges as and when payable to Tenant, 80% of any consideration (including, without limitation, capital stock, stock options or warrants, license fees and all other forms of remuneration) received on account of such Ancillary Agreement. At the request of Lessor, Tenant shall direct the third party in any Ancillary Agreement to pay Lessor’s 80% share of such consideration directly to Lessor. No such Ancillary Agreement shall be entered into by Tenant without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned so long as Tenant complies with the applicable requirements of subsections (a) through (d) of Section 25.1.2 above.

(c) Notwithstanding anything to the contrary contained in subsection (a)(ii) above, Lessor shall not be entitled to any Sublease Rent Payments on account of any sublease of space within a Leased Property for a flower shop, beauty salon, barber shop, gift shop, restaurant, cafeteria, coffee shop, snack shop or the like or any other concessionaires (which term shall not include, without limitation, medical offices and clinics and other providers of medical services) typically found in nursing centers or hospitals (as applicable depending upon the Primary Intended Use of the particular Leased Property) (including those subleases of the nature referenced in this subsection (c) existing at the Leased Properties as of the Existing Lease Effective Date), so long as the aggregate square footage of such Leased Property that is subleased for such uses does not exceed twenty percent (20%) of the rentable space within the Facility(ies) located on such Leased Property.

Section 25.1.8 Any assignment and/or sublease must provide that (a) it shall be subject and subordinate to all of the terms and conditions of this Lease, (b) the use of the applicable Leased Property shall be restricted to the applicable Primary Intended Use and shall not conflict with any Legal Requirement, Insurance Requirement or any other provision of this

Lease, (c) no sublessee or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Lease or its sublease except as expressly provided in this Lease and (d) in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease whether voluntary, involuntary or by operation of law, prior to the expiration date of such sublease, including extensions and renewals granted thereunder, at Lessor’s option, the subtenant shall make full and complete attornment to Lessor for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Lessor and which the subtenant shall execute and deliver within 5 days after request by Lessor, its successors or assigns and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Lessor to terminate this Lease.

Section 25.1.9 Any assignment of this Lease or sublease of the applicable Leased Property in contravention of the express terms of this ARTICLE XXV shall be voidable at Lessor’s option and the acceptance of rent by Lessor from any such unauthorized assignee or subtenant shall not constitute a recognition or acceptance of the tenancy of such unauthorized assignee or subtenant.

Section 25.1.10 Tenant shall pay to Lessor, within ten (10) Business Days after request therefor, all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Lessor in connection with any request by Tenant to assign this Lease or sublet the applicable Leased Property.

Section 25.1.11 Notwithstanding the other prohibitions and restrictions on assignment and subletting contained in this Section 25.1, provided Tenant shall have complied with the notice and information requirements of Section 25.1.5 above, Tenant shall have the right to assign or sublet to a non-Affiliate (x) without the consent of Lessor, not more than ten percent (10%) in the aggregate of the Master Lease Leased Properties which are nursing centers and (y) with Lessor’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), not more than two (2) Master Lease Leased Properties which are hospitals, but only if either (i) the applicable regulatory authorities have threatened, or commenced proceedings, to revoke Tenant’s Medicaid or Medicare certification for reimbursement or other Authorizations necessary to operate such nursing center or hospital Leased Property, as applicable, or (ii) Tenant cannot profitably operate such Leased Property, in which event:

(a) such assignment and/or subletting shall comply in all respects with clauses (a) through (d) of the second sentence of Section 25.1.2 above (upon Tenant’s request, Lessor agrees to provide an estoppel certificate certifying that, to the best of Lessor’s knowledge, such clauses (a) through (d) have been satisfied or, if such is not the case to the best of Lessor’s knowledge, certifying the manner in which such clauses have not been satisfied to the best of Lessor’s knowledge);

(b) Lessor shall give such assignee or subtenant assurances of quiet enjoyment, in accordance with a mutually satisfactory non-disturbance and attornment agreement, such that so long as such assignee or subtenant pays Rent allocable to such Leased Property and otherwise complies with all covenants and obligations of Tenant under this Lease with respect to such Leased Property, no other default under this Lease shall affect or give rise to any right to terminate its leasehold of such Leased Property; and

(c) any default by such assignee or subtenant in the payment of Rent or in complying with all other covenants and obligations of Tenant with respect to such Leased Property shall continue to constitute a default under this Lease, entitling Lessor to all its rights and remedies hereunder.

To the extent that any of the Master Lease Leased Properties are the subject of a New Lease derived, directly or indirectly, from ML5, Tenant shall continue to have the right to assign or sublet such Master Lease Leased Properties upon compliance with this Section 25.1.11 or the corresponding section of such New Lease, as applicable, but such right to assign or sublet, whether under Section 25.1.11 of ML5 or the corresponding section of any and all New Leases derived, directly or indirectly, from ML5, shall never exceed ten percent (10%) in the aggregate of the nursing centers included within the Master Lease Leased Properties or two (2) hospitals included within the Master Lease Leased Properties.

Section 25.1.12 Notwithstanding any provision of this Lease to the contrary but without limitation, and subject to the terms, of Section 25.1.13 hereof, no Kindred Change of Control Transaction shall be permitted under this Lease unless each of the following conditions has first been satisfied in full:

(a) immediately prior to such Kindred Change of Control Transaction, no Event of Default shall have occurred and be continuing under this Lease, and no Event of Default shall result from the occurrence of such Kindred Change of Control Transaction;

(b) Tenant is, giving effect to such Kindred Change of Control Transaction, in compliance with the financial covenants set forth in Section 8.4 on a Pro Forma Basis;

(c) no more than ten (10) Business Days and no fewer than five (5) Business Days prior to the consummation of the Kindred Change of Control Transaction, Tenant shall provide to Lessor an unexecuted, draft Officer’s Certificate from the Chief Financial Officer of the Seniormost Parent, certifying that the conditions referenced in subsections (a) and (b) above have been satisfied as of the date of the consummation of such Kindred Change of Control Transaction (the “Draft Certificate”). If the Draft Certificate does not contain reasonably appropriate backup information as to the certification related to item (b) above, then Lessor shall have the right, within three (3) Business Days of receipt of such Draft Certificate, to request by written notice to Tenant such additional backup information as Lessor reasonably determines is necessary to make the certification related to item (b) (“Additional Information”). On the date of the consummation of such Kindred Change of Control Transaction, Tenant shall provide a final, executed version of the Draft Certificate (certifying that the conditions referenced in subsections (a) and (b) above have been satisfied as of the date of the consummation of such Kindred Change of Control Transaction), together with such Additional Information that Lessor has requested;

(d) on or prior to the date of the consummation of such Kindred Change of Control Transaction, Tenant shall have paid to Lessor a transaction fee in an amount equal to 10% of the annual Base Rent in effect as of the date of the consummation of the Kindred Change of Control Transaction;

(e) if (A) the Seniormost Parent immediately prior to such a Kindred Change of Control Transaction is not a publicly traded Entity and (B) the Seniormost Parent immediately following such a Kindred Change of Control Transaction is not a publicly traded Entity, then, immediately following such Kindred Change of Control Transaction, in the reasonable determination of Lessor:

(i) the Seniormost Parent, either directly or through the composition of its board of directors (or, for any Entity that is not a corporation, any comparable governing body) or senior executive officers, shall have not less than four years experience in operating health care facilities for the purpose of the respective Primary Intended Uses of the Leased Properties;

(ii) the Seniormost Parent or, if applicable, the general partner(s) of the Fund or Funds that control the Seniormost Parent shall have a favorable business and operational reputation and character; and

(iii) to the extent required by law, each of the Seniormost Parent and Tenant shall have all licenses, permits, approvals and other Authorizations required to operate the Leased Property(ies) for their respective Primary Intended Use (or any other use permitted under the terms of this Lease);

(f) concurrently with the consummation of such Kindred Change of Control Transaction, the Seniormost Parent shall execute either, at the Seniormost Parent’s election, (i) a joinder to this Lease in form and substance reasonably satisfactory to Lessor, pursuant to which such Seniormost Parent shall become a Tenant hereunder or (ii) a guaranty of the obligations of Tenant under this Lease in the form attached hereto as Exhibit I (such guaranty, the “Section 25.1.12(f) Guaranty”); provided, that, if, as a result of such Kindred Change of Control Transaction, any Tenant ceases to exist or is succeeded or replaced by another Entity (whether by merger, stock sale or otherwise), then, concurrently with such Kindred Change of Control Transaction, such Entity (whether or not the Seniormost Parent) shall be required to join this Lease as a Tenant;

(g) notwithstanding anything contained herein or in the Section 25.1.12(f) Guaranty to the contrary, the guarantor under the Section 25.1.12(f) Guaranty (the “Section 25.1.12(f) Guarantor”) shall be released from all obligations and liabilities under the Section 25.1.12(f) Guaranty that arise from and after the date of any Kindred Change of Control Transaction that is consummated subsequent to the date of such Section 25.1.12(f) Guaranty and in accordance with the terms hereof, with such release to become effective, and to be conditioned, upon the execution contemporaneously with such subsequent Kindred Change of Control Transaction by the Seniormost Parent (as such exists immediately following such subsequent Kindred Change of Control Transaction) of a joinder or a Section 25.1.12(f) Guaranty in accordance with the provisions of Section 25.1.12(f); and

(h) the terms of Section 25.1.13 hereof have been complied with by Tenant.

Tenant hereby waives any right to characterize, object to or contest the payment required under this Section 25.1.12 as a penalty and agrees that such payments do not constitute a penalty.

Section 25.1.13 Notwithstanding anything to the contrary contained in Section 25.1.1, Section 25.1.12, Section 25.5 and/or elsewhere in this Lease, until such time (the “ARML No. 3 Payment Date”) as Lessor has sold all of the Subject Facilities, and Lessor has received the full $700,000,000 purchase price therefor, in each case as provided in, and in accordance with the terms of, ARML No. 3 and the respective PSAs (as such term is defined in ARML No. 3) relative to such Subject Facility, the provisions of Section 25.1.12 of this Lease shall not be applicable and, without limitation of the foregoing, (a) a Kindred Change of Control Transaction shall be deemed to be an assignment of this Lease that requires Lessor’s consent, (b) an assignment of this Lease shall be deemed to include any change in control of any Tenant, as if such change in control or transaction were an assignment of this Lease, (c) changes in control of any Tenant shall include, without limitation, each of the transactions, changes and other matters described in subsections (a) through (e), both inclusive, of Section 25.1.1 hereof, and (d) the provisions of Section 25.1.1 and Section 25.1.7 of ML1, ML2 and/or ML4, as applicable, shall continue to apply and be in full force and effect (and such provisions are hereby incorporated into this Lease, and, in the event of any conflict between the provisions of Section 25.1.1 and Section 25.1.7 of ML1, ML2 and ML4 and the provisions of Section 25.1.1 and Section 25.1.7 of this Lease, until the ARML No. 3 Payment Date, the provisions of such Section 25.1.1 and Section 25.1.7 of ML1, ML2 and ML4 shall govern). Lessor agrees that, upon the occurrence of the ARML No. 3 Payment Date, the following amendments to this Lease shall, automatically, immediately and without further action of the parties, become effective:

(a) The definition of “Kindred Change of Control Transaction” shall be amended and restated in its entirety to read as follows:

““Kindred Change of Control Transaction: The consummation of any of the following:

(i)	A merger, consolidation or similar transaction involving the Seniormost Parent that results in either (a) those beneficial owners of voting stock of the Seniormost Parent (as of immediately prior to such transaction) that continue to hold shares in substantially the same proportion as their beneficial ownership immediately before such transaction collectively beneficially owning, directly or indirectly, less than 50% of the outstanding voting stock of the Seniormost Parent (as of immediately following the consummation of such transaction) or (b) members of the board of directors (or analogous governing body) of the Seniormost Parent (as of immediately prior to the consummation of such transaction) constituting less than 50% of the members of the board of directors (or analogous governing body) of the Seniormost Parent (as of immediately following the transaction);

(ii)	An acquisition or disposition, directly or indirectly, of capital stock of the Seniormost Parent that results in either (a) those beneficial owners of voting stock of the Seniormost Parent (as of immediately prior to the consummation of such transaction) that continue to hold shares in substantially the same proportion as their beneficial ownership immediately before such transaction collectively beneficially owning, directly or indirectly, less than 50% of the outstanding voting stock of the Seniormost Parent (as of immediately following the consummation of such transaction), (b) other than in a Permitted Internal Reorganization, any “person” or “Group” as such terms are used in Section 13(d) and 14(d) of the Exchange Act (other than an Entity 50% or more of the outstanding voting stock of which is collectively beneficially owned (as of immediately following such transaction) by beneficial owners of Seniormost Parent (as of immediately prior to the consummation of such transaction) in substantially the same proportion as their beneficial ownership of Seniormost Parent immediately before such transaction) becoming the “beneficial owner” (as defined in Rules 13-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding voting securities of the Seniormost Parent or (c) members of the board of directors (or analogous governing body) of the Seniormost Parent (as of immediately prior to the consummation of such transaction) comprising less than 50% of the members of the board of directors (or analogous governing body) of the Seniormost Parent (as of immediately following the transaction);

(iii)	A sale or other disposition of all or substantially all of the assets of the Seniormost Parent and its Subsidiaries, taken as a whole, to any Person;

(iv)	A sale or other disposition of all or substantially all of the assets of Tenant, each Guarantor and their respective Subsidiaries, taken as a whole, to any Person; or

(v)	A sale or other disposition (other than any transaction described in clauses (i) – (iv) above), in one or more related transactions, of assets of the Seniormost Parent and its Subsidiaries representing, by fair market value, greater than 50% of the aggregate assets of the Seniormost Parent and its Subsidiaries, taken as a whole, as of immediately prior to the consummation of the first such sale or disposition, provided that such disposed assets shall not, in any circumstances, include any direct or indirect interest in this Lease or in any Tenant or Guarantor.”

(b) The definition of “Seniormost Parent” shall be amended and restated in its entirety to read as follows:

“Seniormost Parent”: The Seniormost Parent Control Person; provided, however, that if:

(i)

the Seniormost Parent Control Person is a Fund or the general partner(s) thereof, or if all or substantially all of the voting securities of the Seniormost Parent Control Person are beneficially owned by one or more Funds, the Seniormost Parent shall instead be, individually or collectively, the Subsidiary Entity(ies)

directly owned by such Funds that directly or indirectly controls Tenant or, if there is no such Subsidiary Entity, the Seniormost Parent shall be Tenant; provided, however, that at the written election of Tenant delivered in accordance with the terms of this Lease, under the circumstances described in this clause (i) the Seniormost Parent may be designated as a direct or indirect Subsidiary (the “Designated Seniormost Parent”) of the Entity that otherwise would be Seniormost Parent (the “Bypassed Seniormost Parent”) in connection with the creation of a “multi-tiered” holding company structure if and only for so long as (A) the Bypassed Seniormost Parent and (B) each and every Subsidiary of the Bypassed Seniormost Parent that directly or indirectly holds any equity interest in the Designated Seniormost Parent (each, a “Bypassed Subsidiary”) (x) does not own, and has not owned, any properties or assets other than cash or debt or equity interests in the Designated Seniormost Parent and each applicable Bypassed Subsidiary and (y) is not engaged in, and has not engaged in, any activities or operations other than financing activities and the ownership of such equity interests; provided, further, that if either of clause (x) or (y) in the precedent proviso is not true at any time with respect to the Bypassed Seniormost Parent or any Bypassed Subsidiary, then the immediately preceding proviso shall automatically terminate and cease to have any effect, and Tenant covenants and agrees that it will notify Lessor in writing of such failure to be true as promptly as practicable thereafter, and shall as promptly as practicable cause the Seniormost Parent (which, for the avoidance of doubt, shall be the entity that previously was the Bypassed Seniormost Parent) to execute either, at the Seniormost Parent’s election, (I) a joinder to this Lease in form and substance reasonably satisfactory to Lessor, pursuant to which such Seniormost Parent shall become a Tenant hereunder or (II) a Section 25.1.12(f) Guaranty; and

(ii)	Tenant is directly or indirectly controlled by a Publicly Listed Entity, which Publicly Listed Entity is itself directly or indirectly controlled by the Seniormost Parent Control Person, the Seniormost Parent shall be such Publicly Listed Entity.

(c) Section 8.5 of the Lease shall be deleted in its entirety, and shall be replaced with “Intentionally Omitted.”

(d) The definition of “Financial Covenant Compliance Date” shall be amended and restated in its entirety to read as follows:

“Financial Covenant Compliance Date”: The date of consummation of any Kindred Change of Control Transaction and each Quarterly Covenant Compliance Date.”

(e) Section 25.1.1(a) of this Lease shall be amended by adding at the end thereto “(unless such change results in the Seniormost Parent Control Person becoming Seniormost Parent and is solely the result of a Public Company Trade)”.

(f) Section 25.1.1(c)(iii) of this Lease shall be amended by adding at the end thereto “(excluding in each of subclauses (c)(i), (c)(ii) and (c)(iii) a transaction in which the Seniormost Parent Control Person becomes Seniormost Parent solely as the result of a Public Company Trade)”.

(g) Section 25.1.12(a) of this Lease shall be amended and restated in its entirety to read as follows: “immediately prior to such Kindred Change of Control Transaction, (i) without limitation of subsection (ii) below, no non-monetary Event of Default shall have occurred and be continuing under this Lease, and no Event of Default shall result from the occurrence of such Kindred Change of Control Transaction, in each case which Event of Default could reasonably be expected to have a material adverse effect on (x) the business or financial position or results of operations of Tenant, any Section 25.1.12(f) Guarantor or the Seniormost Parent, or (y) the ability of Tenant or any Section 25.1.12(f) Guarantor to perform, or of Lessor to enforce, the terms of this Lease or any Section 25.1.12(f) Guaranty, as applicable, and (ii) no Event of Default shall have occurred and be continuing with respect to Tenant failing to make payment of the Rent pursuant to the terms of this Lease when the same becomes due and payable (subject to the applicable notice and cure provisions of Section 16.1(b))”;

(h) Subsections (i) and (ii) of Section 25.1.12(e) of this Lease shall be deleted and replaced with “intentionally omitted”;

(i) Subsection (iii) of Section 25.1.12(e) of this Lease shall be amended by adding thereto, before the words “licenses, permits, approvals”, the word “material”; and

(j) Section 25.1.12(f) of this Lease shall be amended by adding thereto, after the words “merger, stock sale”, a comma and the words “asset sale”.

(k) A new Section 25.1.14 of this Lease shall be inserted to read as follows:

“Section 25.1.14. Fall-Away of Certain Covenants Following a Kindred Change of Control Transaction with a Creditworthy Entity.

(a) From and after the occurrence of any Kindred Change of Control Transaction (i) where the Seniormost Parent of the counterparty (treating, for purposes of such definition and the definitions embedded therein, such counterparty as “Tenant”) is an Entity that, immediately prior to the consummation of such Kindred Change of Control Transaction, is a Creditworthy Entity and (ii) that results in the Seniormost Parent being a Creditworthy Entity as of (and giving full effect to) the consummation of such Kindred Change of Control Transaction, then beginning on the first date as of which such Kindred Change of Control Transaction has been consummated and the requirements of Section 25.1.12 in connection therewith have been satisfied (the “Fall-Away Date”), until the Reversion Date (if any), and subject to Section 25.1.14(d) below, Sections 8.4, 25.1.12(a), 25.1.12(b), 25.1.12(c), 25.1.12(d) and 25.1.12(e) (the “Suspended Covenants”) shall be suspended (the period during which the Suspended Covenants are suspended, the “Fall-Away Period”). For the avoidance of doubt, nothing in this Section 25.1.14 shall limit the obligations of the

Seniormost Parent in connection with such Kindred Change of Control Transaction to enter into a joinder to this Lease or deliver a Section 25.1.12(f) Guaranty as contemplated by Section 25.1.12(f).

(b) If a subsequent Kindred Change of Control Transaction occurs at any time following the Fall-Away Date and as of (and giving full effect to) such subsequent Kindred Change of Control Transaction the Seniormost Parent is not a Creditworthy Entity, then the Suspended Covenants shall be reinstituted effective as of and from the date such subsequent Kindred Change of Control Transaction is consummated (the “Reversion Date”).

(c) Tenant shall provide an Officer’s Certificate to Lessor indicating the occurrence of any Fall-Away Date or Reversion Date.

(d) Notwithstanding subsection (a) of this Section 25.1.14 or anything else herein to the contrary, irrespective of whether the Fall-Away Date has occurred or a Fall-Away Period is ongoing: (1) in connection with any Kindred Change of Control Transaction described in clause (iv) of the definition thereof (as amended pursuant to Section 25.1.13(a)) (a “Unit Sale”) (x) where the Seniormost Parent of the counterparty (treating, for purposes of such definition and the definitions embedded therein, such counterparty as “Tenant”) is an Entity that, immediately prior to the consummation of such Unit Sale, is a Creditworthy Entity and (y) that results in the Seniormost Parent being a Creditworthy Entity as of (and giving full effect to) the consummation of such Unit Sale, Sections 25.1.12(d), 25.1.12(f) and 25.1.12(g) shall apply to such Unit Sale; and (2) with respect to any other Unit Sale, Section 25.1.12 shall apply to such Unit Sale.

(l) The following defined terms shall be inserted in their proper alphabetical order in Section 2.1:

“Creditworthy Entity” means any Entity that, as of the applicable date, (a) has a market capitalization in excess of $3 billion and (b) has a corporate credit rating of Ba2 or better by Moody’s and BB or better by S&P (or, if either such entity ceases to rate such Entity for reasons outside of the control of such Entity, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Lessor as a replacement agency).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., and any successor to the rating agency business thereto.

Section 25.2 Attornment. Tenant shall insert in each sublease permitted under Section 25.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder (except to the extent such subtenant is entitled to quiet enjoyment assurances under Section 25.1.11 above), (b) in the event this Lease shall terminate before the expiration of such sublease, the subtenant thereunder will, at Lessor’s option, attorn to Lessor and waive any right the subtenant may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) in the event the subtenant receives a written notice from Lessor or Lessor’s assignees, if any, stating that an Event of Default has occurred, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct. All rentals received from the subtenant by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Tenant under this Lease.

Section 25.3 Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by the subtenant thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the subtenant, or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

Section 25.4 Leasehold Mortgagee Rights. Nothing contained in this ARTICLE XXV shall limit or impair any rights of the Leasehold Mortgagee under ARTICLE XXII, including, without limitation, any such rights to obtain a Leasehold Mortgage upon less than all of the Leased Properties and, in the circumstances referenced in Section 22.7, to obtain a Separate Lease as to less than all of the Leased Properties.

Section 25.5 Kindred Change of Control Transaction. Without limitation, and subject to the terms, of Section 25.1.13 hereof, nothing in this Lease shall prevent multiple Kindred Change of Control Transactions, so long as each such Kindred Change of Control Transaction complies with the requirements set forth in this Lease.

Section 25.6 IGT.

(a) Tenant shall not allow any Facility to participate in any IGT Program, including entering into any agreement with respect thereto, unless (i) Landlord approves of such participation in its sole and absolute discretion, or (ii) Tenant’s participation is a Compliant Participation. Subject to Section 25.6(g), this Section 25.6 does not diminish or abrogate any other requirements (including consent rights) that may exist under this Lease with respect to specific parts of such participation, e.g., approval rights with respect to specific agreements.

(b) The following terms shall have the meanings ascribed to them below:

“Compliant Participation” means Tenant’s participation in an IGT Program pursuant to agreements that have all of the following characteristics:

(i)

(x) If possible, Tenant subleases the Facility pursuant to a sublease that otherwise complies with all applicable terms and conditions in this

Lease (subject to Section 25.6(g)), such that in each month, such amount of such sublease rents paid to Landlord pursuant to Section 25.1.7 of this Lease are set to be equivalent to the Monthly IGT Share Amount for such month;

(y) Or if the sublease described in clause (x) is not possible to implement, the parties acting reasonably, have agreed on, and are able to implement, an alternate structure that achieves the substantially same distribution of economic benefits as contemplated by clause (x);

(ii) Tenant’s participation, taking account of the provisions of this Lease, would not result in Landlord receiving any rent or other amounts that do not qualify as “rents from real property” within the meaning of Section 856(d) of the Code and the U.S. Department of Treasury Regulations (the “Regulations”) and Landlord shall have received a legal opinion from counsel of its choosing that any amounts it receives will be treated as “rents from real property” within the meaning of Section 856(d) of the Code. Should the Code or the Regulations, or interpretations of them by the Internal Revenue Service contained in Revenue Rulings, be changed so that any such amounts no longer qualify as “rent from real property” for the purposes of Section 856(d) of the Code and the Regulations, then such amounts shall be adjusted so that they will qualify, provided however that any adjustments required pursuant to this subsection (ii) shall be made so as to produce the equivalent (in economic terms) amounts as payable prior to the adjustment;

(iii) Tenant’s participation has not been structured in such a way as to evade payments to Landlord contemplated by this Section 25.6;

(iv) Landlord and Tenant have each received such other documentation and entered into such agreements as Landlord may reasonably require; and

(v) Tenant and Landlord have agreed on the Monthly IGT Share Amounts for each applicable month.

“IGT Program” means an intergovernmental transfer program pursuant to which a Facility (including any person or entity operating such Facility) receives a greater Medicaid reimbursement rate.

(c) Prior to commencement of any Compliant Participation, Landlord and Tenant shall reasonably and mutually determine for each remaining month during the term of this Lease (including any renewal or extension periods) what amount (for each month, the “Monthly IGT Share Amount”) is 20% of the expected increase in gross revenue that is attributable to Tenant’s participation in the IGT Program.

(d) With respect to any assignment or sublet that relates to an IGT Program, the references in Section 25.1.7 of this Lease to “80%” shall be deemed to be references to “100%.” For example, if an IGT Program involved Tenant subleasing a Facility to a hospital, Landlord would receive all of the amount by which such sublease rent exceeded the rent under this Lease with respect to such Facility.

(e) Article XXXVI of this Lease is deemed to apply to this Section 25.6.

(f) Any Fair Market Rental determination pursuant to Article XXXV of this Lease shall be made assuming that the Facility does not participate in the IGT Program.

(g) With respect to subleases that relate to Compliant Participations, (i) in lieu of satisfying the requirements set forth in Sections 25.1.2(b), 25.1.8(d) and 25.2 of this Lease, such subleases and their subtenants must be acceptable to Landlord in Landlord’s reasonable discretion, and (ii) in lieu of the specific deliverables required pursuant to Section 25.1.5 of this Lease, Tenant shall make such additional information available as Landlord may reasonably request, and (iii) Landlord shall not have the right to terminate this Lease as provided in the penultimate sentence of Section 25.1.5 in response to a Tenant’s Notice relating to such a sublease.

(h) Lessor and Tenant acknowledge and agree that (i) prior to the Effective Date, Lessor and Tenant entered into an Agreement and Consent to Sublease dated as of December 31, 2013 with Hancock Regional Hospital relating to certain Leased Properties and an Agreement and Consent to Sublease dated as of December 31, 2013 with Columbus Regional Hospital relating to certain Leased Properties (such instruments, as they may have been amended prior to the Effective Date, are herein referred to as the “Existing IGT Agreements”), and (ii) notwithstanding the amendment and restatement of Existing ML5 pursuant to the terms of this Lease and notwithstanding the changes to Existing ML5 resulting from such amendment and restatement, the Existing IGT Agreements shall remain in full force and effect and, for purposes of, and as used in, such Existing IGT Agreements, the “Master Lease” and “Lease Guaranty” referred to in each such Existing IGT Agreement shall mean and refer to, respectively, this Lease and the Lease Guaranty that Kindred Nursing Centers Limited Partnership has delivered, or will be delivering, with respect to this Lease and the Leased Properties affected by the Existing IGT Agreements (and, without limitation of the foregoing, Lessor and Tenant acknowledge and agree that their intention relative to each Existing IGT Agreement remains as set forth in the last sentence of Section 3.2 of each Existing IGT Agreement (relating to the amount to be received by Lessor in each Lease Year of the respective Subleases referenced in the Existing IGT Agreements)).

Section 25.7 Kindred Hospital-Louisville. Relative to the Facility commonly known as Kindred Hospital- Louisville (Facility #4633), Tenant requested Lessor’s consent to Tenant’s sub-subleasing to Operator of the portion of such Facility which was previously sub-subleased to Peak 10 Xodiax, Inc. (and is commonly known as the “data center’) for use by Operator as a call center for potential patients to discuss care options, find Tenant locations and obtain advice on insurance and other payment issues. In response to Tenant’s request and pursuant to Amendment No. 2, Lessor granted such consent to such use of such Facility by Operator, as a sub-sublessee, and agreed that, as Operator is already a Tenant under this Lease, Lessor would not require a Lease Guaranty from Operator pursuant to Section 40.12 of this Lease. Except as provided above relative to providing a Lease Guaranty, the requirements of this Lease relating to subleasing shall remain applicable to Tenant’s aforesaid sub-sublease to Operator. In addition, also relative to such Kindred Hospital- Louisville Facility, Tenant requested Lessor’s consent to Tenant’s sub-subleasing of 65 parking spaces to Norton Properties, Inc. as provided in the draft sub-sublease theretofore delivered by Tenant to Lessor. Pursuant to Amendment No. 2, Lessor granted such consent to such sub-sublease to Norton Properties, Inc., subject to Tenant’s compliance with the requirements of subsections (a), (b), (c) and (d) of Section 25.1.2 of this Lease and the other applicable provisions of this Lease that impose requirements on subleases and subtenants.

ARTICLE XXVI

Section 26.1 Financial Statements and Reporting. Each Tenant shall maintain, and cause the Seniormost Parent to maintain, for itself and, with respect to Tenant, Tenant’s Subsidiaries and, with respect to the Seniormost Parent, the Seniormost Parent’s Consolidated Subsidiaries, a system of accounting established and administered in accordance with GAAP, and shall provide Lessor with, or cause to be provided to Lessor, the following information:

(a) As soon as available but in no event later than forty-five (45) days after the close of each fiscal month and within fifty (50) days after the close each of the first three fiscal quarters, for Tenant, an unaudited consolidated balance sheet and statement of operations as of the close of each such period and the related unaudited consolidated statements of income, cash flows and stockholders equity for such period and for the year to date of Tenant and its Subsidiaries, and, for the Seniormost Parent, an unaudited consolidated balance sheet and statement of operations as of the close of each such period and the related unaudited consolidated statements of income, cash flows and stockholders equity for such period and for the year to date of the Seniormost Parent and its Consolidated Subsidiaries (collectively, “Financial Statements”), setting forth in each case in comparative form the corresponding figures for the previous year, all prepared in accordance with GAAP and all certified in an Officer’s Certificate of Tenant or the Seniormost Parent, as applicable, to Lessor as being complete and accurate to the best of Tenant’s or the Seniormost Parent’s knowledge, as applicable, subject to normal year end adjustments;

(b) Within one hundred (100) days after the close of each Fiscal Year, (i) for Tenant, consolidated Financial Statements, in each case with accompanying notes and schedules, prepared in accordance with GAAP and audited by a firm of independent certified public accountants of recognized standing selected by Tenant, which accountants shall have issued an audit report thereon (an audit report shall in all events be issued with respect to the Seniormost Parent (as described below), but, if Tenant is not the Seniormost Parent, in lieu of the above referenced audit report with respect to Tenant, the audit report with respect to the Seniormost Parent may instead include therein an unaudited supplemental report and information setting forth and disclosing the consolidating information relating to Tenant (but not including a Tenant balance sheet and financial statement footnotes), and, in such event, Tenant shall cause to be delivered to Lessor such supporting and/or other backup information relating to such supplemental report and information as Lessor may reasonably request from time to time) and, for the Seniormost Parent, consolidated Financial Statements, in each case with accompanying notes and schedules, prepared in accordance with GAAP and audited by a firm of independent certified public accountants of recognized standing selected by the Seniormost Parent, which accountants shall have issued an audit report thereon; and (ii) an Officer’s Certificate of Tenant certifying to Lessor the amount of Patient Revenues for such Fiscal Year for each Facility, for all of the Facilities in the aggregate under this Lease and for all of the Facilities in the aggregate under all of the Leases, and attaching reasonably detailed documentation thereof;

(c) Within fifty (50) days after the close of each of the first three fiscal quarters, and within one hundred (100) days after the close of each Fiscal Year, the following information and data for each Facility, in each case in paper format or electronic computer format: (1) income statements that include, without limitation, a breakdown of Patient Revenues and other revenues itemized by payor type and a breakdown of operating expenses to the extent reasonably available under the then current facility operation reports, but including, at a minimum, itemization of Facility rental expense, overhead charges or management fees, bad debt expense and any material non-recurring charges; and (2) patient census by payor type;

(d) As soon as available but in no event later than sixty (60) days following the commencement of each Fiscal Year, annual budgets for the operation during such Fiscal Year of each Facility, of all Facilities in the aggregate under this Lease and of all Facilities in the aggregate under all of the Leases, and to the extent reasonably available, a breakdown of projected Patient Revenues and other revenues itemized by payor type and a breakdown of projected operating expenses itemized to reflect, at a minimum, Facility rental expense, overhead charges or management fees, bad debt expense and any non-recurring charges;

(e) Within one hundred (100) days after the close of each Fiscal Year, or otherwise upon request by Lessor in connection with a proposed sale or refinancing of a Facility or Facilities by Lessor, for Tenant, the Seniormost Parent and each Guarantor, as applicable, an Officer’s Certificate of Tenant, the Seniormost Parent or each Guarantor, as applicable, certifying to Lessor and Lessor’s designees (which certificate may be relied upon by Lessor and any prospective purchaser or mortgagee of any Leased Property) the following information:

(i) this Lease is unmodified and is in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

(ii) the dates to which Rent has been paid;

(iii) all Facilities are in good standing with respect to all necessary federal, state and local licenses, permits and other Authorizations;

(iv) each Facility that participates in the Medicare program is in compliance with the terms of its Medicare Provider Agreement and in good standing with the Medicare program;

(v) each Facility that participates in the Medicaid program is in compliance with the terms of its Medicaid Provider Agreement and in good standing with the Medicaid program;

(vi) the current number of licensed beds at each Facility; and

(vii) Tenant and each applicable Guarantor or Section 25.1.12(f) Guarantor is not in default in the performance of this Lease, its Lease Guaranty or its Section 25.1.12(f) Guaranty, as applicable, or if an Event of Default exists, specifying the same in reasonable detail;

at the request of Lessor, together with complete and accurate copies (originals of which shall be made available for inspection upon request by Lessor) of all licenses, permits and other Authorizations necessary to operate the Facilities in accordance with all applicable laws;

(f) As soon as reasonably available, copies of any Forms 10K, 10Q and 8K and any other annual, quarterly, monthly or other reports, copies of all registration statements and any other public information which any Seniormost Parent, Tenant or any of their respective Subsidiaries files with the Securities and Exchange Commission or any other governmental authority;

(g) Promptly upon the furnishing thereof to the shareholders of any Tenant or any Seniormost Parent, copies of all statements, reports, notices and proxy statements so furnished;

(h) Such supplements to the foregoing documents and such other information and reports (including, without limitation non-financial information), as any Senior Lender, any Facility Mortgagee or any Superior Mortgagee may reasonably request, provided such supplements, and such information and reports, are consistent with the types of supplements, reports and information generally utilized by such institutions within the financing industry;

(i) (i) on a monthly basis during the Term, (x) a consolidated monthly cash flow report of Tenant and its Subsidiaries and (y) a consolidated monthly patient census report (reported separately for hospitals and nursing centers) for Tenant, (ii) all other information, reports, materials and certificates that are from time to time delivered, pursuant to the requirements of any loan documents that are from time to time binding upon Tenant or the Seniormost Parent or any of Tenant’s Subsidiaries or any Subsidiaries of the Seniormost Parent that directly or indirectly control Tenant, by Tenant or the Seniormost Parent or any of their aforesaid Subsidiaries to any of the Senior Lenders, or any of the holders of any other loan documents evidencing or securing borrowed indebtedness of Tenant or the Seniormost Parent or any of their aforesaid Subsidiaries, or any of their respective agents, representatives or consultants, with all such information, reports, materials and certificates to be delivered to Lessor at the same time and in the same manner as the same are delivered to any of the Senior Lenders, any of the aforesaid holders and/or any of their respective agents, representatives or consultants, (iii) on a monthly basis during the Term, a monthly consolidated survey deficiency summary report, with such report to be in substance (but not necessarily in form) consistent with the report dated October 2000 that was delivered to Lessor and listing each of the Master Lease Leased Properties and indicating for each Master Lease Leased Property whether any survey, citation or report alleging a deficiency that is material in relation to such Master Lease Leased Property (using the October 2000 report as a baseline) has been issued with respect thereto during the period covered by such report and, if so, setting forth the identity of the agency or authority that issued such citation or report, a description of the alleged material deficiency and the timetable or deadline for curing the same (and, promptly following receipt of a written request therefor from Lessor to Tenant, Tenant shall further deliver to Lessor any Facility-specific survey reports requested by Lessor), (iv) promptly following receipt of a written request therefor from Lessor to Tenant, copies of any Facility-specific environmental, engineering or other reports or studies that are in Tenant’s or the Seniormost Parent’s possession or control and so requested by Lessor and (v) within ten (10) Business Days following receipt of Lessor’s written request therefor, a copy, to the extent available and prepared, of any report, study or other document that Tenant or the Seniormost Parent may from time to time prepare, or have prepared on its behalf, that assigns asset ratings or other grades or rankings to any or all of the Master Lease Leased Properties;

(j) If Lessor is a Ventas Lessor, within fifty (50) days following the close of each fiscal quarter, a Senior Officer’s Certificate setting forth whether any Event(s) of Default under Section 16.1(m) and/or Section 16.1(q) of this Lease or any other lease demising any of the Master Lease Leased Properties has occurred and is continuing (as described in Section 16.10) and, if so, specifying the Master Lease Leased Property(ies) at which such Event(s) of Default has so occurred and is continuing;

(k) Within three (3) Business Days following Tenant’s or the Seniormost Parent’s receipt thereof, if and to the extent relating to the Leased Properties, true, correct and complete copies of all professional negligence, malpractice and/or general liability actuarial studies, reports and/or analyses prepared from time to time for or by Tenant or the Seniormost Parent or at Tenant’s or the Seniormost Parent’s direction other than those prepared by its independent auditors;

(l) Within sixty (60) days after the close of each fiscal quarter, for any insurance company owned or controlled by Tenant or the Seniormost Parent (a “Captive Insurance Company”), an unaudited balance sheet and statement of operations as of the close of each such period and the related unaudited statements of income, cash flows and stockholders equity for such period and for the year to date of each Captive Insurance Company, setting forth in each case in comparative form the corresponding figures for the previous year, all prepared in accordance with GAAP and all certified in an Officer’s Certificate to Lessor as being complete and accurate to the best of Tenant’s and the Seniormost Parent’s knowledge, subject to normal year end adjustments;

(m) Within one hundred eighty (180) days after the close of each Fiscal Year, for each Captive Insurance Company, a balance sheet and statement of operations as of the close of such Fiscal Year and the related statements of income, cash flows and stockholder’s equity for such Fiscal Year, in each case with accompanying notes and schedules, prepared in accordance with GAAP and audited by a firm of independent certified public accountants of recognized standing selected by Tenant, which accountants shall have issued an audit report thereon;

(n) Contemporaneously with the Effective Date, copies of the organizational documents, including, without limitation, any amendments thereto prior to the Effective Date, for each Captive Insurance Company, and, within five (5) Business Days following entry into any subsequent amendment thereof, a true, correct and complete copy of any such amendment;

(o) Within sixty (60) days following the end of each quarter during the Term, if and to the extent relating to the Leased Properties, reports, as of such quarter-end, (i) indicating the amount of the then current “total loss pick” set for professional negligence and malpractice claims against the Seniormost Parent, Tenant and their respective Subsidiaries and Affiliates and the then current breakdown of such “total loss pick” (x) between claims incurred and reported and claims incurred but not yet reported and (y) among claims incurred, whether or not reported, that are (1) insured by the Captive Insurance Company(ies), (2) insured by insurers other than a Captive Insurance Company, and (3) not insured by a Captive Insurance Company or another insurer, (ii) indicating the amount to be reserved by the Seniormost Parent and Tenant at the aforesaid then current “total loss pick” for claims, whether or not reported, that are uninsured or that are insured by the Captive Insurance Company(ies) and a reasonably detailed explanation of how such reserved amount was calculated and determined, (iii) identifying the portion of the reserve amount referenced in subsection (ii) above that will be funded, and the portion of such reserve that will not be funded, to the Captive Insurance Company(ies) by the Seniormost Parent or Tenant, and (iv) confirming that the amount to be funded to the Captive Insurance Company(ies) by the Seniormost Parent or Tenant is being funded on budget or, if there is a shortfall in the funding of the amount to be funded, detailing the Seniormost Parent’s or Tenant’s plan for funding such shortfall to the Captive Insurance Company(ies), and, in addition, in each monthly Officer’s Certificate delivered by Tenant pursuant to subsection (a) above, Tenant shall include therein a certification that each of the Seniormost Parent and Tenant is recording general and professional liability costs, on a monthly basis, in a manner consistent with the most recent actuarial valuations;

(p) On or prior to the date which is one hundred (100) days following the end of each Fiscal Year, a report that allocates all professional negligence and malpractice liability expenses incurred by Tenant, any Seniormost Parent and their respective Subsidiaries and Affiliates during such preceding Fiscal Year to each Facility under this Lease, to each of the other Facilities under the Leases and to all other healthcare-related facilities of Tenant, any Seniormost Parent and their respective Subsidiaries and Affiliates that are not leased by Tenant under the Leases and that explains the methodology of such allocation in reasonable detail;

(q) Within thirty (30) days following the end of each month during the Term, Medicaid Rate Variance Reports, as of such month-end, prepared by Tenant for the Facilities under this Lease, and under all of the Leases, that are skilled nursing facilities, which report shall be substantially in the form delivered by Tenant to Lessor on May 14, 2003 or another form reasonably acceptable to Lessor, and, within forty-five (45) days following the end of each month during the Term, the “Dennis Henson Medicaid Rate Report,” or a substantially similar report reasonably acceptable to Lessor, each as of such month-end, providing a state by state evaluation and prediction of Medicaid rates;

(r) Within forty-five (45) days following the end of each month during the Term, operating reports, as of such month-end, for each Facility under this Lease, and under each of the Leases, and for all Facilities under each of the Leases, and under all of the Leases, in the form delivered to Lessor on May 14, 2003 or another form reasonably acceptable to Lessor;

(s) Within thirty (30) days following the end of each month during the Term, a “QA Management Activity Report”, as of such month-end, prepared by Tenant for each Facility under this Lease, and under each of the Leases, in the form delivered to Lessor on May 14,

2003 or another form reasonably acceptable to Lessor, and, relative thereto, promptly following Tenant’s receipt of a written request therefor from Lessor, true, correct and complete copies of any survey deficiency reports and/or plans of correction relative to any of the aforesaid Facilities designated by Lessor;

(t) Within sixty (60) days after the commencement of each Fiscal Year, an annual capital expenditures budget for such Fiscal Year, relating only to the Leased Properties, in the form delivered to Lessor on May 14, 2003 or another form reasonably acceptable to Lessor and, within fifteen (15) days after any material amendment to such annual capital expenditures budget, a true, correct and complete copy of such amendment;

(u) Within forty-five (45) days following the end of each month during the Term, a capital expenditures report, as of such month-end, relative to each Facility under this Lease, and under all of the Leases, in the form delivered to Lessor on May 14, 2003 or another form reasonably acceptable to Lessor, and, including with each such report, project level expenditure detail by Facility;

(v) Within thirty (30) days after the close of each of the first three fiscal quarters, and within thirty (30) days after the close of each Fiscal Year, a report, in form reasonably acceptable to Lessor, regarding changes in the number of licensed beds and so-called “banked beds”, at each Facility, at all Facilities in the aggregate under this Lease and at all Facilities in the aggregate under all of the Leases; and

(w) Within fifty (50) days after the close of each of the first three fiscal quarters of each Fiscal Year, and within one hundred (100) days after the close of each Fiscal Year, in each case ending after a Kindred Change of Control Transaction, an Officer’s Certificate from the Chief Financial Officer of the Seniormost Parent setting forth in reasonable detail such calculations as are required to establish whether Tenant is in compliance with the financial covenants set forth in Section 8.4, and stating whether such financial covenants have been complied with, together with such attached backup information as Lessor may reasonably request.

Section 26.2 Furnishing Notice. Within five (5) days after Tenant receives notice or otherwise obtains knowledge of any of the following occurrences, Tenant shall give written notice thereof in the form of an Officer’s Certificate to Lessor, which notice shall set forth details of the occurrence referred to therein and shall state what action Tenant has taken, and proposes to take, with respect thereto:

(a) any written notice of termination or suspension of any Facility from participation in the Medicare or Medicaid program; and

(b) any written notice of non-renewal of any license or other Authorization affecting any of the Facilities or its operation (including copies thereof).

Section 26.3 Quarterly Meetings; Facility Level Meetings and Reviews. On a quarterly basis, Tenant shall permit, and cause the Seniormost Parent to permit, and upon request by

Lessor shall make, and cause the Seniormost Parent to make, appropriate arrangements for, Lessor and/or its representatives to discuss the affairs, operations, finances and accounts of Tenant, any Seniormost Parent and their respective Subsidiaries and Affiliates with, and be advised as to the same by, senior officers of Tenant and the Seniormost Parent (and such of Tenant’s and the Seniormost Parent’s independent accountants and other financial advisors as would be relevant to the topic of the particular meeting), all as Lessor may deem appropriate for the purpose of verifying any report(s) delivered by Tenant to Lessor under this Lease or for otherwise ascertaining compliance with this Lease by Tenant or the business, operational or financial condition of Tenant, any Seniormost Parent and/or their respective Subsidiaries and Affiliates (to the extent relevant for ascertaining compliance with this Lease or to the extent relevant to the operations of any Leased Property(ies)) and/or any of their respective Facilities. Without limitation of the foregoing, from time to time promptly following receipt of written notice from Lessor to Tenant (and in any event within ten (10) Business Days of such receipt), Tenant shall permit, and cause the Seniormost Parent to permit, and shall make, and cause the Seniormost Parent to make, appropriate arrangements for, Lessor and/or its representatives or designees to discuss the business, operational and financial condition of specific Facility(ies) designated by Lessor with, and be advised as to the same by, appropriate personnel of Tenant, the Seniormost Parent and their respective Subsidiaries and Affiliates having operational and accounting responsibilities for the Facility(ies) so specified by Lessor and to review, and make abstracts from and copies of, the books, accounts and records of Tenant, the Seniormost Parent and their respective Subsidiaries and Affiliates relative to any such Facility(ies), in each case provided, and on the condition, that any such discussions or reviews, abstracting or copying shall not materially interfere with Tenant’s or the Seniormost Parent’s business operations relative to any affected Facility(ies). Unless otherwise agreed in writing by Lessor and Tenant or the Seniormost Parent, as applicable, all of the discussions, reviews, abstracting and copying referenced in this Section 26.3 shall occur during normal business hours. Relative to the foregoing matters, (a) Tenant agrees that those officers and managerial-level employees of Tenant, the Seniormost Parent and their respective Subsidiaries and Affiliates as are reasonably designated by Lessor shall attend the above described quarterly and/or Facility level meetings and reviews, (b) each of the aforesaid quarterly meetings and reviews shall, unless otherwise agreed by Lessor and Tenant, occur on the first Tuesday that is more than fifteen (15) days following the earlier of (x) the date of filing or (y) the filing due date of the Form 10Q or 10K, as applicable, that Tenant or the Seniormost Parent is required to file (if both Tenant and the Seniormost Parent are publicly traded Entities, then Tenant and the Seniormost Parent, as applicable, shall have the filing due date that is required in order to comply with the requirements of the Securities and Exchange Commission or any other governmental authority, and the later of such filing due dates shall apply under this clause (y)) following the close of the quarter-to-be-reviewed (or, if neither Tenant nor the Seniormost Parent is a publicly traded Entity, on or before the seventy-fifth (75th) day following the close of the quarter-to-be-reviewed), and (c) the aforesaid Facility level meetings and reviews shall, unless otherwise agreed by Lessor and Tenant, occur simultaneously with the aforesaid quarterly meetings and reviews and, in addition, from time to time at other times designated by Lessor upon ten (10) Business Days written notice to Tenant.

Section 26.4 Non-Ventas Lessors. Notwithstanding anything to the contrary contained in this ARTICLE XXVI, if and for so long as the lessor under this Lease is not a Ventas Lessor, Tenant (a) shall not be required under this Lease to provide to such non-Ventas Lessor Facility-specific information related to Facilities or Leased Properties which are not included in this Lease, (b) shall exclude from consolidated facility information that is required under Section 26.1 of this Lease facility information which relates to Facilities or Leased Properties not included in this Lease, and (c) shall continue to be required to provide information relative to Tenant and the Seniormost Parent, as opposed to Leased Properties and Facilities, on the same basis as such information is provided to a Ventas Lessor.

Section 26.5 Additional Tenant Assistance. Tenant agrees that Tenant’s and the Seniormost Parent’s chief executive officer and chief financial officer shall be made available by Tenant, upon two (2) Business Days (five (5) Business Days, if an in-person meeting is required) prior verbal and electronic notice from Lessor, to hold meetings with, make presentations to and/or answer questions and inquiries by investment advisers, analysts, underwriters, bankers and other lenders, rating agencies and other persons and organizations designated by Lessor in connection with transactions conducted by Lessor from time to time. Tenant and the Seniormost Parent shall not be required to incur any out-of-pocket expenses (other than nominal expenses) in connection with any such request by Lessor.

Section 26.6 Electronic Format. All reports, statements and other materials delivered by or on behalf of Tenant or any Seniormost Parent to Lessor under this ARTICLE XXVI shall be delivered to Lessor in electronic format, if available.

Section 26.7 Similar Reports. If Tenant or any Seniormost Parent shall at any time begin to prepare new or additional reports, statements or other materials containing the same or similar information as is contained in any of the reports, statements or other materials that Tenant is required to deliver to Lessor by the terms of the other Sections of this ARTICLE XXVI, Tenant shall deliver, or cause the Seniormost Parent to deliver, such new or additional reports, statements or other materials to Lessor, promptly following Tenant’s or the Seniormost Parent’s preparation of the same.

Section 26.8 Audit and Investigation Rights. Without limitation of Tenant’s other obligations as set forth in this ARTICLE XXVI, Lessor shall have the right, at its expense and upon delivery of ten (10) Business Days written notice to Tenant from time to time, to audit, and/or prepare or perform such other operational, accounting or financial reviews, abstracts, reports and other investigations (including, without limitation, investigations of Tenant’s compliance with Section 7.2.4 hereof) as Lessor chooses of or relating to, the books, records and accounts of Tenant, any Seniormost Parent and Tenant’s Subsidiaries (and, to the extent relevant for verifying any report(s) delivered to Lessor under this Lease or for otherwise ascertaining compliance with this Lease or to the extent relevant to the operations of any Leased Property(ies), Tenant’s and the Seniormost Parent’s Affiliates and the Seniormost Parent’s Subsidiaries) and/or relative to any Facility(ies) designated by Lessor from time to time (including, without limitation, appraisals), provided, however, without limitation of Lessor’s rights pursuant to ARTICLE XXVI (other than this Section 26.8) or other provisions of this Lease and solely for purposes of this Section 26.8, Lessor’s right to audit or review materials pursuant to this Section 26.8 shall not require Tenant or the Seniormost Parent to provide to Lessor (a) that portion of any confidential materials prepared internally by Tenant or the Seniormost Parent or by a third party on behalf of Tenant or the Seniormost Parent regarding whether to exercise renewal rights under this Lease or analyzing the Fair Market Value or Fair Market Rental of the Leased Properties, including analyses of appraisals or documents similar thereto (but Tenant agrees that, notwithstanding the foregoing or anything to the contrary in this Section 26.8, Lessor shall have the right pursuant to this Section 26.8 to obtain copies of, and to review and investigate, any appraisals or documents similar thereto prepared by appraisers or other third parties), (b) employment and/or employee records, (c) that portion of any litigation files that constitutes privileged material that is protected by the attorney-client privilege, and (d) confidential and proprietary analysis of the above referenced books, records and accounts prepared (i) for a bona fide business purpose, (ii) in the ordinary course of business, (iii) not for the purpose of evading Lessor’s rights under this Section 26.8, and (iv) solely for use by Tenant’s or the Seniormost Parent’s Board of Directors or officers of Tenant or the Seniormost Parent having a title of Senior Vice President or higher (except, in the case of each of the foregoing subsections (b) through (d), if Lessor would otherwise have a right to obtain such materials pursuant to the provisions of this Lease (other than this Section 26.8)). Lessor shall not require or perform any act that would cause Tenant, any Seniormost Parent or any of their respective Subsidiaries or Affiliates to violate any laws, regulations or ordinances relating to employment records or intended to protect the privacy rights of Tenant’s or the Seniormost Parent’s employees or healthcare patients, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended. Any such investigation instituted by Lessor shall commence promptly ten (10) Business Days after Tenant’s receipt of Lessor’s aforesaid written notice (unless Lessor otherwise agrees in writing). The foregoing activities shall be conducted by Lessor through agents, employees, representatives or designees of its choosing, and Tenant shall reasonably cooperate (and shall cause the Seniormost Parent and its and the Seniormost Parent’s independent accountants and other financial advisors to reasonably cooperate) with all of such activities. Such activities shall be conducted in a manner that does not materially interfere with Tenant’s or the Seniormost Parent’s business operations or the business operations relative to any affected Facility(ies). Lessor shall be obligated to reimburse Tenant and the Seniormost Parent and their aforesaid independent accountants and other financial advisors for any out-of-pocket expenses incurred by Tenant or the Seniormost Parent or on Tenant’s or the Seniormost Parent’s behalf in connection with providing any such cooperation. Tenant may provide Lessor with a monthly statement of the expenses to be reimbursed by Lessor pursuant to this Section 26.8, and Lessor shall reimburse such expenses to Tenant or the Seniormost Parent, as applicable, within ten (10) Business Days after receipt of such written demand accompanied by reasonable supporting documentation. Unless otherwise agreed in writing by Lessor and Tenant, Lessor’s aforesaid activities shall occur during normal business hours. Lessor’s aforesaid activities may include, without limitation, performing audits of, or other operational, accounting or financial reviews or reports relating to, the EBITDAR and/or EBITDARM of a particular Facility(ies) for a particular past or future period(s) and the terms and conditions of contracts with Tenant’s and the Seniormost Parent’s Affiliates and Subsidiaries and/or other Persons for the provision of particular goods and services to a particular Facility(ies).

ARTICLE XXVII

Section 27.1 Lessor’s Right to Inspect. Tenant shall permit Lessor, any then current or prospective Superior Mortgagee or other lender to Lessor, any then current or prospective investment banker, mortgage broker or other professional engaged by Lessor, any prospective purchaser of any Leased Property or any interest in Lessor or any Affiliate of Lessor and/or, only during any permitted exhibition period under Section 40.4 below, any prospective lessee, and its and their respective authorized representatives, to enter upon and conduct a physical inspection of any Leased Property during usual business hours and, except in an emergency, upon not less than three (3) Business Days prior notice, subject to any security, health, safety or confidentiality requirements of any governmental agency or insurance requirement relating to the Leased Properties, or imposed by law or applicable regulations and provided that no such entry or inspection shall materially interfere with Tenant’s business operations within the affected Leased Property(ies). Nothing contained in this Section 27.1 shall limit or impair Lessor’s right to enter upon and inspect the Leased Properties, or any of Lessor’s other rights or remedies, upon the occurrence of any Event of Default by Tenant.

ARTICLE XXVIII

Section 28.1 No Waiver. No failure by Lessor or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXIX

Intentionally omitted.

ARTICLE XXX

Section 30.1 Acceptance of Surrender. No surrender to Lessor of this Lease or of any Leased Property or any part of any thereof, or of any interest herein or therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXXI

Section 31.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created thereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in any Leased Property.

ARTICLE XXXII

Section 32.1 Conveyance by Lessor. Lessor may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of any or all of the Leased Properties. If Lessor or any successor owner of any Leased Property shall sell, transfer, assign, convey or otherwise dispose of any Leased Property in accordance with the terms hereof other than as security for a debt, and the purchaser, grantee, assignee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder with respect to such Leased Property arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition and shall be reasonably capable of performing the obligations of Lessor hereunder, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease with respect to such Leased Property arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition as to such Leased Property and all such future liabilities and obligations with respect to such Leased Property shall thereupon be binding upon such purchaser, grantee, assignee or transferee. Lessor agrees to deliver to Tenant and any Leasehold Mortgagee, promptly following the consummation of any such sale, conveyance, transfer, assignment or other disposition (other than as security for a debt), written notice of such sale, conveyance, transfer, assignment or other disposition and, if applicable, a copy of the aforesaid assumption agreement. In the event of any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of less than all of the Leased Properties, the provisions of Section 40.15 hereof shall apply.

ARTICLE XXXIII

Section 33.1 Quiet Enjoyment. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder and thereunder, Tenant shall peaceably and quietly have, hold and enjoy each Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all Permitted Encumbrances, including, without limitation, liens and encumbrances of record as of the Existing Lease Effective Date or otherwise permitted to be created by Lessor hereunder, liens as to the obligations of Lessor that are either not yet due or which are being contested in good faith and by proper proceedings, and liens hereafter consented to by Tenant. No failure by Lessor to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

ARTICLE XXXIV

Section 34.1 Notices. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

(a)	if to either Tenant:

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

680 South 4th Avenue

Louisville, Kentucky 40202-2612

Attention: Chief Financial Officer

with a copy to:

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

680 South 4th Avenue

Louisville, Kentucky 40202-2612

Attention: General Counsel

(b)	if to Lessor:

Ventas Realty, Limited Partnership

c/o Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Attention: Legal Department

with a copy to:

Ventas Realty, Limited Partnership

c/o Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Attention: Asset Management

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

ARTICLE XXXV

Section 35.1 Appraisals. In the event that it becomes necessary to determine the Fair Market Rental of the Leased Properties or any thereof or the allocation of Base Rent among the Leased Properties or any thereof, or the Transferred Property Percentages applicable to the Leased Properties or any thereof, to be contained in Exhibit C hereto or the Fair Market Value or Fair Market Value Purchase Price of any property, in each case for any purpose of this Lease, and the parties cannot agree amongst themselves on such values, allocations or percentages, the procedures of this ARTICLE XXXV shall apply.

Section 35.2 Appointment of Appraisers. The party required or permitted to request an appraisal or other determination under this ARTICLE XXXV shall, within the applicable time period, if any, specified in this Lease, give written notice (an “Appraisal Notice”) to the other party, which Appraisal Notice shall state the requesting party’s desire for an appraisal or other determination under this ARTICLE XXXV, and identify which matters are to be appraised or determined. Within thirty (30) days after receipt of any such Appraisal Notice by the party to which such Appraisal Notice is directed, each party shall, by written notice to the other party, appoint an appraiser meeting the qualifications set forth below selected by such party to act as appraiser on its behalf. If either party fails so to appoint an appraiser within the aforesaid thirty (30) day period, the appraiser selected by the other party shall act as the “Final Appraiser” hereinafter described. If both parties appoint an appraiser as aforesaid in a timely manner, within ten (10) days after such two appraisers are appointed, such two appraisers shall meet and agree upon a third appraiser meeting the qualifications set forth below (herein, the “Final Appraiser”). The two appraisers selected by the parties shall, promptly following their agreement upon a Final Appraiser, provide written notice of the identity of the aforesaid Final Appraiser to each of Lessor and Tenant. Such appointment shall be binding on the parties. If the two appraisers selected by the parties are unable to agree upon a Final Appraiser within the aforesaid ten (10) day period, then either party may request that the American Arbitration Association or any successor organization thereto appoint a Final Appraiser meeting the qualifications set forth below within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Final Appraiser shall have been appointed in such manner within such twenty (20) day period or within ninety (90) days after issuance of the original Appraisal Notice, either Lessor or Tenant may apply to any court having jurisdiction to have such appointment made by such court.

Section 35.3 Qualifications of Appraisers. Each of the two appraisers selected by the parties, and the Final Appraiser, must (a) be a member of the Appraisal Institute (or any successor organization thereto) and/or a person employed by an accounting firm that, at the time of such appointment, is one of the five (5) largest public accounting firms in the United States and (b) have not less than five (5) years experience, and substantial expertise, in valuing hospitals and nursing centers and/or determining the fair market rental of hospitals and nursing centers.

Section 35.4 Appraisal Process. The Final Appraiser appointed in accordance with the foregoing procedures shall complete the appraisals, and make any other determinations, submitted to him or her in accordance with the terms of this Lease within sixty (60) days after his or her appointment and shall notify each of Lessor and Tenant of his or her appraisals and other determinations. In performing such appraisals, and making such other determinations, the Final Appraiser shall make the assumptions, and follow any other directives or instructions, contained in this Lease relative to the subject matter of the Final Appraiser’s appointment, and, without limitation of the foregoing, in the case of any appraisal of Fair Market Rental applicable to the Leased Properties or any thereof or any allocation of Base Rent among the Leased Properties or any thereof (and any related amendment of Exhibit C hereto and allocation of Transferred Property Percentages among the Leased Properties or any thereof), the Final Appraiser shall not allocate an amount of Base Rent to any particular Leased Property that would result in this Lease, as it applies to such Leased Property, being treated as a capital lease, rather than an operating lease, under GAAP or under the applicable rules of the Financial Accounting

Standards Board and, in making determinations of the amount of Base Rent that will be allocated to particular Leased Properties for purposes of Exhibit C, shall consider the effect of his or her allocation of Base Rent to a particular Leased Property upon Tenant’s ability to obtain reimbursements at such Facility under third party payor programs, but in all events without increasing or decreasing the aggregate amount of Base Rent payable under this Lease with respect to the Leased Properties as a whole.

Section 35.5 Binding Nature. The provisions of this ARTICLE XXXV, and related provisions of this Lease, providing for determination of certain values, allocations, percentages and other matters by the Final Appraiser shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

Section 35.6 Costs. Lessor and Tenant shall each pay the fees and expenses of the appraiser appointed by it, and each shall pay one-half of the fees and expenses of the Final Appraiser, and one-half of all other costs and expenses, incurred in connection with each appraisal.

ARTICLE XXXVI

Section 36.1 General REIT Provisions.

Section 36.1.1 Tenant understands that, in order for Ventas, Inc., Lessor’s Affiliate, to qualify as a real estate investment trust (“REIT”), the following requirements (the “REIT Requirements”) must be satisfied:

(i) Rent allocable for purposes of Section 856 of the Code to Lessor’s personal property that is leased to Tenant under a lease at the beginning and end of a calendar year cannot exceed 15% of the total Rent under such lease.

(ii) Tenant cannot sublet the property that is leased to it by Lessor, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent paid by Tenant to Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

(iii) Tenant cannot transfer or assign Tenant’s rights under the Lease to, or sublease the property leased to it by Lessor to, or enter into any similar arrangement with, any person in which Lessor has provided written notice to Tenant that it owns, directly or indirectly, a 10% or more interest, within the meaning of Section 856(d)(2)(B) of the Code.

Section 36.1.2 Notwithstanding any other provisions of this Lease to the contrary, Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, to cooperate in good faith with Lessor to ensure that the REIT Requirements are satisfied, including, but not limited to, providing Lessor with information about the ownership of Tenant, and its Affiliates to the extent that such information is reasonably available. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, upon request by Lessor to take reasonable action necessary to ensure compliance with the REIT Requirements. Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify, or use reasonable efforts to cause its Affiliates to notify, Lessor of such noncompliance.

Lessor agrees to reimburse Tenant for the reasonable amount of any out of pocket expenses incurred by Tenant or its Affiliates in satisfying the requirements of this Section 36.1.2.

Section 36.1.3 Neither Lessor nor Tenant shall treat this Lease as subject to rent leveling (or constant rental accrual) under the disqualified rental agreement rules of Section 467 of the Code.

ARTICLE XXXVII

Section 37.1 Intentionally Omitted.

Section 37.2 Lessor’s Option to Purchase Tenant’s Personal Property. Effective on not less than ninety (90) days prior written notice given at any time within one hundred eighty (180) days prior to the expiration of the Term, but not later than ninety (90) days prior to such expiration, or such shorter notice as shall be appropriate if this Lease is terminated in whole or in part or Tenant is dispossessed of any of the Leased Properties prior to the expiration of the Term, subject to the rights of any Leasehold Mortgagee in respect of Tenant’s Personal Property, Lessor or its designee shall have the option to purchase all (but not less than all) of Tenant’s Personal Property located at the Leased Property(ies) in question, if any, at any expiration or termination of the Term, for a purchase price equal to the unamortized portion of the original cost based upon the economic useful life, as defined by the American Hospital Association Guide (or, if such guide ceases to be published by the American Hospital Association, a substitute guide or other economic useful life reference book mutually agreed upon by Lessor and Tenant, each acting reasonably), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements (including those financing statements filed in connection with the Leasehold Mortgages) and other encumbrances to which such Personal Property is subject. Promptly following demand by Lessor (but in any event within thirty (30) days following such demand), Tenant shall deliver to Lessor a computation and statement, in form, content and detail reasonably satisfactory to Lessor, of the purchase price described above as of the date of such expiration, termination or dispossession, as the case may be, for all of Tenant’s Personal Property located at the Leased Property(ies) in question.

ARTICLE XXXVIII

Section 38.1 Lessor May Grant Liens. Without the consent of Tenant, Lessor may, subject to the terms and conditions set forth below in this Section 38.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon any Leased Property or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any lender, which takes an interest in the applicable Leased Property pursuant to this ARTICLE XXXVIII, (a) shall agree to give Tenant the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such mortgage or any sale in foreclosure under such mortgage, (b) shall agree to permit Tenant to cure any such default on Lessor’s behalf within any applicable cure period, and Tenant shall be reimbursed by Lessor for any and all out-of-pocket costs incurred to effect any such cure (including reasonable attorneys’ fees), (c) shall agree to permit Tenant to appear by its representative and to bid at any sale in foreclosure made with respect to any such mortgage and (d) shall agree not to disturb Tenant’s possession so long as Tenant is not in default in performing its obligations hereunder.

ARTICLE XXXIX

Section 39.1 Environmental Indemnity. Tenant hereby agrees to hold harmless Lessor, any successors to Lessor’s interest in this Lease and in any Leased Property, and Lessor’s and such successors’ directors, officers, partners, members, employees and agents from and against any losses, claims, damages (including consequential damages), penalties, fines, liabilities (including strict liability), costs (including cleanup and recovery costs), and expenses (including expenses of litigation and reasonable attorneys’ fees) incurred by Lessor or any other indemnitee or assessed against the Leased Property by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, for cleanup costs or other costs pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, all as amended from time to time, and all state laws and federal and state regulations pursuant to the foregoing (collectively “Environmental Laws”). Tenant’s indemnity shall survive the expiration or any termination of this Lease. Provided, however, Tenant shall have no indemnity obligation with respect to (i) Hazardous Materials first introduced to the Leased Property subsequent to the date that Tenant’s occupancy of the applicable Leased Property shall have fully terminated or (ii) Hazardous Materials first introduced to the Leased Property prior to the Existing Lease Effective Date, except to the extent arising from any deterioration on or after the Existing Lease Effective Date in any condition existing prior to April 30, 1998. “Hazardous Materials” means any substance the presence of which poses a hazard to the health or safety of persons on or about the Leased Property or which requires removal or remediation under any Environmental Law, including without limitation, any substance which is toxic, explosive, flammable, radioactive, or otherwise hazardous or is included within the meaning of “hazardous substance”, “hazardous waste”, “toxic substance”, or “pollutant” as defined in any Environmental Law. At any time during the Term of this Lease, Lessor may require one or more environmental audits of the Leased Properties, in such form, scope and substance as specified by Lessor, at Tenant’s expense. Tenant shall, within thirty (30) days after receipt of an invoice from Lessor, reimburse Lessor for all costs and expenses incurred in reviewing any environmental audit, including, without limitation, reasonable attorneys’ fees and costs.

ARTICLE XL

Section 40.1 Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Lessor arising prior to any date of termination or expiration of this Lease shall survive such termination or expiration. If any term or provision of this Lease or any application hereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Tenant. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 40.2 Non-Recourse. Tenant specifically agrees to look solely to Lessor’s and any successor owner’s interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that neither Lessor, any such successor owner, nor any officer, director, employee, lender, agent or Affiliate of Lessor or any such successor owner shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. Tenant shall have no recourse against any other property or assets of Lessor or any successor owner, or against any property or assets of any officer, director, shareholder, partner, lender, agent or Affiliate of Lessor or any successor owner. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Lessor or Lessor’s successors in interest, or any action not involving the personal liability of Lessor (original or successor). Furthermore, except as otherwise expressly provided herein, in no event shall Lessor (original or successor) ever be liable to Tenant for any special, indirect or consequential damages suffered by Tenant from whatever cause.

Section 40.3 Transition of Operations.

(a) Upon the expiration or earlier termination of the Term as to any Leased Property, or any dispossession of Tenant as to any Leased Property, Tenant shall, to the maximum extent permitted by applicable law, transfer to Lessor or Lessor’s designee and/or cooperate in all reasonable respects with Lessor or Lessor’s designee to enable Lessor or Lessor’s designee to apply for and obtain all licenses, operating permits, provider agreements, provider status, certificates of need, certificates of exemption, approvals, waivers, variances and other governmental, quasi-governmental and private authorizations necessary for the operation of the Leased Property as to which the Term is expired or terminated or as to which Tenant has been dispossessed and the Facilities located thereon, or any of them, for their respective Primary Intended Uses (collectively “Authorizations”); provided that the costs and expenses of any such transfer or obtaining of Authorizations shall be paid by Lessor or Lessor’s designee unless such termination or dispossession results from an Event of Default, in which event the costs and expenses of any such transfer or obtaining of Authorizations shall be paid by Tenant. It is the express intention of the parties that at the expiration or earlier termination of the Term as to any Leased Property, and upon any dispossession of Tenant in connection with any Event of Default as to any Leased Property, any and all Authorizations needed to operate each Leased

Property as to which the Term is expired or terminated, or as to which Tenant has been dispossessed, for its Primary Intended Use shall, to the maximum extent permitted by applicable law, remain with such Leased Property and shall be transferred into the name of Lessor or Lessor’s designee, regardless of whether such Authorization is in the name of Tenant at any time during the Term. Without limiting the generality of the foregoing, Tenant shall furnish to Lessor or its designee complete and accurate documents and information in Tenant’s possession, custody or control necessary or reasonably requested by Lessor or its designee in connection with any such transfer or the completion and processing of any applications for Authorizations.

(b) In anticipation of the expiration of this Lease as to any Leased Property, upon the earlier termination of this Lease as to any Leased Property, and/or upon any dispossession of Tenant in connection with any Event of Default as to any Leased Property, Tenant shall cooperate with Lessor in all reasonable respects to facilitate and effectuate the orderly transfer of operations at the affected Facility(ies) as a going concern; provided, however, that, unless such termination or dispossession results from an Event of Default by Tenant, notwithstanding anything to the contrary contained in this subsection (b), Tenant shall not be required to incur any out-of-pocket operating losses or costs in so cooperating. Such cooperation shall include, without limitation: (i) furnishing to Lessor or any prospective successor operator of a Facility designated by Lessor complete and accurate books, records, files, documents and information in Tenant’s possession, custody or control necessary or reasonably requested by Lessor or its designee in connection with the assessment and/or assumption of the operations of such Facility(ies); (ii) facilitating the evaluation and employment by Lessor or its designee of such employees of Tenant as Lessor or its designee may elect to evaluate or employ, including, without limitation, to the extent permitted by law, affording Lessor or its designee access to all relevant personnel files, records, documents and information in Tenant’s possession, custody or control; and (iii) assigning to Lessor or its designee such assignable patient, vendor, service provider and other contracts relating to the Facility(ies) in question as Lessor or its designee may request; provided, however, that Tenant’s cooperation obligation shall not include undertaking primary responsibility for such transfer of operations.

(c) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to the ninetieth (90th) day preceding the expiration of this Lease as to any Leased Property, commence to wind up and terminate the operations of the Facility operated thereon by relocating the patients or occupants thereof to other health care facilities (a “Facility Termination”). If Lessor has not notified Tenant in writing prior to the ninetieth (90th) day preceding the expiration of this Lease as to a Leased Property and the Facility thereon that Lessor has procured a successor operator for such Facility who has submitted applications for the Authorizations required to assume the operations of such Facility (a “Qualified Successor”), then Tenant may commence the Facility Termination and, upon the expiration of this Lease as to such Leased Property and Facility, Tenant shall vacate such Leased Property and surrender possession thereof to Lessor in accordance with all of the applicable requirements of this Lease. If, prior to the ninetieth (90th) day preceding the expiration of this Lease as to a Leased Property and the Facility thereon, Lessor notifies Tenant in writing that Lessor has procured a Qualified Successor for such Facility, Tenant shall not commence the

Facility Termination (any notice of the nature referenced in this sentence is herein referred to as a “Section 40.3 Notice”). In such event, Tenant shall thereafter operate such Facility in accordance with all of the requirements of this Lease until the earliest to occur of (i) the date (on or after the expiration of this Lease as to such Leased Property and Facility) on which such Qualified Successor will assume the operation of such Facility, as specified in a written notice from Lessor to Tenant given not less than thirty (30) days prior to the date of such assumption, (ii) the date that is ninety (90) days after the expiration of this Lease as to such Leased Property and Facility, and (iii) the date (on or after the expiration of this Lease as to such Leased Property and Facility) which is ninety (90) days after Tenant receives written notice from Lessor that, notwithstanding the foregoing, Tenant may commence the Facility Termination, on which earliest date, Tenant shall vacate the Leased Property in question and surrender possession thereof to Lessor in accordance with all of the applicable requirements of this Lease. In the event Lessor sends Tenant a Section 40.3 Notice and, as a result thereof, Tenant operates a Facility beyond the aforesaid expiration date applicable thereto, then, from and after the expiration of this Lease as to such Facility and until the earliest to occur of the dates described in clauses (i), (ii) and (iii) above (the “Reimbursement Period”), Lessor shall reimburse Tenant for any operating deficits of such Facility that Tenant may be required to fund out-of-pocket on account of operating losses and expenses of such Facility incurred by Tenant with respect to the Reimbursement Period. Any such reimbursement shall be due from Lessor to Tenant within thirty (30) days after written request by Tenant, provided that Tenant shall furnish such documentation of such operating deficits, losses and expenses as Lessor may reasonably request. For purposes of determining the amount of any operating deficits, or operating losses and expenses, so incurred by Tenant with respect to the Reimbursement Period, Lessor and Tenant agree that (1) there shall be included therein, without limitation, (x) Rent, which shall continue to be due and payable or accrue, as the case may be, at the same rates as are in effect prior to the expiration of the Term, and (y) any increase in employee severance, and all costs and liabilities, that may be incurred by Tenant in connection with Tenant’s employees’ employment by virtue of Tenant’s delayed compliance with the Worker Adjustment and Retraining Notification Act, or any similar State law, due to Tenant’s cooperation and other obligations under this subsection (c), and (2) Tenant shall serve upon its employees any notice required under the Worker Adjustment and Retraining Notification Act, or any similar State law, as soon as reasonably practicable after it becomes clear when the Reimbursement Period will end, whether due to Tenant’s receipt of a written notice under subsection (i) or (iii) above or due to the terms of subsection (ii) above which provides that, in all events, the Reimbursement Period shall end no later than the date referenced in such subsection (ii). In lieu of the aforesaid reimbursement from Lessor, Tenant may instead elect to continue to be responsible for payment of all costs and expenses of continuing to comply with this Lease as to such Facility during the Reimbursement Period, provided and on the condition that Tenant provides written notice to Lessor of such election within fifteen (15) days after Tenant’s receipt of Lessor’s Section 40.3 Notice. In the event Tenant so elects to forego its aforesaid reimbursement from Lessor, during the Reimbursement Period, Base Rent allocable to such Facility shall be payable in the manner set forth in Section 3.1 of this Lease, but with Base Rent being reduced to one-half ( 1⁄2) of the amount thereof that was allocable to such Facility as of the expiration of the Term as to such Facility. In the event Lessor sends Tenant a Section 40.3 Notice and, as a result thereof, Tenant operates a Facility beyond the expiration date applicable thereto, any Facility Default that occurs with respect to such Facility and Leased Property during the Reimbursement Period shall in no event give rise to any right in favor of Lessor to exercise any rights or remedies under ARTICLE XVI hereof with respect to any other Facility or Leased Property.

Section 40.4 Right to Enter. Lessor and Lessor’s agent shall have the right to enter the applicable Leased Property at all reasonable times for the purpose of exhibiting the Leased Property to others (i) if Tenant has not exercised its right with respect to any applicable Extended Term within the time period set forth in this Lease, or (ii) during the last eighteen (18) months of the Term (if all available options for Extended Terms have previously been exercised).

Section 40.5 Integration. This Lease contains the entire agreement between Lessor and Tenant with respect to the subject matter hereof. No representations, warranties or agreements have been made by Lessor except as set forth in this Lease.

Section 40.6 Severability. If any term or provision of this Lease is held or deemed by Lessor to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Lease and same shall remain in full force and effect, unless such holding substantially deprives Tenant of the use of the Leased Property(ies) or Lessor of the rents herein reserved, in which event this Lease shall forthwith terminate as if by expiration of the Term.

Section 40.7 Subject to Law.

(a) All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof, including those which do not require the giving of notice, does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Lease invalid or unenforceable under any applicable law. All waivers, consents, confessions and releases provided for in this Lease are effective only to the extent permitted by applicable law.

(b) This Lease was negotiated in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. In all respects, the law of the State of New York shall govern the validity of and enforceability of the obligations of the parties set forth herein, but all provisions hereof relating to the creation of the leasehold estate and remedies set forth in ARTICLE XVI shall be governed by the laws of the State in which each applicable Leased Property that is the subject of dispute is located and the parties hereto will submit to jurisdiction and the laying of venue for any suit on this Lease in the Commonwealth of Kentucky.

Section 40.8 Waivers. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein construed as a waiver of such default, or of Lessor’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

Section 40.9 Binding Character. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Lessor and Tenant.

Section 40.10 Modification. This Lease may be only be modified by a writing signed by both Lessor and Tenant.

Section 40.11 Forbearance. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

Section 40.12 Lease Guaranty. In the event of any sublease of any Leased Property(ies) or any portion thereof to an Affiliate of any Tenant pursuant to the terms of this Lease, regardless of whether Lessor’s prior consent is required therefor, such subtenant shall execute and deliver a Lease Guaranty relative to the Leased Property(ies) or portion thereof subleased by it. Tenant represents and warrants to Lessor that Schedule 40.12 attached hereto and made a part hereof reflects the identities of all Affiliates of any Tenant from whom a Lease Guaranty is required hereunder as of the Effective Date and the respective Leased Properties (or parts thereof) subleased by each of such Affiliates. Tenant agrees, from time to time within fifteen (15) days after receipt of a written request therefor from Lessor, to deliver to Lessor an Officer’s Certificate which updates all of the information contained in Schedule 40.12. A Lease Guaranty shall terminate at the expiration of the term of the sublease to which such Lease Guaranty applies but, following any such termination, the applicable guarantor thereunder shall remain liable for certain “Liabilities” as described in the Lease Guaranty.

Section 40.13 Intentionally omitted.

Section 40.14 Confidentiality.

(a) Each of Lessor and Tenant agrees that, except as otherwise explicitly provided in this Section 40.14, all Information (as defined below) provided by Lessor to Tenant and by Tenant to Lessor (the party providing such Information being referred to as “Disclosing Party” and the party receiving the Information being referred to as “Recipient”) will be kept confidential and will not, without Disclosing Party’s prior written consent, be disclosed by Recipient, in whole or in part, to any person, in any manner whatsoever.

(b) Recipient may disclose Information:

(i) to those of Recipient’s officers, directors and employees who are informed by Recipient of the confidential nature of the Information and who agree, for Disclosing Party’s benefit, to act in accordance with the terms and conditions of this Section 40.14; Recipient will be responsible for any breach of this Section 40.14 by such persons.

(ii) in the case where Lessor is the Recipient

(A) to the extent the Information is both (x) of a financial, operating, regulatory, business or similar nature, and (y) has been aggregated to relate to any or all of the Leases, a jurisdiction or jurisdictions (such as a state or region), a class or classes of asset (e.g. nursing facilities or hospitals) or any other category, in each case so long as such disclosure is not on a per Leased Property basis; or

(B) if Lessor is a Ventas Lessor, to the extent the Information relates to a particular Master Lease Leased Property(ies), and either

(w) is provided to Facility Mortgagees, prospective Facility Mortgagees, Superior Lessors, prospective Superior Lessors, purchasers, prospective purchasers, tenants or prospective tenants of such Master Lease Leased Property(ies); provided that any such party listed in this clause (w) who receives such Information is informed by Lessor or the Ventas Lessor(s) of the applicable Master Lease Leased Property(ies) of the confidential nature of the Information and agrees with Lessor or the Ventas Lessor(s) of the applicable Master Lease Leased Property(ies) to keep such Information confidential pursuant to a standard confidentiality agreement; and provided further that such Information may be disclosed to tenants or prospective tenants only if either (i) Tenant has not, at least seventeen (17) months prior to the then current Term applicable to the related Renewal Group, given to the Ventas Lessor of the applicable Master Lease Leased Property written notice of Tenant’s intention to renew the applicable lease with respect to the Master Lease Leased Properties within such Renewal Group, or (ii) an Event of Default has occurred under the applicable lease of such Master Lease Leased Property(ies); or

(x) is disclosed in connection with or following a sale, closure, material casualty, default or prospective default with respect to such Master Lease Leased Property; or

(y) relates to the location or size of, or the number of licensed beds at, such Master Lease Leased Property or the rent for such Master Lease Leased Property; or

(z) is of the type customarily disclosed by a public healthcare real estate investment trust; or

(C) if Lessor is not a Ventas Lessor, to the extent the Information relates to a particular Leased Property(ies), and either

(w) is provided to Facility Mortgagees, prospective Facility Mortgagees, Superior Lessors, prospective Superior Lessors, purchasers, prospective purchasers, tenants or prospective tenants of such Leased Property(ies); provided that any such party listed in this clause (w) who receives such Information is informed by Lessor of the confidential nature of the Information and agrees with Lessor to keep such Information confidential pursuant to a standard confidentiality agreement; and provided further that such Information may be disclosed to tenants or prospective tenants only if either (i) Tenant has not, at least seventeen (17) months prior to the then current Term applicable to the related Renewal Group, given to Lessor written notice of Tenant’s intention to renew this Lease with respect to the Leased Properties within such Renewal Group, or (ii) an Event of Default has occurred under the Lease of such Leased Property(ies); or

(x) is disclosed in connection with or following a sale, closure, material casualty, default or prospective default with respect to such Leased Property; or

(y) relates to the location or size of, or the number of licensed beds at, such Leased Property or the rent for such Leased Property; or

(z) is of the type customarily disclosed by a public healthcare real estate investment trust.

(iii) to the extent Recipient reasonably determines that disclosure of the Information is required by any Legal Requirement applicable to Recipient or any applicable rule, regulation, or requirement of any securities exchange on which the Recipient’s securities are listed or admitted for trading (a “Disclosure Law”) pursuant to the procedures set forth in Section 40.14(h) below.

(iv) in connection with any proceeding in which Recipient is attempting to protect or enforce any rights and/or remedies in connection with this Lease or any of the other Leases, but only to the extent necessary to protect or enforce such rights and/or remedies.

(v) to any person in a confidential relationship with the Recipient, including Recipient’s auditors, advisors, consultants, lawyers, and others who agree with Recipient to be bound by a standard confidentiality agreement, such as lenders, prospective lenders, purchasers, potential purchasers, tenants and prospective tenants; provided, however, that Recipient shall not be liable to Disclosing Party for any breach by such persons of such confidential relationship or confidentiality arrangements; provided further, however, that Recipient shall assign to Disclosing Party (or enforce on Disclosing Party’s behalf and at Disclosing Party’s cost) the Recipient’s rights under such confidentiality agreement or obligations.

(vi) to the extent legally compelled to disclose any of the Information pursuant to a subpoena or other legal process having the force of law. Recipient will provide Disclosing Party with prompt notice so that Disclosing Party or any of its representatives may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Recipient will furnish only that portion of the Information which Recipient has been advised is legally required and Recipient will exercise its reasonable efforts to attempt to obtain reliable assurance that confidential treatment will be accorded the Information so to be furnished. In any event, Recipient will cooperate with (and not oppose) any reasonable action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Information.

(c) Information means (i) all and any data, reports, including any survey deficiency reports or summaries thereof, forecasts, records, agreements and other information (whether written, magnetic, digital or in any other form) furnished after the Existing Lease Effective Date by Disclosing Party or by any of its representatives or advisors to Recipient that is both (x) material and proprietary, and (y) in the case where Tenant is the Disclosing Party, that is required to be furnished pursuant to Section 8.1; Section 8.2; Section 26.1(b)(ii) (but only to the extent furnished on a per Master Lease Leased Property basis (if Lessor is a Ventas Lessor) or on a per Leased Property basis (if Lessor is not a Ventas Lessor)); Section 26.1(c); Section 26.1(d); Section 26.1(e)(iii), (iv), (v) or (vii); Section 26.1(h); and Section 26.1(i), and (ii) EBITDAR, profitability, census and regulatory deficiency data for each Master Lease Leased Property (if Lessor is a Ventas Lessor) or for each Leased Property (if Lessor is not a Ventas Lessor). For purposes of this Section 40.14, information and other materials will be deemed furnished or prepared by, or furnished to, a person if furnished or prepared by, or if furnished to, such person or an affiliate of such person, or any employee, agent, partner, representative or advisor of such person. As used in this Section 40.14, person means any natural person and any corporation, partnership, association, firm or other entity or organization of any kind whatsoever, and all references to Recipient in this Section 40.14 shall include its affiliates, and an affiliate of a designated person means a second person which (directly or indirectly) controls, is controlled by, or is under common control with, such designated person; provided, however, that Lessor and Tenant shall not be deemed to be affiliates.

(d) The obligations under Section 40.14(a) will not apply to any Information which (i) was known to Recipient prior to Disclosing Party’s disclosure of such Information to Recipient (unless Recipient’s knowledge was obtained confidentially or from a source which to Recipient’s knowledge was not permitted to disclose such Information to Recipient) or (ii) becomes available to Recipient on a nonconfidential basis from a source (other than Disclosing Party or any of its employees, agents, representatives or advisors) who to the knowledge of the Recipient is not prohibited from disclosing such Information to Recipient by any legal, contractual or fiduciary obligation.

(e) Recipient acknowledges that remedies at law may be inadequate to protect against breach of the provisions of this Section 40.14, and Recipient hereby in advance agrees that Disclosing Party shall not be obligated to establish actual damages or the inadequacy of monetary damages in seeking an injunction. Such injunctive relief will not be deemed to be the exclusive remedy for a breach by Recipient of the provisions of this Section, but will be in addition to all other remedies available at law or equity to Disclosing Party.

(f) Lessor shall have the right to temporarily suspend Tenant’s obligation to provide it with Information pursuant to the terms of this Lease or otherwise for a specified period of time or for a period of time terminating upon the occurrence of a specified event, including notice from Lessor (the “Suspension Period”). During the Suspension Period, Tenant shall, if requested by Lessor, deliver such Information to a third party in a confidential relationship with Lessor. Upon expiration or termination of the Suspension Period, Tenant will deliver to Lessor within three Business Days all Information that Tenant otherwise would have been required to deliver during the Suspension Period and shall immediately, once again, be subject to all of the information delivery requirements set forth in this Lease.

(g) Recipient acknowledges that no failure or delay in exercising any right under this Section 40.14 shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

(h) In connection with any proposed disclosure pursuant to Section 40.14(b)(iii), the Recipient shall provide the Disclosing Party with advance written notice of the proposed disclosure shall set forth the Information to be disclosed, the proposed date of disclosure (the “Disclosure Date”), the basis for such disclosure as well as the manner of such disclosure (the “Disclosure Notice”). The Disclosure Notice shall be delivered to the Disclosing Party no later than the Disclosure Notification Date (as defined below). The Recipient and the Disclosing Party shall cooperate with one another and negotiate in good faith to seek a mutually satisfactory resolution with respect to such proposed disclosure. In the event the Disclosing Party has not, prior to the Disclosure Date, either (A) consented to the proposed disclosure (or such modified disclosure as the Recipient and Disclosing Party may mutually agree) or (B) itself made disclosure of the Information contained in such Disclosure Notice (or such modified disclosure as the Recipient and Disclosing Party may mutually agree) the Recipient may disclose such Information to the extent and in the manner set forth in such Disclosure Notice.

(i) Disclosure Notification Date shall mean the latest of the dates set forth below:

(A) five (5) Business Days prior to the Disclosure Date; and

(B) in the case of Section 40.14(b)(iii), such shorter period of time prior to the Disclosure Date which is reasonable (in light of the nature of the Information to be disclosed and the Disclosure Law applicable thereto).

Section 40.15 New Lease. Lessor shall have the right, at any time and from time to time during the Term for a legitimate business purpose, by written notice to Tenant, to require Tenant to execute an amendment to this Lease whereby one or more Leased Properties (individually, a “Transferred Property” or collectively, “Transferred Properties”) is separated and removed from this Lease, and to simultaneously execute a substitute lease with respect to such Transferred Property(ies), in which case:

(a) Lessor and Tenant shall execute a new lease (the “New Lease”) for such Transferred Property(ies), effective as of the date specified in subsection (c) below (the “Property Transfer Date”), in the same form and substance as this Lease, but with the following changes thereto:

(i) The initial Base Rent for such Transferred Property(ies) shall be an amount equal to the product (or the sum of the products, if there is more than one Transferred Property) of (x) the respective Transferred Property Percentage(s) for such Transferred Property(ies), and (y) aggregate Base Rent in effect under this Lease, in each case as of the date immediately preceding the Property Transfer Date;

(ii) Intentionally omitted;

(iii) Intentionally omitted;

(iv) Any rental escalations required under the New Lease to be made on the May 1 immediately following the Property Transfer Date (or, if applicable, on the May 1 that is simultaneous with the Property Transfer Date) shall be made under the New Lease on such May 1, in the full amount required as if such Transferred Property(ies) had been under the New Lease for a full year, notwithstanding that the period from the Property Transfer Date to such succeeding May 1 may be less than one full year (or, if applicable, notwithstanding that the Property Transfer Date is simultaneous with such May 1);

(v) “Base Patient Revenues” as defined in Section 2.1 of the New Lease shall mean the Base Patient Revenues from the Transferred Property(ies) for the calendar year ending December 31, 1999 as set forth in Schedule 2.1A;

(vi) Intentionally omitted;

(vii) If and for so long as the lessor under any New Lease is not a Ventas Lessor, Tenant (A) shall not be required under such New Lease to provide to such new lessor Facility-specific information related to Facilities or Leased Properties which are not included in such New Lease, (B) shall exclude from consolidated facility information that is required under Section 26.1 of such New Lease facility information which relates to Facilities or Leased Properties not included in such New Lease and (C) shall continue to be required to provide information relative to Tenant, as opposed to Leased Properties and Facilities, on the same basis as such information is provided to Ventas Lessors;

(viii) If a New Lease is entered into in connection with the transfer by Lessor of three or fewer Leased Properties in a single transaction to any Entity with respect to which Ventas, Inc. and/or Ventas Realty Limited Partnership and/or any successor to either of them (by merger or otherwise) and/or any Affiliate of any of the foregoing does not hold a direct or indirect equity or pecuniary interest (such Entity, an “Unaffiliated

Entity”), then such New Lease shall be modified to (1) exclude from such New Lease, and the Lessor thereunder shall not be bound by, Sections 8.4, 8.5, 8.6, 8.7, 25.1.12 and 25.1.13 of this Lease and (2) revise Section 25.1.1 of such New Lease for the removal of any express restrictions on direct or indirect changes of control of the Seniormost Parent.

(ix) Exhibit C to such New Lease shall include (A) Base Rent only for the Transferred Property(ies) covered by such New Lease; and (B) a Transferred Property Percentage for each such Transferred Property, equal to the percentage that the Base Rent allocated to such Transferred Property, as of the date immediately preceding the Property Transfer Date, comprises of the aggregate Base Rent for all Transferred Properties under such New Lease (and the aggregate of all Transferred Property Percentages under such New Lease shall equal 100%);

(x) Subject to Section 22.7(g) hereof and without limitation and subject to the provisions of Section 7.2.7, Section 16.10, Section 19.1, Section 25.1.11 and Section 40.18 of this Lease and all other leases demising any of the Master Lease Leased Properties, the New Lease shall provide that the tenant thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Transferred Property(ies) subject to the New Lease, that were not paid, performed and satisfied in full prior to the effective date of the New Lease (and Tenant, in its capacity as the tenant under this Lease, shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the effective date of such New Lease), and shall further provide that the tenant thereunder, in its capacity as the tenant under such New Lease, shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities of Tenant, in its capacity as the tenant under this Lease, arising after the Property Transfer Date (except that, because the tenant under such New Lease shall be the same as Tenant under this Lease, such New Lease will clarify that the tenant under such New Lease, as a legal entity, is responsible for such duties, obligations and liabilities under this Lease);

(xi) If the New Lease relates to a single Leased Property, the New Lease shall provide that (1) because, for example, such New Lease may thereafter be amended by agreement of Lessor and Tenant to include one or more other leased properties or such New Lease may thereafter be combined with a Second Lease pursuant to Section 40.18 of such New Lease, with such New Lease as the Section 40.18 Lease, Lessor and Tenant under such New Lease have, in creating such New Lease as a “New Lease” under Section 40.15 of one of the other Combined Leases, nevertheless retained in such New Lease references to multiple Leased Properties and provisions and terms that apply to multiple Leased Properties and (2) without limitation of and subject to Section 7.2.7, Section 16.10, Section 19.1, Section 25.1.11 and Section 40.18 of such New Lease and all other leases demising any of the Master Lease Leased Properties, for so long as such New Lease relates to a single Leased Property, the aforesaid references to multiple Leased Properties, and the aforesaid provisions and terms applicable to multiple Leased Properties, shall, if the context so requires in light of such New Lease relating to only a single Leased Property, be treated as references to a single Leased Property or as provisions and terms applicable to a single Leased Property;

(xii) The New Lease shall not include any cross-default provisions that would make Tenant’s default under this Lease or under any other New Lease entered into in accordance with this Lease or under any of the other Leases or under any New Lease entered into in accordance with any of such other Leases an event of default under such New Lease; provided, however, the foregoing portion of this clause (xii) is without limitation of and subject to the provisions of Section 7.2.7, Section 16.10, Section 19.1, Section 25.1.11 and Section 40.18 of this Lease and all other leases demising any of the Master Lease Leased Properties; and

(xiii) At the election of Lessor, any one or more of the provisions of the New Lease pertaining to Ventas, Inc.’s REIT status shall be deleted, including, without limitation, Section 25.3 and ARTICLE XXXVI hereof.

(b) Upon execution of such New Lease, and effective as of the Property Transfer Date, this Lease shall be deemed to be modified and amended as follows:

(i) The Transferred Property(ies) shall be excluded from the Leased Properties hereunder;

(ii) Base Rent hereunder shall be reduced by the amount set forth in Section 40.15(a)(i) above;

(iii) Intentionally omitted;

(iv) Intentionally omitted;

(v) “Base Patient Revenues”, as defined in Section 2.1 hereof, shall be deemed reduced by the amount set forth in Section 40.15(a)(v) above;

(vi) Intentionally omitted;

(vii) Intentionally omitted; and

(viii) Exhibit C shall be modified so as to remove the allocation of Base Rent and the Transferred Property Percentage(s) for the Transferred Property(ies), and the Transferred Property Percentages of the Leased Properties remaining under this Lease shall be recalculated so that each such Leased Property shall have a Transferred Property Percentage equal to the percentage that the Base Rent allocated to such Leased Property, as of the date immediately preceding the Property Transfer Date, comprises of the aggregate Base Rent for all Leased Properties remaining under this Lease, and so that the aggregate of all Transferred Property Percentages for Leased Properties remaining under this Lease equals 100%.

(c) In the case of any New Lease that is entered into in accordance with Section 22.7 hereof, such New Lease shall be effective as of the date of termination of this Lease with respect to the applicable Leased Property(ies). In the case of any New Lease that is entered into in accordance with Section 19.4 hereof, such New Lease shall be effective as of the effective date therefor specified in such Section 19.4. In the case of all other New Leases, such New Lease shall be effective on the date which is the earlier of (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Lessor to Tenant requiring a New Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

(d) Tenant shall take such actions and execute and deliver such documents, including without limitation the New Lease and new or amended Memorandum(s) of Lease and, if requested by Lessor, an amendment to this Lease, as are reasonably necessary and appropriate to fully effectuate the provisions and intent of this Section 40.15 and Lessor shall execute and deliver such new or amended Memorandum(s) of Lease as are reasonably necessary and appropriate to fully effectuate the provisions and intent of this Section 40.15 and an amendment of this Lease in accordance with Section 40.15(b) above.

(e) Each Leasehold Mortgagee, Superior Lessor and Superior Mortgagee hereby consents to the provisions of this Section 40.15 and agrees, upon request of Lessor, to execute an instrument consenting to the execution and delivery of the New Lease and of an amendment to this Lease, consistent with the foregoing provisions.

(f) Each party shall bear its own costs and expenses in connection with any New Lease entered into in accordance with Section 19.4 hereof. In all other cases, the party requesting a New Lease under this Section 40.15 (and, for such purpose, Tenant shall be deemed to be the requesting party in the case of any New Lease entered into in accordance with Section 22.7 hereof) shall, promptly following receipt of a written demand therefor and reasonable supporting documentation, reimburse the other party hereto for its out-of-pocket costs and expenses incurred in connection with such New Lease, including, without limitation, reasonable attorneys’ fees and any recording fees incurred by such other party in connection with the recording of new or amended Memorandum(s) of Lease.

Section 40.15.1 Kindred Hospital- Fort Worth. Lessor and Tenant acknowledge that Lessor has entered into a contract to sell the Facility commonly known as Kindred Hospital- Fort Worth (Facility No. 4668) and agree that, if such Facility is sold pursuant to such contract, the New Lease required in connection with such sale with the buyer of such Facility shall be on the terms and conditions described in Section 40.15 hereof.

Section 40.16 Partial Expiration/Termination. In the event this Lease expires or terminates as to one or more, but less than all, of the Leased Properties (herein, the “Expired/Terminated Properties”), but no Separate Lease pursuant to Section 22.7 or New Lease in accordance with the terms of Section 40.15 (e.g. pursuant to the terms of Section 19.4 or Section 40.15) is entered into on account thereof, effective as of the date of such expiration or termination (the “Partial Expiration/Termination Date”), the following provisions shall be applicable:

(a) The Expired/Terminated Properties shall be excluded from the Leased Properties hereunder (but without limitation and subject to the provisions of Section 7.2.7, Section 16.10, Section 19.1, Section 25.1.11 and Section 40.18 of this Lease and all other leases demising any of the Master Lease Leased Properties);

(b) All Base Rent attributable to the Expired/Terminated Properties (determined based upon the aggregate of the Transferred Property Percentages applicable to the Expired/Terminated Properties), and all Additional Charges attributable to the Expired/Terminated Properties, shall be due and payable as of the Partial Expiration/ Termination Date. The amount of the Base Rent attributable to the Leased Properties other than the Expired/Termination Properties as of the Partial Expiration/Termination Date shall equal the amount thereof immediately prior to such Partial Expiration/Termination Date less the amount of Base Rent allocated to the Expired/Terminated Properties as aforesaid;

(c) “Base Patient Revenues”, as defined in Section 2.1 hereof, shall have excluded therefrom all Base Patient Revenues attributable to Expired/Terminated Properties, as set forth in Schedule 2.1A;

(d) “Patient Revenues”, as defined in Section 2.1 hereof, shall have excluded therefrom all Patient Revenues attributable to the Expired/Terminated Properties;

(e) Intentionally omitted;

(f) Intentionally omitted;

(g) Exhibit C shall be modified so as to remove the allocation of Base Rent to the Expired/Terminated Properties, and the Transferred Property Percentages of the Leased Properties remaining under this Lease shall be recalculated so that each such Leased Property shall have a Transferred Property Percentage equal to the percentage that the Base Rent allocated to such Leased Property, as of the date immediately preceding such Partial Expiration/Termination Date, comprises of the aggregate Base Rent for all Leased Properties remaining under this Lease, and so that the aggregate of all Transferred Property Percentages for the Leased Properties remaining under this Lease equals 100%;

(h) Nothing in this Section 40.16 shall be deemed to limit or impair any of Lessor’s or Tenant’s rights and remedies at law, in equity, under this Lease or otherwise relative to the Expired/Terminated Properties or the Leased Properties that remain subject to this Lease;

(i) Tenant shall take such actions and execute and deliver such documents, including, without limitation, if requested by Lessor, an amendment to this Lease, as are reasonably necessary and appropriate to fully effectuate the provisions and intent of this Section 40.16; and

(j) Each Leasehold Mortgagee, Superior Lessor and Superior Mortgagee hereby consents to the provisions of this Section 40.16 and agrees, upon request of Lessor, to execute an instrument consenting to the execution and delivery of an amendment to this Lease, consistent with the foregoing provisions.

Section 40.17 Intentionally omitted.

Section 40.18 Combination of Leases. If Lessor is the lessor under both this Lease and another lease demising a Master Lease Leased Property(ies) (the “Second Lease”), Lessor shall have the right, at any time during the Term, by written notice to Tenant, to require that this Lease and the Second Lease be combined and to require Tenant to execute an amendment to this Lease whereby (a) if this Lease is the Section 40.18 Lease (as hereinafter defined), the Master Lease Leased Properties covered by the Second Lease are added as Leased Properties under this Lease and otherwise merged into this Lease or (b) if the Second Lease is the Section 40.18 Lease, the Leased Properties covered by this Lease are added as Leased Properties under the Second Lease and otherwise merged into the Second Lease, in each case subject to the following terms and conditions:

(i) References in this Lease to the “Section 40.18 Lease” shall mean and refer to whichever of this Lease or the Second Lease is chosen by Lessor to be the Section 40.18 Lease.

(ii) If this Lease is the Section 40.18 Lease, effective as of the date specified in subsection (iv) below (the “Section 40.18 Date”), this Lease shall be deemed to be modified and amended as follows:

(1) The Master Lease Leased Properties included in the Second Lease shall be included as the Leased Properties under this Lease;

(2) Base Rent under this Lease shall be the combination of the respective amounts of the Base Rent under this Lease and the Second Lease;

(3) Intentionally omitted;

(4) Intentionally omitted;

(5) Any rental escalations that would otherwise have been required to be made under the Second Lease on the May 1 immediately following the Section 40.18 Date (or, if applicable, on the May 1 that is simultaneous with the Section 40.18 Date) shall be made under this Lease on such May 1, in the full amount required as if the Master Lease Leased Properties referenced in subsection (1) above had been under this Lease for a full year, notwithstanding that the period from the Section 40.18 Date to such succeeding May 1 may be less than one full year (or, if applicable, notwithstanding that the Section 10.18 Date is simultaneous with such May 1);

(6) “Base Patient Revenues”, as defined in Section 2.1 of this Lease, shall be increased by the amount of the Base Patient Revenues from the Master Lease Leased Properties included in the Second Lease (excluding any of the Leased Properties identified in

Exhibit B hereto as Portfolio #5 facilities that were demised under Existing ML5 as of the day preceding the Effective Date) for the calendar year ending on December 31, 1999 as set forth in Schedule 2.1A of the Second Lease, and Schedule 2.1A of this Lease shall be deemed modified and amended accordingly;

(7) If and for so long as the lessor under this Lease is not Ventas, Inc. or Ventas Realty, Limited Partnership or any successor to either of them (by merger or otherwise) or any Affiliate of Ventas, Inc. or Ventas Realty, Limited Partnership or any such successor, Tenant (A) shall not be required under this Lease to provide to such lessor Facility-specific information related to Facilities or Leased Properties which are not included in this Lease, (B) shall exclude from consolidated facility information that is required under Section 26.1 of this Lease facility information which relates to Facilities or Leased Properties not included in this Lease and (C) shall continue to be required to provide information relative to Tenant, as opposed to Leased Properties and Facilities, on the same basis as such information is provided to Ventas-related lessors;

(8) Intentionally omitted;

(9) Exhibit C to this Lease shall be modified and amended so as to add thereto the allocations of Base Rent relative to the Master Lease Leased Properties included in the Second Lease that were previously included in Exhibit C to the Second Lease, and the Transferred Properties Percentages of the Leased Properties included in this Lease (including, without limitation, the additional Master Lease Leased Properties referenced in subsection (1) above) shall be recalculated so that each such Leased Property shall have a Transferred Property Percentage equal to the percentage that the Base Rent allocated to such Leased Property comprises of the aggregate Base Rent for all Leased Properties included in this Lease and so that the aggregate of all Transferred Property Percentages for Leased Properties included in this Lease equals 100%;

(10) Tenant under this Lease shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under the Second Lease, insofar as they relate to the Master Lease Leased Properties subject to the Second Lease, that were not paid, performed and satisfied in full prior to the Section 40.18 Date, and, without limitation of the foregoing, (x) any Event of Default that had occurred, arisen or accrued under the Second Lease prior to the Section 40.18 Date shall be, and shall be deemed to be, an Event of Default under this Lease, as to which the rights and remedies and other provisions of this Lease shall be applicable, (y) any breach or default that had occurred, arisen or accrued under the Second Lease prior to the Section 40.18 Date but had not yet become an Event of Default under the Second Lease as of the Section 40.18 Date shall be, and be deemed to be, a breach or default under this Lease, as to which the cure periods, rights and remedies and other provisions of this Lease shall be applicable, and (z) with respect to any breach or default described in subsection (y) above, although the cure periods, rights and remedies and other provisions of this Lease shall be applicable, the portion of any cure period under the Second Lease that had elapsed as of the Section 40.18 Date shall be counted in determining whether and when the applicable cure period under this Lease has expired; and

(11) The Master Lease Leased Properties referenced in subsection (1) above shall otherwise be incorporated into this Lease as Leased Properties included under this Lease the same as if this Lease, from the inception of the Second Lease, had included the aforesaid Master Lease Leased Properties as Leased Properties hereunder on the rent, lease terms and other economic terms described in the Second Lease.

(iii) If this Lease is not the Section 40.18 Lease, effective as of the Section 40.18 Date, this Lease shall be modified and amended as necessary (x) to incorporate into the Second Lease as Leased Properties thereunder the Leased Properties covered by this Lease the same as if the Leased Properties covered by this Lease had, from the inception of this Lease, been included in the Second Lease as Leased Properties thereunder on the rent, lease terms and other economic terms described in this Lease and (y) otherwise to comply with the requirements of Section 40.18 of the Second Lease, as the Section 40.18 Lease thereunder. Tenant acknowledges and agrees that, without limitation of Section 40.18(ii)(10) above, the modification and amendment referenced in this subsection (iii) shall not result in Tenant being released from any duties, liabilities or obligations that had accrued under this Lease through the Section 40.18 Date.

(iv) In the case of any combination of leases pursuant to this Section 40.18, such combination shall be effective on the date which is the earlier of (x) the date the required modifications and amendments to the Lease and Second Lease are fully executed and delivered by the parties thereto and (y) the date specified in the written notice from Lessor to Tenant requiring a combination of this Lease and the Second Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

(v) Each of Lessor and Tenant shall take such actions and execute and deliver such documents, including, without limitation, required modifications and amendments to this Lease and the Second Lease and new or amended Memorandum(s) of Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 40.18.

(vi) Each Leasehold Mortgagee, Superior Lessor and Superior Mortgagee hereby consents to the provisions of this Section 40.18 and agrees, upon request of Lessor, to execute an instrument consenting to the execution and delivery of the required modifications and amendments to this Lease and the Second Lease, consistent with the foregoing provisions.

(vii) Lessor shall, promptly following receipt of a written demand therefor and reasonable supporting documentation, reimburse Tenant for its out-of-pocket costs and expenses incurred in connection with the required modifications and amendments to this Lease and the Second Lease, including, without limitation, reasonable attorneys’ fees and any recording fees incurred by Tenant in connection with the recording of new or amended Memorandum(s) of Lease.

Section 40.18.1 If this Lease is combined pursuant to Section 40.18 with any other lease of any Master Lease Leased Property(ies), and this Lease is the Section 40.18 Lease, each Master Lease Leased Property included in the Second Lease shall, following such combination, be a part of, and re-join, the Renewal Group of the same number as was applicable to such Master Lease Leased Property as of the Effective Date under ML5, as set forth in Exhibit D to such instrument (provided, however, that, if such Renewal Group no longer exists as of such combination date due to the combination of such Renewal Group with another Renewal Group, then such Master Lease Leased Property shall be a part of, and join, the Renewal Group into which such original Renewal Group was combined).

Section 40.19 Unified Commercial Operating Lease. It is acknowledged and agreed that, except as otherwise expressly provided herein, the inclusion of each of the Leased Properties on a continuing basis in the leasing transaction provided for herein is an essential element of such transaction for Lessor, and that, except as otherwise expressly provided herein, Lessor shall not be obligated and may not be required to lease less than all of the Leased Properties to Tenant pursuant to this Lease. It is further acknowledged and agreed that this Lease is not a residential lease within the meaning of the U.S. Bankruptcy Code, as amended, and that this Lease is an operating lease, and not a capital lease, for all accounting, tax and legal purposes.

Section 40.20 Intentionally omitted.

Section 40.21 No Credits. Notwithstanding anything to the contrary set forth in this Lease or otherwise, except as otherwise expressly provided in the Bankruptcy Plan relative to the Tax Refund Escrow Agreement, Lessor shall not be required to pay, make or give to Tenant, and Tenant shall not be entitled to, any credits, offsets, prorations or payments of any kind or nature whatsoever on account of any payment, nonpayment or other event occurring prior to the Existing Lease Effective Date.

ARTICLE XLI

Section 41.1 Memorandums of Lease. Lessor and Tenant shall, promptly upon the request of either made on or following the Effective Date, enter into short form memorandums of this Lease, in form suitable for recording under the laws of the State in which each Leased Property is located, in which reference to this Lease, and all extension options contained herein, shall be made. Such Memorandums of Lease shall also reference that, in limited circumstances following the occurrence of certain limited types of Events of Default by Tenant, Tenant may have an option to purchase in certain circumstances one (1) Leased Property covered by this Lease as to which the aforesaid types of Events of Default have occurred and are continuing. Thereafter, when and if any such option to purchase under Section 16.12 of this Lease has ceased to be available to and exercisable by Tenant for any reason (e.g. due to Tenant’s exercise of its available option to purchase under Section 16.12 or on account of this Lease being involved in a Section 40.18 lease combination transaction where the resulting Section 40.18 Lease covers in excess of forty (40) Leased Properties or otherwise provides to Tenant no available and exercisable option(s) to purchase under Section 16.12), upon the request of Lessor, any existing Memorandum(s) of Lease that reference any option to purchase in favor of Tenant shall be amended to delete any such reference. Without limitation of Lessor’s obligations under and except as otherwise provided in Section 40.15(f) and Section 40.18(vii), Tenant shall pay all costs and expenses of recording any such Memorandums of Lease or amendments thereto and for releasing any such Memorandums of Lease that relate to a particular Leased Property(ies) upon any expiration or termination of this Lease as it relates to any such Leased Property(ies).

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers hereunto duly authorized.

Witness	KINDRED HEALTHCARE, INC.

/S/ BRANDY BRIDGES
Name:	By:	/S/ CRISTINA E. O’BRIEN
		Name:	Cristina E. O’Brien
/S/ LISA ADAMS		Title:	Vice President, Real Estate Counsel
Name:

KINDRED HEALTHCARE OPERATING, INC.
/S/ BRANDY BRIDGES
Name:
	By:	/S/ CRISTINA E. O’BRIEN
/S/ LISA ADAMS		Name:	Cristina E. O’Brien
Name:		Title:	Vice President, Real Estate Counsel

VENTAS REALTY, LIMITED PARTNERSHIP

/S/ HEATHER [ILLEGIBLE]
Name:	By:	Ventas, Inc., its general partner

/S/ [ILLEGIBLE]
Name:	By:	/S/ BRIAN K. WOOD
		Name:	Brian K. Wood
		Title:	Sr. Vice President & Chief Tax Officer

JOINDER

The undersigned, VENTAS, INC., a Delaware corporation, hereby joins in the foregoing Second Amended and Restated Master Lease Agreement No. 5 solely for the purpose of, subject to Section 40.2 of the aforesaid Lease, joining with Ventas Realty, Limited Partnership, on a joint and several basis, as Lessor under the aforesaid Lease with respect to, and only with respect to, the Leased Property commonly known as Kindred Hospital – Philadelphia (Facility No. 4614), and for no other purposes. Notwithstanding anything to the contrary contained in the aforesaid Lease, the aforesaid Tenant acknowledges and agrees, by the acceptance of this Joinder, that Ventas, Inc. shall have no liability or obligations under the aforesaid Lease, as lessor or otherwise, with respect to any Leased Property other than the aforesaid Kindred Hospital - Philadelphia Leased Property.

Witness	VENTAS, INC.

/S/ HEATHER [ILLEGIBLE]	By:	/S/ BRIAN K. WOOD
Name:		Name:	Brian K. Wood
		Title:	Sr. Vice President & Chief Tax Officer
/S/ [ILLEGIBLE]
Name:

ALL PURPOSE ACKNOWLEDGMENT

STATE OF Kentucky	)
)
COUNTY OF Jefferson	)

On November 11, 2016 before me, a notary public, personally appeared Cristina E. O’ Brien

¨	personally known to me-OR-

¨	proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/S/ MICHELE JACOBUS
SIGNATURE OF NOTARY

IMPRESS NOTARY SEAL:

CAPACITY CLAIMED BY SIGNER:		SIGNER IS REPRESENTING

¨ x	INDIVIDUALS(S) CORPORATE OFFICER(S) TITLE – TITLE	Kindred Healthcare, Inc., a Delaware corporation

¨	PARTNER(S)
¨	ATTORNEY-IN-FACT
¨	TRUSTEE(S)
¨	OTHER

STATE OF Kentucky	)

)

COUNTY OF Jefferson	)

On November 11, 2016 before me, a notary public, personally appeared Cristina E. O’Brien,

¨	personally known to me-OR-

¨	proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/s/ MICHELE JACOBUS
SIGNATURE OF NOTARY

IMPRESS NOTARY SEAL:

CAPACITY CLAIMED BY SIGNER:		SIGNER IS REPRESENTING

¨	INDIVIDUALS(S)	Kindred Healthcare Operating, Inc., a
x	CORPORATE OFFICER(S)	Delaware corporation

TITLE –

TITLE

¨	PARTNER(S)
¨	ATTORNEY-IN-FACT
¨	TRUSTEE(S)
¨	OTHER

STATE OF	Kentucky)
)
COUNTY OF	Jefferson)

On November 10, 2016 before me, a notary public, personally appeared Brian K Wood,

personally known to me-OR-

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/S/ ROBIN R. CHERRY
SIGNATURE OF NOTARY

IMPRESS NOTARY SEAL:

CAPACITY CLAIMED BY SIGNER:		SIGNER IS REPRESENTING

¨ x	INDIVIDUALS(S) CORPORATE OFFICER(S) TITLE – Sr. V.P. & Chief Tax Officer TITLE	Ventas, Inc., a Delaware corporation, in its capacity as the general partner of Ventas Realty, Limited Partnership, a Delaware limited partnership

¨	PARTNER(S)
¨	ATTORNEY-IN-FACT
¨	TRUSTEE(S)
¨	OTHER

STATE OF	Kentucky)
)
COUNTY OF	Jefferson)

On November 10, 2016 before me, a notary public, personally appeared Brian K Wood,

personally known to me-OR-

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/S/ ROBIN R. CHERRY
SIGNATURE OF NOTARY

IMPRESS NOTARY SEAL:

CAPACITY CLAIMED BY SIGNER:		SIGNER IS REPRESENTING

¨ x	INDIVIDUALS(S) CORPORATE OFFICER(S) TITLE – Sr. V.P. & Chief Tax Officer TITLE	Ventas, Inc., a Delaware corporation

¨	PARTNER(S)
¨	ATTORNEY-IN-FACT
¨	TRUSTEE(S)
¨	OTHER

Exhibit A

Legal Descriptions

(see attached)

CA Facility 4822

SCHEDULE A

THE LAND

PARCEL ONE:

Real Property in the City of San Leandro, County of Alameda, State of California, described as follows:

Beginning at a point on the Southern line of Lot 131 of Tract 1734, filed February 28, 1957, in Book 38 of Maps, at Pages 11 through 13, records of said County, distant along said line, North 68°09’31” East, 106.17 feet from the Southwestern line of said Lot; thence South 23°34’13” East, 953.46 feet; thence South 57°49’20” East, 148.90 feet to a point on the Northwestern line of Hillcrest Knolls, filed January 13, 1925, in Book 4 of Maps, at Page 56, records of said County; thence along the last named line, North 74°59’01” East, 781.24 feet; thence leaving said line, North 25°26’ West, 256.26 feet to a point on the exterior boundary of said Tract 1734; thence along said boundary, the ten following courses: South 64°34’ West, 180 feet; thence North 37°35’ West, 308 feet; thence North 57°18’ East, 122.94 feet; thence North 16°08’ West, 263.44 feet; thence South 76°44’ West, 140.59 feet; thence North 38°30’ West, 175.01 feet; thence South 85°11’32” West, 404.34 feet; thence South 68°09’31” West, 170 feet; thence North 21°50’29” West, 33.06 feet; thence South 68°09’31” West, 13.83 feet to the point of beginning.

Excepting therefrom, that portion conveyed to the City of San Leandro, by Deed dated March 29, 1984, and recorded March 30, 1984, Instrument No. 84-61105. Alameda County Records.

A.P. Nos.:	079-0015-001-83
079-0015-001-86
079-0015-001-85

PARCEL TWO:

Real Property in the unincorporated area of the County of Alameda, State of California, described as follows:

Lot 1, Block F, of Hillcrest Knolls, filed January 13, 1925, Map Book 4, Pages 56 and 57, Alameda County Records.

A.P. No.:	079-0005-016

PARCEL THREE:

Real Property in the City of San Leandro, County of Alameda, State of California, described as follows:

Beginning at the intersection of the Northwestern line of Lot 39, of the Map of Tract 1734, filed February 28, 1957, in Book 38 of Maps, at Pages 11 through 13, in the Office of the County Recorder of Alameda County, with the Eastern line of land designated as Parcel 2 in the Deed to East Bay Lutheran Hospital Association, dated March 10, 1960, on Reel 40, Image 655, Official Records (AR-30181), Alameda County Records; running thence along the last named line, North 16°08’ West, 263.44 feet to a point on the Southern line of Lot 51, as said Lot is shown on said Map; distant thereon North 76°44’ East, 140.59 feet from the Southwestern line thereof; thence along the exterior boundary of said Tract 1734, as follows: North 76°44’ East 27.41 feet; South 87° East, 105 feet; South 16°08’ East, 190 feet to said Northwestern line of Lot 39; and thence along the last named line, South 57°18’ West, 132.06 feet to the point of beginning.

A.P. No.:	079-0015-001-47

#4633

KY

EXHIBIT A

BEGINNING at a point in the east line of the first alley east of Barrel Avenue North 32° 31 minutes 52 seconds West 130.63 feet as measured along said east line from its intersection with the north line of Breckinridge Street; thence with said east line North 32º 31 minutes 52 seconds West 69.48 feet to an “X” cut at its intersection with the south line of an alley 12 feet wide; thence with said south line North 57º 02 minutes 58 seconds East 25.00 feet to a nail in same; thence with leaving said south line and with a line parallel with the east line of the first mentioned alley South 32º 31 minutes 52 seconds East 69.48 feet to a “T” cut, said point being 130.63 feet north of Breckinridge Street; thence with a line parallel with the north line of Breckinridge Street, South 57º 02 minutes 58 seconds West 25.00 feet to the point of beginning, containing 1.737 square feet.

BEGINNING at a point in the south right-of-way line of DeBarr Street, said point being south 57º 01 minutes 46 seconds West 25.00 feet from the intersection of said south right-of-way line of DeBarr Street and the west right-of-way line of Edward Street; thence south 32º 35 minutes 26 seconds East 99.99 feet to a steel bar in the north right-of-way line of a 12’ wide public alley; thence with the right-of-way line of said alley, South 57º 02 minutes 58 seconds West 20.00 feet in a steel bar; thence North 32º 35 minutes 26 seconds West 99.98 feet to a steel bar in the south right-of-way line of DeBarr Street, aforesaid; thence with said right-of-way line, North 57º 01 minutes 46 seconds East 20.00 to the point of beginning, passing an iron pipe at 19.82 feet and containing 2000 square feet.

BEGINNING at a point in the south right-of-way line of DeBarr Street, said point being the intersection said south right-of-way line of DeBarr Street and the west right-of-way line of Edward Street, thence with said right-of-way line of Edward Street, South 32° 35 minutes 26 seconds East 100.00 feet to a point in the north right-of-way line of a 12” wide public alley; thence with the right-of-way line of said alley, South 57° 02 minutes 58 seconds West 25.00 feet to a steel bar; thence North 32° 35 minutes 26 seconds West 99.99 feet to a point in the south right-of-way line of DeBarr Street, aforesaid; thence with said right-of-way line, North 57° 01 minutes 46 seconds East 25.00 to the point of beginning, passing a “x” cut in the sidewalk at 24.94 feet and containing 2500 square feet.

BEING the same properly acquired by Ventas Realty, Limited Partnership a Delaware Limited Partnership, by Deed dated September 25, 1998 and recorded January 15, 1999 in Deed Book 7170, Page 644 in the Office of the Clerk of Jefferson County, Kentucky, excepting therefrom so much of said property conveyed to Concordia Lutheran Church by Deed dated August 8, 1996 and recorded in Deed Book 6772, Page 561 in the office aforesaid.

#4633

KY

EXHIBIT A

TRACT 1:

BEGINNING at the intersection of the center line of St. Anthony Place with the East line of Barret Avenue; thence with said East line North 32° 31 minutes 52 seconds West 25.00 feet to its intersection with the North line of St. Anthony Place aforesaid; thence continuing with said East line, North 32° 34 minutes 01 seconds West 604.88 feet to its intersection with the South line of an alley, as widened; thence with said South line, South 85° 15 minutes 48 seconds East 182.67 feet and North 72° 07 minutes 52 seconds East 34.30 feet to its intersection with the original South line of said alley; thence with said South line, South 85° 35 minutes 48 seconds East 796.85 feet to its intersection with the North line of St. Anthony Place aforesaid; thence with said North line, South 56° 56 minutes 05 seconds West 312.68 feet to its intersection with the West line and same, if extended, of Edward Street; thence with said West line and its extension, South 32° 29 minutes 07 seconds East 25.00 feet to its intersection with the center line of St. Anthony Place aforesaid; thence with said center line South 56° 56 minutes 05 seconds West 503.10 feet to the point of beginning, containing 263,291 square feet.

#4633

KY

EXHIBIT A

TRACT 2:

BEGINNING at the intersection of the center line of St. Anthony Place with the East line of Barret Avenue; thence with said center line. North 56° 56 minutes 05 seconds East 503.10 feet to its intersection with the West line of Edward Street and same, if extended.; Thence with said West line and its extension, South 32° 29 minutes 07 seconds East 276.74 feet to its intersection with the North line of DeBarr Street; thence with said North line South 56° 56 minutes 25 seconds West 502.97 feet to its intersection with the East line of Barret Avenue, aforesaid; thence with said East line, North 32° 31 minutes 52 seconds West 276.69 feet to the point of beginning, containing 139,175 square feet.

TRACT 3:

BEGINNING at the intersection of the East line of the tract conveyed to Jefferson County, Kentucky, by Deed of record in Deed Book 5272, Page 780, in the Office of the Clerk of Jefferson County, Kentucky, with the South line of Broadway, said point also being South 85° 35 minutes 48 seconds East 577.10 feet as measured along said South line from its intersection with the original East line of Barret Avenue; thence with said South line, South 85° 35 minutes 48 seconds East 283.75 feet to a point, said point being North 85° 35 minutes 48 seconds West 377.08 feet as measured along said South line from its intersection with the West line of St. Anthony Place; thence leaving said South line, South 04° 24 minutes 12 seconds West 247.50 feet to its intersection with the North line of an alley, 15 feet wide; thence with said North line, North 85° 35 minutes 48 seconds West 283.75 feet to its intersection with the East line of the Jefferson County, Kentucky, tract aforesaid; thence with said East line, North 04° 24 minutes 12 seconds East 247.50 feet to the point of beginning, containing 70,228 square feet.

TRACT 4:

BEGINNING at the intersection of the East line of Edward Street with the South line of St. Anthony Place; thence with said South line North 56° 56 minutes 35 seconds East 62.00 feet to its intersection with the West line of the tract conveyed to Leland B. and Jeanne A. Longstreth, by Deed of record in Deed Book 5753, Page 671, in the Office of the Clerk of Jefferson County, Kentucky; thence with said West line, South 32° 27 minutes 25 seconds East 120.00 feet to its intersection with the North line of an alley, 12 feet wide; thence with said North line, South 56° 56 minutes 35 seconds West 62.00 feet to its intersection with the East line of Edward Street, aforesaid; thence with said East line, North 32° 27 minutes 25 seconds West 120.00 feet to the point of beginning, containing 7,440 square feet.

#4633

KY

EXHIBIT A

TRACT 5-6:

BEGINNING at the intersection of the North line of Breckinridge Street with the West line of Edward Street; thence with said North line, South 57o 02 minutes 58 seconds West 275.00 feet to its intersection with the East line of the tract conveyed to Vincent J. and Kathleen Lombardo, by Deed of record in Deed Book 4784, Page 288, in the Office of the Clerk of Jefferson County, Kentucky; thence with said East line and same, if extended, North 32° 31 minutes 52 seconds West 200.11 feet to its intersection with the South line of an alley, 12 feet wide; thence 274.79 feet to its intersection with the West line of Edward Street, aforesaid; thence with said West line, South 32° 35 minutes 26 seconds East 64.10 feet to its intersection with a line common to the tract conveyed to Richard L. and Betty Ann Starks, by Deed of record in Deed Book 3627, Page 538, in the Office aforesaid; thence with lines common to said Starks tract, South 57° 02 minutes 58 seconds West 25.00 feet, South 32° 35 minutes 26 seconds East 49.00 feet and North 57° 02 minutes 58 seconds East 25.00 feet to its intersection with the West line of Edward Street aforesaid; thence with said West line, South 32° 35 minutes 26 seconds East 87.00 feet to the point of beginning, containing 53,782 square feet.

TRACT 8-13:

BEGINNING at the intersection of the West line of the tract conveyed to Alva Clay and Marie Ashcraft, by Deed of record in Deed Book 5575, Page 712, in the Office of the Clerk of Jefferson County, Kentucky, with South line of DeBarr Street, said point being South 57° 01 minutes 46 seconds West 45.00 feet as measured along said South line from its intersection with the West line of Edward Street; thence with said West line of the Clay and Ashcraft tract, South 32° 35 minutes 26 seconds East 99.98 feet to its intersection with the North line of an alley, 12 feet wide; thence with said North line, South 57° 02 minutes 58 seconds West 144.68 feet to its intersection with the East line of the tract conveyed to Ronalda and James Denham, by Deed of record in Deed Book 5653, Page 586, in the Office aforesaid; thence with said East line, North 32° 35 minutes 26 seconds West 99.93 feet to its intersection with the South line of DeBarr Street aforesaid; thence with said South line, North 57° 01 minutes 46 seconds East 144.68 feet to the point of beginning, containing 14,461 square feet.

#4633

KY

EXHIBIT A

TRACT 14:

BEGINNING at the Intersection of the North line of the first alley South of Broadway with the East line of Barret Avenue; thence with said East line North 32° 34 minutes 01 seconds West 59.45 feet to its intersection with the South line of the tract conveyed to Eton Service, Inc., by Deed of record in Deed Book 6317, Page 801. In the office of the Clerk of Jefferson County, Kentucky; thence with said South line, South 85° 35 minutes 48 seconds East 89.38 feet to a point in same; thence leaving said South line, South 04° 24 minutes 12 seconds West 47.50 feet to its intersection with the North line of the alley aforesaid; thence with said North line, North 85° 35 minutes 48 seconds West 53.63 feet to the point of beginning, containing 3,397 square feet.

TAX DATA FOR INFORMATION PURPOSES ONLY:

TAX DATA:	District 09, Block 021E, Lots 0066, 0067, 0068 and 0069, Sublot 0000 each (Tract 1).
TAX DATA:	District 09, Block 021E, Lots 0001 through 0031 and Lot 0108, Sublot 0000 each (Tract 2).
TAX DATA:	District 09, Block 021E, Lot 0081, Sublot 0000 (Tract 3).
TAX DATA:	District 09, Block 031E, Lots 0051 and 0052, Sublot 0000 (Tract 4).
TAX DATA:	District 09, Block 031K, Lots 0207 and 0110, Sublot 0000 each (Tracts 5-6).

TAX DATA:	District 09, Block 021K, Lots 0126, 0127, 0128, 0129, 0130 and 0209, Sublot 0000 each (Tracts 8-13).
TAX DATA:	District 09, Block 068B, Lots 0002, Sublot 0000 (Tract 14).

Facility # 4638

SCHEDULE A

THE LAND

PARCEL I

Being all of lots 696 to 706 both inclusive; all lots 788 to 800, both inclusive; all of lots 813 to 831, both inclusive; all of lots 841 to 850, both inclusive and portions of lots No. 848, 851, and 852 in Stout’s Tenth Street Addition, now in the City of Indianapolis, as per plat thereof recorded in Plat Book 12, page 52 of the Recorder’s records of Marion County, Indiana; together with adjacent streets and alleys heretofore vacated, more particularly as follows:

A part of Stout’s Tenths Street Addition as per plat thereof recorded in Plat Book 12, page 52 in the Office of the Recorder of Marion County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of lot No. 708 in said addition; thence South 89 degrees 56 minutes 43 seconds East along the south line of lot No. 708 and 707 a distance of 82.00 feet to the southeast corner of said Lot No. 707; thence North 00 degrees 00 minutes 00 seconds East along the east line of said lot No. 707 a distance of 5.00 feet to the Northwest corner of a tract of land described in Instrument NO. 78-016282, said corner also being the point of beginning; thence continuing North 00 degrees 00 minutes 00 seconds East a distance of 115.00 feet to the northwest corner of lot 706; thence South 89 degrees 56 minutes 43 seconds East along the North line of lot No. 706 and 705 a distance of 50.00 feet to the Southerly extension of the east line of a 12 foot alley; thence North 00 degrees 00 minutes 00 seconds East along said extension and along the west line of lots No. 788 thru 800 and along the northerly extension thereof a distance of 513.13 feet to a point in the centerline of vacated 11th Street; thence South 89 degrees 26 minutes 03 seconds East along said centerline a distance of 145.01 feet to the centerline of vacated Cable Street; thence South 00 degrees 00 minutes 00 seconds West along said centerline a distance of 61.20 feet to a point in the centerline of a vacated 15 foot alley; thence South 89 degrees 56 minutes 43 seconds East along said centerline a distance of 519.00 feet to the southerly extension of the west line of lot No. 840 in said addition; thence North 54 degrees 26 minutes 53 seconds East a distance of 287.69 feet to the intersection of the westerly right of way line of the Baltimore Railroad with the easterly extension of the north line of vacated 11th Street; thence Southwesterly along said right of way line a distance of 861.00 feet to the northeast corner of a tract of land described in Instrument No. 78-016282, said point being on a curve having a radius of 691.62 feet, the radius point of which bears South 12 degrees 41 minutes 59 seconds West; thence westerly along the north line of said tract and along said curve an arc distance of 153.60 feet to a point lying North 00 degrees 01 minutes 29 seconds West from said radius point; thence South 85 degrees 43 minutes 31 seconds West along said North line a distance of 335.39 feet to the point of beginning.

PARCEL II

Lots No. 775, 776, 777, 778, 779, 780, 781, 782, 783, 784, 785, 786, and 787 in Stout’s Tenth Street Addition as per plat thereof recorded in Plat Book 12, page 52 in the Office of the Recorder of Marion County, Indiana.

PARCEL III

Lot No. 707 and 708 in Stout’s Tenth Street Addition as per plat thereof recorded in Plat Book 12; page 52, in the Office of the Recorder of Marion County, Indiana.

Facility # 4611

FL

SCHEDULE A

THE LAND

PARCEL I:

Lots 1, 2 and 3, Block 1, APOLLO SUBDIVISION, according to the map or plat thereof, recorded in Plat Book 79, Page 96, Public Records of Pinellas County, Florida.

PARCEL II:

(a) Lot 2, BIDEAWEE ESTATE SECOND PARTIAL REPLAT, according to the plat thereof, recorded in Plat Book 52, Page 71, Public Records of Pinellas County, Florida;

LESS the following described:

Begin at the Southwest corner of said Lot 2; thence run North 100 feet along the Westerly line of said Lot 2 to the Northwest corner; thence run East 38.22 feet along the Northerly line of said Lot; thence Southwesterly along a curve concave to the Southeast having a radius of 637.07 feet, tangent bearing South 19° 25’06” West, run 103.19 feet along the arc of said curve through a central angle of 9°16’51” to a point on the Southerly line of said Lot, 13.20 feet from the Point of Beginning; thence Westerly 13.20 feet to the Point of Beginning.

AND

(b) Lot 1, BIDEAWEE ESTATE SECOND PARTIAL REPLAT, according to the plat thereof, recorded in Plat Book 52, Page 71, Public Records of Pinellas County, Florida;

LESS the following:

That part of Lot 1, BIDEAWEE ESTATE SECOND PARTIAL REPLAT, according to the plat thereof, recorded in Plat Book 52, Page 71, Public Records of Pinellas County, Florida, being further described as follows: Begin at the Southwest corner of said Lot 1; thence run Northerly 96.87 feet along the Westerly line of said Lot 1 to the beginning of a curve concave to the Southeast having a radius of 30.00 feet; thence run Northeasterly 47.15 feet along the arc of said curve through a central angle of 90° 03’00” to the end of said curve; thence run Easterly 67.38 feet (67.33 feet, calculated) along the Northerly line of said Lot 1 to a point on a curve concave to the Southeast having a radius of 637.07 feet; thence from a tangent bearing South

FL #4611

SCHEDULE A

THE LAND

32°02’10” West, (South 31°15’08” West, calculated), run Southwesterly 140.30 feet (140.24 feet, calculated) along the arc of curve through a central angle of 12°37’04” (12°36’46”, calculated) to a point on the Southerly line of said Lot 1; thence from a tangent bearing South 19°25’06” West, (South 18°38’22” West calculated), run Westerly 38.22 feet along said Southerly line of Lot 1 to the Point of Beginning.

PARCEL III:

(a) That part of Lot 1 of J.C. WILLIAMS’ SUBDIVISION of Lot 2 of Benson’s Subdivision, recorded in Deed Book “O”, Page 555, Public Records of Hillsborough County, Florida, of which Pinellas County was formerly a part, and recorded in Plat Book 3, Page 23, Public Records of Pinellas County, Florida, described as follows: the North 45 feet of Lot 1 lying East of 6th Street South;

LESS that part lying more than 323.3 feet East of the West line of said Lot 1.

AND

(b) That part of Lot 1 of J.C. Williams’ Subdivision of Lot 2 of Benson’s Subdivision, according to plat of J.C. Williams Subdivision, recorded in Deed Book “O”, Page 555, Public Records of Hillsborough County, Florida, of which Pinellas County was formerly a part and described as follows:

Commence at the Northwest corner of said Lot 1; run thence East along the North boundary of said Lot 1, 215.3 feet to the East boundary of 6th Street South as established by monuments found; thence South along said East boundary of 6th Street South, 45 feet to a Point of Beginning; thence East, 108 feet; thence South 80 feet; thence West 108 feet; thence North 80 feet to the Point of Beginning.

PARCEL IV:

(a) A portion of Lot 4, LEISTER AND SEAS SUBDIVISION, as recorded in Plat Book 6, Page 43, Public Records of Pinellas County, Florida, described as follows:

Commencing at the Southeast corner of said Lot 4, for a Point of Beginning; proceed North 89°08’13” West, 32.24 feet; thence

FL #4611

SCHEDULE A

THE LAND

50.58 feet along the arc of a curve to the right; radius 637.07 feet, chord North 41°28’08” East, 50.57 feet; thence South 01°51’47” West, 38.40 feet to the Point of Beginning.

AND

(b) A portion of Lot 5, LEISTER AND SEAS SUBDIVISION, recorded in Plat Book 6, Page 43, Public Records of Pinellas County, Florida, described as follows:

Commencing at the Southeast corner of said Lot 5 for a Point of Beginning; proceed North 89°08’13” West, 45.00 feet; thence North 01°51’47” East, 38.40 feet; thence 63.93 feet along the arc of a curve to the right, radius 637.07 feet, chord North 46°37’05” East, 63.90 feet; thence South 01°51’47” West, 82.99 feet to the Point of Beginning.

AND

(c) A portion of Lot 6, LEISTER AND SEAS SUBDIVISION, as recorded in Plat Book 6, Page 43, Public Records of Pinellas County, Florida, described as follows:

Commencing at the Southeast corner of said Lot 6 for a Point of Beginning; proceed North 89°08’13” West, 45.00 feet; thence North 01°51’47” East, 82.99 feet; thence 58.53 feet along the arc of a curve to the right, radius 637.07 feet, chord North 52°07’30” East, 58.51 feet; thence South 01°51’47” West, 119.61 feet to the Point of Beginning.

AND

(d) A portion of Lot 77, TAYLOR’S SUBDIVISION, as recorded in Plat Book 3, Page 84, Public Records of Hillsborough County, Florida of which Pinellas County was formerly a part, described as follows:

Commencing at the Southeast corner of said Lot 77, for a Point of Beginning; proceed North 89°08’13” West, 56.52 feet; thence North 58°17’56” East, 49.19 feet; thence 21.56 feet along the arc of a curve to the right, radius 10.00 feet; thence South 59°55’09” East, 17.62 feet; thence South 01°51’47” West, 17.88 feet to the Point of Beginning.

FL #4611

SCHEDULE A

THE LAND

(e) Lots 7 and 8, LEISTER AND SEAS SUBDIVISION, according to the map or plat thereof, recorded in Plat Book 6, Page 43, Public Records of Pinellas County, Florida;

LESS AND EXCEPT that portion of land being described in O.R. Book 5098, Page 1653.

All lying Southeast of road for realignment of 4th Street South and 6th Street South and LESS road right-of-way, all lying and being in Pinellas County, Florida.

PARCEL V:

Lot 1, Block 1, TAYLOR’S HUMANA SUBDIVISION, according to the map or plat thereof, recorded in Plat Book 96, Page 67, Public Records of Pinellas County, Florida.

PARCEL VI:

Lots 18, 19 and 20, TAYLOR’S SUBDIVISION, according to the map or plat thereof, recorded in Plat Book 3, Page 84, Public Records of Hillsborough County, Florida, of which Pinellas County was formerly a part.

PARCEL VII:

(a) Lot 16, and the South 5 feet of Lot 15, TAYLOR’S SUBDIVISION, according to the plat thereof, recorded in Plat Book 3, Page 84, Public Records of Hillsborough County, Florida, of which Pinellas County was formerly a part.

AND

(b) Lot 17, TAYLOR’S SUBDIVISION, according to the map or plat thereof, recorded in Plat Book 3, Page 834, Public Records of Hillsborough County, Florida, of which Pinellas County was formerly a part, as also filed in Pinellas County Plat Book 3, Page 13.

#4644

CA

SCHEDULE A

THE LAND

ALL THAT CERTAIN LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF ORANGE, CITY OF BREA, DESCRIBED AS FOLLOWS:

PARCEL 2 AND PARCEL A OF PARCEL MAP NO. 87-241, AS PER MAP FILED IN BOOK 285, PAGES 18 TO 21 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM ALL MINERAL RIGHTS, TOGETHER WITH THE RIGHT TO ENTER UPON SAID LAND FOR THE PURPOSE OF EXPLORING, DRILLING, DEVELOPING AND PRODUCING OIL, GAS, GASOLINE OR OTHER HYDROCARBONS FROM SAID LAND TO DO ANY AND ALL THINGS NECESSARY OR PROPER FOR THE PROTECTION OF SAID MINERALS, AS RESERVED IN THE DEED FROM GENERAL PETROLEUM CORPORATION OF CALIFORNIA TO LAWRENCE L. MCCREA AND WIFE, RECORDED MARCH 16, 1939 IN BOOK 985, PAGE 398 OF OFFICIAL RECORDS.

BY AN INSTRUMENT RECORDED FEBRUARY 16, 1965 IN BOOK 7415, PAGE 287 OF OFFICIAL RECORDS, SOCONY MOBIL OIL COMPANY, INC., SUCCESSOR IN INTEREST TO GENERAL PETROLEUM CORPORATION, QUITCLAIMED ALL RIGHT, TITLE AND INTEREST IN AND TO THE SURFACE AND 500 FEET BELOW THE SURFACE OF SAID LAND.

ALSO EXCEPTING THEREFROM ALL MINERAL RIGHTS, TOGETHER WITH THE RIGHT TO ENTER UPON SAID LAND FOR THE PURPOSE OF EXPLORING, DRILLING, DEVELOPING AND PRODUCING OIL, GAS, GASOLINE OR OTHER HYDROCARBONS FROM SAID LAND TO DO ANY AND ALL THINGS NECESSARY OR PROPER FOR THE PRODUCTION OF SAID MINERALS, AS RESERVED IN THE DEED FROM GENERAL PETROLEUM CORPORATION OF CALIFORNIA, TO WAYNE BROOKSHIRE, RECORDED JULY 13, 1956 IN BOOK 3576, PAGE 591 OF OFFICIAL RECORDS.

BY AN INSTRUMENT RECORDED FEBRUARY 2, 1966 IN BOOK 7826, PAGE 772 OF OFFICIAL RECORDS, SOCONY MOBIL OIL COMPANY, INC., SUCCESSOR IN INTEREST TO GENERAL PETROLEUM CORPORATION, QUITCLAIMED ALL RIGHT, TITLE AND INTEREST IN AND TO THE SURFACE AND 500 FEET BELOW THE SURFACE OF THE LAND.

Facility # 4876

FL

SCHEDULE A

THE LAND

PARCEL I:

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10, Block 39 of “Town of Hollywood” according to the Plat thereof, as recorded in Plat Book 1, Page 21 of the Public Records of Broward County, Florida.

PARCEL II:

Lots 27, 28 and 29, Block 38 of “Hollywood” according to the Plat thereof, as recorded in Plat Book 1, Page 21 of the Public Records of Broward County, Florida.

PARCEL III:

Lot 30, Block 38 of “Hollywood” according to the Plat thereof, as recorded in Plat Book 1, Page 21 of the Public Records of Broward County, Florida.

PARCEL IV:

Lots 16, 17, 18, 19, 20 and 21, Block 28 of “Hollywood Original Town” according to the Plat thereof, as recorded in Plat Book 1, Page 21 of the Public Records of Broward County, Florida.

Facility # 4628

TN

SCHEDULE A

THE LAND

TRACT ONE (1):

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE CITY OF CHATTANOOGA, HAMILTON COUNTY, TENNESSEE, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A CHISELED CROSS at the intersection of the Western right-of-way of Walnut Street and the Southern right-of-way of East 7th Street; thence along the Western right-of-way of Walnut Street and in part along the face of the building situated on the herein described property, South, No (00) degrees 36 minutes 06 seconds West, 67.88 feet to a PK nail; thence, leaving said right-of-way, North, 89 degrees 46 minutes 40 seconds West, 115.25 feet in part along the face of the above mentioned building and along a common line with the Vencor, Inc., property, recorded in Deed Book 4126, Page 461, in the Register’s Office of Hamilton County, Tennessee, to the corner of the above mentioned building; thence North, No (00) degrees 50 minutes 15 seconds East, 67.06 feet along a common line with the above mentioned Vencor, Inc. property, and along the Easterly line of a private joint driveway easement, shown on that plat recorded in Plat Book 26, Page 199, as Parcel 5, and described in deed Book C, Volume 7, Page 644, in the above mentioned Register’s Office, to a PK nail at the Northwest corner of the above mentioned building; thence North, 89 degrees 48 minutes 41 seconds East, 114.98 feet along the Southerly right-of-way of East 7th Street, to THE POINT OF BEGINNING.

All as shown on that International ALTA/ACSM Land Title Survey prepared by Samuel W. Clemons, Sr., R.L.S. Tennessee Number 1639, with CLEMONS SURVEYING, 383 Ellis Cove Road, South Pittsburg, TN 37380, entitled “Vencor (TN) Project”, dated as of October 30, 1997, and last revised on December 23, 1997, designated as Job Order No. 97-10-34, (Drawing Number HT-145-D-L-4. 1-1.0).

The Grantor’s source of interest in the property is a Warranty Deed recorded in Book 5138, Page 812, in the Register’s Office of Hamilton County, Tennessee.

The Legal Description herein is the same as that contained in the deed of Prior Title.

#4628

SCHEDULE A

THE LAND

TRACT TWO (2):

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE CITY OF CHATTANOOGA, HAMILTON COUNTY, TENNESSEE, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING at the intersection of the western right-of-way of Georgia Avenue and the northern right-of-way of East 8th Street; thence along said northern right-of-way of East 8th Street North 89 degrees 56 minutes 30 seconds West 115.75 feet to a point; thence North 00 degrees 10 minutes West 55.34 feet to a point; thence North 89 degrees 44 minutes East 9.5 feet to a point; thence North 00 degrees 10 minutes West 205 feet to a point at the northwest corner of the property conveyed from Hospital Affiliates International, Inc. to the Caldsted Foundation by Deed recorded in Book 2288, Page 399, Register’s Office, Hamilton County, Tennessee (said point being the northeast corner of Parcel 5 shown on plat recorded in Plat Book 26, Page 199, said Register’s Office); thence South 89 degrees 44 minutes West along the north line of Parcel 5 as shown on plat recorded in Plat Book 26, Page 199, said Register’s Office 11.5 feet to a point; thence North 00 degrees 10 minutes West 48.64 feet to a point; thence South 89 degrees 44 minutes West 99.88 feet to a point on the eastern right-of-way of Cherry Street; thence along said right-of-way North 00 degrees 10 minutes West 1.0 feet to a point; thence North 89 degrees 44 minutes East 117.65 feet to a point; thence North 00 degrees 10 minutes West 34.5 feet to a point; thence North 89 degrees 44 minutes East 5.0 feet to a point; thence 00 degrees 10 minutes West 35.5 feet to a point; thence South 89 degrees 44 minutes West 11.5 feet to a point; thence North 00 degrees 10 minutes West 11.5 feet to a point; thence North 89 degrees 44 minutes East 5.0 feet to a point; thence North 00 degrees 10 minutes West 28.5 feet to a point on the southern right-of-way of East 7th Street; thence along said right-of-way North 89 degrees 44 minutes East 11.97 feet to a point; thence leaving said right-of-way South 00 degrees 43 minutes 30 seconds West 66.76 feet to a point; thence North 89 degrees 46 minutes 40 seconds. West 115.38 feet to a point on the western right-of-way of Walnut Street; thence along said right-of-way due South 302.79 feet to the intersection with the western right-of-way Georgia Avenue; thence along the western right-of-way of Georgia Avenue South 25 degrees 33 minutes 30 seconds West 55.52 feet to the point of beginning, being shown as Parcel 2 on survey drawing 1093-238-2, dated March 18, 1993 by David L. Hopkins, Jr., Tennessee Registered Land Surveyor No. 120, 900 Manufactures Road, Chattanooga, Tennessee.

TOGETHER WITH such rights as are appurtenant to the subject property under (1) the alley agreement dated August 15, 1901, recorded in Book 159, Page 644, in the Register’s Office of Hamilton County, Tennessee; and (2) easement from The Caldsted Foundation dated October 28, 1975, recorded in Book 2288, Page 404, said Register’s Office; and (3) easement across a portion of Parcel 5 as shown on plat recorded in Plat Book 26, Page 199, said Register’s Office, as reserved in Deed from Hospital Affiliates International, Inc. to The Caldsted Foundation, dated October 29, 1975, recorded in Book 2288, Page 399, said Register’s Office.

The Grantor’s source of interest in the property is a Warranty Deed recorded in Book 5138, Page 812, in the Register’s Office of Hamilton County, Tennessee.

The Legal description herein is the same as that contained in the Deed of Prior Title.

MO 4680

Exhibit A

The land herein described is situated in the State of Missouri, City of St. Louis and is described as follows:

PARCEL 1: A lot in Block 3883 of the City of St. Louis, fronting 100 feet on the South line of Lindell Boulevard by a depth Southwardly of 212 feet 1-1/2 inches, more or less, on its West line, which line is a right angles to Lindell Boulevard and of 215 feet 4-1/4 inches on its East line being the West line of Euclid Avenue, to an alley on which it has a width 130 feet 5 inches.

PARCEL 2: A parcel of land in Block 3883 of the City of St. Louis, beginning at a point in the South line of Lindell Boulevard 100 feet West of the West line of Euclid Avenue, being also the West line of property, now or formerly of Frank H. Gerhart; thence Westwardly along the South line of Lindell Boulevard 140 feet; thence Southwardly 213 feet, more or less to an alley; thence Eastwardly along the North line of said alley 140 feet to a point. 130 feet 5 inches West of the West line of Euclid Avenue, being also the west line of property, now or formerly of Frank H. Gerhart; thence Northwardly along the West line of property, now or formerly of Frank H. Gerhart, 214 feet more or less, to the South line of Lindell Boulevard being the point of beginning

Commonly known as 4900 Lindell Blvd.

PARCEL 3: A Lot in Block 3883 of the City of St. Louis beginning in the South line of Lindell Boulevard, 240 feet West of the West line of Euclid Avenue; thence Westwardly along the South line of Lindell Boulevard 89 feet 2-3/4 inches to a point; thence Southwardly 213 feet 2-1/4 inches, more or less, to an alley; thence Eastwardly along the North line of said alley 89 feet 2-3/4 inches to a point; thence Northwardly 213 feet 2-1/4 inches, more or less, to the point of beginning.

PARCEL 4: A Lot in Block 3883 of the City of St. Louis, fronting 75 feet on the South line of Lindell Boulevard by a depth Southwardly at right angles to Lindell Boulevard of 213 feet 2-1/4 inches, more or less, to an alley, the Northwest corner of said Lot being 443 feet 3/4 inches East of the East line of Kingshighway Boulevard; bounded west by property now or formerly of International Life Insurance Co., and East by property now or formerly of Park Lane Memorial Hospital Association.

Commonly known as 4936 Lindell Blvd.

Facility # 4653

TX

SCHEDULE A

THE LAND

A tract of land situated in the Nathan Proctor Survey, Abstract No. 1230, Tarrant County, Texas, and being a portion of that certain tract of land conveyed to Haydn Catler as recorded in Volume 7888, page 1854, Deed Records of Tarrant County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2 inch iron rod at a point which bears North 00 degrees 28 minutes 38 seconds West, 2239.20 feet from the southeast corner of the Nathan Proctor Survey, said iron also being in the south right-of-way line of the proposed Oak Bend Trail, a 68 foot proposed right-of-way;

THENCE south 00 degrees 28 minutes 38 seconds East, leaving said South right-of-way line, 782.07 feet to a 1/2 inch iron rod;

THENCE North 81 degrees 01 minutes 30 seconds West, 762.53 feet to a 1/2 inch iron rod in the east right-of-way line of the proposed Oakmont Blvd, said iron being the beginning of a non-tangent curve to the right whose radius is 884.00 feet and whose long chord bears North 10 degrees 36 minutes 50 seconds East, 50.57 feet;

THENCE along said curve and said East right-of-way line, through a central angle of 03 degrees 16 minutes 41 seconds a distance of 50.58 feet to a 1/2 inch iron rod;

THENCE North 12 degrees 15 minutes 11 seconds East, continuing along said East right-of-way line, 352.40 feet to a 1/2 inch iron rod at the beginning of a curve to the left whose radius is 884.00 feet and whose long chord bears North 09 degrees 43 minutes 21 seconds East 78.06 feet;

THENCE along said curve, and continuing along said East right-of-way line, through a central angle of 05 degrees 03 minutes 40 seconds a distance of 78.09 feet to a 1/2 inch iron rod at the intersection of said East right-of-way line with the aforementioned south right-of-way line of Oak Bend Trail, said iron also being the beginning of a curve to the left whose radius is 535.75 feet and whose long chord bears North 74 degrees 28 minutes 52 seconds East, 340.17 feet;

THENCE along said curve, and said south right-of-way line, through a central angle of 23 degrees 23 minutes 58 seconds a distance of 342.55 feet to a 1/2 inch iron rod;

THENCE North 62 degrees 51 minutes 31 seconds East continuing along said south right-of-way line, 50.00 feet to a 11/2 inch iron rod set at the beginning of a curve to the right whose radius is 730.05 feet and whose long chord bears North 74 degrees 14 minutes 00 seconds East, 287.97 feet;

THENCE along said curve and continuing along said south right-of-way line, through a central angle of 22 degrees 44 minutes 58 seconds a distance of 289.87 feet to the Point of Beginning, and containing approximately 10,000 acres of land.

Said tract now being platted and known as Lot 1, Block C, River Hills Phase II Addition, an Addition to the City of Fort Worth, Tarrant County, Texas, according to the plat recorded in volume 388-195, Page 19, Plat Records, Tarrant County, Texas.

Note: The Company is prohibited from insuring the area or quantity of the land described herein. Any statement in the above legal description of the area or quantity of land is not a representation that such area or quantity is correct, but is made only for informational and/or identification purposes and does not override Item 2 of Schedule B hereof.

Facility # 4668

TX

SCHEDULE A

THE LAND

Being 2.605 acres of land, and being all of Lot 30-R, Block 9, Grandview Addition to the City of Fort Worth, Tarrant County, Texas, according to the plat recorded in Volume 388-204, page 8 of the Plat Records of Tarrant County, Texas, and all of Lots 11 through 16, block 9, Grandview Addition to the City of Fort Worth, Tarrant County, Texas, according to the plat recorded in Volume 63, page 39 through 30 of the Plat Records of Tarrant County, Texas, and all of Lots 9 and 10, Block 9, Jennings & Cooper Subdivision to the City of Fort Worth, Tarrant County, Texas, according to the plat recorded in Volume 63, page 106 of the Plat Records of Tarrant County, Texas. Sold 2.605 acres being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2” Iron rod found at the Northwest corner of the aforesaid Lot 30-R, block 9, Grandview Addition, said point lying at the intersection of the East right-of-way line of 8th Avenue (a 68 foot right-of-way) with the South right-of-way line of Cooper Street (a 60 foot right-of-way);

THENCE East 391.12 feet, along the South right-of-way line of said Cooper Street to a 1/2” iron rod found for a corner at the Northeast corner of Lot 16, Block 9, Grandview Addition;

THENCE S 00°01’15” W 140.00 feet along the East line of said Lot 16, Block 9, also being the West line of Lot 17, Block 9, to a 1/2” iron rod found for a corner in the North line of a 10-foot alley;

THENCE West 199.98 feet along the North line of said 10 foot alley to a 1/2” iron rod set in the East line of the aforesaid Lot 30-R, Block 9;

THENCE S 00°01’15” W 10.00 feet along the East side of said Lot 30-R to a 1/2” iron rod set for a corner in the South line of said alley;

THENCE East 224.98 feet along the South line of said 10 foot alley to a point in an existing power pole at the most Easterly northeast corner of the aforesaid Lot 30-R, and being the Northwest corner of Lot 37, Block 9, Grandview Addition;

THENCE S 00°01’15” W 140.00 feet along the East line of said Lot 30-R and the West line of Lot 37 to a Pop Rivet in concrete at the Southeast corner of Lot 30-R, and lying in the North right-of-way line of Terrell Avenue (a 60 foot right-of-way at this point);

THENCE along the North right-of-way line of said Terrell Avenue, as follows:

1. West 55.00 feet to an “X” cut in concrete for a corner;

2. N00°01’15” E 4.00 feet to an “X” cut in concrete for a corner;

3. West 361.12 feet to a 1/2” Iron rod set at the Southwest corner of the aforesaid Lot 30-R, said point lying at the intersection of the North right-of-way line of said Terrell Avenue with the East right-of-way line of the aforesaid 8th Avenue;

THENCE N 00°01’15” E 286.00 feet along the East right-of-way line of 8th Avenue to the Place of Beginning, containing 2.605 acres (113,481 square feet) of land.

NOTE: The Company is prohibited from Insuring the area or quantity of the land described herein. Any statement in the above legal description of the area or quantity of land is not a representation that such area or quantity is correct, but is made only for informational and/or identification purposes and does not override Item 2 of Schedule B hereof.

Facility # 4674

SCHEDULE A

THE LAND

Situate, lying and being in the County of HILLSBOROUGH, State of Florida, to-wit:

The East 1/2 of the Southwest 1/4 of the Northwest 1/4 of Section 2, Township 29 South, Range 18 East, HILLSBOROUGH County, Florida, LESS the North 645 feet thereof and LESS the West 25 feet thereof.

Facility # 4635

TX

SCHEDULE A

THE LAND

Tract No. 1:

Lot 1, Block 1, New City Block 16358, MEDIC-CORP. SUBDIVISION, City of San Antonio, Bexar County, Texas, according to map or plat thereof recorded in Volume 9100, Page(s) 110, Deed and Plat Records of Bexar County, Texas.

Tract No. 2:

Lot 1, Block 3, New City Block 16353, VENCOR UNIT-1, City of San Antonio, Bexar County, Texas, according to map or plat thereof recorded in Volume 9535, Page(s) 88, Deed and Plat Records of Bexar County, Texas.

Facility # 4647

NV

SCHEDULE A

THE LAND

That portion of the Southeast Quarter (SE  1⁄4) of the Southeast Quarter (SE  1⁄4) of Section 1, Township 21 South, Range 60 East, M.D.M., described as follows:

Parcel One (1) of Parcel Map in File 86, Page 18, in the Office of the County Recorder of Clark County, Nevada and recorded July 18, 1996 in Book 960718 as Document No. 01095, Official Records.

Facility # 4660

TX

SCHEDULE A

THE LAND

Lot 1, Block 1, Mansfield Hospital, City of Mansfield, according to map or plat thereof recorded in Cabinet A, Slide 309, of the Plat Records of Tarrant County, Texas.

Facility # 4662

NC

SCHEDULE A

THE LAND

Lying and being in Guilford County, North Carolina and being more particularly described as follows:

Beginning at an existing iron pipe in the northern right of way line of Southside Boulevard (50’ right of way) and being the southernmost point in Lot 1, Block D, Section 1, of the Benbow Park Subdivision as shown and described in Plat Book 27, Page 75 in the Guilford County Registry; thence with said Lot 37° 36’ 09” East 36.66 feet to a corner; thence North 81° 55’ 34” East 45.10 feet to an existing iron pipe and corner with Lot 3, Block D, Section 5 of Benbow Park Subdivision as shown and described in Plat Book 31, Page 89 in the Guilford County Registry, thence with said subdivision the following five (5) courses and distances: North 81° 55’ 34” East 562.84 feet; North 82° 01’ 51” East 62.73 feet; thence North 01° 08’ 41” West 126.89 feet to the southern right of way line of Lakeland Road (50’ right of way); thence South B6° 43’ 51” East 178.48 feet to an existing iron pipe in the eastern right of way line of Carlton Avenue (50’ right of way) and corner with Lot 1, Block J of said plat; and thence South 86° 40’ 55” East 118.01 feet to a pont in the line of said Lot and being the western right of way line of O. Henry Boulevard (U.S. Highway 29 North); thence with the western right of way line of O. Henry Boulevard South 04° 38’ 30” West 200.00 feet; thence South 10° 06’ 50” West 13.58 feet to a corner with the City of Greensboro as described by a deed in Book 3650, Page 1517 in the Guilford County Registry; thence with said City property the following six (6) courses and distances: South 71° 57’ 27” West 45.39 feet; thence South 81° 46’ 40” West 112.14 feet to a point; thence South 07° 19’ 49” east 17.00 feet to a point; thence South 37° 37’ 14” East 37.88 feet to a point; thence North 81° 46’ 40” East 93.81 feet to a point; thence North 77° 39’ 22” East 26.28 feet to a point in the western right of way line of O. Henry Boulevard; thence with said right of way the following five (5) courses and distances: South 10° 06’ 50” West 127.58 feet to a point; thence South 16° 12’ 38” West 200.00 feet to a point; thence South 18° 59’ 23” West 200.00 feet to a point; thence South 26° 01’ 48” West 200.00 feet to a point and South 30° 11’ 37” West 40.66 feet to a new iron pipe in the northern right of way line of Bothwell Street (50’ right of way); thence with the northen right of way line of Bothwell Street South 77° 41’ 13” West 126.18 feet to a corner and intersection with the eastern right of way line of Southside Boulevard (50’ right of way); thence along a curve to the left with a radius of 374.43 feet and a chord bearing and distance of North 25° 15’ 19” West 156.09 feet to a point; thence along the northern right of way lien of Southside Boulevard North 37° 17’ 10” West 361.09 feet to a point; thence along said right of way line North 39° 06’ 41” West 461.02 feet to the point and place of Beginning containing 12.241 acres more or less as shown and described by plat of property for Prince Hall Grand Lodge Free and Accepted Masons of North Carolina, Incorporated, per survey thereof by Technical Consultants of Kernersville, North Carolina and dated July 6, 1992, job number 92-047, Clay V. Fulton, Surveyor.

Subject to:

Rights of The Prince Hall Grand Lodge Free and Accepted Masons of North Carolina, Inc. pursuant to Lease of Real Property With an Option to Purchase recorded in Book 3984, Page 973, as supplemented and amended by Assignment recorded in Book 4103, Page 2091.

Facility # 4614

PA

SCHEDULE A

THE LAND

ALL THAT CERTAIN lot or piece of ground.

SITUATE in the 35th Ward of the City of Philadelphia and described according to an “As Built Plan” made for Vencor Hospitals East, Inc., by VPH Associates dated July 15, 1994, as follows, to wit:

BEGINNING at a point formed by the intersection of the Southwesterly side of Devereaux Avenue (100 feet wide) with the Southeasterly side of Palmetto Street (60 feet wide); thence extending South 52 degrees 18 minutes 07 seconds East, along the Southwesterly side of Devereaux Avenue, the distance of 190 feet to a point; thence extending South 37 degrees 41 minutes 53 seconds West, the distance of 100 feet to a point; thence extending South 52 degrees 18 minutes 07 seconds East the distance of 90 feet to a point on the Northwesterly side of Bingham Street (60 feet wide); thence extending South 37 degrees 41 minutes 53 seconds West, along the said Northwesterly side of Bingham Street, the distance of 45 feet to a point; thence extending North 52 degrees 18 minutes 07 seconds West, the distance of 140 feet to a point; thence extending South 37 degrees 41 minutes 53 seconds West, the distance of 95 feet to a point; thence extending North 52 degrees 18 minutes 07 seconds West the distance of 140 feet to a point on the Southeasterly side of Palmetto Street; thence extending North 37 degrees 41 minutes 53 seconds East along the said Southeasterly side of Palmetto Street, the distance of 240 feet to a point on the said Southwesterly side of Devereaux Avenue, being the first mentioned point and place of BEGINNING.

BEING known as No. 530 to 534 Devereaux Avenue.

BEING the same premises which Allegheny United Hospitals Inc., a Pennsylvania nonprofit corporation by Deed dated 3/20/1995 and recorded in the County of Philadelphia on 5/1/1995 in Deed Book VCS 860 page 533, granted and conveyed unto Vencor Hospitals East, Inc., a Delaware corporation, in fee.

BRT Tax #	77-8-305-10; 77-8-0305-00; 35-2-2980-10; 88-6-0356-02;
88-6-0356-00 & 88-6-0357-00

Facility # 4871

IL

SCHEDULE A

THE LAND

PARCEL 1:

LOTS 21, 23, 24 AND 25 IN BLOCK 10 OF COCHRAN’S SECOND ADDITION TO EDGEWATER IN THE EAST FRACTIONAL 1/2 OF SECTION 5, TOWNSHIP 40 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS

PARCEL 2:

LOTS 4, 5, 6, 7, 8, 9, 10 AND THE NORTH 22 FEET OF LOT 11 IN BLOCK 10 IN COCHRAN’S SECOND ADDITION TO EDGEWATER IN THE EAST FRACTIONAL 1/2 OF SECTION 5, TOWNSHIP 40 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY ILLINOIS.

#4671	ILLINOIS
6130 North Sheridan Road, Chicago
	PIN:	14-05-210-015/016/022/008/006/005/004

Facility # 4664

NM

EXHIBIT A

Leasehold interest in the following property:

Tract 2C, of Plat of Tracts 1A, 2A, 2B & 2C of the ST. JOSEPH HOSPITAL COMPLEX situate in Sections 16 & 17, T.10N., R.3E., N.M.P.M., Albuquerque, Bernalillo County, New Mexico, as the same is shown and designated on said Plat filed in the Office of the County Clerk of Bernalillo County, New Mexico, on August 5, 1998, in Plat Book 98C, folio 229.

EXCEPTING FROM THE AFORESAID PROPERTY THE FOLLOWING:

A certain tract of land situate within the southwest one-quarter (SW1/4) of Section 16, Township 10 North, Range 3 East, New Mexico Principal Meridian, within the City of Albuquerque, Bernalillo County, New Mexico, being and comprising an easterly portion of Tract 2C of the PLAT OF TRACTS 1A, 2A, 2B and 2C, ST. JOSEPH HOSPITAL COMPLEX, Albuquerque, New Mexico, as the same is shown and designated on the plat thereof, recorded in the office of the County Clerk of Bernalillo County, New Mexico on August 5, 1998 in Book 98C, Page 229 as Document No. 1998098402 and being more particularly described by New Mexico State Plane Grid Bearings (Central Zone NAD 1927) and ground distances as follows:

BEGINNING at the northeast corner of said Tract 2C, a point on the westerly right-of-way line of Interstate 25 (I-25), thence running along the easterly boundary line of said Tract 2C and also along said right-of-way line, S09°12’55”W, a distance of 171.71 feet to the southeast corner of said Tract 2C, thence leaving said right-of-way line and running thence along the southerly boundary line of said Tract 2C,

N84°52’31”W, a distance of 144.42 feet to the southwest corner of the tract herein described, thence running along the westerly boundary line of the tract herein described,

N02°57’26”E, a distance of 170.79 feet to the northwest corner of the tract herein described, a point on the northerly boundary line of said Tract 2C, thence running along the northerly boundary line of said Tract 2C,

S87°41’24”E, a distance of 103.16 feet to a point; thence,

S80°37’32”E, a distance of 60.25 feet to the point and place of beginning

Facility # 4665

CO

SCHEDULE A

THE LAND

Lots 1 to 15, Block 35,

McCullough Hill Amended Map,

City and County of Denver,

State of Colorado.

(for informational purposes only) 1920 High Street

Facility # 4637

IL

SCHEDULE A

THE LAND

PARCEL 1:

LOTS 16 TO 25 IN BLOCK 16 IN NORTHWEST LAND ASSOCIATION SUBDIVISION OF THAT PART OF THE WEST 1/2 OF THE EAST 1/2 OF THE NORTHEAST 1/4 (EXCEPT THE EAST 33 FEET LYING SOUTH OF THE NORTHWESTERN ELEVATED RAILROAD CO’S RIGHT OF WAY) OF SECTION 13, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

LOTS 16 TO 25 IN BLOCK 17 IN NORTHWEST LAND ASSOCIATION SUBDIVISION OF THAT PART OF THE WEST 1/2 OF THE EAST 1/2 OF THE NORTHEAST 1/4 (EXCEPT THE EAST 33 FEET LYING SOUTH OF THE NORTHWESTERN ELEVATED RAILROAD CO’S RIGHT OF WAY) OF SECTION 13, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

LOTS 5, 7, 8, 9, 10, 11, 12, 13, 14 AND 15 IN A. S. TERRILL’S SUBDIVISION OF BLOCK 6 IN SUPERIOR COURT PARTITION OF THE NORTH 1/2 OF THE SOUTHEAST 1/4 OF SECTION 13, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

#4637	ILLINOIS
2544 Montrose Avenue, Chicago
	PIN:	13-13-232-027/028/029/032
13-13-231-030/031/032/033
13-13-401-010/012
13-13-401-041/005/006

Facility # 4690

IL

SCHEDULE A

THE LAND

LOTS 5, 6, 7, 8 (EXCEPT THE EAST 26 FEET THEREOF) IN BLOCK 1; ALSO LOTS 1, 2, 3, 4 AND 15 IN BLOCK 2, IN TOWN MANOR, A SUBDIVISION OF THE NORTH 100 ACRES OF THE NORTH EAST 1/4 OF SECTION 5, TOWNSHIP 39 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

EASEMENT FOR INGRESS AND EGRESS FOR THE BENEFIT OF PARCEL 1 OVER THE FOLLOWING:

A STRIP OF LAND OF VARIOUS WIDTHS OVER THAT PART OF LOT 14 IN BLOCK 2 IN TOWN MANOR, A SUBDIVISION OF THE NORTH 100 ACRES OF THE NORTH EAST 1/4 OF SECTION 5, TOWNSHIP 39 NORTH, RANGE 12

EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTH WEST CORNER OF SAID LOT 14; THENCE NORTH 0 DEGREES 00 MINUTES 00 SECONDS EAST ALONG THE WEST LINE OF SAID LOT 133.57 FEET TO THE NORTH WEST CORNER OF SAID LOT; THENCE NORTH 83 DEGREES 15 MINUTES 38 SECONDS EAST ALONG THE NORTH LINE OF SAID LOT 42.02 FEET TO A LINE 42.00 FEET EAST OF AND PARALLEL WITH THE WEST LINE OF SAID LOT; THENCE SOUTH 0 DEGREES 00 MINUTES 00 SECONDS EAST ALONG SAID PARALLEL LINE A DISTANCE OF 32.00 FEET; THENCE SOUTH 35 DEGREES 19 MINUTES 49 SECONDS WEST 20.76 FEET TO A POINT ON A LINE 30.00 FEET EAST OF AND PARALLEL WITH THE WEST LINE OF SAID LOT; THENCE SOUTH 0 DEGREES 00 MINUTES SECONDS EAST ALONG SAID PARALLEL LINE A DISTANCE OF 85.00 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF SAID LOT; THENCE SOUTH 88 DEGREES 15 MINUTES 37 SECONDS WEST ALONG THE SOUTH LINE OF SAID LOT 30.01 FEET TO THE POINT OF BEGINNING OF THE STRIP OF LAND HEREIN DESCRIBED, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

EASEMENT FOR INGRESS AND EGRESS FOR THE BENEFIT OF PARCEL 1 OVER THE FOLLOWING:

THE NORTH 30.00 FEET OF LOT 9 IN BLOCK 1, (AS MEASURED PERPENDICULARLY TO THE NORTH LINE OF SAID LOT) IN TOWN MANOR, A SUBDIVISION OF THE NORTH 100 ACRES OF THE NORTH EAST 1/4 OF SECTION 5, TOWNSHIP 39 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

#4690	ILLINOIS
365 East North Avenue, Northlake
	PIN:	15-05-211-006/007/008/005
15-05-212-001/002/003/004/008

Facility # 4602

EXHIBIT A

THE LAND

(except the South 5.00 feet of the East 100.08 feet thereof)

Tracts A, B, C and E of Vencor Hospitals South, according to the Plat thereof recorded in Plat Book 146, Page 90, Dade County,

Florida, Public Records.

Leasehold interest in the following parcel pursuant to that certain Lease/Use Agreement and Declaration of Restrictive Covenant and First Amendment by and between the City of Coral Gables, Florida and Ventas Realty, Limited Partnership.

North 105.00 feet of the 30 foot wide right-of-way of Wallace Street, as shown on the recorded Plat of Tamiami Place, Plan No. 3, Coral Gables, according to the plat thereof, as recorded in Plat Book 146, at Page 90 of the Public Records of Miami-Dade County,

Florida, being bounded as follows: Bounded on the North by the South right-of-way line of S.W. 8th Street (also being the North Line of Tracts B and C of said recorded plat of “Vencor Hospitals South”); Bounded on the South by the Easterly extension of the South Line of said Tract B, to its intersection with the Westerly Line of said Tract C; Bounded on the West by the Easterly Line of said Tract B.

Property Appraiser’s Parcel Identification Nos.:

03-4107-024-0010

03-4107-024-0020

03-4107-024-0030

03-4107-024-0040

03-4107-024-0050

Facility # 4652

FL

SCHEDULE A

THE LAND

PARCEL A:

Lots 1, 5, 6, 7 and 8 of GOLFAIR, according to plat thereof recorded in Plat Book 6, Page 23 of the Public Records of Clay County, Florida.

PARCEL B:

Lots 2, 3, 4 and 9, GOLFAIR, according to plat thereof recorded in Plat Book 6, Page 23 of the Public Records of Clay County, Florida

PARCEL C:

A portion of Block 54, PALMER AND FERRIS TRACT, Green Cove Springs, Clay County, Florida, according to Plat Book 2, Page 1, Public Records of said county, being more particularly described as follows:

For a Point of Beginning commence at a point where the West line of Claude Street intersects the South line of Golfair Street according to Plat Book 6, Page 23 of the Public Records of Clay County; and run thence North 72°45’ East 246.0 feet; run thence South 17°15’ East 124.0 feet to a point; thence North 72°45’ East 420.0 feet to a point; thence South 17°15’ East 56 feet to a point; thence South 72°45’ West 1282.94 feet to a point; thence South 19°42’36” East 40.04 feet to a point; thence South 70°17’24” West 273.50 feet to a point on the Easterly line of the Railroad right-of-way as per Deed Book 68, Page 217, Public Records of Clay County, Florida; thence North along the Easterly right-of-way of said Railroad right-of-way to a point which intersects the Southerly right-of-way of Oak Street; thence North 72°45’ East 698.91 feet along the Southerly right-of-way of Oak Street to a point; thence South 17°15’ East 420.0 feet along the Westerly right-of-way line of Claude Street to the Point of Beginning, EXCEPTING THEREFROM that portion conveyed to Green Cove Springs Public Health Authority in O.R. Volume 350, Page 627.

PARCEL D:

A parcel of land located in Block 54 (said Block being known as the “Golf Course”), Green Cove springs, Florida, according to plat recorded in Plat Book 2, Page 1, Public Records of Clay

# 4652

SCHEDULE A

THE LAND

County, Florida, more particularly described as follows:

Commence at the intersection of the Southern terminus of the center line of Green Street and the South line of Oak Street; run thence East along the Southerly boundary line of Oak Street 210 feet; thence turn at right angle and run South 544 feet; thence turn at right angle and run West 420 feet; thence turn at right angle and run North 544 feet; thence turn at right angle and run East along the Southerly line of Oak Street 210 feet to the Point of Beginning.

PARCEL E:

A parcel of land situated in Block 54, Palmer Ferris Tract, Green Cove Springs, Clay County, Florida, according to Plat Book 2, Page 1 of the Public Records of said county, said parcel being more particularly described as follows:

Begin at the intersection of the Westerly line of Palmetto Avenue with the Southerly line of Golfair Street according to Plat Book 6, Page 2 of said Public Records; thence on last said line run South 72°45’ West 747.70 feet; thence South 17°15’ East 300.00 feet; thence North 72°45’ East 748.40 feet to the Westerly line of said Palmetto Avenue; thence on last said line North 17°23’ West 37.00 feet; thence South 72°45’ West 210.00 feet; thence North 17°23’ West 210.00 feet; thence North 72°45’ East 210.00 feet to the Westerly line of said Palmetto Avenue; thence on last said line North 17°23’ West 53.00 feet to the Point of Beginning.

PARCEL F:

Lots 2, 3, 4, 5, 6, 7 and 8, a Replat of Borden Oaks Subdivision as recorded in Plat Book 6, Page 2 of the Public Records of Clay

County, Florida.

168

WA

SCHEDULE A

COUNTY OF PIERCE	STATE OF WASHINGTON,

PARCEL “A”:

LOT 4 OF PIERCE COUNTY SHORT PLAT NO. 8801290168, ACCORDING TO SHORT PLAT RECORDED JANUARY 29, 1988, AND AMENDED BY “AFFIDAVIT OF MINOR CORRECTION OF SURVEY” RECORDED UNDER RECORDING NO. 8802190266, WHICH AMENDS PIERCE COUNTY SHORT PLAT NO. 8606270303, ACCORDING TO PLAT RECORDED JUNE 27, 1986, IN PIERCE COUNTY, WASHINGTON.

PARCEL “B”:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS DELINEATED ON PIERCE COUNTY SHORT PLAT NO.

8801290168, ACCORDING TO SHORT PLAT RECORDED JANUARY 29, 1988, AND AMENDED BY “AFFIDAVIT OF

MINOR CORRECTION OF SURVEY” RECORDED UNDER RECORDING NO. 8802190266, WHICH AMENDS PIERCE

COUNTY SHORT PLAT NO. 8606270303, ACCORDING TO PLAT RECORDED JUNE 27, 1986, IN PIERCE COUNTY,

WASHINGTON.

Facility # 1228

GA

SCHEDULE A

THE LAND

All that tract or parcel of land lying and being in Land Lot 126 of the 5th District, Fayette County, Georgia, being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at the intersection of the cast right of way line of Ginger Cake Road (80 foot right of way) with the northern right of way line of Brandywine Boulevard (variable width right of way); run thence southeasterly along said right of way line of Brandywine Boulevard 84.71 feet along the arc of a 60,00 foot radius curve to the left (said are being subtended by a chord lying to the northeast having a bearing and distance of S 49 degrees 52 minutes 31 seconds E 77.85 feet to a point; N 89 degrees 40 minutes 44 seconds E 386.97 feet to a point; 197.94 feet along the arc of 580.00 foot radius curve to the right (said arc being subtended by a chord lying to the southwest having a bearing and distance of S 80 degrees 32 minutes 39 seconds E 196.98 feet) to the TRUE POINT OF BEGINNING; FROM SAID TRUE POINT OF BEGINNING AS THUS ESTABLISHED, leave said right of way line and run N 24 degrees 30 minutes 00 seconds E 146.10 feet to a point; run thence N 89 degrees 32 minutes 56 seconds E 139.19 feet to a point; run thence N 47 degrees 00 minutes 00 seconds E 133.09 feet to a point; run thence N 89 degrees 32 minutes 56 seconds E 374.85 feet to a point; run thence S 05 degrees 27 minutes 03 seconds E 416.84 feet to a point on the northern right of way line of Brandywine Boulevard (variable width right of way); run thence westerly along said right of way line the following courses and distances: N 87 degrees 35 minutes 16 seconds W 110.03 feet to a point; N 76 degrees 16 minutes 40 seconds W 50.99 feet to a point; N 87 degrees 35 minutes 16 seconds W 125.00 feet to a point; 68.88 feet along the arc of 450.00 foot radius curve to the left (said arc being subtended by a chord lying to the south having a bearing and distance of N 83 degrees 12 minutes 07 seconds W 68.81 feet) to a point; S 88 degrees 17 minutes 50 seconds W 47.47 feet) to a point; 117.22 feet along the arc of a 460.00 foot radius curve to the right (said arc being subtended by a chord lying to the northeast having a bearing and distance of N 65 degrees 40 minutes 19 seconds W 116.90 feet) to a point; N 58 degrees 22 minutes 16 seconds W 107.80 feet to a point; 125.48 feet along the arc of a 580.00 foot radius curve to the left (said arc being subtended by a chord lying to the southwest having a bearing’ and distance of N 64 degrees 34 minutes 09 seconds W 125.24 feet) TO THE TRUE POINT OF BEGINNING; said metes and bounds, courses and distances being more particularly shown on that certain survey for PersonaCare, Inc. & Lawyers Title Insurance Corporation, bearing the seal and certification of Cleveland S. Boutwell, Jr., GRLS #1704, dated February 1, 1995, being designated as Tract II and containing 5.0288 acres according to said survey, said survey being Incorporated herein by this reference.

TOGETHER WITH rights appurtenant to the above-described property created and described in that certain Easement Agreement by and between LAFAYETTE Health Care Center, Inc., a Georgia corporation and Jerry Ballard Homes, Inc., dated February 3, 1995, filed for record February 13, 1995, recorded in Deed Book 967, Page 595, Fayette County, Georgia, Records.

# 1228

GA

SCHEDULE A

THE LAND

TOGETHER WITH:

All that tract or pared of land lying and being in Land Lots 125 and 126 of the 5th District, Fayette County, Georgia, and being more particularly described as follows:

Beginning at a point on the eastern line of the 80 foot right of way of Ginger Cake Road, said point lying at the northwestern end of that curved portion of right of way line which is common to Ginger Cake Road and Brandywine Boulevard, connecting the northern line of the 60 foot right of way of Brandywine Boulevard with said eastern line of Ginger Cake Road; from said POINT OF BEGINNING proceed north 09 degrees 25 minutes 45 seconds west along said right of way of Ginger Cake Road a distance of 148.89 feet to an iron pin found; thence leave said right of way line and run north 89 degrees 32 minutes 28 seconds east a distance of 1,567.34 feet to an iron pin found on the land lot line common to Land Lots 125 and 126; run thence along said land lot line north 00 degrees 16 minutes 38 seconds west a distance of 152.55 feet to a point; thence leave said land lot line and run south 89 degrees 52 minutes 00 seconds east a distance of 333.07 feet to a point; thence south 34 degrees 11 minutes 43 seconds west a distance of 487.38 feet to a point; thence south 00 degrees 00 minutes 00 seconds east a distance of 239.53 feet to a point located on the northerly right of way line of Brandywine Boulevard; thence along said right of way line the following courses and distances: north 68 degrees 45 minutes 16 seconds west a distance of 63.38 feet to a point; 175.86 feet along the arc of a curve to the left having a radius of 535.00 feet (said are being subtended by a chord having a bearing and distance of north 78 degrees 10 minutes 16 seconds west 175.07 feet) to a point; north 87 degrees 35 minutes 16 seconds west a distance of 21.38 feet to a point; thence leave said right of way line and run north 05 degrees 27 minutes 03 seconds west a distance of 416.84 feet to a point; thence south 89 degrees 32 minutes 56 seconds west a distance of 374.85 feet to a point; thence south 47 degrees 00 minutes 00 seconds west a distance of 133.09 feet to a point; thence south 89 degrees 32 minutes 56 seconds west a distance of 139.19 feet to a point; thence south 24 degrees 30 minutes 00 seconds west a distance of 146.10 feet to a point located on the northerly right of way line of Brandywine Boulevard; thence along said right of way line the following courses and distances; 197.94 feet along the arc of a curve to the left having a radius of [Illegible] feet (said are being subtended by a chord having a bearing and distance of north 80 degrees 32 minutes 39 seconds west 196.98 feet) to a point; south 89 degrees 40 minutes 44 seconds west a distance of 386.97 feet to a point; 84.71 feet along the arc of a curve to the right having a radius of 60.00 feet (said are being subtended by a chord having a bearing and distance of north 49 degrees 52 minutes 31 seconds west 77.85 feet) to the point of beginning.

Said property being more particularly shown on that survey for Personacare, Inc. & Lawyers Title Insurance Corporation bearing the seal and certification of Cleveland S. Boutwell, Jr. of Boutwell & Associates. Inc., GRLS No. 1704, dated February 1, 1995, revised February 2, 1995, and being designated as Tract I and containing 7.9955 acres according to said survey, said survey being incorporated herein by this reference.

Facility # 559

DT

SCHEDULE A

THE LAND

A Leasehold Estate:

Parcel 2: (leased land) Tract 1: A parcel of land located on the southerly side of Starr Farm Road and on the westerly side of North Avenue in the City of Burlington, Vermont and more particularly described as follows:

Beginning at a point which marks the intersection of the westerly sideline of North Avenue with the southerly sideline of Starr Farm Road; thence S 26° 30’ E a distance of 203.28 feet in and along the westerly sideline of North Avenue to a point; thence S 69° 09’ W a distance of 250 feet to a point; thence N 26° 30’ W a distance of 203.28 feet to a point located in the southerly line of Starr Farm Road; thence N 69° 09’ E a distance of 250 feet in and along the southerly line of Starr Farm Road to the point and place of beginning.

Tract 2: A parcel of land located on the southerly side of Starr Farm Road in the City of Burlington, Vermont, and more particularly described as follows:

Beginning at a point which is located in the southerly line of Starr Farm Road, said point being 700 feet westerly of the intersection of the southerly sideline of Starr Farm Road with the westerly sideline of North Avenue; thence S 26° 30’ E a distance of 203.28 feet to a point; thence S 69° 09’ W a distance of 600 feet to a point; thence N 26° 30’ W a distance of 203.28 feet to a point located in the southerly line of Starr Farm Road; thence N 69° 09’ E in and along the southerly line of Starr Farm Road a distance of 600 feet to the point and place of beginning.

It is the intent of this description to exclude a uniform strip of land on the west side of the Flynn Estate property, said strip of land having a frontage of 32.15 feet on Starr Farm Road.

The parcel of land herein described is shown on a plan identified as “Property Plan John J. Flynn Estate, Burlington, Vermont” prepared by Webster-Martin, Inc. dated June 14, 1963.

Tract 3: A parcel of land located on the southerly side of Starr Farm Road and westerly of North Avenue in the City of Burlington, County of Chittenden and State of Vermont, belonging to the Estate of John J. Flynn and as shown on a plan of Webster-Martin, Inc. dated June 14, 1963 and more particularly described as follows:

Beginning at a point which is located in the southerly line of Starr Farm Road, said point being 250 feet westerly of the intersection of the southerly sideline of Starr Farm Road with the westerly sideline of North Avenue; thence S 26° 30’ E a distance of 203.28 feet to a point; thence S 69° 09’ W a distance of 450 feet to a point; thence N 26° 30’ W a distance of 203.28 feet to a point in the southerly sideline of Starr Farm Road; thence N 69° 09’ E in and along said southerly sideline of Starr Farm Road a distance of 450 feet to the point or place of beginning.

Facility # 694

IN

SCHEDULE A

THE LAND

COUNTY OF CLARK, STATE OF INDIANA

A PART OF SURVEY NO. 45 OF THE ILLINOIS GRANT IN JEFFERSONVILLE TOWNSHIP OF CLARK COUNTY, INDIANA, BEING A PART OF THE SAME LAND CONVEYED TO WALTER W. AND ELIZABETH MEYER AT DEED RECORD 136, PAGE 37 AND BOUNDED AS FOLLOWS:

COMMENCING AT A LIMESTONE MONUMENT IN THE NORTHWESTERLY LINE OF SURVEY NO. 32, ILLINOIS GRANT WHICH MARKS THE EAST CORNER OF SAID SURVEY NO. 45, THENCE THE FOLLOWING COURSES: NORTH 35 DEGREES 47 MINUTES 16 SECONDS WEST 1148.21 FEET WITH THE LINE DIVIDING SURVEYS NO. 45 AND 46 OF THE ILLINOIS GRANT TO AN IRON PIPE; SOUTH .55 DEGREES 06 MINUTES 27 SECONDS WEST, 1688.86 FEET LEAVING SAID DIVIDING LINE TO AN IRON PIN; NORTH 36 DEGREES 02 MINUTES 17 SECONDS WEST, 1086.51 FEET TO AN IRON SPIKE IN POTTER’S LANE; SOUTH 54 DEGREES 47 MINUTES 33 SECONDS WEST, 514.05 FEET WITH THE CENTER OF POTTER’S LANE TO AN IRON SPIKE, THE EAST CORNER OF THE FALLS LODGE LOT (DD 9, INSTR. 8177); SOUTH 54 DEGREES 47 MINUTES 33 SECONDS WEST, 125.0 FEET WITH THE CENTER OF POTTER’S LANE TO AN IRON SPIKE; THE SOUTH CORNER OF SAID FALLS LODGE LOT AND WHICH IS THE TRUE PLACE OF BEGINNING.

THENCE THE FOLLOWING COURSES OF THE BOUNDARY: SOUTH 54 DEGREES 49 MINUTES 47 SECONDS WEST, 442.62 FEET WITH THE CENTER OF POTTER’S LANE TO AN IRON SPIKE; NORTH 30 DEGREES 00 MINUTES 33 SECONDS WEST, 126.26 FEET WITH LLOYD MYERS LOT (DD 9, INSTR. 10422) TO AN IRON

PIPE; NORTH 30 DEGREES 14 MINUTES 02 SECONDS WEST, 168.33 FEET WITH ANOTHER LOT OWNED BY LLOYD MYERS (DD 10, INSTR. 397) TO AN IRON PIPE; NORTH 30 DEGREES 19 MINUTES 48 SECONDS WEST, 85.98 FEET WITH RICHARD SAWYER’S LOT (DD 3, INSTR. 6569) TO AN IRON PIPE; NORTH 30 DEGREES 19 MINUTES 48 SECONDS WEST, 85.93 FEET WITH CHARLES RICHARD’S LOT (DR 208, PAGE 289) TO AN IRON ROD; NORTH 28 DEGREES 41 MINUTES 41 SECONDS WEST, 203.80 FEET WITH CHARLES LENFERT’S LOT (DR 183, PAGE 121) AND CLAUDE BLAKE’S LOT (DR 222, PAGE 111) TO AN IRON AXLE; NORTH 28 DEGREES 49 MINUTES 32 SECONDS WEST, 104.73 FEET WITH DANIEL SMITH’S LOT (DR 290, PAGE 331) TO AN IRON PIPE; NORTH 29 DEGREES 03 MINUTES 47 SECONDS WEST, 114.67 FEET WITH ZANE SHRADER’S LOT (DR 219, PAGE 216) TO AN IRON ROD; NORTH 29 DEGREES 45 MINUTES 04 SECONDS WEST, 75.70 FEET WITH JAMES SMITH’S LOT (DD 11, INSTR. 8683) TO AN IRON PIPE, THE SOUTH CORNER OF CLETUS RECEVEUR’S LOT (DR 279, PAGE 176); NORTH 54 DEGREES 34 MINUTES 06 SECONDS EAST, 137.53 FEET WITH THE SOUTHERLY LINE OF SAID RECEVEUR’S LOT TO AN IRON ROD; THE EAST CORNER THEREOF; SOUTH 51 DEGREES 16 MINUTES 32 SECONDS EAST, 689.21 FEET, SEVERING THE LAND OF THE GRANTOR TO AN IRON PIPE, THE WEST CORNER OF SAID FALLS LODGE LOT; SOUTH 38 DEGREES 55 MINUTES 37 SECONDS EAST, 299.83 FEET WITH THE WESTERLY LINE OF SAID FALLS LODGE LOT TO THE TRUE PLACE OF BEGINNING AND CONTAINING 6.953 ACRES OF LAND.

Facility #131

IN

SCHEDULE A

THE LAND

A part of the southeast quarter of the southwest quarter of Section 31, township 3 south, range 4 east, Harrison Township, Harrison County, Indiana, described as follows: Beginning at a spike found at the intersection of Beechmont Drive and Country Club Road at the southeast corner of the southwest quarter of Section 31, thence north 00 degrees 00 minutes 00 seconds east a distance of 611.06 feet along the quarter section line to an EX nail in the centerline of Beechmont Drive, the True Point of Beginning, thence north 00 degrees 00 minutes 00 seconds east a distance of 442.60 feet along the quarter section line to an EX iron pin, thence south 89 degrees 39 minutes 04 seconds west a distance of 673.20 feet to an EX nail in the centerline of Beechmont Drive, thence south 28 degrees 41 minutes 22 seconds east a distance of 189.30 feet along said centerline to an existing nail, thence south 33 degrees 53 minutes 04 seconds east a distance of 71.60 feet along said centerline to an EX nail, thence south 43 degrees 01 minutes 58 seconds east a distance of 79.29 feet along said centerline to an EX nail, thence south 50 degrees 22 minutes 58 seconds east a distance of 100.69 feet along said centerline to an EX nail, thence south 59 degrees 34 minutes 48 seconds east a distance of 58.22 feet along said centerline to an EX nail, thence south 74 degrees 11 minutes 14 seconds east a distance of 56.89 feet along said centerline to an EX nail, thence south 87 degrees 01 minutes 06 seconds east a distance of 82.13 feet along said centerline to an EX nail, thence north 88 degrees 11 minutes 44 seconds east a distance of 137.99 feet along said centerline to an EX nail, thence south 81 degrees 48 minutes 47 seconds east a distance of 35.57 feet along said centerline to an EX nail, thence south 62 degrees 21 minutes 05 seconds east a distance of 38.10 feet along said centerline to an EX nail, thence south 36 degrees 03 minutes 52 seconds east a distance of 28.68 feet along said centerline to an EX nail the True Point of Beginning, containing 4.957 acres.

Facility # 213

IN

SCHEDULE A

THE LAND

Lots Numbered 30, 45, 46, 47, 48 and 49 in Warren Terrace, an addition to the City of Indianapolis, the plat of which is recorded in Plat Book 22, page 28, in the Office of the Recorder of Marion County, Indiana.

Except, however, 65 feet by parallel lines off the entire East side of said Lot Number 30.

Facility # 113

IN

SCHEDULE A

THE LAND

State of Indiana, County of Vigo

A part of 14 acres off the East side of 45 acres off the West end of the South Half of the Southwest Quarter of Section 35, Township 12 North, Range 9 West, Harrison Township, Vigo County, Indiana, and described as follows, to-wit: Commencing at the Southwest corner of the Southwest Quarter of Section 35, Township 12 North, Range 9 West; East along and with the south line of Section 35, One Thousand twenty-two and Eight Tenths (1022.8) feet to the place of beginning; North 0 degrees 04 minutes West 700 feet; East Three Hundred Ninety-six (396) feet; South 0 degrees 04 minutes East Seven Hundred (700) feet; West Three Hundred Ninety-six (396) feet to the place of beginning.

EXHIBIT A

The Nursing Home Unit of New Pond Village Condominium, together with all appurtenant easements and an undivided percentage of the common elements as established by Master Deed executed by Ventas Realty, Limited Partnership, dated December 19, 2002, and recorded with the Norfolk County Registry of Deeds on December 20, 2002 as document no. 236752.

(Facility MA-198

(formerly MA-985))

Facility # 825

VA

SCHEDULE A

THE LAND

ALL THAT certain tract, piece or parcel of land, lying, situate and being in the City of Suffolk, Virginia, and being more particularly described as follows, to-wit:

BEGINNING at the northwest corner of the intersection of the right of way of Constance Road with the right of way of Western Avenue, in the City of Suffolk, Virginia, and running from said point of intersection westwardly along the northern boundary of the right of way of Western Avenue, fifty-seven (57) feet, more or less, to a point at a culvert running under Western Avenue, a corner, which corner is thirty (30) feet east of the property of Allie H. Norfleet; thence running in a northwardly direction, in a line parallel to the eastern property line of the property of Allie H. Norfleet, two hundred seventy-five (275) feet, more or less, to a point near the center of a pond, a corner; thence running in a westwardly direction, in a line perpendicular to Lexington Avenue, one hundred seventy-five (175) feet, more or less, to a point in the eastern boundary line of Lexington Avenue, which point is two hundred ninety-six (296) feet north of Western Avenue, a corner; thence running in a northwardly direction in a line that would be the eastern line of Lexington Avenue, if extended, and parallel to and three hundred (300) feet distant eastwardly from the eastern boundary line of East Riverview Drive, seven hundred twenty (720) feet, more or less, to a point, a corner; thence running westwardly in a line perpendicular to East Riverview Drive three hundred (300) feet to a point on the eastern boundary line of said East, Riverview Drive, a corner; thence running northwardly along the eastern boundary of East Riverview Drive fifty (50) feet to a point on the eastern boundary of East Riverview Drive, a corner; thence running eastwardly in a line that would be an extension of the northern boundary line of Fort Street, if extended, nine hundred seventy (970) feet, more or less to a point in the center line of a cove near the southwestern edge of the Nansemond River, a corner; thence running in a southwardly direction along the center line of said cove, and along the center line of the ditch loading from said cove, its various meanderings, six hundred forty (640) feet, more or less, to a point in the northern boundary of the right of way of Constance Road, a corner; thence running in a southwesterly direction along the northwestern boundary of the right of way of Constance Road five hundred forty (540) feet, more or less, to a point where said right of way intersects the northern boundary of Western Avenue, and the point of beginning. The above property is more particularly shown and described on a plat thereof entitled “PLAT SHOWING PART OF LAND OF R. RAWLES & JOHN E. WOODWARD AND THE H. W. CAMPBELL EST. LOCATED ON THE NORTH SIDE OF WESTERN AVE., SUFFOLK, VA.”, and labeled “copies form plat made by J. O. Causey, Jr., Civil Eng., by L. D. Fletcher”, which is recorded in the Clerk’s Office of the Circuit Court of the City of Suffolk, Virginia, in Plat Book 3, at page 111, reference thereto being hereby specifically made for a more particular description thereof.

Facility # 829

VA

SCHEDULE A

THE LAND

PARCEL ONE:

ALL THOSE certain lots, pieces or parcel of land, situate in the Borough of Kempsville, in the City of Virginia beach, State of Virginia, being known, numbered and designated as Lots 17 to 24, inclusive, Block 3, on the plat of G. W. Deal #2, which plat is recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia, in Deed Book 63, at page 424, a copy of which is recorded in the Clerk” Office aforesaid in Map Book 70, at pages 6 and 7, and also shown on “A Part of Deal No. 1 and Deal No. 2, located near Jacksondale in Princess Anne Co., Va.”, which plat is recorded in the aforesaid Clerk’s Office in Map Book 41, at page 9; said property fronting 175 feet by scale on the western side of Corwood Avenue, formerly Poplar Avenue; and extending back between dividing lines to the center line of block; its northern side being 120 feet; its southern side being 120 feet by scale and being the northern side of Romney Road; its rear or western side being 190 feet by scale.

PARCEL TWO:

ALL THAT certain portion of a 60’ street called Ash Avenue lying immediately adjacent and contiguous to, but north of Bonney Road, in Kempsville Borough, in the City of Virginia beach, Virginia, and shown as a 60’ street on that certain plat entitled “PLAT SHOWING A PROTION OF ASH AVENUE TO BE VACATED LYING BETWEEN BLOCK 3 AND block 4, G. W. Deal Plat No. 2, KEMPSVILLE BOROUGH, VIRGINIA BEACH, VIRGINIA SCALE: 1”-50’ DECEMBER 1967, MADE BY FRANK D. TARRELL, JR., AND ASSOCIATES, SURVEYORS AND ENGINEERS, VIRGINIA BEACH, VIRGINIA”, recorded March 15, 1968 in Deed Book 1048, at page 321, said 60’ street being more particularly bounded and described as follows:

BEGINNING at a point where the eastern line of said 60’ Ash Avenue intersects the northern line of Bonney Road and from said point of beginning running thence westerly along the northern line of Bonney Road N 89º20’00” W a distance of 60.39 feet to a point at which the western line of said 60’ street intersects the northern line of Bonney Road, said point marking the southeastern corner of Lot 18, Block 4; thence turning and running northerly along the western edge of said 60’ street N 07º10’00” E a distance of 274.08 feet to a point marking the southeastern corner of Lot 26, Block 4, thence turning and running southeasterly S 82º50’00” E a distance of 60’ to a point marking the southwestern corner of Lot 8, Block 3; thence turning and running southerly along the eastern line of Ash Avenue S 07º10’00” W a distance of 267.24 feet to the point of beginning, which said point of beginning is the southwestern corner of Lot 1, Block 3.

#829

SCHEDULE A

THE LAND

PARCEL THREE:

ALL THOSE certain lots, pieces of parcels of land, together with all improvements thereon situated in the City of Virginia Beach, Virginia, and known, numbered and designated as Lots 1 through 16 (both inclusive) and Lots 22 through 31 (both inclusive), in Block 3, and Lots 1 through 8 (both inclusive), and Lots 18 through 25 (both inclusive) in Block 4, as shown on the plat of property of “G. W. Deal, near Jacksondale, Map No. 2”, recorded in the Clerk’s Office of the Circuit Court if the City of Virginia Beach, Virginia, in Deed Book 63, at page 424, and as shown on a plat entitled “A PART OF DEAL NO. 1 AND DEAL NO. 2, LOCATED NEAR JACKSONDALE, IN PRINCESS ANNE COUNTY, VIRGINIA”, dated July 19, 1948, made by W. B. Gallup, County Surveyor, and recorded in the aforesaid Clerk’s Office in Map Book 41, at page 9; reference being made to said plat for a more particular description of the aforesaid property; together with all grantors right, title and interest, if any, in Ash Street as shown on said plat.

PARCEL FOUR:

ALL THAT eastern one-half of a certain portion of a 60’ street called Ash Avenue lying immediately adjacent to and contiguous to, but west of Lots 8 through 16, Block 3, G. W. Deal Plat No. 2, in Kempsville Borough, City of Virginia Beach, Virginia, shown on Plat recorded December 7, 1978, in Map Book 130, page 46, to which plat reference is made for a more particular description of said property.

LESS AND EXCEPT those portions conveyed to the City of Virginia beach, Virginia for the widening of Bonney Road on Plats recorded in Map Book 90, at page 51, Map Book 130, at page 17, Map Book 130 at page 46, and Map Book 146, at page 50, and as described in Agreement recorded in Deed Book 1129, at page 175.

MA 573

SCHEDULE A

THE LAND

Property: One Love Lane, South Dennis, MA

Facility Name: Eagle Pond Rehab & Living Center

Facility Number: 573

PARCEL ONE:

Shown as Lot 2 and a 40’ wide way on a plan entitled “Subdivision Plan of Land in Dennis; Mass.” dated November 29, 1982, drawn by Low & Weller, Inc., Yarmouth, Mass., prepared for Allen J. White et al, Trustees, Eagle Pond Realty Trust, which plan is recorded with Barnstable County Registry of Deeds in Plan Book 372, Page 46, to which plan reference is hereby made for a more particular description and containing 225,442 and 28,583 square feet of land, respectively, according to said plan.

PARCEL TWO:

The land together with the buildings thereon, if any, being a certain piece of cranberry bog and adjoining upland situated in Dennis, Barnstable County, Massachusetts, near the Harwich Line and bounded and described as follows:

Beginning at the Westerly end of the premises by a pond called James Bassett’s pond and at a point four (4) rods from the cranberry bog;

Thence following around the line of cranberry bog Northerly and Easterly in a line four (4) rods from the cranberry bog to the land of said heirs of Miller Nickerson, deceased;

Thence Southerly and Westerly around by the edge of the upland in range of said heirs to the pond aforesaid;

Thence Northerly four (4) rods to the first mentioned bound;

Containing two hundred and twenty and one-half (220 1/2) rods of cranberry bog and one-half acre of upland, be the same more or less.

Facility # 573

SCHEDULE A

THE LAND

PARCEL/THREE:

A certain parcel of land with all the buildings and structures now or hereafter standing or placed thereon, situated in Dennis, in the County of Barnstable, and Commonwealth of Massachusetts, bounded and described as follows:

Beginning at a point on the southerly side of a private way in said Dennis, 50.82 feet S14° 26’ 04” E and 32.25 feet S85° 51’ 21”W from a Commonwealth of Massachusetts Highway bound opposite baseline station 106 + 52.83 on Route 6, the Mid-Cape Highway, thence running by land now or formerly owners unknown S14° 26’ 04” E a distance of 500.01 feet; thence turning and running by land now or formerly of Rolf V. Robsham and land now or formerly of Marshall Siebenmann, Jr. N87° 44’ 16” W a distance of 577.00 feet; thence turning and running by land now or formerly of Allen J. White also known as Lot 2 on the plan hereinafter mentioned N04° 08’ 39”W a distance of 357.59 feet; thence turning and running along three courses of said private way Northeasterly on said sideline by a curve to the left having a radius of 55.00 feet, 79.50 feet, by a curve to the right having a radius of 25.00 feet, 36.14 feet and N85° 31’ 21”E 404.71 feet to the point of beginning.

Said lot is shown as Lot 1 on a plan entitled “Compiled Plan of Land, Old Chatham Road, Dennis, Barnstable County, Mass.”, dated November 13, 1984, prepared by Yunits Engineering Company, Inc. and recorded with Barnstable County Registry of Deeds in Plan Book 390, Page 21, and contains 238, 345 square feet more or less according to said plan.

Facility 4842

CA

SCHEDULE A

THE LAND

ALL THAT CERTAIN LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF ORANGE, CITY OF WESTMINSTER, DESCRIBED AS FOLLOWS:

THAT PORTION OF THE SOUTHEAST QUARTER OF SECTION 2, TOWNSHIP 5 SOUTH, RANGE 11 WEST, AS SHOWN ON A RECORD OF SURVEY MAP FILED IN RECORD OF SURVEY BOOK 73, PAGE 9 IN THE OFFICE OF THE COUNTY RECORDER OF SAID ORANGE COUNTY.

COMMENCING AT THE SOUTHEAST CORNER OF THE NORTHWEST ONE QUARTER OF THE SOUTHEAST ONE QUARTER OF SECTION 2, AS SHOWN ON THE SECTIONALIZED SURVEY MAP RECORDED IN BOOK 51, PAGE 13 OF MISCELLANEOUS MAPS, RECORDS OF ORANGE COUNTY, CALIFORNIA, BEING A PORTION OF THE RANCHO LAS BOLSAS; THENCE NORTH 0° 40’ 20” WEST 3.18 FEET TO THE INTERSECTION OF THE EAST LINE OF THE NORTHWEST ONE QUARTER WITH THE CENTERLINE OF TWENTY-FIRST STREET AS IS SHOWN ON A MAP OF TRACT NO. 1754, RECORDED IN BOOK 60, PAGES 1, 2 AND 3 OF MISCELLANEOUS MAPS OF SAID COUNTY, THENCE SOUTH 89° 09’ 55” WEST A DISTANCE OF 100 FEET; THENCE NORTH 0° 10’ 20” WEST; 180 FEET; THENCE SOUTH 89° 19’ 40” WEST, 30.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE NORTH 0° 40’ 20” WEST 256.04 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE TO THE SOUTHWEST AND HAVING A RADIUS OF 23 FEET; THENCE NORTH AND WEST ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 50° 08’ 28” AN ARC DISTANCE OF 36.16 FEET TO THE END OF SAID CURVE; THENCE SOUTH 89° 11’ 12” WEST, 309.59 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE TO THE SOUTHEAST AND HAVING A RADIUS OF 15.00 FEET; THENCE SOUTH AND WEST ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 79° 19’ 10” NORTH ARC DISTANCE OF 20.77 FEET TO THE END OF SAID CURVE AND THE BEGINNING OF A REVERSE CURVE HAVING A RADIUS OF 230 FEET AND BEING CONCAVE TO THE NORTHWEST; THENCE SOUTH AND WEST ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 11° 46’ 06” NORTH ARC DISTANCE OF 47.24 FEET TO THE BEGINNING OF A REVERSE CURVE CONCAVE TO THE SOUTHEAST AND HAVING A RADIUS OF 170.00 FEET; THENCE SOUTHWEST AND SOUTH ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 22° 19’ 56” NORTH ARC DISTANCE OF 66.26 FEET TO THE END OF SAID CURVE; THENCE SOUTH 0° 14’ 48” EAST, 450.27 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE TO THE NORTHEAST AND HAVING A RADIUS OF 23.00 FEET; THENCE ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 90° 04’ 02” IN A SOUTH AND EAST DIRECTION ANY ARC DISTANCE OF 36.16 FEET TO THE END OF SAID CURVE; THENCE NORTH 89° 14’ 10” EAST, 327.21 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE TO THE NORTHWEST AND HAVING A RADIUS OF 23.00 FEET; THENCE EAST AND NORTH ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 89° 54’ 30” AN ARC DISTANCE OF 36.09 FEET TO THE END OF SAID CURVE; THENCE NORTH 0° 40’ 20” WEST A FINAL DISTANCE OF 293.54 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPT ALL UNDERGROUND WATER LYING BENEATH THE HEREIN DESCRIBED LAND, BUT WITHOUT THE RIGHT OF ENTRY TO THE SURFACE THEREOF FOR THE PURPOSES OF PROCURING WATER.

CA

Facility 4848

4848

SCHEDULE A

THE LAND

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

LOT 4 OF HILLSIDE HOSPITAL, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 6108, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON MAY 20, 1968.

PARCEL 2:

THE WEST 30 FEET OF LOTS 46, 47 AND 48 IN BLOCK 99 OF UNIVERSITY HEIGHTS, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF MADE BY G.A. D’HEMECOURT IN BOOK 8, PAGE 36 ET SEQ. OF LIS PENDENS, IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY.

Facility # 4612

MO

SCHEDULE A

THE LAND

Lot 1 and Tract A, LAKESIDE HOSPITAL CAMPUS, a subdivision of land in Kansas City, Jackson County, Missouri, according to the recorded plat thereof.

Commonly known as 8625 Troost, Kansas City, MO

Facility # 4615

IL

SCHEDULE A

THE LAND

PARCEL 1

LOTS 1, 2, 3, 4, 5, 6, AND THE EAST 13 FEET OF LOT 7, IN BLOCK 1 OF THE HENRY L. BOIES ADDITION TO THE VILLAGE (NOW CITY) OF SYCAMORE, ACCORDING TO THE PLAT THEREOF RECORDED IN BOOK “A” OF PLATS, PAGE 39, TOGETHER WITH LOT 2 OF M.E. CHURCH ADDITION TO SYCAMORE ACCORDING TO THE PLAT THEREOF RECORDED IN BOOK “B” OF PLATS, PAGE 3, ON JUNE 7, 1876, ALL IN THE CITY OF SYCAMORE, DEKALB COUNTY, ILLINOIS.

PARCEL 2

LOT 1 (EXCEPT WESTERLY 10 FEET THEREOF) IN BLOCK 2 OF HENRY L. BOIES ADDITION TO THE VILLAGE (NOW CITY) OF SYCAMORE ACCORDING TO THE PLAT THEREOF RECORDED IN BOOK “A” OF PLATS, PAGE 39, ALL IN THE CITY OF SYCAMORE, DEKALB COUNTY, ILLINOIS.

#4615	ILLINOIS
225 Edward Street, Sycamore
	PIN:	06-32-452-009
06-32-377-011/012
06-32-451-003/004

Facility # 4654

TX

SCHEDULE A

THE LAND

C.P.C. Houston Psychiatric Hospital recorded in Volume 337, Page 2, of the Map Records of Harris County, Texas, being more particularly described as a tract or parcel of land containing 6.12 acres (266,645 square feet) of land, more or less, located in the Finley McNaughton Survey, Abstract No. 553, Harris County, Texas being a portion of Steeplechase Corner, a subdivision recorded in Volume 300, Page 83, of the Harris County Map Records, said 6.12-acre tract being more particularly described as follows:

COMMENCING at an intersection of the West line of the Jones Road 100-foot wide right-of-way with the South line of the Fallbrook Drive 100-foot wide right-of-way as recorded in the said Steeplechase Corner, being the Northeast corner of Unrestricted Reserve “D” of the said Steeplechase Corner;

THENCE North 89 deg. 58 min. 15 sec. West 200.00 feet along the said South line of Fallbrook Drive to a point of curvature;

THENCE Westerly 410.51 feet along the said South line of Fallbrook Drive and the arc of a curve to the right through a central angle of 19 deg. 36 min. 02 sec. to a 5/8-inch iron rod found at the East corner and the POINT OF BEGINNING, of the herein described tract with said curve having a radius of 1,200.00 feet and a chord distance of 408.51 feet which bears North 80 deg. 10 min. 14 sec. west;

THENCE South 37 deg. 01 min. 17 sec. West 495.22 feet to a 5/8-inch iron rod found at the South corner lying in the North line of the Harris County Flood Control District (H.C.F.C.D.) 230-foot wide right-of-way for White Oak Bayou as recorded in Volume 4235, Page 488, of the Harris County Deed Records;

THENCE North 40 deg. 10 min. 42 sec. West 87.97 feet along the said North line of the H.C.F.C.D. Easement to a 5/8-inch iron rod set at a southerly corner of the herein described tract;

THENCE North 62 deg. 41 min. 42 sec. West 434.23 feet along the said North line of the H.C.F.C.D. Easement to a 5/8-inch iron rod set at the West corner of the herein described tract and the South corner of the plat of Steeplechase Corner Professional Building of record in Volume 322, Page 11, of the Harris County Map Records;

THENCE North 19 deg. 42 min. 07 sec. East 449.68 feet along the line common to the westerly line of the herein described tract and the easterly line of the said plat of Steeplechase Corner Professional Building to a 5/8-inch iron rod found at the Northwest corner lying in the said South line of Fallbrook Drive;

THENCE Southeasterly 281.46 feet along the said South line of Fallbrook Drive and a curve to the right through a central angle of 08 deg. 16 min. 12 sec. to a 5/8-inch iron rod set at the point of tangency and a northerly corner said curve having a radius of 1,950.00 feet and a chord distance of 281.22 feet which bears South 64 deg. 06 min. 21 sec. East;

THENCE South 59 deg. 58 min. 15 sec. East 160.31 feet along the said South line of Fallbrook Drive to a 5/8-inch iron rod set at the point of curvature and a northeasterly corner;

THENCE Southeasterly 217.81 feet along the South line of Fallbrook Drive and the arc of a curve to the left through a central angle of 10 deg. 23 min. 58 sec. to the POINT OF BEGINNING, said curve having a radius of 1,200.00 feet and a chord distance of 217.51 feet which bears South 65 deg. 10 min. 14 sec. East, and containing 6.12 acres (266,645 square feet) of land, more or less.

NOTE: The Company is prohibited from insuring the area or quantity of the land described herein. Any statement in the above legal description of the area or quantity of land is not a representation that such area or quantity is correct, but is made only for informational and/or identification purposes and does not override Item 2 of Schedule B hereof.

Facility #

CA 4807

SCHEDULE A

THE LAND

PARCEL NO. 1:

LOTS 3 AND 4, BLOCK 937, AS SHOWN ON PLAT OF THE TOWN OF ONTARIO, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 9 OF MAPS, PAGE(S) 43, RECORDS OF SAID COUNTY.

TOGETHER WITH THAT PORTION OF ORION STREET, NOW VACATED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 3; RUNNING THENCE SOUTH TO A POINT 10 FEET NORTH OF THE CENTER LINE OF SAID STREET, AS PLATTED; THENCE EAST AND PARALLEL WITH THE CENTER LINE OF SAID STREET AND 10 FEET NORTHERLY THEREFROM TO A POINT ON THE WEST LINE OF CAMPUS AVENUE; THENCE NORTH TO THE SOUHTEAST CORNER OF SAID LOT 4; THENCE WEST ALONG THE SOUTHERLY LINE OF LOTS 3 AND 4 TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THE WESTERLY 33 FEET AS CONVEYED TO THE CITY OF ONTARIO, A MUNICIPAL CORPORATION, BY DEED RECORDED JULY 6, 1959, IN BOOK 4867, PAGE 21, OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM THE NORTHERLY 20 FEET LYING WEST OF THE EASTERLY 268.10 FEET AS CONVEYED TO THE CITY OF ONTARIO. A MUNICIPAL CORPORATION. BY DEED RECORDED AUGUST 1, 1960, IN BOOK 5201, PAGE 390, OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM THE EASTERLY 11 FEET, AS CONVEYED TO THE CITY OF ONTARIO, A MUNICIPAL CORPORATION. BY DEED RECORDED FEBRUARY 1, 1962, IN BOOK 5640, PAGE 403, OFFICIAL RECORDS.

PARCEL NO. 2:

LOTS 5 AND 6, TRACT NO. 3722, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 50 OF MAPS, PAGE(S) 1, RECORDS OF SAID COUNTY.

PARCEL NO. 3:

LOTS 14 AND 15, TRACT NO. 2725, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 38 OF MAPS, PAGE(S) 32, RECORDS OF SAID COUNTY.

EXCEPTING THEREFROM THE EAST 11 FEET AS CONVEYED TO THE CITY OF ONTARIO, A MUNICIPAL CORPORATION, BY DEED RECORDED AUGUST 26, 1968, IN BOOK 7083, PAGE 442, OFFICIAL RECORDS.

4645

Facility # 4645 / Facility # 464

FL

SCHEDULE A

THE LAND

PARCEL I:

Lots 3 and 4 and the West 12.77 feet of Lot 2, all LESS the North 10.00 feet and all of Lots 13 and 14 and the East 17 feet of Lot 12, Block 39, COLEE HAMMOCK, according to the Plat thereof, as recorded in Plat Book 1, Page 17 of the Public Records of Broward County, Florida.

PARCEL II:

Lots 15 and 16, Block 39, COLEE HAMMOCK, according to the Plat thereof, as recorded in Plat Book 1, Page 17 of the Public Records of BROWARD County, Florida.

Facility # 4685

TX

SCHEDULE A

THE LAND

A LEASEHOLD ESTATE:

DESCRIPTION OF A TRACT OF LAND CONTAINING 0.856 OF ONE ACRE IN THE P.W. ROSE SURVEY, ABSTRACT NO. 645, IN THE CITY OF HOUSTON, HARRIS COUNTY, TEXAS. SAID 0.856 OF ONE ACRE OF LAND BEING ALL OF THAT CERTAIN TRACT OF LAND DESCRIBED IN ASSIGNMENT OF LESSEE’S INTEREST IN A LEASE, RECORDED IN CLERK’S FILE NO. M784089 OF THE REAL PROPERTY RECORDS, HARRIS COUNTY, TEXAS. SAID 0.856 OF ONE ACRE OF LAND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a 5/8 inch iron rod found at the west corner of the herein described tract; said point also being in the southeast line of Main Street, and once called to be the centerline of Harris Bayou;

THENCE, with the northwest line of the herein described tract, being the southeast line of Main Street, North 35°00’00” East 153.82 feet to an “X” found cut in the top of a brick column for the north corner of the herein described tract;

THENCE, with the northeast line of the herein described tract, South 54°16’49” East 245.46 feet to an “X” found cut in concrete for the east corner of the herein described tract, same being in the northwest line of Fannin Street;

THENCE, with the southeast line of the herein described tract, same being the northwest line of Fannin Street, South 35°00’00” West 100.90 feet to a calculated point on top of a plastic water line for a southerly corner of the herein described tract;

THENCE, with the southerly and southwesterly lines of the herein described tract, (at one time called to be the centerline of Harris Bayou), and in conflict with the apparent northerly line of the adjoining property as described in a Subordination Agreement of record in Volume 2189, Page 612, Deed Records of Harris County, Texas; the conflict, as found monumented, which creates small overlaps and gaps along the southerly boundary line of this subject tract is further documented on a survey plat issued coincident with this legal description; the subject property line is more particularly described by the following nine (9) courses:

1) North 75°29’46” West 11.43 feet to a 5/8” iron rod found,

2) South 74°11’15” West 13.25 feet to a 5/8” iron rod found,

3) South 62°25’53” West 16.15 feet to a 5/8” iron rod found,

4) South 77°07’58” West 27.84 feet to a 5/8” iron rod found,

5) North 65°44’24” West 25.07 feet to a “V” cut in concrete,

6) North 63°54’08” West 16.41 feet to an “X” found cut in concrete,

7) North 57°23’15” West 50.61 feet to an “X” found cut in concrete,

8) North 54°02’23” West 51.17 feet to an “X” found cut in concrete, and

9) North 47°13’07” West 58.22 feet to the POINT OF BEGINNING and containing 0.856 of one acre of land within these mates and bounds.

EXHIBIT B

Term Commencement/Expiration Dates/Portfolio #

Master Lease Agreement No. 5

* See the Original Master Lease for the Commencement Date of the Lease relative to each Facility

	Facility ID	Name	City	State	Commencement Date	Lease Expiration Date**	Portfolio #
1	4822	Kindred Hospital San Francisco Bay Area	San Leandro	CA	*	April 30, 2023	5
2	4633	Kindred Hospital Louisville	Louisville	KY	*	April 30, 2023	5
3	4638	Kindred Hospital Indianapolis	Indianapolis	IN	*	April 30, 2023	5
4	4611	Kindred Hospital Bay Area St. Petersburg	St. Petersburg	FL	*	April 30, 2023	5
5	4644	Kindred Hospital Brea	Brea	CA	*	April 30, 2023	5
6	4876	Kindred Hospital South Florida Hollywood	Hollywood	FL	*	April 30, 2023	5
7	4628	Kindred Hospital - Chattanooga	Chattanooga	TN	*	April 30, 2025	5
8	4680	Kindred Hospital – St. Louis	St. Louis	MO	*	April 30, 2025	5
9	4653	Kindred Hospital - Tarrant County (Fort Worth Southwest)	Fort Worth	TX	*	April 30, 2025	5
10	4668	Kindred Hospital - Fort Worth	Fort Worth	TX	*	April 30, 2025	5
11	4674	Kindred Hospital - Central Tampa	Tampa	FL	*	April 30, 2025	5
12	4635	Kindred Hospital - San Antonio	San Antonio	TX	*	April 30, 2025	5
13	4647	Kindred Hospital - Las Vegas (Sahara)	Las Vegas	NV	*	April 30, 2025	5
14	4660	Kindred Hospital - Mansfield	Mansfield	TX	*	April 30, 2025	5
15	4662	Kindred Hospital - Greensboro	Greensboro	NC	*	April 30, 2025	5
16	4614	Kindred Hospital - Philadelphia	Philadelphia	PA	*	April 30, 2025	5
17	4871	Kindred Hospital - Chicago – Lakeshore	Chicago	IL	*	April 30, 2025	5
18	4664	Kindred Hospital - Albuquerque	Albuquerque	NM	*	April 30, 2025	5
19	4665	Kindred Hospital - Denver	Denver	CO	*	April 30, 2025	5
20	4637	Kindred Hospital - Chicago (North Campus)	Chicago	IL	*	April 30, 2025	5
21	4690	Kindred Hospital - Chicago (Northlake Campus)	Northlake	IL	*	April 30, 2025	5
22	4602	Kindred Hospital - South Florida – Coral Gables	Coral Gables	FL	*	April 30, 2025	5
23	4652	Kindred Hospital - North Florida	Green Cove Springs	FL	*	April 30, 2025	5
24	168	Kindred Transitional Care and Rehabilitation - Lakewood	Tacoma	WA	*	April 30, 2025	5
25	1228	Kindred Transitional Care and Rehabilitation - Lafayette	Fayetteville	GA	*	April 30, 2025	5
26	559	Kindred Transitional Care and Rehabilitation - Birchwood	Burlington	VT	*	April 30, 2025	5
27	694	Kindred Transitional Care and Rehabilitation – Wedgewood (IN)	Clarksville	IN	*	April 30, 2025	5
28	131	Kindred Transitional Care and Rehabilitation – Harrison (IN)	Corydon	IN	*	April 30, 2025	5
29	213	Kindred Transitional Care and Rehabilitation – Wildwood (IN)	Indianapolis	IN	*	April 30, 2025	5
30	113	Kindred Transitional Care and Rehabilitation - Southwood	Terre Haute	IN	*	April 30, 2025	5
31	198	Kindred Transitional Care and Rehabilitation – Harrington (MA)	Walpole	MA	*	April 30, 2025	5
32	825	Kindred Transitional Care and Rehabilitation - Nansemond Pointe	Suffolk	VA	*	April 30, 2025	5
33	829	Kindred Transitional Care and Rehabilitation - River Pointe	Virginia Beach	VA	*	April 30, 2025	5
34	573	Kindred Transitional Care and Rehabilitation - Eagle Pond	South Dennis	MA	*	April 30, 2025	5
35	4842	Kindred Hospital Westminster	Westminster	CA	*	April 30, 2025	1
36	4848	Kindred Hospital San Diego	San Diego	CA	*	April 30, 2025	1
37	4612	Kindred Hospital Kansas City	Kansas City	MO	*	April 30, 2025	2
38	4615	Kindred Hospital Sycamore	Sycamore	IL	*	April 30, 2025	2
39	4654	Kindred Hospital Houston NW Campus	Houston	TX	*	April 30, 2025	2
40	4807	Kindred Hospital Ontario	Ontario	CA	*	April 30, 2025	2
41	4645	Kindred Hospital So. Florida Ft. Lauderdale	Ft. Lauderdale	FL	*	April 30, 2025	4
42	4685	Kindred Hospital Houston	Houston	TX	*	April 30, 2025	4

**	Subject to Section 19.6 of this Lease

Exhibit B

EXHIBIT C

Allocation Schedule – Applicable Transferred Property Percentages

Master Lease Agreement No. 5

	Facility ID	Name	Base Rent as of 11/11/2016	Transferred Property Percentage as of 11/11/2016
1	113	Southwood Health & Rehabilitation Center	2,193,065.28	1.59115%
2	131	Harrison Health and Rehabilitation Centre	1,782,863.16	1.29353%
3	168	Lakewood Healthcare Center	521,844.97	0.37862%
4	198	Harrington House Nursing and Rehabilitation Center	1,283,401.92	0.93115%
5	213	Wildwood Health Care Center	2,170,549.32	1.57481%
6	559	Birchwood Terrace Healthcare	1,083,986.96	0.78647%
7	573	Eagle Pond Rehabilitation and Living Center	1,252,484.12	0.90872%
8	694	Wedgewood Healthcare Center	1,532,389.56	1.11180%
9	825	Nansemond Pointe Rehabilitation and Healthcare Center	2,202,770.76	1.59819%
10	829	River Pointe Rehabilitation and Healthcare Center	1,385,872.20	1.00550%
11	1228	Lafayette Nursing and Rehab Center	1,627,021.52	1.18046%
12	4602	Kindred Hospital - South Florida - Coral Gables	2,593,243.80	1.88149%
13	4628	Kindred Hospital - Chattanooga	2,709,385.80	1.96575%
14	4637	Kindred Hospital - Chicago (North Campus)	8,606,162.76	6.24407%
15	4652	Kindred Hospital - North Florida	3,193,788.72	2.31721%
16	4680	Kindred Hospital - St. Louis	1,308,161.76	0.94912%
17	4690	Kindred Hospital - Chicago (Northlake Campus)	4,370,075.64	3.17064%
18	4653	Kindred Hospital - Tarrant County (Fort Worth Southwest)	4,701,367.44	3.41101%
19	4668	Kindred Hospital - Fort Worth	3,563,781.72	2.58565%
20	4674	Kindred Hospital - Central Tampa	4,511,082.00	3.27295%
21	4635	Kindred Hospital - San Antonio	2,247,297.48	1.63049%

Exhibit C

22	4647	Kindred Hospital - Las Vegas (Sahara)	2,677,644.12	1.94273%
23	4660	Kindred Hospital - Mansfield	1,340,703.12	0.97273%
24	4662	Kindred Hospital - Greensboro	2,640,728.76	1.91594%
25	4614	Kindred Hospital - Philadelphia	2,303,438.28	1.67123%
26	4664	Kindred Hospital - Albuquerque	1,794,782.28	1.30218%
27	4665	Kindred Hospital - Denver	1,684,354.68	1.22206%
28	4871	Kindred Hospital - Chicago - Lakeshore	3,041,177.52	2.20648%
29	4611	Kindred Hospital - Bay Area St. Petersburg	4,146,282.00	3.00827%
30	4633	Kindred Hospital - Louisville	8,375,123.04	6.07645%
31	4638	Kindred Hospital - Indianapolis	2,226,992.40	1.61576%
32	4644	Kindred Hospital - Brea	4,576,983.24	3.32076%
33	4822	Kindred Hospital - San Francisco Bay Area	5,447,355.60	3.95225%
34	4876	Kindred Hospital - South Florida - Hollywood	3,830,835.48	2.77941%
35	4842	Kindred Hospital - Westminster	8,244,094.68	5.98138%
36	4848	Kindred Hospital - San Diego	2,920,001.76	2.11856%
37	4612	Kindred Hospital - Kansas City	4,770,072.36	3.46086%
38	4615	Kindred Hospital - Sycamore	3,522,629.50	2.55579%
39	4654	Kindred Hospital (Houston Northwest)	3,146,339.92	2.28278%
40	4807	Kindred Hospital - Ontario	9,439,449.94	6.84865%
41	4645	Kindred Hospital - South Florida Ft. Lauderdale	2,512,262.28	1.82273%
42	4685	Kindred Hospital - Houston	4,347,442.32	3.15422%

Total			$137,829,290.17	100.00000%

Exhibit C

EXHIBIT D

Renewal Groups

Master Lease Agreement No. 5

	Facility ID	Name	City	State	Lease Expiration Date*	Renewal Group
1	4822	Kindred Hospital San Francisco Bay Area	San Leandro	CA	April 30, 2023	1
2	4633	Kindred Hospital Louisville	Louisville	KY	April 30, 2023	1
3	4638	Kindred Hospital Indianapolis	Indianapolis	IN	April 30, 2023	1
4	4611	Kindred Hospital Bay Area St. Petersburg	St. Petersburg	FL	April 30, 2023	1
5	4644	Kindred Hospital Brea	Brea	CA	April 30, 2023	1
6	4876	Kindred Hospital South Florida Hollywood	Hollywood	FL	April 30, 2023	1
7	4628	Kindred Hospital - Chattanooga	Chattanooga	TN	April 30, 2025	2
8	4680	Kindred Hospital – St. Louis	St. Louis	MO	April 30, 2025	2
9	4653	Kindred Hospital - Tarrant County (Fort Worth Southwest)	Fort Worth	TX	April 30, 2025	2
10	4668	Kindred Hospital - Fort Worth	Fort Worth	TX	April 30, 2025	2
11	4674	Kindred Hospital - Central Tampa	Tampa	FL	April 30, 2025	2
12	4635	Kindred Hospital - San Antonio	San Antonio	TX	April 30, 2025	2
13	4647	Kindred Hospital - Las Vegas (Sahara)	Las Vegas	NV	April 30, 2025	2
14	4660	Kindred Hospital - Mansfield	Mansfield	TX	April 30, 2025	2
15	4662	Kindred Hospital - Greensboro	Greensboro	NC	April 30, 2025	2
16	4614	Kindred Hospital - Philadelphia	Philadelphia	PA	April 30, 2025	2
17	4871	Kindred Hospital - Chicago – Lakeshore	Chicago	IL	April 30, 2025	2
18	4664	Kindred Hospital - Albuquerque	Albuquerque	NM	April 30, 2025	2
19	4665	Kindred Hospital - Denver	Denver	CO	April 30, 2025	2
20	4637	Kindred Hospital - Chicago (North Campus)	Chicago	IL	April 30, 2025	2
21	4690	Kindred Hospital - Chicago (Northlake Campus)	Northlake	IL	April 30, 2025	2
22	4602	Kindred Hospital - South Florida – Coral Gables	Coral Gables	FL	April 30, 2025	2
23	4652	Kindred Hospital - North Florida	Green Cove Springs	FL	April 30, 2025	2
24	168	Kindred Transitional Care and Rehabilitation - Lakewood	Tacoma	WA	April 30, 2025	3*
25	1228	Kindred Transitional Care and Rehabilitation - Lafayette	Fayetteville	GA	April 30, 2025	3*
26	559	Kindred Transitional Care and Rehabilitation - Birchwood	Burlington	VT	April 30, 2025	3*
27	694	Kindred Transitional Care and Rehabilitation – Wedgewood (IN)	Clarksville	IN	April 30, 2025	3*
28	131	Kindred Transitional Care and Rehabilitation – Harrison (IN)	Corydon	IN	April 30, 2025	3*
29	213	Kindred Transitional Care and Rehabilitation – Wildwood (IN)	Indianapolis	IN	April 30, 2025	3*
30	113	Kindred Transitional Care and Rehabilitation - Southwood	Terre Haute	IN	April 30, 2025	3*
31	198	Kindred Transitional Care and Rehabilitation – Harrington (MA)	Walpole	MA	April 30, 2025	3*
32	825	Kindred Transitional Care and Rehabilitation - Nansemond Pointe	Suffolk	VA	April 30, 2025	3*
33	829	Kindred Transitional Care and Rehabilitation - River Pointe	Virginia Beach	VA	April 30, 2025	3*
34	573	Kindred Transitional Care and Rehabilitation - Eagle Pond	South Dennis	MA	April 30, 2025	3*
35	4842	Kindred Hospital Westminster	Westminster	CA	April 30, 2025	2
36	4848	Kindred Hospital San Diego	San Diego	CA	April 30, 2025	2
37	4612	Kindred Hospital Kansas City	Kansas City	MO	April 30, 2025	2
38	4615	Kindred Hospital Sycamore	Sycamore	IL	April 30, 2025	2
39	4807	Kindred Hospital Ontario	Ontario	CA	April 30, 2025	2
40	4654	Kindred Hospital Houston NW Campus	Houston	TX	April 30, 2025	2
41	4645	Kindred Hospital So. Florida Ft. Lauderdale	Ft. Lauderdale	FL	April 30, 2025	2
42	4685	Kindred Hospital Houston	Houston	TX	April 30, 2025	2

*	Subject to Section 19.6 of this Lease

Exhibit D

Exhibit E

Leases

As used in this Lease, the term “Leases” means this Lease and the following leases:

1.	Second Amended and Restated Master Lease Agreement No. 1 dated as of April 27, 2007 by and between Ventas Realty, Limited Partnership, as lessor, and Kindred Healthcare, Inc. and Kindred Healthcare Operating, Inc., as tenant, as amended from time to time.

2.	Second Amended and Restated Master Lease Agreement No. 2 dated as of April 27, 2007 by and between Ventas Realty, Limited Partnership, as lessor, and Kindred Healthcare, Inc. and Kindred Healthcare Operating, Inc., as tenant, as amended from time to time.

3.	Intentionally omitted.

4.	Second Amended and Restated Master Lease Agreement No. 4 dated as of April 27, 2007 by and between Ventas Realty, Limited Partnership, as lessor, and Kindred Healthcare, Inc. and Kindred Healthcare Operating, Inc., as tenant, as amended from time to time.

Exhibit E

Exhibit F

INTENTIONALLY OMITTED

Exhibit F

Exhibit G

Form of Lease Guaranty

GUARANTY OF LEASE

THIS GUARANTY OF LEASE, dated as of                     , by and from                     , a                                          having an address at                                          (“Guarantor”), with respect to that certain Second Amended and Restated Master Lease Agreement No. 5, dated as of [            , 2016] (the “Lease”), between Ventas Realty, Limited Partnership, a Delaware limited partnership (“Lessor”), and Kindred Healthcare, Inc., a Delaware corporation and Kindred Healthcare Operating, Inc., a Delaware corporation (collectively, “Tenant”), covering the Leased Properties (as defined in the Lease) identified therein, including, without limitation, that certain Leased Property more particularly described on Exhibit A attached hereto (the “Premises”), all or a portion of which is subleased by Tenant to Guarantor.

WHEREAS, Guarantor desires, and Lessor requires, that this agreement be furnished so that Guarantor, being obligated to do so, can fulfill the terms and conditions of the Lease with respect to the Premises with the same effect as if the Lease had been entered into with Guarantor as the tenant with respect to the Premises thereunder.

NOW, THEREFORE, in consideration and recognition of the execution of the Lease, and other good and valuable consideration and intending to be legally bound hereby, Guarantor hereby unconditionally guarantees, and unconditionally becomes surety to Lessor, its successors and assigns for, the payment of all rent, additional charges and other sums owing under the Lease with respect to, or allocable to, the Premises (and Guarantor acknowledges and agrees that, in the event any delinquency exists under the Lease in the payment of Base Rent, Lessor shall, for purposes of the foregoing clause, allocate such delinquency pro rata among the Leased Properties based upon the respective Transferred Property Percentages applicable to the Leased Properties) and the full, faithful and punctual performance of each and all of the covenants, agreements and conditions of the Lease to be kept and performed by Tenant with respect to the Premises, in accordance with and within the times prescribed by the Lease, as well as all other liabilities now or hereafter contracted by Tenant with Lessor pursuant to the Lease with respect to the Premises and together, to the extent the same are chargeable to Tenant under the Lease, with all costs and expenses (including, without limitation, reasonable attorneys fees) incurred by Lessor with respect to the Premises in connection with any of the foregoing and/or in connection with the enforcement of Lessor’s rights against Tenant or Guarantor with respect to the Premises (all of the foregoing being hereinafter collectively referred to as the “Liabilities”). In the event Tenant fails to pay, perform or observe, as applicable, any of the Liabilities, and such failure is not cured within the cure period, if any, provided to Tenant by the terms of the Lease, an Event of Default shall be deemed to have occurred under this Guaranty. Guarantor agrees that it shall be obligated to keep itself informed as to the status of Tenant’s payment, performance and observance of the Liabilities and that Lessor shall not be obligated to give Guarantor, and Guarantor shall not be entitled to, notice of any failure by Tenant to pay, perform or observe, as applicable, any of the Liabilities, provided, however, that Lessor agrees to accept the cure of any such failure, on or prior to the expiration of the cure period, if any, provided to Tenant by the terms of the Lease, by either Tenant or Guarantor.

Exhibit G

Guarantor further agrees as follows:

1. Lessor shall have the right from time to time, and at any time in its sole discretion, without notice to or consent from Guarantor, and without affecting, impairing, or discharging in whole or in part, the Liabilities of Guarantor hereunder: to modify, change, extend, alter, amend or supplement in any respect whatever, any agreement or transaction between Lessor and Tenant or between Lessor and any other party liable for the Liabilities, or any portion or provision thereof; to grant extensions of time and other indulgences of any kind to Tenant; to compromise, release, substitute, exercise, enforce or fail or refuse to exercise or enforce any claims, rights or remedies of any kind which Lessor may have at any time against Tenant or any other party liable for the Liabilities, or any thereof, or with respect to any security of any kind held by Lessor at any time under any agreement or otherwise. The Liabilities of Guarantor shall not be affected, impaired or discharged, in whole or in part, by reason of payments by Tenant of all or a portion of the Liabilities, to the extent such payments shall be turned over as “voidable preferences” or otherwise required to be refunded or disgorged, or by reason of any action whatsoever taken by Lessor with respect to any security in which Lessor may at any time have any interest or against any other party liable for all or any part of the Liabilities.

2. Guarantor waives: (a) all notices, including but not limited to (i) notice of acceptance of this Guaranty, (ii) notice of presentment, demand for payment, or protest of any of the Liabilities, or the obligation of any person, firm or corporation held by Lessor as collateral security, and (iii) notice of any failure by Tenant to pay, perform or observe, as applicable, any of the Liabilities or of any Event of Default (as defined in the Lease); (b) all defenses, offsets and counterclaims which Guarantor may at any time have to any of the Liabilities, except to the extent the same is a valid defense, offset or counterclaim on the part of Tenant; and (c) all notices of the financial condition or of any adverse or other change in the financial condition of Tenant.

3. Lessor may, without notice, assign this Guaranty in whole or in part, and no assignment or transfer of the Lease or subletting of the Premises shall operate to extinguish or diminish the liability of Guarantor hereunder.

4. The liability of Guarantor under this Guaranty shall be primary with respect to any right of action which shall accrue to Lessor under the Lease, and Lessor may, at its option, proceed against Guarantor without having to commence any action, or having obtained any judgment, against Tenant.

5. The Liabilities of Guarantor shall not be affected, impaired or discharged, in whole or in part, by reason of: (a) the entry of an order for relief pursuant to the United States Bankruptcy Code by or against Tenant; (b) the proposal of or the consummation of a plan of reorganization concerning Tenant; (c) the assignment of Tenant’s obligations under the Lease or any other or further sublease of any portion of

Exhibit G

the Premises, whether or not any such assignment or sublease is permitted under the Lease; or (d) except by reason of actual payment and performance of Tenant’s obligations under the Lease, the discharge of the obligations of Tenant to Lessor, provided, however, if Tenant, in accordance with the requirements of the Lease, assigns the Lease (including, without limitation, if and to the extent permitted under Section 25.1.11 or Section 25.4 of the Lease, by virtue of a partial assignment of the Lease with respect to the Premises) to a Person (as defined in the Lease) that is not an Affiliate (as defined in the Lease) of Tenant, Tenant shall not be released from any of its duties, liabilities or obligations under the Lease on account of any such assignment, but Guarantor shall be released from this Guaranty insofar as it relates to any Liabilities of Tenant assumed by the assignee and arising on account of any breach or default of the Lease occurring after the date of such assignment. Notwithstanding anything contained in this Guaranty to the contrary, this Guaranty shall terminate on the expiration date or earlier termination of the sublease of the Premises by Tenant to Guarantor, but, following such termination, Guarantor shall remain liable for the payment and performance of any and all Liabilities that arose or accrued on or prior to such termination.

6. The waiver of any right by Lessor or its failure to exercise promptly any right shall not be construed as the waiver of any other right including the right to exercise the same at any time thereafter. No waiver or modification of any of the terms or conditions of this Guaranty shall be binding against Lessor unless such waiver or modification is in a writing signed by Lessor.

7. The liability of Guarantor shall bind the respective representatives, successors and assigns of Guarantor and shall inure to the benefit of Lessor, its successors and assigns.

8. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the choice of law principles thereof. Guarantor hereby agrees to submit to the jurisdiction of any court of general jurisdiction sitting in the State of New York and designates any officer or supervisory employee of Lessor located at the Premises as its agent and attorney in fact for the purpose of accepting service and making an appearance on its behalf in such proceeding and taking all such acts as may be necessary or appropriate in order to confer jurisdiction on it upon such court, provided such agent and attorney in fact shall promptly send a true copy of all materials so served to Guarantor at the address and in the manner specified in Section 9 below, and Guarantor stipulates that such consent and appointment is irrevocable and coupled with an interest.

9. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested, or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

Exhibit G

(a)	if to Guarantor:

Attention:

with a copy to:

Attention:

(b)	if to Lessor:

Ventas Realty, Limited Partnership

c/o Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Attention: Lease Administration

with a copy to:

Ventas Realty, Limited Partnership

c/o Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Attention: Legal Department

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

Exhibit G

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and sealed as of the day and year first above written.

, a

By:
Name:
Title:

Exhibit H

Restrictive Covenants

1. Noncompetition. During the Restricted Period with respect to each Facility (as the term “Facility” is used for purposes of this Exhibit H, as described in the definition of “Restricted Period” which is set forth below), the Restricted Parties shall not, either directly or indirectly, engage in any Restricted Activities. For the avoidance of doubt, nothing herein shall prohibit any Restricted Party from providing ancillary services (such as, without limitation, rehabilitation, pharmacy, home health, geriatric or hospice services) to a Competing Facility (or any other facility) or, so long as no Restricted Activities are engaged in or permitted by any Restricted Party, providing services at any facility that may compete with the services provided at the Facilities.

2. Rights and Remedies Upon Breach. If any Restricted Party breaches, or commences any activity that would, if completed, constitute a breach of, any of the obligations of the Restricted Parties, and/or any other provisions, set forth in this Exhibit H (the “Restrictive Covenants”), then Lessor shall have the right and remedy to have the Restrictive Covenants enforced by injunctive relief or otherwise specifically and/or equitably enforced by any court of competent jurisdiction, without the necessity of posting bond and without being required to wait until the expiration of any applicable cure or grace period under the Lease, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Lessor and that money damages would not provide an adequate remedy to Lessor, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Lessor under law or in equity.

3. Severability of Covenants. The Restricted Parties acknowledge and agree that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

4. Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

5. Information. Tenant shall promptly provide Lessor with such information evidencing Tenant’s compliance with the provisions of this Exhibit H as Lessor may reasonably request from time to time.

6. Definitions.

“Competing Facility” means (a) with respect to any Facility as to which the Primary Intended Use is operation as a hospital and as to which the Restricted Period remains in effect, any long term acute care hospital (“LTACH”) that is located within a ten (10) mile radius of any

Exhibit H

such Facility and (b) with respect to any Facility as to which the Primary Intended Use is operation as a nursing center and as to which the Restricted Period remains in effect, any licensed nursing center or other property containing one or more licensed nursing center beds (referred to herein as a “SNF”) that is located within a five (5) mile radius of any such Facility.

“Existing Restricted Radius LTACHs” means the LTACHs listed on Exhibit H-1, each having not more than the respective permitted number of licensed long-term acute care beds, and/or other beds, that meet the requirements for participation in Medicare for payment under LTACH PPS or any successor federal payment program (such beds, “LTAC Beds”) set forth on Exhibit H-1.

“Existing Restricted Radius SNFs” means the SNFs listed on Exhibit H-2, each having not more than the respective permitted number of licensed skilled nursing beds (such beds, “SNF Beds”) set forth on Exhibit H-2.

“Restricted Activities” means to own, lease, occupy, operate, finance, manage, invest in, build, develop or expand any Competing Facility; provided, however, that Restricted Activities shall not include (a) the ownership, operation and management of the Leased Properties, the Existing Restricted Radius LTACHs or the Existing Restricted Radius SNFs (except that, notwithstanding the foregoing, it is agreed that any activity engaged in or permitted by any Restricted Party in connection with which the number of LTAC Beds at any Existing Restricted Radius LTACH or the number of SNF Beds at any Existing Restricted Radius SNF is increased to a number that exceeds the permitted number of LTAC Beds or SNF Beds, as applicable, thereat as set forth above in the definitions of “Existing Restricted Radius LTACHs” and “Existing Restricted Radius SNFs” shall constitute a Restricted Activity), and (b) the purchase (and ownership, operation and management thereof) by a Restricted Party, either singly or as part of a portfolio transaction, of any open and fully operational Competing Facility from a Person (including by acquisition of such Person) that is not an Affiliate of a Restricted Party (except that, notwithstanding the foregoing, it is agreed that any activity engaged in or permitted by any Restricted Party in connection with which the number of LTAC Beds or SNF Beds, as applicable, at any such Competing Facility is increased to a number that exceeds the number of LTAC Beds or SNF Beds, as applicable, at such Competing Facility as of the date of the aforesaid purchase or as of the date any Restricted Party entered into a contract for such purchase, whichever number is lower, shall constitute a Restricted Activity).

“Restricted Parties” means the Seniormost Parent, Tenant, each Guarantor and each of their respective controlled Affiliates.

“Restricted Period” means, as to a particular Facility, the period commencing on the Effective Date and expiring, as to such Facility (and, for purposes of this Exhibit H, the term “Facility” shall include any Facility as to which this Lease has terminated or expired), on the later of (a) (x) with respect to the Leased Properties in Renewal Group 1 shown on Exhibit D to this Lease, April 30, 2023, and (y) with respect to the other Leased Properties, April 30, 2025, or (b) if the term of this Lease with respect to any such Facility has been extended in accordance with the provisions of this Lease, the expiration date of such Extended Term for such Facility (or the expiration date of any subsequent Extended Term following renewal of an initial or

Exhibit H

subsequent Extended Term, as applicable, for such Facility). Notwithstanding the foregoing, in the case of any Subject Facility as to which this Lease terminates on account of the sale thereof on or prior to October 31, 2018 and pursuant to the terms and conditions of ARML No. 3, the “Restricted Period” relative to any such Subject Facility shall terminate as of the date of such sale and termination.

Exhibit H

Exhibit H-1

Existing Restricted Radius LTACHs

Name	Address	LTACH Beds
KH Chicago Lakeshore	6130 North Sheridan Road, Chicago, IL 60660	103

KH Chicago Central	4058 West Melrose Street, Chicago, IL 60641	95

KH Bay Area Tampa	4555 South Manhattan Avenue, Tampa, FL 33611	73

KH Chicago North	2544 West Montrose Avenue, Chicago, IL 60618	164

KH Aurora	700 Potomac St, 2nd Floor, Aurora, CO 80011	37

KH Tarrant County Southwest	7800 Oakmont Blvd, Fort Worth, TX 76132	80

KH Las Vegas Flamingo	2250 East Flamingo Road, Las Vegas, NV 89119	142

KH Philadelphia South	1930 South Broad Street, Philadelphia, PA 19145	58

KH St Louis Mercy	615 South New Ballas Road, 7th Floor, St. Louis, MO 63141	54

KH Fort Worth	815 Eighth Avenue, Fort Worth, TX 76104	67

KH Rancho	10841 White Oak Ave, Rancho Cucamonga, CA 91730	55

KH Santa Ana	1901 N College Ave, Santa Ana, CA 92706	54

KH Heights	1800 W 26th St, Houston, TX 77008	68

KH Town & Country	1120 Business Center Dr, Houston, TX 77043	66

TBD No. 1 Union Village	At or around 1050 Galleria Dr, Henderson, NV	Not in excess of 100

TBD No. 2 (Denver-Aurora-Lakewood, CO Area)		Not in excess of 100

TBD No. 3 (Dallas-Ft Worth-Arlington, TX Area)		Not in excess of 100

Exhibit H-1

Exhibit H-2

Existing Restricted Radius SNFs

Name	Address	SNF Beds
Starr Farm Nursing	98 Starr Farm Road, Burlington, VT 05408	150

Clark House Nursing	30 Longwood Drive, Westwood, MA 02090-1132	70

Kindred TC&R Indian Creek	240 Beechmont Drive NE, Corydon, IN 47112	135

Kindred TC&R Highgate	10 Carematrix Drive, Dedham, MA 02026-6149	142

Kindred TC&R Rolling Hills	3625 St. Joseph Road, New Albany, IN 47150-9745	115

Kindred TC&R Sellersburg	7823 Old Highway #60, Sellersburg, IN 47172-9283	110

Kindred N&R Nineteenth Ave	2043 19th Ave., San Francisco, CA 94116	140

Kindred N&R Golden Gate	2707 Pine St., San Francisco, CA 94115	120

Kindred N&HC Victorian	2121 Pine St., San Francisco, CA 94115	90

Kindred N&R Caldwell	210 Cleveland Blvd., Caldwell, ID 83605	71

Kindred Hospital Seattle Northgate SAU	10631 8th Ave NE, Seattle, WA 98125	30

Kindred Hospital Aurora SAU	700 Potomac St, 2nd Floor, Aurora, CO 80011	Not in excess of 180

TBD No. 2 (Boston-Cambridge-Peabody, MA area)		Not in excess of 180

TBD No. 3 (Boston-Cambridge-Peabody, MA area)		Not in excess of 180

TBD No. 4 (Seattle-Bellevue-Everett, WA area)		Not in excess of 180

Exhibit H-2

Exhibit I

Form of Section 25.1.12(f) Guaranty

GUARANTY OF LEASE

This Guaranty of Lease (this “Guaranty”), dated as of                  , 20    , is made by                                         , a                                          (together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, “Guarantor”) for the benefit of VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (herein together with its respective successors and assigns as owners of the property hereinafter described, called “Landlord”).

Landlord, [Kindred Healthcare, Inc., a Delaware corporation formerly known as Vencor, Inc. (“Kindred”), and Kindred Healthcare Operating, Inc., a Delaware corporation formerly known as Vencor Operating, Inc. (“Operator” and, together with Kindred, “Tenant”)]1 are parties to that certain Second Amended and Restated Master Lease Agreement No. 5 dated as of [            , 2016] (as may have been or may be amended from time to time, the “Lease”), pursuant to which, effective as of the Effective Date (as defined therein), Tenant has leased or has agreed to lease from Landlord the Land described in the Lease, the improvements located on said Land and the other components of the Leased Properties (collectively, the “Property”). Initially capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Lease. In accordance with the provisions of the Lease, Tenant wishes to engage in a Kindred Change of Control Transaction whereby Guarantor shall become the Seniormost Parent and, as a condition to the consummation of such Kindred Change of Control Transaction, Guarantor has agreed to enter into this Guaranty. The lease of the Property to Tenant is of direct benefit to Guarantor. This Guaranty reasonably may be expected to benefit, directly or indirectly, Guarantor.

NOW, THEREFORE, in consideration of $10 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound, covenants and agrees with Landlord as follows:

1. Guaranty. Guarantor unconditionally and irrevocably guarantees to Landlord that (a) all Rent and all other sums due under the Lease and payable by Tenant, whether due by acceleration or otherwise, including costs and expenses of collection (collectively, the “Monetary Obligations”) will be promptly and indefeasibly paid in full when due, in accordance with the provisions thereof and (b) Tenant will perform and observe each and every covenant, agreement, term and condition of Tenant in the Lease as required thereunder (the “Performance Obligations” and together with the Monetary Obligations, the “Guaranteed Obligations”). If for any reason any Monetary Obligations shall not be paid promptly when due after receipt of required notice to Tenant under the Lease, if any, and after the expiration of any

[1]	To be updated to reflect intervening permitted assignments or Kindred Change of Control Transactions.

Exhibit I

applicable grace period therefore, if any, Guarantor shall, immediately upon demand, pay the same to Landlord with interest and penalty due thereon, if any, as stated in the Lease. In addition to the foregoing, Guarantor hereby becomes surety to Landlord for the due and punctual payment and performance of the Guaranteed Obligations, and Guarantor hereby waives all defenses that may be available to Guarantor as a surety and guarantor other than the defenses of payment of the Monetary Obligations and performance of the Performance Obligations.

2. Nature of Guaranty. Landlord may enforce this Guaranty without first having recourse against Tenant or exhausting its rights or remedies under the Lease; provided, that nothing herein shall prohibit Landlord from exercising its rights against each of Guarantor and Tenant simultaneously. This Guaranty and the obligations of Guarantor hereunder are present, primary, direct, continuing, unconditional, irrevocable and absolute and independent of any obligations of Tenant. This Guaranty is a guaranty of payment and performance and not of collection.

3. Guarantor Representations, Warranties and Covenants. Guarantor represents, warrants and covenants to Landlord that (a) all written reports, written statements (financial or otherwise), certificates and other data furnished in writing by or on behalf of Guarantor to Landlord in connection with this Guaranty or the Lease, are true and correct in all material respects, do not omit to state any material fact or circumstance necessary to make the statement contained therein not misleading and fairly represent the financial condition of Guarantor as of the respective date thereof, and no material adverse change has occurred in the financial condition of Guarantor since the date of the most recent of such financial statements; (b) Guarantor has derived or expects to derive financial and other advantages and benefits, directly or indirectly, from the making of this Guaranty and the Guaranteed Obligations; (c) no representations or agreements of any kind have been made to Guarantor that would limit or qualify in any way the terms of this Guaranty; (d) Landlord has made no representation to Guarantor as to the creditworthiness of Tenant; (e) Guarantor has established adequate means of obtaining from Tenant information regarding Tenant’s financial condition; (f) Guarantor will keep adequately informed of any facts, events or circumstances that might in any way affect Guarantor’s risks under this Guaranty; (g) Landlord shall have no obligation to disclose to Guarantor any information or documents (financial or otherwise) heretofore or hereafter acquired by Landlord in the course of its relationship with Tenant; (h) Guarantor is a [corporation], duly organized, validly existing and in good standing under the laws of the State of Guarantor’s organization; (i) Guarantor has the power and authority to execute, deliver and perform this Guaranty and to incur the obligations herein provided for; (j) Guarantor has taken all requisite actions necessary to authorize the execution, delivery and performance of this Guaranty; (k) this Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms; (l) the execution, delivery and performance of this Guaranty will not require any consent, approval, authorization, order or declaration of or filing or registration with any court, any Governmental Authority or any other Person; (m) the execution, delivery and performance of this Guaranty do not and will not conflict with, and do not and will not result in a breach of, any organizational document of Guarantor or any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor; and (n) Guarantor is an Affiliate of Tenant.

Exhibit I

4. Matters Not Affecting Guarantor Obligations. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be discharged, affected or impaired by any of the following and Landlord may at any time and from time to time, with or without consideration, without prejudice to any claim against Guarantor hereunder, without in any way changing, releasing or discharging Guarantor from its liabilities and obligations hereunder and without notice to or the consent of Guarantor, waive, release or consent to any of the following:

4.1. the waiver by Landlord of the performance or observance by Tenant or any other party of any of the agreements, covenants, terms or conditions contained in the Lease;

4.2. the extension, in whole or in part, of the time for payment by Tenant of any sums owing or payable under the Lease, or of any other sums or obligations under or arising out of or on account of the Lease, or the renewal or extension of the Lease, all in accordance with its terms;

4.3. any sublease of any or all of the Property by Tenant to any other person;

4.4. any assumption by any person of any or all of Tenant’s obligations under, or Tenant’s assignment of any or all of its interest in the Lease;

4.5. the waiver or release or modification or amendment (whether material or otherwise) of any provision of the Lease;

4.6. any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Leases or this Guaranty, or any action on the part of Landlord granting indulgence or extension in any form whatsoever;

4.7. the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting Landlord, Tenant or Guarantor or any of their assets or any impairment, modification, release or limitation of liability of Landlord, Tenant or Guarantor or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the U.S. Bankruptcy Code or other similar statute of any other state or nation or from the decision of any court;

4.8. the release of Tenant from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law;

4.9. the power or authority or lack thereof of Tenant to execute, acknowledge or deliver the Lease

4.10. the legality, validity or invalidity of the Lease;

Exhibit I

4.11. the existence or non-existence of Tenant as a legal entity or the existence or non-existence of any corporate or other business relationship between Tenant and Guarantor;

4.12. any sale or assignment by a Landlord of this Guaranty and/or the Lease (including any assignment by Landlord to any mortgagee);

4.13. any default by Guarantor under this Guaranty or any right of setoff, counterclaim or defense (other than payment in full of the Monetary Obligations, or full performance of any applicable Performance Obligations, as applicable, in accordance with the terms of the Lease) that Guarantor may or might have to its undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by Guarantor; or

4.14. any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of Guarantor (whether or not Guarantor shall have knowledge or notice thereof) other than payment in full of the Monetary Obligations or full performance of any applicable Performance Obligations, as applicable.

Without in any way limiting the generality of the foregoing, Guarantor specifically agrees that if Tenant’s obligations under the Lease are modified or amended with the express written consent of Landlord, this Guaranty shall extend to such obligations as so amended or modified. Notwithstanding anything contained herein to the contrary, Guarantor shall be released from all Guaranteed Obligations that arise from and after the date of any Kindred Change of Control Transaction that is consummated after the date hereof and in accordance with the terms of the Lease, with such release to become effective, and to be conditioned, upon the execution contemporaneously with such subsequent Kindred Change of Control Transaction by the Seniormost Parent (as such exists immediately following such subsequent Kindred Change of Control Transaction) of a joinder or a Section 25.1.12(f) Guaranty in accordance with the provisions of Section 25.1.12(f) of the Lease.

5. Waivers of Notice. Guarantor hereby waives notice of (a) Landlord’s acceptance of this Guaranty or its intention to act or its actions in reliance hereon; (b) the present existence or future incurring of any Guaranteed Obligations or any terms or amounts thereof or any change therein; (c) any default by Tenant or any surety or guarantor; (d) the obtaining of any guaranty or surety agreement (in addition to this Guaranty); (e) the obtaining of any pledge, assignment or other security for any Guaranteed Obligations; (f) the release of Tenant or any surety or guarantor; (g) the release of any collateral; (h) any other demands or notices whatsoever with respect to the Guaranteed Obligations or this Guaranty; (i) presentment, demand, protest, nonpayment, intent to accelerate, and protest in relation to any instrument or agreement evidencing any Guaranteed Obligation. Guarantor hereby further waives (j) promptness and diligence; (k) all other notices, demands and protests, and all other formalities of every kind, in connection with the enforcement of the Lease or of the obligations of Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Guarantor of its obligations hereunder; and (l) any requirement that Landlord protect, secure, perfect or insure any lien or security interest or other encumbrance or any property subject thereto or pursue or exhaust any right or take any action against or with respect to Tenant or any other person or entity or any collateral (including any rights relating to marshalling of assets).

Exhibit I

6. Waivers of Defenses. Guarantor expressly waives any and all rights to defenses arising by reason of (a) any “one-action” or “anti-deficiency” law or any other law that may prevent Landlord from bringing any action, including a claim for deficiency against Guarantor, before or after Landlord’s commencement or completion of any action against Tenant; (b) ANY ELECTION OF REMEDIES BY LANDLORD (INCLUDING WITHOUT LIMITATION ANY TERMINATION OF THE LEASE) THAT DESTROYS OR OTHERWISE ADVERSELY AFFECTS GUARANTOR’S SUBROGATION RIGHTS OR GUARANTOR’S RIGHTS TO PROCEED AGAINST TENANT FOR REIMBURSEMENT; (c) any disability or other defense of Tenant, of any other guarantor, or of any other Person, or by reason of the cessation of Tenant’s liability from any cause whatsoever, other than full and final payment in legal tender of the Guaranteed Obligations; (d) any right to claim discharge of the Guaranteed Obligations on the basis of unjustified impairment of any collateral for the Guaranteed Obligations; (e) any change in the corporate relationship between Guarantor and Tenant or any termination of such relationship; (f) any irregularity, defect or unauthorized action by Landlord, Tenant or any other guarantor or surety or any of their respective officers, directors or other agents in executing and delivering any instrument or agreements relating to the Guaranteed Obligations or in carrying out or attempting to carry out the terms of any such agreements; (g) any receivership, insolvency, bankruptcy, reorganization or similar proceeding by or against Tenant, Landlord, Guarantor or any other surety or guarantor; (h) any setoff, counterclaim, recoupment, deduction, defense or other right that Guarantor may have against Landlord, Tenant or any other Person for any reason whatsoever whether related to the Guaranteed Obligations or otherwise; (i) any assignment, endorsement or transfer, in whole or in part, of the Guaranteed Obligations, whether made with or without notice to or consent of Guarantor; (j) if the recovery from Tenant or any other Person (including without limitation any other guarantor) becomes barred by any statute of limitations or is otherwise prevented; or (k) any neglect, delay, omission, failure or refusal of Landlord to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any lien or right of security (including perfection thereof) existing or to exist in connection with, or as security for, any of the Guaranteed Obligations, it being the intention hereof that Guarantor shall remain liable as a principal on the Guaranteed Obligations notwithstanding any act, omission or event that might, but for the provisions hereof, otherwise operate as a legal or equitable discharge of Guarantor. Guarantor hereby waives all defenses of a surety to which they may be entitled by statute or otherwise.

7. Rejection of Lease Document. Guarantor agrees that, in the event of the rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditors rights, Guarantor will, if Landlord so requests, assume all obligations and liabilities of Tenant under the Lease, to the same extent as if Guarantor was a party to such document and there had been no such rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of Landlord upon or after such rejection or disaffirmance and such assumption will be without limitation upon Guarantor’s obligations under this Guaranty. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease to the fullest extent permitted by law.

Exhibit I

8. Events of Default. The following events following the expiration of the applicable cure periods, in this Section are sometimes referred to as an “Event of Default”:

8.1. If default shall be made in the payment of any sum required to be paid by Guarantor under this Guaranty;

8.2. If default shall be made in the observance or performance of any of the other covenants in this Guaranty which Guarantor is required to observe and perform and such default is not cured within a period of thirty (30) days after receipt of notice from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such period of time shall be extended to such period of time (not to exceed 180 days) as may be necessary to cure such default with all due diligence provided that such cure is completed within 180 days;

8.3. If any representation or warranty made by Guarantor herein or in any certificate, demand or request proves to be incorrect in any material respect when made;

8.4. If Guarantor (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under federal bankruptcy laws or any other applicable law or statute of the united States of America or any state thereof;

8.5. If any petition is filed by or against Guarantor either under federal bankruptcy laws, or any other proceeding is instituted by or against Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Guarantor, and such proceeding is not dismissed within 60 days after institution thereof, or Guarantor or any Affiliate of Guarantor shall take any action to authorize or effect any of the actions set forth in this Section 8.5;

8.6. An event of default arising from the failure to pay principal or interest with respect to any indebtedness for borrowed money of Guarantor with an aggregate outstanding principal amount equal to or exceeding $50 million, shall have occurred, or the acceleration of the maturity of any indebtedness for borrowed money of Guarantor with an aggregate outstanding principal amount equal to or exceeding $50 million shall have occurred, provided, however, that Landlord is not acting at the time of such acceleration as the agent bank or its equivalent with respect to such indebtedness;

Exhibit I

8.7. If any receiver, trustee, custodian or other similar official shall be appointed for Guarantor and any such appointment is not dismissed within 60 days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment; or

8.8. If an Event of Default occurs under the Lease.

Upon the occurrence of any such Event of Default, Landlord shall have whatever rights at law or equity it might have to enforce this Guaranty.

9. Subordination. Guarantor agrees that any claim or claims or liens or security interests it may now have or may in the future have against Tenant are or shall be subordinate to Tenant’s obligations to Landlord under the Lease until Tenant’s obligations under the Lease have been fully performed and any payments thereunder are not subject to recovery by a trustee in bankruptcy. Guarantor waives all rights of subrogation against Tenant for any amounts expended by Guarantor under this Guaranty until Tenant’s obligations under the Lease have been fully performed and any payments thereunder are not subject to recovery by a trustee in bankruptcy.

10. Reimbursement of Landlord. If Landlord incurs any expenses in the enforcement of this Guaranty, including reasonable attorneys’ fees and disbursements, whether or not legal action be instituted, Guarantor shall pay the same immediately upon demand by Landlord which shall be accompanied by evidence of such expenses.

11. Waiver in Writing. Landlord shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Landlord, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

12. Financial Covenants. Guarantor shall, and shall cause Tenant to, comply with the financial covenants set forth in Section 8.4 and, subject to Section 25.1.13(c) of the Lease, Section 8.5 of the Lease.

13. Financial Reporting. Guarantor shall, and shall cause Tenant to, comply with the financial reporting obligations set forth in Article XXVI of the Lease.

14. Restrictive Covenants. Guarantor shall, and shall cause Tenant to, comply, and to cause each Restricted Party (as defined in Exhibit H attached to the Lease and made a part thereof) to comply, with the terms and conditions set forth in Exhibit H.

15. Miscellaneous.

15.1. Confidentiality. Except as and to the extent required by law or the rules of any applicable stock exchange, without the prior written consent of Landlord, Guarantor will not, and Guarantor will direct its agents and representatives not to, make any public statement or otherwise disclose to any person or party any of the contents or terms of this Guaranty or the

Exhibit I

transaction contemplated hereunder or the identities of the parties. If Guarantor is required by law to make any such disclosure, it must first provide to Landlord the content of the proposed disclosure, the reasons such disclosure is required by law or the rules of any applicable stock exchange and the time and place that the disclosure will be made.

15.2. Notice. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

To Guarantor:

Attention:

To Landlord:

Ventas Realty, Limited Partnership
c/o Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
Attention: Legal Department

With a copy to:

Ventas Realty, Limited Partnership
c/o Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
Attention: Asset Management

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

15.3. Termination and Reinstatement. The obligations of Guarantor under this Guaranty shall automatically terminate 366 days after Landlord has received, and not been required to disgorge any part of, payment of all Monetary Obligations and all other sums due and owing under this Guaranty. If payment is made by Tenant, whether voluntarily or otherwise, or by any third party, on the Guaranteed Obligations and thereafter Landlord is forced to remit, rescind or restore the amount of that payment under any federal or state bankruptcy law or law for the relief of debtors or for any other reason, (a) the amount of such payment shall be considered to have been unpaid at all times for the purposes of enforcement of this Guaranty and (b) the obligations of Tenant guaranteed herein shall be automatically reinstated to the extent of such payment.

Exhibit I

15.4. Mortgages of Properties. If Landlord proposes to grant a mortgage on or refinance any mortgage of its Property, Guarantor shall cooperate in the process, and shall permit Landlord and the proposed mortgagee, at its expense, to meet with officers of Guarantor at Guarantor’s offices and to discuss the Guarantor’s business and finances. On request of Landlord, Guarantor agrees to provide any such prospective mortgagee the information to which Landlord is entitled hereunder, provided that if any such information is not publicly available, such nonpublic information shall be made available on a confidential basis. Guarantor agrees to execute, acknowledge and deliver documents requested by the prospective mortgagee (such as a consent to the financing (without encumbering Guarantor’s or Tenant’s assets), a consent to assignment of lease and of this Guaranty, estoppel certificate, and a subordination, non-disturbance and attornment agreement), customary for tenants and their guarantors to sign in connection with mortgage loans to landlords, so long as such documents are in form then customary among institutional lenders (provided the same do not materially or adversely change Tenant’s rights or obligations under the Lease or materially or adversely change Guarantor’s rights and obligations under this Guaranty).

15.5. Choice of Law and Venue. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, other than its doctrine regarding conflicts of laws. Guarantor irrevocably submits to the personal jurisdiction of any federal or state court sitting in the Commonwealth of Kentucky with respect to any matter arising under this Guaranty and hereby appoints                     , having an address at                     , Kentucky as its agent for service of process. Guarantor consents to jurisdiction of the courts of the Commonwealth of Kentucky and of the Federal courts sitting in the Commonwealth of Kentucky, and consents to venue in the Commonwealth of Kentucky, and Guarantor waives any right to stay, remove, or otherwise directly or indirectly interfere with such action based on such jurisdiction.

15.6. Modification and Invalidity. This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Landlord and Landlord’s mortgagee of the Property from time to time, if any. This Guaranty shall be binding upon the Guarantor and shall inure to the benefit of Landlord and its successors and assigns as permitted hereunder, including, without limitation, any mortgagee of Landlord’s interest in the Property. In the event any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. As used herein the term “Tenant” includes its successors and assigns with respect to the Lease.

15.7. Landlord Transfer of Properties. The rights of Landlord under this Guaranty may be assigned in whole or in part by Landlord, its successors and assigns, whether directly or by way of a grant of a security interest herein, without the consent of Guarantor.

15.8. Certificate of Confirmation. Within 10 Business Days after request by Landlord, Guarantor shall deliver a certificate confirming that this Guaranty is in full force and effect and unamended (or, if amended, specifying such amendment), and whether, to the actual knowledge of Guarantor, any default exists under the Lease or under this Guaranty.

Exhibit I

[SIGNATURE PAGE FOLLOWS]

Exhibit I

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and its corporate seals to be hereunto affixed and attested by its officers thereunto duly authorized.

, a

By:
Name:
Title:

Exhibit I

SCHEDULE 2.1A

Base Patient Revenues- Certain Leased Properties

	Facility ID	Name	City	State	Base Patient Revenues for 1999
1	4842	Kindred Hospital Westminster	Westminster	CA	19,773,858
2	4848	Kindred Hospital San Diego	San Diego	CA	13,972,633
3	4612	Kindred Hospital Kansas City	Kansas City	MO	18,379,801
4	4615	Kindred Hospital Sycamore	Sycamore	IL	9,946,355
5	4654	Kindred Hospital Houston NW Campus	Houston	TX	12,963,221
6	4807	Kindred Hospital Ontario	Ontario	CA	28,892,830
7	4645	Kindred Hospital So. Florida Ft. Lauderdale	Ft. Lauderdale	FL	18,239,852
8	4685	Kindred Hospital Houston	Houston	TX	17,694,274

	Total Base Patient Revenues for 1999 for these Leased Properties				$139,862,824

Schedule 2.1A

Schedule 2.1B

Intentionally omitted

Schedule 2.1B

Schedule 2.1C

Existing Ground Leases

Master Lease No. 5

1.	Facility 4602: Lease/Use Agreement and Declaration of Restrictive Covenant and First Amendment dated February 1, 2001 between the City of Coral Gables and Ventas Realty, Limited Partnership and recorded on May 21, 2001 in Book 19676, Page 3216 et. seq., as instrument no. 01R260439, of the Public Records of Miami-Dade County, Florida; Consent and Estoppel Certificate dated April 2, 2001 executed by the City of Coral Gables and recorded on May 21, 2001 in Book 19676, Page 3228 et. seq., as instrument no. 01R260440, in the aforesaid public records; Consent and Estoppel Certificate dated April 15, 2002 executed by the City of Coral Gables.

2.	Facility 559: Lease dated June 17, 1964 between Henry H. Riordan and Charles M. Jones, as Trustees of the Will of John J. Flynn, and Birchwood Development Corporation and recorded at Volume 188, Page 583 of the land records of the City of Burlington, Vermont; First Amendment to Indenture of Lease dated October 13, 1978 and recorded in Volume 252, Page 691 of the aforesaid land records; Second Amendment to Lease dated December 6, 1990 and recorded in Volume 592, Page 1 of the aforesaid land records; Lease dated June 17, 1964 between Henry H. Riordan and Charles M. Jones, as Trustees under the Will of John J. Flynn, and Birchwood Nursing Home, Inc.; Lease (Short Form for Recording) dated June 17, 1964 and recorded in Volume 163, Page 526 of the land records of the City of Burlington, Vermont; Lease (Short Form for Recording) dated June 17, 1964 and recorded in Volume 188, Page 602 of the aforesaid land records; First Amendment to Indenture of Lease dated October 13, 1978 and recorded in Volume 252, Page 681 of the aforesaid land records; Second Amendment to Lease dated as of April 30, 1998 and recorded in Volume 592, Page 9 of the aforesaid land records; Assignment and Assumption of Lease dated January 25, 1990 between First Healthcare Corporation and Hillhaven, Inc. and recorded in Volume 414, Page 72 of the aforesaid land records; Assignment and Assumption of Lease dated October 23, 1990 between NME Properties, Inc. (formerly known as Hillhaven, Inc.) and First Healthcare Corporation and recorded in Volume 424, Page 168; Lessor’s Acknowledgment to Assignment and Assumption of Leases dated October 19, 1990 and recorded in Volume 424, Page 174 of the aforesaid land records; Assignment and Assumption of Leases dated June 26, 2000 between Ventas, Inc. (successor by merger to First Healthcare Corporation) and Ventas Realty, Limited Partnership and recorded in Volume 657, Page 37 of the aforesaid land records; Lessor’s Acknowledgment to Assignment and Assumption of Leases dated June 29, 2000 and recorded in Volume 657, Page 41 of the aforesaid land records; Consent and Estoppel Certificate dated June 29, 2000 recorded in Volume 657, Page 59 of the aforesaid land records.

Schedule 2.1C

3.	Facility 4664: Ground Lease dated June 25, 1993 between St. Joseph Development Corporation and Transitional Hospitals Corporation; Memorandum of Ground Lease between St. Joseph Development Corporation and Transitional Hospitals Corporation and recorded on July 1, 1993 in Book BCR 93-17, Page 6123, as document no. 93070217 of the records of Bernalillo County, New Mexico; Amendment to Ground Lease dated April 17, 1997 between St. Joseph Development Corporation and Transitional Hospitals Corporation; Amendment to Ground Lease dated June , 1998 between St. Joseph Development Corporation and Vencor, Inc.; Assignment of Tenant’s Interest in Ground Lease (With Consent of Landlord Attached) dated March 27, 2001, effective as of April 30, 1998, between Transitional Hospitals Corporation and Ventas Realty, Limited Partnership and recorded on May 2, 2001 in Book A18, Page 8781, as document no. 2001050344 in the aforesaid records; Supplement to Ground Lease Documents dated as of March 27, 2001 by and among St. Joseph Development Corporation, Transitional Hospitals Corporation and Ventas Realty, Limited Partnership and recorded on May 2, 2001 in Book A18, Page 8780, as document no. 2001050343 in the aforesaid records; Consent and Estoppel Certificate dated March 27, 2001 executed by St. Joseph Development Corporation and recorded on May 2, 2001 in Book A18, Page 8782, as document no. 2001050345 in the aforesaid records; Consent and Estoppel Certificate dated May 4, 2001 executed by St. Joseph Development Corporation; Third Amendment to Ground Lease dated as of July 1, 2003 between Lovelace Sandia Health System, Inc. and Ventas Realty, Limited Partnership; Fourth Amendment to Ground Lease effective as of July 1, 2008, by and between Lovelace Health System, Inc. and Ventas Realty, Limited Partnership; Fifth Amendment to Ground Lease effective as of June 26, 2013, by and between Lovelace Health System, Inc. and Ventas Realty, Limited Partnership; letter agreement dated July 31, 2015 between Lessor and other parties, which refers to itself, in part, as the Sixth Amendment to this ground lease.

4.	Facility 4685: Lease Agreement dated December 8, 1970 between Pearl C. Wingate and W. Thomas Arnold, Trustee, and recorded on July 2, 1971 in Contract Records Volume 2388, Page 528, as County Clerk’s file no. D362007 in the public records of Harris County, Texas; Amendment to Lease Agreement dated July 27, 1971 between Pearl C. Wingate and W. Thomas Arnold, Trustee, and recorded on August 2, 1971 in Contract Records Volume 2397, Page 33, as County Clerk’s file no. D383212 in the aforesaid public records; Amendment to Lease Agreement dated January 4, 1973 between Pearl C. Wingate and W. Thomas Arnold, Trustee, and recorded on January 19, 1973 as County Clerk’s file no. D784813 on the aforesaid public records; Assignment and Assumption of Land Lease and Quit Claim Deed for Improvements dated as of August 5, 1994 between Dr. W. Thomas Arnold, Trustee, and Vencor Hospitals Texas, Ltd. and recorded on August 12 1994 as County Clerk’s file no. R008461 in the aforesaid public records; Assignment and Assumption of Land Lease and Quit Claim Deed for Improvements dated as of April 30, 1998 between Ventas, Inc. (successor by merger to Vencor Hospitals Texas, Ltd.) and Ventas Realty, Limited Partnership and recorded on August 9, 1999 as County Clerk’s file no. T895645 in the aforesaid public records.

Schedule 2.1C

SCHEDULE 7.2.7

Minimum Licensed Beds for Hospital Care

Master Lease Agreement No. 5

	Facility ID	Name	Minimum Number of Beds Licensed for Hospital Care
1	4822	Kindred Hospital San Francisco Bay Area	65
2	4633	Kindred Hospital Louisville	244
3	4638	Kindred Hospital Indianapolis	30
4	4611	Kindred Hospital Bay Area St. Petersburg	39
5	4644	Kindred Hospital Brea	32
6	4876	Kindred Hospital South Florida Hollywood	81
7	4628	Kindred Hospital – Chattanooga	32
8	4680	Kindred Hospital – St. Louis	39
9	4653	Kindred Hospital – Tarrant County (Fort Worth Southwest)	52
10	4668	Kindred Hospital – Fort Worth	44
11	4674	Kindred Hospital – Central Tampa	67
12	4635	Kindred Hospital – San Antonio	39
13	4647	Kindred Hospital – Las Vegas (Sahara)	34
14	4660	Kindred Hospital - Mansfield	36
15	4662	Kindred Hospital – Greensboro	81
16	4614	Kindred Hospital – Philadelphia	34
17	4871	Kindred Hospital – Chicago – Lakeshore	67
18	4664	Kindred Hospital – Albuquerque	40
19	4665	Kindred Hospital – Denver	45
20	4637	Kindred Hospital – Chicago (North Campus)	108
21	4690	Kindred Hospital – Chicago (Northlake Campus)	62
22	4602	Kindred Hospital – South Florida – Coral Gables	35
23	4652	Kindred Hospital – North Florida	39
24	4842	Kindred Hospital Westminster	65
25	4848	Kindred Hospital San Diego	46
26	4612	Kindred Hospital Kansas City	109
27	4615	Kindred Hospital Sycamore	51
28	4654	Kindred Hospital Houston NW Campus	55
29	4807	Kindred Hospital Ontario	60
30	4645	Kindred Hospital So. Florida Ft. Lauderdale	42
31	4685	Kindred Hospital Houston	62

Schedule 7.2.7

SCHEDULE 7.2.8

Minimum Number of Non-Banked Skilled Nursing Care Beds at Certain Facilities

	Facility ID	Name	Minimum Number of Non-Banked Skilled Nursing Care Beds at Certain Facilities
1	113	Southwood Health and Rehabilitation Center (IN)	142
2	829	River Pointe Rehabilitation and Healthcare Center (VA)	140
3	1228	Lafayette Nursing and Rehab Center (GA)	178
4	213	Kindred Transitional Care and Rehabilitation – Wildwood (IN)	170

Schedule 7.2.8

SCHEDULE 16.1(m)A

Licensed Beds as of the Commencement Date

Master Lease Agreement No. 5

*	Deemed number of licensed beds as of the Commencement Date per Section 16.1(m)(i)

	Facility ID	Name	City	State	No. Licensed Beds at Commencement Date
1	4822	Kindred Hospital San Francisco Bay Area	San Leandro	CA	99
2	4633	Kindred Hospital Louisville	Louisville	KY	374
3	4638	Kindred Hospital Indianapolis	Indianapolis	IN	59
4	4611	Kindred Hospital Bay Area St. Petersburg	St. Petersburg	FL	60
5	4644	Kindred Hospital Brea	Brea	CA	48
6	4876	Kindred Hospital South Florida Hollywood	Hollywood	FL	124
7	4628	Kindred Hospital - Chattanooga	Chattanooga	TN	49
8	4680	Kindred Hospital – St. Louis	St. Louis	MO	60
9	4653	Kindred Hospital - Tarrant County (Fort Worth Southwest)	Fort Worth	TX	80
10	4668	Kindred Hospital - Fort Worth	Fort Worth	TX	67
11	4674	Kindred Hospital - Central Tampa	Tampa	FL	102
12	4635	Kindred Hospital - San Antonio	San Antonio	TX	59
13	4647	Kindred Hospital - Las Vegas (Sahara)	Las Vegas	NV	52
14	4660	Kindred Hospital - Mansfield	Mansfield	TX	55
15	4662	Kindred Hospital - Greensboro	Greensboro	NC	124
16	4614	Kindred Hospital - Philadelphia	Philadelphia	PA	52
17	4871	Kindred Hospital - Chicago – Lakeshore	Chicago	IL	103
18	4664	Kindred Hospital - Albuquerque	Albuquerque	NM	61
19	4665	Kindred Hospital - Denver	Denver	CO	68
20	4637	Kindred Hospital - Chicago (North Campus)	Chicago	IL	205 (165*)
21	4690	Kindred Hospital - Chicago (Northlake Campus)	Northlake	IL	94
22	4602	Kindred Hospital - South Florida – Coral Gables	Coral Gables	FL	53
23	4652	Kindred Hospital - North Florida	Green Cove Springs	FL	60
24	168	Kindred Transitional Care and Rehabilitation - Lakewood	Tacoma	WA	80
25	1228	Kindred Transitional Care and Rehabilitation - Lafayette	Fayetteville	GA	179
26	559	Kindred Transitional Care and Rehabilitation - Birchwood	Burlington	VT	160
27	694	Kindred Transitional Care and Rehabilitation – Wedgewood (IN)	Clarksville	IN	124
28	131	Kindred Transitional Care and Rehabilitation – Harrison (IN)	Corydon	IN	92
29	213	Kindred Transitional Care and Rehabilitation – Wildwood (IN)	Indianapolis	IN	173
30	113	Kindred Transitional Care and Rehabilitation - Southwood	Terre Haute	IN	149
31	198	Kindred Transitional Care and Rehabilitation – Harrington (MA)	Walpole	MA	90
32	825	Kindred Transitional Care and Rehabilitation - Nansemond Pointe	Suffolk	VA	194
33	829	Kindred Transitional Care and Rehabilitation - River Pointe	Virginia Beach	VA	148
34	573	Kindred Transitional Care and Rehabilitation - Eagle Pond	South Dennis	MA	142
35	4842	Kindred Hospital Westminster	Westminster	CA	99
36	4848	Kindred Hospital San Diego	San Diego	CA	70
37	4612	Kindred Hospital Kansas City	Kansas City	MO	167
38	4615	Kindred Hospital Sycamore	Sycamore	IL	77
39	4654	Kindred Hospital Houston NW Campus	Houston	TX	84
40	4807	Kindred Hospital Ontario	Ontario	CA	91
41	4645	Kindred Hospital So. Florida Ft. Lauderdale	Ft. Lauderdale	FL	64
42	4685	Kindred Hospital Houston	Houston	TX	94

Schedule 16.1(m)A

Schedule 16.1(m)B

Minimum Licensed Beds at Certain Facilities Due to Involuntary Reduction

Master Lease No. 5

Facility #	Facility Name	Minimum Number of Licensed Beds	95% of Minimum
4633	Kindred Hospital - Louisville	133	127
4628	Kindred Hospital – Chattanooga	44	42
4690	Kindred Hospital – Chicago (Northlake Campus)	78	75
4660	Kindred Hospital - Mansfield	47	45
433	Parkview Acres Care & Rehab Center	95	91
4612	Kindred Hospital – Kansas City	120	114
4615	Kindred Hospital – Sycamore	69	66

The parties agree that the licensed beds number that appears in the “95% of Minimum” column for a particular Facility shall equal 95% of the number of licensed beds shown in the “Minimum Number of Licensed Beds” column for such Facility, in each case rounded up to the closest whole number of licensed beds.

Schedule 16.1(m)B

Schedule 25.1.7

Certain Existing Subleases

Facility Number – Name	Subtenant	Date of Sublease	Square Footage
4822 – Kindred Hospital San Francisco Bay Area	Sprint	3/30/98	972

Schedule 25.1.7

Schedule 40.12

Tenant – Affiliate Sublessees

Master Lease #5

Facility ID	Name	City	State	Tenant-Affiliate
4822	Kindred Hospital San Francisco Bay Area	San Leandro	CA	THC-Orange County, Inc.
4633	Kindred Hospital Louisville	Louisville	KY	KHLP
4638	Kindred Hospital Indianapolis	Indianapolis	IN	KHLP
4611	Kindred Hospital Bay Area St. Petersburg	St. Petersburg	FL	KHE
4644	Kindred Hospital Brea	Brea	CA	THC-Orange County, Inc.
4876	Kindred Hospital South Florida Hollywood	Hollywood	FL	KHE
4628	Kindred Hospital - Chattanooga	Chattanooga	TN	KHLP
4680	Kindred Hospital – St. Louis	St. Louis	MO	KHE
4653	Kindred Hospital - Tarrant County (Fort Worth Southwest)	Fort Worth	TX	THC Texas
4668	Kindred Hospital - Fort Worth	Fort Worth	TX	KHLP
4674	Kindred Hospital - Central Tampa	Tampa	FL	THC Tampa
4635	Kindred Hospital - San Antonio	San Antonio	TX	KHLP
4647	Kindred Hospital - Las Vegas (Sahara)	Las Vegas	NV	THCN
4660	Kindred Hospital - Mansfield	Mansfield	TX	KHLP
4662	Kindred Hospital - Greensboro	Greensboro	NC	KHE
4614	Kindred Hospital - Philadelphia	Philadelphia	PA	KHE
4871	Kindred Hospital - Chicago – Lakeshore	Chicago	IL	THC-North Shore, Inc.
4664	Kindred Hospital - Albuquerque	Albuquerque	NM	THCNM
4665	Kindred Hospital - Denver	Denver	CO	KHW
4637	Kindred Hospital - Chicago (North Campus)	Chicago	IL	THC – Chicago, Inc.
4690	Kindred Hospital - Chicago (Northlake Campus)	Northlake	IL	THC – Chicago, Inc.
4602	Kindred Hospital - South Florida – Coral Gables	Coral Gables	FL	KHE
4652	Kindred Hospital - North Florida	Green Cove Springs	FL	KHE
168	Kindred Transitional Care and Rehabilitation - Lakewood	Tacoma	WA	KNCW
1228	Kindred Transitional Care and Rehabilitation - Lafayette	Fayetteville	GA	LHCC
559	Kindred Transitional Care and Rehabilitation - Birchwood	Burlington	VT	KNCE
694	Kindred Transitional Care and Rehabilitation – Wedgewood (IN)	Clarksville	IN	KNCLP
131	Kindred Transitional Care and Rehabilitation – Harrison (IN)	Corydon	IN	KNCLP
213	Kindred Transitional Care and Rehabilitation – Wildwood (IN)	Indianapolis	IN	KNCLP
113	Kindred Transitional Care and Rehabilitation - Southwood	Terre Haute	IN	KNCLP
198	Kindred Transitional Care and Rehabilitation – Harrington (MA)	Walpole	MA	KNCE
825	Kindred Transitional Care and Rehabilitation - Nansemond Pointe	Suffolk	VA	KNCE
829	Kindred Transitional Care and Rehabilitation - River Pointe	Virginia Beach	VA	KNCE
573	Kindred Transitional Care and Rehabilitation - Eagle Pond	South Dennis	MA	KNCE
4842	Kindred Hospital - Westminster	Westminster	CA	THC-Orange County, Inc.
4848	Kindred Hospital - San Diego	San Diego	CA	THC-Orange County, Inc.
4807	Kindred Hospital – Ontario	Ontario	CA	THC-Orange County, Inc.
4615	Kindred Hospital – Sycamore	Sycamore	IL	THC – Chicago, Inc.
4612	Kindred Hospital - Kansas City	Kansas City	MO	KHE
4654	Kindred Hospital (Houston Northwest Campus)	Houston	TX	THC – Houston, Inc.
4645	Kindred Hospital –South Florida Ft. Lauderdale	Ft. Lauderdale	FL	KHE
4685	Kindred Hospital – Houston	Houston	TX	KHLP

LEGEND

LHCC – Lafayette Health Care Center, Inc.

KHE – Kindred Hospitals East, L.L.C.

KHW – Kindred Hospitals West, L.L.C.

KHLP – Kindred Hospitals Limited Partnership

KNCE – Kindred Nursing Centers East, L.L.C.

KNCLP – Kindred Nursing Centers Limited Partnership

KNCW – Kindred Nursing Centers West, L.L.C.

THCNM – Transitional Hospitals Corporation of New Mexico, Inc.

THC Texas – Transitional Hospitals Corporation of Texas, Inc.

THC Tampa – Transitional Hospitals Corporation of Tampa, Inc.

THCN – Transitional Hospitals Corporation of Nevada, Inc.

Schedule 40.12